 As filed with the Securities and Exchange Commission on February 7, 2000
                                                     Registration No. 333-78957
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549
                                --------------

                             Amendment No. 3
                                      to
                              Note Exchange Offer
                                      on
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                --------------
                         TVN ENTERTAINMENT CORPORATION
            (Exact name of Registrant as specified in its charter)
                                --------------

     Delaware                     4841                            95-4138203
 (State or other      (Primary Standard Industrial             (I.R.S. Employer
 jurisdiction of
 incorporation or     Classification Code Number)           Identification Number)
  organization)

                    2901 West Alameda Avenue, Seventh Floor
                           Burbank, California 91505
                                (818) 526-5000
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                                --------------
                                Stuart Z. Levin
                            Chief Executive Officer
                         TVN Entertainment Corporation
                    2901 West Alameda Avenue, Seventh Floor
                           Burbank, California 91505
                                (818) 526-5000
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                                --------------
                                  Copies to:
                             Robert P. Latta, Esq.
                             Roger E. George, Esq.
                       Wilson Sonsini Goodrich & Rosati
                           Professional Corporation
                              650 Page Mill Road
                              Palo Alto, CA 94304
                                (650) 493-9300
                                --------------
   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
                                --------------
   If any of the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G. check the following box. [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
                                --------------
   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities Exchange Commission, acting pursuant to said Section 8(a), may determine.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                Explanatory note

   This Registration Statement contains a prospectus relating to the offer for all outstanding 14% Senior Notes Due 2008, Series A of TVN Entertainment Corporation in exchange for TVN Entertainment Corporation's 14% Senior Notes Due 2008, Series B. In addition, this Registration Statement contains a prospectus relating to certain market-making activities with respect to the new notes which may, from time to time, be carried out by Morgan Stanley Dean Witter. There are certain differences between the two prospectuses. The front cover page, the information in the prospectus summary relating to the exchange offer, the "United States federal income tax consequences" section and the "Plan of distribution" section will all be different. In addition, the information under the caption "The Exchange Offer" will be deleted from the market making prospectus and certain conforming changes will be made. The prospectus for the exchange offer follows immediately after this explanatory note. Following the exchange offer prospectus are the form of alternative pages for the market-making prospectus.

               Subject to completion, dated February 7, 2000

                                      TVN
                           Entertainment Corporation

                               offer to exchange

               14% Senior Notes due 2008, Series A (Unregistered)

              For 14% Senior Notes due 2008, Series B (Registered)

   We currently have outstanding $166.2 million in principal amount of 14% Senior Notes due 2008, Series A. We are offering to exchange new registered 14% Senior Notes due 2008, Series B for any and all of the old notes.

   TO EXCHANGE YOUR UNREGISTERED OLD NOTES FOR REGISTERED NEW NOTES, YOU MUST TENDER YOUR OLD NOTES NO LATER THAN 5:00 P.M., NEW YORK CITY TIME, UNLESS EXTENDED.

                               ----------------

   No public market currently exists for the new notes. We do not expect that an active public market in the new notes will develop. We do not intend to list the new notes on any securities exchange or on the Nasdaq National Market.

                               ----------------

   See the "Risk factors" section on page 11 for information that you should consider before you decide to participate in this exchange offer.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the new notes or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

              The date of this prospectus is          , 2000.

                               Table of contents

                                                                          Page
                                                                          ----
Summary..................................................................   1
Summary consolidated financial data......................................   9
Risk factors.............................................................  11
Special note regarding forward-looking statements........................  31
Use of proceeds..........................................................  32
Dividend policy..........................................................  32
Capitalization...........................................................  33
Selected historical financial data.......................................  34
Management's discussion and analysis of financial condition and results of operations...........................................................  36
Business.................................................................  50
Management...............................................................  68
Material transactions and related party transactions.....................  76

                                                                            Page
                                                                            ----
Principal stockholders.....................................................  80
Description of certain indebtedness........................................  82
The exchange offer.........................................................  83
Description of the new notes...............................................  92
Form of new notes..........................................................  92
Description of the old notes...............................................  93
Description of capital stock............................................... 133
United States federal income tax considerations............................ 138
Plan of distribution....................................................... 144
Legal matters.............................................................. 144
Experts.................................................................... 145
Where you can find more information........................................ 145
Index to financial statements.............................................. F-1

                               ----------------

   You should rely only on the information provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or the prospectus supplement is accurate as of any date other than the date on the front of the document.

                                    Summary

   This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus, including "Risk factors" beginning on page 11, carefully.

TVN Entertainment Corporation

   Our company provides a wide variety of new television programming and services that we deliver in digital format to cable operators for their subscribers using existing cable infrastructure. In response to increasing consumer demand for additional entertainment programming and services, the cable industry has begun a large scale conversion from analog transmission, an older technology that can only deliver a limited number of channels, to digital transmission, a newer technology that can deliver a greater number of channels. This conversion has been facilitated by recent advances in the technology used to compress multiple channels of television programming into a single video transmission and to secure that transmission from unauthorized use. In late 1997, we launched TVN Digital Cable Television. This service combines a digital delivery system with programming content and support services to enable cable operators to expand the number of channels they can offer and generate new sources of revenue without the need to rewire or significantly upgrade their existing analog cable systems.

The TVN digital solution

   Our digital solution offers two types of service: TVN Digital Cable Television targeted at smaller and medium size cable systems, and Pay-Per-View Feeds Service targeted at larger cable systems.

 TVN Digital Cable Television

   TVN Digital Cable Television can expand the number of video channels delivered by a typical smaller cable system from 60 analog video channels to over 100 combined digital and analog channels for digital subscribers.

 Pay-Per-View Feeds Service

   Our Pay-Per-View Feeds Service transmits to cable systems the same digital pay-per-view movies and events included in our TVN Digital Cable Television service. Pay-Per-View Feeds Service allows cable systems to receive content from a single source of distribution and avoid the significant capital investment otherwise required for automated playback, storage, scheduling and delivery of pay-per-view programming. Cable operators receiving Pay-Per-View Feeds Service also benefit from our expertise in selecting and scheduling pay-per-view programming to maximize the number of movies and events purchased by subscribers, based on our experience in delivering pay-per-view movies and events to the large home satellite dish market since 1991.

   In addition, we also transmit three digital channels of pay-per-view hit movies and events that cable operators can receive in digital format at their facilities and then convert to analog format for delivery to their subscribers who have equipment that enables them to purchase and view encrypted programming. This service is known as our Marquee Mix Service and provides a replacement for the pay-per-view programming formerly offered by Request Television, which ceased operations on June 30, 1998.

 Recent cable operator agreements

   Following the completion of comprehensive operational testing and marketing trials in late 1997, we formally launched our television programming and services delivered in digital format in early 1998. As of November 15, 1999, we have entered into agreements with or have received commitments from 62 cable operators for TVN Digital Cable Television, 8 cable operators for Pay-Per-View Feeds Service and 19 cable operators for Marquee Mix Service. As of the same date, 23,000 cable customers were subscribers to our TVN Digital Cable Television service. We experienced net losses of $17.7 million, $29.9 million and $53.8 million in fiscal 1997, fiscal 1998 and fiscal 1999, respectively, and a net loss of $41.1 million for the six months ended September 30, 1999.

                                ----------------
   We are a Delaware corporation. Our principal executive offices are located at 2901 West Alameda Avenue, Seventh Floor, Burbank, California 91505, and our telephone number is (818) 526-5000.

                   Summary of the terms of the exchange offer

 Registration rights agreement....  You are entitled under the registration rights agreement to exchange your
                                    unregistered notes for registered notes
                                    with substantially identical terms. We are
                                    now offering to exchange your unregistered
                                    old notes for registered new notes with
                                    substantially the same terms in the
                                    exchange offer. The exchange offer is
                                    intended to satisfy our obligations under
                                    the registration rights agreement. After
                                    the exchange offer is completed, you will
                                    no longer be entitled to any exchange or
                                    registration rights with respect to your
                                    old notes.

                                    The registration rights agreement requires us to file a registration statement for a continuous offering in accordance with Rule
                                    415 under the Securities Act for your
                                    benefit if you would not receive freely
                                    tradeable registered notes in the exchange offer or you are ineligible to participate in the exchange offer and indicate that you wish to have your old notes registered under the Securities Act. See "The exchange offer--Procedures for tendering."

 The exchange offer...............  We are offering to exchange $1,000 principal amount of new notes, our Series B
                                    14% Senior Notes due 2008 which have been
                                    registered under the Securities Act, for
                                    each $1,000 principal amount of old notes,
                                    our 14% Senior Notes due 2008 which were
                                    issued on July 29, 1998 in a private
                                    placement. In order to be exchanged, an old
                                    note must be properly tendered and
                                    accepted. All old notes that are validly
                                    tendered and not validly withdrawn will be
                                    exchanged for new notes.

                                    As of this date, there are $166.2 million aggregate principal amount of old notes outstanding.

                                    We will issue the new notes promptly after the expiration of the exchange offer.

 Resales of the Registered Notes..  We believe that the new notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act if you meet the following conditions:

                                    . The new notes to be acquired by you in
                                      the exchange offer are acquired by you in the ordinary course of your business;

                                    . you are not engaging in and do not intend
                                      to engage in a distribution of the new
                                      notes;


                                    . you do not have an arrangement or
                                      understanding with any person to
                                      participate in the distribution of the
                                      registered notes; and

                                    . you do not control us, you are not
                                      controlled by us, and you are not under
                                      common control with us, either directly
                                      or indirectly.

                                    If you do not meet the above conditions, you may incur liability under the Securities Act if you transfer any new note without delivering a prospectus meeting the requirements of the Securities Act. We do not assume or indemnify you against that liability.

                                    Each broker-dealer that receives new notes in the exchange offer for its own account in exchange for old notes which were acquired by that broker-dealer as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of the registered notes. A broker-dealer may use this prospectus for an offer to resell or to otherwise transfer these registered notes.

 Expiration date..................  The exchange offer will expire at 5:00
                                    p.m., New York City time, on [      ],
                                    1999, unless we decide to extend the
                                    exchange offer. We do not intend to extend
                                    the exchange offer, although we reserve the
                                    right to do so.

 Conditions to the exchange
  offer...........................  The only conditions to completing the exchange offer are that the exchange offer
                                    not violate applicable law or any
                                    applicable interpretation of the staff of
                                    the Securities and Exchange Commission and
                                    no injunction, order or decree has been
                                    issued which would prohibit, prevent or
                                    materially impair our ability to proceed
                                    with the exchange offer. See "The exchange
                                    offer--Conditions."

 Withdrawal.......................  You may withdraw the tender of your old notes at any time prior to 5:00 p.m., New
                                    York City time, on the expiration date. We
                                    will return to you any old notes not
                                    accepted for exchange for any reason
                                    without expense to you as promptly as we
                                    can after the expiration or termination of
                                    the exchange offer.

 Exchange agent...................  The Bank of New York is serving as the exchange agent in connection with the
                                    exchange offer.


 Consequences of failure to
  exchange........................  If you do not participate in the exchange offer, upon completion of the exchange
                                    offer, the liquidity of the market for your
                                    old notes could be adversely affected. If
                                    the liquidity of the market for your old
                                    notes is adversely affected, you may be
                                    unable to sell or transfer your old notes
                                    and the value of your old notes may
                                    decline. See "Risk factors--The value of
                                    your old notes may decline if you fail to
                                    exchange your old notes for new notes."

 Federal income tax consequences..  The exchange of the old notes should not be a taxable event for federal income tax
                                    purposes. See "Certain United States
                                    Federal Income Tax Considerations."

                     Summary of the terms of the new notes

 The new notes....................  $166.2 million principal amount of 14%
                                    Senior Notes due 2008, Series B.

 Maturity.........................  August 1, 2008.

 Interest.........................  The new notes will pay interest in cash at the rate of 14% per annum, payable on
                                    February 1 and August 1 of each year,
                                    commencing February 1, 2000.

 Security.........................  We have purchased and pledged to The Bank of New York, as trustee under the indenture
                                    governing the old notes, as security for
                                    the benefit of the holders of the notes, a
                                    portfolio of U.S. government securities in
                                    an amount expected to be sufficient to
                                    provide for payment in full of the first
                                    six scheduled interest payments on the
                                    notes. A portion of the pledged securities
                                    has been used to make the first two
                                    interest payments on the old notes. We
                                    believe that the remaining amount of the
                                    pledged securities will be sufficient to
                                    make the first four interest payments on
                                    the new notes. Except for the pledged
                                    securities, the new notes will be
                                    unsecured. See "Description of the old
                                    notes--Security."

 Optional redemption..............  At our option, we may redeem any or all of the new notes, at any time on or after
                                    August 1, 2003, for a redemption price
                                    initially equal to 108% of their principal
                                    amount, plus any accrued and unpaid
                                    interest. The redemption price will
                                    decrease by equal amounts each year to 100%
                                    of the principal amount of the notes, plus
                                    any accrued and unpaid interest on and
                                    after August 1, 2006.

                                    In addition, at any time prior to August 1, 2001, we may redeem new notes representing up to 21.8% of the aggregate principal amount of the new notes at 114% of the principal amount thereof on the date of redemption with the net proceeds of one or more underwritten primary public offerings of our common stock; provided

                                    .  that new notes representing at least
                                       $130.0 million aggregate principal
                                       amount remain outstanding after each
                                       such redemption, and

                                    .  notice of such redemption is mailed
                                       within 60 days after the consummation of the related public offerings.

                                    See "Description of the old notes--optional
                                       redemption."

 Change of control................  Upon a change of control, you will have the right to require us to make an offer to
                                    repurchase the new notes at a purchase
                                    price equal to 101% of their principal
                                    amount, plus any accrued and unpaid
                                    interest. There can be no assurance that we
                                    will have sufficient funds available at the
                                    time of any change of control to repurchase
                                    the new notes. We cannot otherwise redeem
                                    the Notes. See "Description of the old
                                    notes--Repurchase of old notes upon a
                                    change of control."

 Ranking..........................  The new notes will be our unsubordinated, unsecured indebtedness, except to the
                                    extent described under "--Security" above.
                                    The new notes will rank equally in priority
                                    of payment with all of our other existing
                                    and future unsubordinated indebtedness and
                                    will be senior in right of payment to all
                                    of our future subordinated indebtedness. As
                                    of September 30, 1999, we had
                                    $306.0 million of indebtedness outstanding,
                                    including the old notes and $13.8 million
                                    of indebtedness incurred by our
                                    subsidiaries, but excluding contingent
                                    notes payable of $29.5 million. The new
                                    notes will be effectively subordinated to
                                    all of our secured indebtedness and all of
                                    our subsidiaries' existing and future
                                    liabilities, including trade payables and
                                    subordinated debt. As of September 30,
                                    1999, $111.0 million of our indebtedness
                                    was secured indebtedness. We and our
                                    subsidiaries may incur substantial
                                    additional indebtedness, including secured
                                    indebtedness, under the terms of the
                                    indenture. See "Risk factors--We have
                                    substantial existing debt and will incur
                                    substantial additional debt which could
                                    adversely affect our financial health and
                                    prevent us from fulfilling our obligations
                                    under the notes."

 Certain covenants................  The indenture contains certain covenants for your benefit as holders of the notes
                                    which will, among other things, restrict
                                    our ability and the ability of some of our
                                    subsidiaries:

                                    .  to incur or guarantee certain kinds of
                                       additional indebtedness;

                                    .  to create liens;

                                    .  to engage in arrangements where we sell
                                       or transfer an asset and then lease the
                                       asset back to use for substantially the
                                       same purposes;

                                    .  to pay dividends or make distributions
                                       in respect of our capital stock, redeem
                                       capital stock, make investments or
                                       certain other restricted payments;

                                    .  to sell assets;


                                    .  to issue or sell stock of some of our
                                       subsidiaries;

                                    .  to enter into transactions with
                                       stockholders or affiliates; or

                                    .  to merge, consolidate, or dispose of
                                       substantially all of our assets.

                                    We are not currently in default of any of the covenants in the old notes or the new notes. These covenant limitations are subject to significant qualifications and exceptions. See "Description of the old notes--Covenants."

 Form of new notes................  The new notes will be issued in fully registered form, without coupons. The new
                                    notes will be deposited with The Bank of
                                    New York, as custodian for The Depository
                                    Trust Company, and registered in the name
                                    of Cede & Co. in the form of one or more
                                    global notes. Holders of the new note will
                                    own book-entry interests in the global
                                    note, and evidence of these interests will
                                    be kept in the records maintained by The
                                    Depository Trust Company. See "Form of new
                                    notes."

 Use of proceeds..................  We will not receive any proceeds from the exchange offer.

                      Summary consolidated financial data

   The following summary consolidated financial data should be read in conjunction with our financial statements and related notes thereto and "Management's discussion and analysis of financial condition and results of operations". The consolidated statement of operations data for the years ended March 31, 1997, 1998 and 1999 and the consolidated balance sheet data as of March 31, 1999 are derived from the audited consolidated financial statements of TVN Entertainment Corporation included elsewhere in this registration statement. The consolidated statement of operations data for the years ended March 31, 1995 and 1996 are derived from audited consolidated financial statements not included herein. The consolidated statement of operations data for the six months ended September 30, 1998 and 1999 and the consolidated balance sheet data as of September 30, 1999 have been derived from our unaudited consolidated financial statements included elsewhere in this registration statement. The unaudited consolidated financial statements have been prepared on substantially the same basis as the consolidated audited financial statements and include all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of the financial position and results of operations for the period. The historical consolidated financial information does not reflect the significant changes in our financial results that will occur as a result of the late 1997 launch of our digital cable programming and services business. A substantial portion of our revenues to date have been generated by our C-band large satellite dish business. Our historical expenses have been generated by the large home satellite dish business but have also included substantial operating expenses, lease payments and capital investments to develop our digital cable programming and services business, which was launched in late 1997.

                                                    Actual
                         -------------------------------------------------------------------
                                                                          Six months ended
                                    Year Ended March 31,                    September 30,
                         -----------------------------------------------  ------------------
                          1995      1996      1997      1998      1999      1998      1999
                         -------  --------  --------  --------  --------  --------  --------
                                     (in thousands, except per share data)
Statement of Operations
 Data:
Revenue................. $35,073  $ 33,001  $ 33,380  $ 30,545  $ 39,812  $ 14,118  $ 34,185
Operating expenses:
Cost of revenue(1)
 (exclusive of
 depreciation shown
 separately below)......  29,300    28,767    18,812    20,426    31,775    11,914    30,856
Selling.................   9,076     8,612     5,998     7,067    14,302     5,939     7,589
General and
 administrative.........   3,424     3,937     5,061     5,619     8,520     3,707     9,983
Depreciation and
 amortization(1)........     425     1,384    10,534    11,984    12,253     6,071     6,821
Amortization of
 intangible assets......    (803)     (803)     (803)     (100)      199       --      1,233
                         -------  --------  --------  --------  --------  --------  --------
Total operating
 expenses...............  41,422    41,897    39,602    44,996    67,049    27,631    56,482
                         -------  --------  --------  --------  --------  --------  --------
Loss from operations....  (6,349)   (8,896)   (6,222)  (14,451)  (27,237) (13,513)   (22,297)
Interest expense........   1,407     2,248    13,908    15,163    34,195    12,500    22,132
Interest income.........      (6)      (15)      (63)     (223)   (6,472)   (1,797)   (3,484)
Other (income) and
 expense................      25       (10)       54       471       (84)      (33)      138
                         -------  --------  --------  --------  --------  --------  --------
Loss before
 extraordinary gain.....  (7,775)  (11,119)  (20,121)  (29,862)  (54,876)  (24,183)  (41,083)
Extraordinary gain......     --        --      2,454       --      1,113     1,113       --
                         -------  --------  --------  --------  --------  --------  --------
Net loss................ $(7,775) $(11,119) $(17,667) $(29,862) $(53,763) $(23,070) $(41,083)
                         =======  ========  ========  ========  ========  ========  ========

                                               March 31, 1999 September 30, 1999
                                               -------------- ------------------
                                                        (in thousands)
Balance Sheet Data:
Cash and cash equivalents.....................   $  84,343        $  51,643
Restricted cash and investments...............      67,121           54,450
Property and equipment, net...................      84,997           82,541
Total assets..................................     254,725          228,436
Total debt:
 Senior Notes due 2008(2).....................     186,798          187,505
 Notes payable(3).............................      15,667           26,268
 Capitalized leases...........................      95,703           92,243
Series B redeemable preferred stock...........      53,047           53,245
Total stockholders' deficit(2)................    (127,176)        (167,737)

                                                                        Six Months Ended
                                   Year Ended March 31,                  September 30,
                         ---------------------------------------------  -----------------
                          1995     1996     1997      1998      1999     1998      1999
                         -------  -------  -------  --------  --------  -------  --------
                                               (in thousands)
Other Data:
EBITDA(4)............... $(6,752) $(8,305) $ 5,909  $ (3,038) $(13,588) $(6,296) $(14,381)
Capital
 expenditures(5)........     444      342      182       308     2,620      718     3,054
Ratio of earnings to
 fixed charges(6).......     --       --       --        --        --       --        --
Net cash used for
 operating activities...  (3,681)  (3,646)  (2,937)  (28,091)  (35,423) (11,527)  (31,358)
Net cash provided by
 (used for) investing
 activities.............    (444)    (342)    (169)     (308)  (68,323) (78,167)    7,223
Net cash provided by
 (used for) financing
 activities.............   4,041    3,921    3,516    44,432   171,291  182,103    (8,565)

--------
(1) Until February 1996, satellite transmission device costs were incurred pursuant to operating leases and were reported as cost of revenue. Since then, new lease agreements have met the criteria for capitalization and the related costs have been recognized as depreciation and interest expense.

(2) Senior Notes due 2008 and total stockholders' deficit reflect the value ascribed to the warrants issued in connection with the old notes which results in additional debt discount that will be amortized as interest expense using the effective interest method over the period that the notes are outstanding.

(3) Notes Payable does not include contingent notes payable totaling approximately $29.5 million at September 30, 1999. Interest on the contingent notes payable accrues at a rate of prime plus 1%. The timing of the repayment of the contingent notes payable is uncertain and subject to events outside our control. See "Description of certain indebtedness."

(4) EBITDA consists of loss before depreciation, amortization and net interest expense. It is a measure commonly used in the cable industry. EBITDA, and the trends depicted by it, are used by our management and may be used by investors to evaluate our operating results independent of the timing of operating cash flows and cost associated with our investing and financing activities. In evaluating EBITDA, investors should consider the financial impact of our capital commitments and financial obligations and their related effect on our financial condition, results of operations and cash flows. It is not intended to represent cash flows or results of operations in accordance with GAAP for the periods indicated, may not be comparable to similarly titled measures presented by other companies and could be misleading unless all companies and analysts calculate EBITDA in the same manner.

(5) Capital expenditures exclude acquisitions financed through notes payable and capitalized leases of $70.5 million, $45.3 million and $175,000 in fiscal 1996, fiscal 1997 and fiscal 1998, respectively.

(6) In calculating the ratio of earnings to fixed charges, "earnings" consist of net loss before fixed charges. Fixed charges consist of interest expense, including such portion of rental expense that is attributed to interest. Our earnings were insufficient to cover fixed charges for these periods. The amount of the deficiencies were $7.8 million, $11.1 million, $20.1 million, $29.9 million and $54.9 million for each of the five years in the period ended March 31, 1999, and $23.1 million and $41.1 million for the six months ended September 30, 1998 and 1999, respectively.

                                  Risk factors

   The new notes, like the old notes, entail the following risks. You should carefully consider these risk factors, as well as other information in this prospectus, before tendering old notes in exchange for new notes.

We have substantial existing debt and will incur substantial additional debt which could adversely affect our financial health and prevent us from fulfilling our obligations under the notes.

   We have borrowed a significant amount of funds. As of September 30, 1999, we had outstanding indebtedness of approximately $306.0 million and a stockholders' deficit of approximately $167.7 million. We cannot be certain that our operations will generate sufficient cash flows to pay our obligations, including our obligations on the new notes. Earnings were inadequate to cover fixed charges by the amount of $54.9 million for the year ended March 31, 1999 and $41.1 million for the six months ended September 30, 1999. The degree to which we have borrowed funds could have important consequences to you. For example, it could:

  . make it more difficult for us to satisfy our obligations to you with respect to the notes and to satisfy our obligations under other indebtedness;

  . increase our vulnerability to general adverse economic and cable industry conditions, including interest rate fluctuations;

  . require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, which will reduce our funds available for working capital, capital expenditures, acquisitions of additional systems and other general corporate requirements;

  . limit our flexibility in planning for, or reacting to, changes in our business and the cable industry generally;

  . place us at a competitive disadvantage compared to our competitors that have proportionately less debt;

  . limit our ability to borrow additional funds, if we need them, due to applicable financial and restrictive covenants in our indebtedness; and

  . increase our interest expenses above current levels due to increases in interest rates, since much of our borrowings are and will continue to be at variable rates of interest; and

  . limit our ability to redeem the new notes in the event of a change of control.

We may also incur additional indebtedness to finance the continued development, commercial deployment and expansion of our networks and for funding operating losses or to take advantage of unanticipated opportunities.

We will require a significant amount of cash to service our indebtedness, and our ability to generate cash depends on many factors beyond our control.

   We expect that we will continue to generate substantial operating losses and negative cash flow for at least the next several years. Our ability to make scheduled payments on our debt, including the new notes, will depend upon, among other things:

  .  our ability to achieve significant and sustained growth in cash flow;

  . the rate of and successful commercial deployment of our digital cable programming and services;

  . the market acceptance, subscriber demand, rate of utilization and pricing for our digital cable programming and services;

  .  our future operating performance; and

  .  our ability to complete additional financings.

   Each of these factors is, to a large extent, subject to economic, financial, competitive and other factors, many of which are beyond our control. We cannot be certain that we will be successful in developing and maintaining a level of cash flow from operations and financings sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness, including the new notes. If we are unable to generate sufficient cash flow from operations and financings to service our indebtedness, including the new notes, we may have to reduce or delay the deployment of our digital cable programming and services or restructure or refinance our indebtedness. We cannot be certain that any of these actions or any additional debt or equity financings could be accomplished on satisfactory terms, if at all, in light of our high leverage, or that they would yield sufficient proceeds to service and repay our indebtedness, including the new notes. Any failure by us to satisfy our obligations with respect to the new notes at maturity or prior thereto would constitute a default under the indenture and could cause a default under agreements governing our other indebtedness. In the event of default, the holders of our indebtedness would have enforcement rights, including the right to accelerate our debt and the right to commence an involuntary bankruptcy proceeding against us. Accordingly, upon any default, insolvency, bankruptcy or similar situation, we may have only limited assets remaining after paying the prior claims of our secured creditors and may be unable to repay the notes.

We anticipate that our existing capital and cash from operations may be inadequate to satisfy our capital requirements beyond the next 8 months.

   Our cash on hand and amounts expected to be available through vendor financing arrangements may not provide sufficient funds necessary for us to expand our TVN Digital Cable Television service and Pay-Per-View Feeds Service as currently planned and to fund our operating deficits beyond the next 8 months. We have contingent notes payable totaling approximately $29.5 million at September 30, 1999 that have no defined maturity and payment schedule. Although the timing of the repayment of the contingent notes payable remains uncertain and subject to events outside of our control, if we were to repay the contingent notes payable in full, we believe that our existing working capital following repayment would not be sufficient to fund our operations for the next 8 months. We cannot be certain, however, that we will not require additional capital sooner than currently anticipated. In addition, we are unable to predict the precise amount of future capital that we will require and whether additional financing will be available to us on acceptable terms or at all. Our inability to obtain required financing could significantly reduce the value of our business assets and impair our ability to continue the normal operation of our business. Consequently, we could be required to significantly reduce or suspend our operations, seek a merger partner, sell the business, seek additional financing or sell additional securities on terms that are highly dilutive to our stockholders. See "Use of proceeds," "Management's discussion and analysis of financial condition and results of operations" and "Description of certain indebtedness."

We have incurred net losses in every fiscal year since inception. We may be unable to become profitable, or to be so consistently.

   We experienced net losses of $17.7 million, $29.9 million and $53.8 million in fiscal 1997, fiscal 1998 and fiscal 1999, respectively, and a net loss of $41.1 million for the six months ended September 30, 1999. These net losses are attributable to the significant costs incurred to develop and implement our business plan and to develop, install and integrate our digital programming and services. We expect that net losses will continue and increase for the foreseeable future as we plan to continue to incur substantial sales and marketing expenses to build our customer base of cable operators and substantial capitalized lease payments for our satellite transponders. We have not achieved profitability on a quarterly or annual basis, and we anticipate that we will continue to incur net losses for at least the next several years. We also expect to continue to incur significant product development and administrative expenses. We cannot be certain that any of our business strategies will be successful or that significant revenues or profitability will ever be achieved or, if they are achieved, that they can be consistently sustained or increased on a quarterly or annual basis in the future. See "Management's discussion and analysis of financial condition and results of operations" and our financial statements and notes thereto included elsewhere in this prospectus.

We are a holding company for our subsidiaries and will depend on our subsidiaries for repayment of the notes.

   The notes will be our obligations exclusively. As separate and distinct legal entities, our subsidiaries have no obligation to pay any amounts due under the notes or to make any distributions or other payments to us to enable us to repay the notes. We anticipate that in the future a substantial portion of our operations will be conducted through our direct and indirect subsidiaries. Our cash flow and, consequently, our ability to repay our indebtedness, including the notes, will therefore depend in part upon our subsidiaries making payments of dividends, distributions, loans or other payments to us.

   We anticipate that our subsidiaries are likely to become parties to financing arrangements, including secured financing arrangements. Such financing arrangements will likely restrict our subsidiaries' ability to pay dividends or distributions, or make loans or other payments to us.

   Because our subsidiaries are not expected to guarantee the notes, holders of the notes will not have any direct claim on any assets of any of our subsidiaries in the event of our liquidation or reorganization. The indenture permits us to make substantial investments in our subsidiaries. However, unless we make loans or extend credit to our subsidiaries, our only claim, and consequently, the only claim of holders of the notes, to the assets of our subsidiaries would be through our equity. Our equity claim and any claim of holders of the notes would be effectively subordinated to all of our subsidiaries' indebtedness and liabilities, including trade payables and subordinated debt. Even if we do extend credit to our subsidiaries, our claims could be subordinated to other indebtedness of our subsidiaries. The indenture permits our subsidiaries to incur substantial additional indebtedness.

The notes are unsecured and will be effectively subordinated to secured debt.

   The notes are unsecured and therefore will be effectively subordinated to any secured indebtedness we incur with respect to the assets securing such indebtedness. The indenture will permit us and our subsidiaries to incur secured indebtedness to finance, among other things, the acquisition of equipment, inventory and network assets. The holders of secured indebtedness will have claims against the assets that constitute their collateral which will be prior to the claims of unsecured creditors, including holders of the notes. The prior claims of secured creditors could adversely effect the holders of the notes in any of the following events:

  . in the event of default under other indebtedness or the indenture, any holders of our secured indebtedness would have certain rights to repossess, foreclose upon and sell the assets securing that indebtedness;

  . in the event that we became subject to bankruptcy, liquidation, dissolution, reorganization or similar, the holders of our secured indebtedness will be entitled to receive proceeds from the sale and other distributions in respect of their collateral prior to payments to other creditors, including holders of the notes;

  . to the extent that the collateral is insufficient to repay all of our secured indebtedness, the holders of our secured indebtedness would have a claim for any shortfall that would rank equally in priority with the notes.

   Accordingly, upon any default, insolvency, bankruptcy or similar situation, we may have only limited assets remaining after paying the prior claims of our secured creditors and may be unable to repay the notes.

The indenture governing the notes contains restrictions and limitations which could significantly impact our ability to operate our business and repay the notes.

   The indenture governing the notes contains a number of significant covenants that, among other things, restrict our ability and the ability of our subsidiaries:

  .  to pay dividends or distributions to our shareholders;

  .  to dispose of assets or merge;

  .  to incur or guarantee additional indebtedness;

  .  to redeem or repurchase our equity or subordinated debt;

  .  our subsidiaries' ability to issue equity;

  .  to create liens;

  .  to enter into certain kinds of transactions; and

  . to make certain investments or acquisitions, particularly with our stockholders and affiliates.

   The ability to comply with these provisions may be affected by events beyond our control. The breach of any of these covenants will result in an event of default under the indenture.

Because our historical financial information only partly reflects our digital cable programming and services, it may be of limited use in predicting our future financial results.

   Our business plan will result in significant changes in our financial performance. The historical financial information included herein for the fiscal years ending 1995 to 1998 primarily reflects our large home satellite dish business. The historical financial information for the fiscal year ended 1999 does not fully reflect the many significant changes in our financial results that will occur as a result of the ongoing roll out of our digital cable programming and services nor the changes that will occur in our funding and operations in connection with the roll out. The continued roll out of our digital cable programming and services requires significant operating expenditures, particularly selling expenses, a large portion of which are expended before any revenue is generated. We plan to significantly increase our operating expenses to expand our sales and marketing operations, broaden our cable support services, develop new distribution channels, fund greater levels of research and development and establish additional strategic alliances. We have experienced, and expect to continue experiencing, negative cash flows and significant losses while we continue to market our digital cable programming and services to establish a sufficient revenue generating customer base of cable operators, their subscribers and other customers. We cannot be certain that we will be able to successfully roll out our digital cable programming and services or establish a sufficient customer base. See "Management's discussion and analysis of financial condition and results of operations."

Our operations are influenced by many factors we cannot fully control. This may cause our quarterly financial results to vary significantly in the future.

   Factors which can cause our quarterly results to fluctuate include, but are not limited to:

  . changes in the growth rate of digital cable subscribers and their pay-per-view buying patterns;

  . cable operators' expenditures and other costs relating to the expansion and penetration of their respective digital cable offerings;

  .  seasonal trends in home entertainment and home shopping;

  . the mix of satellite delivered programming products and services sold and the distribution channels for those products and services;

  . with respect to our home shopping business, our ability to react quickly to changing consumer trends and the popularity of some categories of collectible items;

  .  general economic conditions; and

  . specific economic conditions in the cable television and related industries.

   Additionally, as a strategic response to a changing competitive environment, we may elect from time to time to make pricing, service, marketing or acquisition decisions that could reduce our revenues and our quarterly financial results.

   Moreover, because our expense levels in any given quarter are based, in part, on management's expectations regarding future revenue, if revenue is below expectations, the effect on our operating results may be magnified by our inability to adjust spending in a timely manner to compensate for a revenue shortfall. The extent to which expenses are not subsequently followed by increased revenues would reduce our operating results and could seriously impair our business. As a result of these and other factors, we believe that period to period comparisons of our operating results may not be meaningful and should not be relied upon as an indication of future performance. Due to all of the foregoing factors, it is likely that in one or more future quarters, our operating results may be below the expectations of analysts and investors, which could cause the value of the notes to fall. See "--If we fail to achieve a significant customer base for our digital cable programming and services, we may be unable to cover our costs or to repay the notes" and "Management's discussion and analysis of financial condition and results of operations."

If we fail to achieve a significant customer base for our digital cable programming and services, we may be unable to cover our costs or to repay the notes.

   The continued roll out of our digital cable programming and services requires significant operating expenditures, in particular selling expenses, a large portion of which will be expended before any revenue is generated. We have experienced, and expect to continue experiencing, negative cash flows and significant losses while we continue to market our digital cable television programming and services and until we can establish a customer base of cable operators and their subscribers that will generate revenue sufficient to cover our costs. We cannot be certain that we will be able to successfully roll out our digital cable programming and services or establish a sufficient customer base, or that we will generate significant revenues from our home shopping or electronic commerce products and services. If we fail to adequately address any of these risks, it could harm our business, financial condition and results of operations.

   Our efforts have historically focused on providing national satellite pay-per-view and related services to large home satellite dish owners. However, beginning in late 1997, we have been devoting an increasing percentage of our personnel and financial resources, and intend to devote substantially more resources, to the continued development and integration of digital programming, transactional services and delivery systems, home shopping, and electronic commerce products and services. Our digital cable programming and services were launched in late 1997 and have generated only modest revenues to date. In fiscal 1999, 26.9% of total revenues were derived from our digital cable programming and services. We believe that our future ability to service our indebtedness and to achieve profitability is dependent upon our success in generating substantial revenues from our digital cable programming and services. We expect to continue experiencing negative operating margins and EBITDA while our TVN Digital Cable Television and Pay-Per-View Feeds Service are being marketed to cable systems and their subscribers. We expect to realize improved operating margins and EBITDA only as:

  . the number of cable systems offering TVN Digital Cable Television and the number of cable systems offering Pay-Per-View Feeds Service increases so as to increase the numbers of homes having access to our digital programming and services;

  .  the number of subscribers to TVN Digital Cable Television increases;

  .  the buy rates of our pay-per-view movies and events increase; and

  . revenues are generated from our home shopping and electronic commerce products and services.

Because our TVN Digital Cable Television and Pay-Per-View Feeds Services must succeed in markets new to us, we may encounter difficulties achieving the level of revenue we have forecast.

   These services will need to find acceptance not only in markets we currently serve, but in new and newly evolving markets. We have expended and will continue to expend substantial sums for our sales and marketing efforts to promote cable operator and subscriber awareness of our digital cable programming and services. The digital cable television market is new and rapidly evolving. Therefore, it is difficult to predict the rate at which this market will grow, if at all. If the market fails to grow, or grows more slowly than anticipated, our sales will be lower than expected and our operating results will be harmed. Even if the market does grow, we cannot be certain that our digital cable programming and services will realize market acceptance or will meet the technical or other requirements of cable operators or their subscribers. The failure of TVN Digital Cable Television or Pay-Per-View Feeds Service to gain market acceptance would cause our sales to be lower than expected and seriously harm our business prospects.

   Our marketing efforts to date with regard to our digital programming and services have involved identifying specific cable system market segments that we believe will be the most receptive to our digital programming and services. We cannot be certain that we have correctly identified our markets or that our TVN Digital Cable Television or Pay-Per-View Feeds Services will adequately address the needs of our markets. Broad commercialization of our digital cable programming and services will require us to overcome significant market development hurdles, many of which may not currently be foreseen. See "Business--Products, markets and customers."

Our success will depend in large part on our ability to sign long-term agreements with cable operators to deploy TVN Digital Cable Television and Pay-Per-View Feeds Service.

   To date, we have entered into agreements with only 82 cable operators. Our ability to obtain additional long-term agreements will depend upon, among other things, the successful commercial deployment of our TVN Digital Cable Television and Pay-Per-View Feeds Service pursuant to our initial agreements and our ability to demonstrate that our digital cable programming and services are reliable and more attractive to cable operators and their subscribers than alternative services. We cannot be certain that we will be able to enter into definitive agreements with additional cable operators or that the ongoing economic viability of TVN Digital Cable Television or Pay-Per-View Feeds Service will be successfully demonstrated.

   We do not set the prices charged by cable operators to their subscribers for TVN Digital Cable Television or for pay-per-view movies and events. The level at which prices are set may adversely affect the number of subscribers and/or the rate at which subscribers purchase pay-per-view movies or events. Therefore, we cannot be certain that we will be able to achieve projected rates of return. The market for digital cable television programming and services is new, and our digital cable service is only one possible means available to cable operators for providing pay-per-view movies and events in the home. Although we believe that our TVN Digital Cable Television offers a comprehensive and economically viable digital cable solution, we cannot be certain that we will be successful in obtaining a sufficient number of cable operators who are willing:

  . to be early adopters of new technology rather than waiting for widespread industry implementation;

  . to risk subscriber dissatisfaction if the removal of existing analog channels is required to accommodate new digital channels that will only be available to digital subscribers and not to the system's entire subscriber base;

  . to bear the costs of purchasing new digital television set-top cable boxes and installing and supporting required receiving equipment at their facilities; or

  . to sign and remain party to long-term agreements with us for our digital cable programming and services, including an arrangement to share revenue from pay-per-view movie and event buys.

   Our failure to enter into or to sustain additional long-term agreements with cable operators and/or their lack of acceptance of digital cable programming and services would harm our operating results and our ability to achieve sufficient cash flow to service our indebtedness, including the new notes. See "Business--Products, markets and customers."

Selling and installing TVN Digital Cable Television requires lengthy sales and implementation cycles, and delays could cause actual revenue and earnings to be less than expected.

   The decision by a cable operator to deploy TVN Digital Cable Television is often viewed as an important and strategic decision that generally requires us to engage in a lengthy sales cycle of typically between three and six months. During this process, we provide a significant level of explanation to prospective cable operators regarding the use and benefits of our digital cable programming and services to cable operators and their respective subscribers. Additionally, the sales cycle can be delayed by the size of the transaction and prospective implementation costs including the purchasing, installing and maintaining new digital television set-top cable boxes, installing and supporting required digital equipment at the operators facility, as well as the potential complexity of financing or other arrangements. The cable operator's implementation of TVN Digital Cable Television involves a significant commitment of resources over an extended period of time which may lead prospective operators to defer indefinitely the decision to implement TVN Digital Cable Television or to delay implementation despite having agreed to do so. For these and other reasons, the sales and customer implementation cycles are subject to significant delays over which we have little or no control. Delay in the sale or implementation of even a limited number of TVN Digital Cable Television installations would reduce our operating results and could harm our business prospects. See "Business--Products, markets and customers" and "--Marketing and sales."

Because we expect cable operator agreements to generate a significant portion of our revenue, the loss or deferral of even a small number of agreements could cause our operating results to vary significantly.

   We expect that a significant portion of our future revenues will be generated from long-term agreements with cable operators. A delay in generating or recognizing revenue from a limited number of these agreements could cause significant variations in our operating results and could result in further operating losses. We recognize revenues under our cable operator agreements only when our TVN Digital Cable Television or Pay-Per-View Feeds Service is successfully integrated and operating and subscriber billing commences. Accordingly, the recognition of revenues will lag the announcement of a new cable operator agreement by at least the time necessary to install the service and to achieve a meaningful number of subscribers and/or the rate at which subscribers purchase pay-per-view movies or events. We expect that the number and timing of cable operator agreements and the effect of anticipated lagging revenues, all of which are difficult to forecast, may cause significant fluctuations in our operating results, particularly on a quarterly basis.

We operate in highly competitive markets and face intense competition from existing and potential competitors, which could limit our ability to gain market share.

   Our competitors include a broad range of companies engaged in communications and home entertainment, including small dish satellite services and programming providers, wired and wireless cable operators, broadcast television networks, home video companies featuring videocassette and digital video disk technologies, as well as companies developing new in-home entertainment technologies, such as the video-on-demand service being marketed by DIVA Systems Corporation. We expect that competition will increase substantially as a result of these and other new products and services, as well as from industry consolidations and alliances. As a result, we may be unable to achieve our sales and market share goals. In addition, we expect that an increasingly competitive environment may result in price reductions that could reduce profit margins and cause loss of market share. We cannot be certain that we will be able to compete successfully with new or existing competitors or that competitive pressures will not reduce our revenues and operating results. See "Business--Competition."

 Because we are significantly smaller than most cable companies, we may lack the financial and other resources to obtain sufficient market share.

   We expect to encounter a number of challenges in competing with large cable companies that generally have large installed subscriber bases and significant investments in, and access to, competitive programming sources. In addition, these large cable companies have the financial and technological resources to create their own digital tier of services, including per-per-view movies. We also face the risk that the current trend of industry consolidation will continue with the result that smaller and medium size cable operators that might otherwise become our customers will be acquired by such large cable companies. Currently, the only other available alternative for cable operators that wish to offer digital services similar to those provided by small satellite dish is a satellite transmitted digital programming delivery service commonly known as "HITS," a name derived from the acronym for "Headend-In-The-Sky." Certain telephone companies have announced initiatives and have made significant investments to become digital television providers. We cannot be certain that we will be able to compete effectively against HITS, telephone companies or other companies that provide digital cable television programming and services. Moreover, we cannot be certain that large cable companies developing their own digital tiers of programming will not offer such services to our target markets.

 Because small dish satellite companies are better positioned to introduce digital television programming and services to viewers, we may emerge from this industry phase of introducing digital television programming with only a limited market share.

   We compete with companies offering digital programming direct-to-the-home via various small dish satellite systems. Increased competition by small dish satellite companies could lower our profit margins and reduce our market share. Small satellite dishes offer consumers the appeal of significantly expanded channel capacity, features such as an interactive on-screen program guide, digital pictures without the signal disruption often seen in analog video, CD quality digital music channels and many channels of movies and sports available on a pay-per-view basis. Several well capitalized small dish satellite companies pose a substantial threat to cable operators. DirecTV, owned by Hughes Electronics, was the first all-digital small dish satellite service and as of November 1999 had in excess of

7.8 million subscribers to its satellite small dish service according to its recent press release. Two other satellite small dish services are currently in operation: EchoStar, which markets its digital television service under the "Dish Network" brand name, and USSB, whose small satellite dish programming service is owned by, and operates in tandem with, DirecTV and offers premium subscription programming such as multiple HBO and SHOWTIME channels. A medium sized satellite dish service, PrimeStar, has also been acquired by DirecTV. Currently, local programming is generally unavailable through small dish satellite services; however, recently enacted legislation facilitates the ability of small dish satellite companies to include local broadcasts in their digital programming services. Given small dish satellite systems' ability to market directly to viewers, these companies may be better positioned to introduce new digital programming and services. Because they have large subscriber bases, small dish satellite companies may also be able to devote significantly greater resources to the development and marketing of new competitive products and services.

 Because the market for the sale of consumer products by electronic media is intensely competitive, we may be unable to gain meaningful market share.

   We compete with other televised shopping programs, Internet merchants and catalog and other traditional retailers for the sale of consumer products. Many of our competitors, both in television and Internet commerce, have substantially greater financial, distribution and marketing resources than we do. As a result, we may be unable to achieve or sustain sufficient market share to sell our products profitably. The televised home shopping industry is dominated by two established competitors, the Home Shopping Network and the QVC Network. Both of these networks have substantially more viewers than we do. We also compete with ValueVision, another broadly distributed television commerce company. These and other competitors may enter into business combinations, joint ventures and strategic alliances with each other, which could further enhance their resources.

If our relationships with our programming providers falter, we may not be able to obtain sufficient popular programming to offer to cable systems and their subscribers, and our revenues would fall.

   We depend on all the major and many independent movie studios to provide us with hit movies that appeal to mass audiences. Our current pay-per-view movie programming is obtained through on-going, unwritten arrangements that have no specific renewal provisions. We have relationships with the Playboy Entertainment Group, supplier of the Spice pay-per-view adult movie service and the Playboy Channel that we distribute, ESPN, for our ESPN GamePlan college football subscription and pay-per-day-programming packages, and Guthy-Renker, creator of direct response television "infomercials" which sell various products direct to the viewer, including self-improvement tapes and home exercise equipment. We cannot be certain that any of our existing relationships will continue, that we would be able to obtain or develop substitute programming or that such substitute programming would be comparable in quality or profitability to our existing programming. Because our ability to succeed in the digital cable television market will depend on our ability to continue obtaining desirable programming and successfully market it to cable operators and their subscribers, the termination of any of our existing programming relationships could significantly reduce our sales and operating results. See "Business--Programming."

If we cannot deliver programming to our cable operator customers and their subscribers within the time periods advertised, our revenue will fall and our ability to offer our programming and services will be harmed.

   Our failure to deliver programming within the time periods advertised, whether or not within our control, could result in dissatisfied subscribers and in lost orders for services which we could have otherwise sold. Dissatisfied cable operators and subscribers may choose to no longer subscribe to our digital cable programming and services, which could reduce our current and future revenue. Although we maintain insurance against business interruption, we cannot be certain that such insurance will be adequate to protect us from significant loss in these circumstances, or that a major catastrophe such as an earthquake or other natural disaster would not result in a prolonged interruption of our business. In particular, our operations center is located in the Los Angeles area, which has in the past and will in the future experience significant, destructive seismic activity that could damage or destroy the operations center. In addition, our ability to make deliveries to subscribers within the time periods advertised depends on a number of factors, some of which are outside of our control, including equipment or software failure and our inability to provide programming to cable subscribers due to service outages experienced by cable systems that comprise our distribution network. See "--The loss of even a limited number of our satellite transmitters, and our Galaxy IX transmitters in particular, could prevent us from offering our digital cable programming and services and harm our results of operations." and "Business--Technology and operations."

Our home shopping business may not grow if we are unable to increase our television distribution.

   If we fail to increase the television distribution of our shopping programming, our revenue growth from this business will slow or decline. Increasing the television distribution of our shopping programming requires entering into new carriage agreements and acquiring additional television media time. We cannot be certain that we will be successful in entering into agreements or acquiring media time on terms acceptable to us. Additionally, we cannot be certain that the funds required to enter into these agreements or to acquire such media time will be available to us.

The loss of even a limited number of our satellite transmitters, and our Galaxy IX satellite transmitters in particular, could prevent us from offering our digital cable programming and services and harm our results of operations.

   We transmit our programming content via 15 signal transmitters leased on two PanAmSat satellites, Galaxy III and Galaxy IX, both of which have desirable geostationary orbital positions with transmission coverage of the continental United States. Our failure to maintain sufficient, well-located satellite transmitter capacity would impair our ability to offer our digital cable programming and services and would harm our results of operations. Our satellite transmitter leases both expire in 2006, prior to the expiration of each satellite's expected useful life. We cannot be certain that we will be able to obtain replacement transmitter capacity on terms acceptable to us or at all. If either satellite was destroyed or became inoperable prior to the expiration of our lease, we would need to obtain replacement satellite transmitter capacity. We cannot be certain that such replacement capacity will be available when required or, if available, that it will be on terms acceptable to us. The satellites now used by us are also subject to the risks of all satellites, including damage or destruction by space debris, military actions or acts of war, anti-satellite devices, electrostatic storms, solar flares, loss of location or other extraterrestrial events. In addition, satellite signal transmitters may malfunction or become inoperative in the ordinary course as a result of faulty operation or latent faults in design or construction. If, for these or any other reason, we were unable to transmit our programming on one or more of our satellite transmitters, our revenues and operating results would fall and our business could be seriously harmed.

Because we rely on PanAmSat satellites for transmission of all our programming, we could lose substantial revenue if PanAmSat were unable to meet our needs.

   Our relationship with PanAmSat is important to our business. We could lose substantial revenue if PanAmSat were unable for any reason to satisfy our satellite transmission commitments, or if any of these transmissions failed to satisfy our quality requirements. In the event that we were unable to continue to use our PanAmSat satellite capacity or obtain comparable replacement satellite capacity via PanAmSat, we would have to identify, qualify and transition deliveries to an acceptable alternative satellite transmission vendor. This identification, qualification and transition process could take six months or longer, and we cannot be certain that an alternative satellite transmission vendor would be available to us or be in a position to satisfy our delivery requirements on a timely and cost effective basis. See "Business-- Technology and operations."

We rely on General Instrument for technology and services essential to our business, some of which are available only from General Instrument. We might be unable to operate our business if General Instrument fails to meet our expectations or if these technologies and services are no longer available to us.

   We are dependent on General Instrument, which recently agreed to be acquired by Motorola, Inc., for services to turn on and off the showings of our pay-per-view movies and events ordered by cable subscribers, and for the continued development and standardization of equipment and the analog and digital cable transmission technologies, known as DCII technology, that we use. Our relationship with General Instrument includes not only the use of its DCII technology and encoding equipment to digitally process our programming, but also includes General Instrument's manufacture and supply of DCII cable system equipment and television set-top cable boxes that are important to the successful deployment of our TVN Digital Cable Television. We have no written agreement with General Instrument for the provision of services to turn on and off the showings of our pay-per-view movies and events, for which they are the only provider. If we were unable to continue to receive these services from General Instrument on acceptable terms, our only alternative would be to build our own facility. We cannot be certain that building our own facility could be completed in a timely manner or on a cost effective basis. If General Instrument were unable for any reason to meet our TVN Digital Cable Television deployment strategy, development schedule or delivery commitments with respect to either cable system equipment or television set-top cable boxes, we would be unable to meet our revenue goals and our operating results would be harmed. If we are unable to continue to obtain and use the DCII technology, we would have to identify, qualify and transition digital processing to an acceptable alternative vendor. This identification, qualification and transition process could take six months or longer, and we cannot be certain that an alternative vendor would be available to us or be in a position to satisfy our delivery requirements on a timely and cost effective basis. See "Business--Products, markets and customers" and "--Technology and operations."

We depend on technology and services provided by third parties. If we were unable to access these technologies and services, our ability to operate our business would be impaired and our results of operations would be harmed.

   Our technical infrastructure features in-house production, storage and digital processing, and other outsourced services supervised by TVN personnel. Our revenue and our ability to offer our digital cable programming and services would be harmed if our service providers were unable for any reason to meet our editing and transmission schedule or delivery commitments or if any uplink transmissions failed to satisfy our quality requirements. For instance, our replay, editing and satellite transmission facilities were custom built to our specifications and continue to be operated by Four Media Company, a video editing and facilities service and management company, which owns and operates those facilities for our use under renewable service agreements. Four Media Company recently agreed to be acquired by Liberty Media Corp. If we are unable to continue relying on Four Media Company's operational expertise and technology, we would have to identify, qualify and transition such operations to an acceptable alternative vendor or perform such operations ourselves. This identification, qualification and transition process could take six months or longer, and we cannot be certain that we could perform these services or that an alternative vendor would be available to us or be in a position to satisfy our requirements on a timely and cost effective basis. See "Business-- Technology and operations."

We depend on exclusivity arrangements with some of our vendors to provide desirable merchandise for our shopping business, without which our gross profit would decline.

   Our gross profit margin in certain product categories of our home shopping business is partially dependent upon maintaining exclusivity agreements with our vendors for whom we are the only seller, or one of a limited number of sellers, of particular products. Because we are positioned in the electronic commerce market as a seller of certain unique products, including jewelry, new and vintage watches and precious coins and collectibles, we depend upon a limited number of suppliers for such products. This supply cannot be assured. Many of our vendors have not entered into exclusivity agreements with us and may not be willing to do so. Vendors who have entered into exclusivity agreements with us may terminate such arrangements over time. Vendors with whom we wish to establish exclusivity arrangements may instead enter into exclusivity agreements with our competitors. The loss of one or more of our exclusivity arrangements with product vendors could cause our gross profit to decline.

Because we rely on third party vendors to provide us with transactional services, the inability of these vendors to meet our requirements could prevent us from providing our services cost effectively, or at all.

   Our ability to collect our revenue and our results of operations would be harmed if our third party vendors were unable for any reason to meet our transactional service commitments, service management requirements or customer service quality requirements to our cable operator customers. We contract with CSG Systems, Inc. to provide customer billing and subscriber management services. Certain customer response calls are outsourced to TicketMaster Corporation, which maintains regional call centers with extensive switching and live operator capabilities. These systems and resources are part of the transactional services that we offer with our TVN Digital Cable Television. If we are unable to continue using these systems and technological resources, we would have to identify, qualify and transition such operations to an acceptable alternative vendor or arrange for in-house operations. This identification, qualification and transition process could take six months or longer, and we cannot be certain that we could perform such functions or that an alternative vendor would be available to us or be in a position to satisfy our requirements on a timely and cost effective basis. See "Business--Products, markets and customers" and "--Technology and operations."

   In addition, in our home shopping business we rely on the services of a credit card processor, telephone service providers and shipping companies. Should we lose or experience interruptions in the services of any of these service providers, we may not be able to replace these providers and our revenues and results of operations could suffer.

The market for electronic delivery of home television entertainment is characterized by rapidly changing technology. As a result, our digital cable services may become outdated.

   Our future success and ability to remain competitive will depend in significant part upon the technological quality of our products and processes relative to those of our competitors, and our ability to both develop new and enhanced products and services and to introduce products and services at competitive prices in a timely and cost effective fashion. We cannot be certain that our technological development will remain competitive.

   We rely substantially on third party vendors for the continued development of these technologies. We cannot be certain that our vendors will be able to develop technologies in a manner that meets our needs and those of our customers and subscribers. The failure to implement these technologies or to obtain licenses on favorable economic terms from other vendors, individually or in combination, could impair our prospects for future growth. We cannot be certain that we will be successful in identifying, developing, contracting for the manufacture, and marketing of product enhancements or new services or programming that are responsive to technological change, that we will not experience difficulties that could delay or prevent the successful development, introduction and marketing of these products or services or that our new products and product enhancements will adequately meet the challenges of emerging technologies, the requirements of the marketplace and achieve market acceptance. Delays in commercial availability of new products and services and enhancements to existing products and services may result in customer dissatisfaction and delay or loss of revenue, and our operating results could decline. See "Business--Technology and operations."

If our signals are pirated, we could lose substantial revenue.

   While we use digital and analog encryption systems designed by General Instrument to minimize the risk of signal piracy, we could lose substantial revenue if signal piracy were to become widespread. The General Instrument encryption system that we use is based on the use of cards inserted into the television set-top cable box, which can be changed periodically to thwart commercial piracy efforts. In addition, electronic countermeasures can be transmitted over the cable system at any time in an effort to counter some types of piracy. However, we cannot be certain that this encryption technology, electronic countermeasures and other efforts designed to prevent signal piracy will be effective. Moreover, we cannot be certain that future technological developments will not render our anti-piracy features less effective or completely useless. Any significant piracy of our programming would substantially reduce our revenues and harm our results of operations. See "Business-- Technology and operations."

We rely on a combination of trade secret, copyright and trademark laws, confidentiality and nondisclosure agreements and other such arrangements to protect our proprietary rights and confidential information. The loss of our proprietary rights or confidential information would harm our competitiveness and reduce the value of our business assets.

   We consider our software, scheduling system, telephone ordering system, trademarks, logos, copyrights, know-how, advertising, and promotion design and artwork to be of substantial value and importance to our business. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or obtain and use information that we regard as proprietary. We cannot be certain that the steps taken by us to protect our proprietary information will prevent misappropriation of such information and such protection may not preclude competitors from developing confusingly similar brand names or promotional materials, technology, or developing products and services similar to ours. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States. While we believe that our proprietary software, trademarks, copyrights, advertising and promotion design and artwork do not infringe upon the proprietary rights of third parties, we cannot be certain that we will not receive future communications from third parties asserting that our software, systems, trademarks, copyrights, advertising and promotion design and artwork infringe, or may infringe, on the proprietary rights of third parties. Any such claims, with or without merit, could be time consuming, require us to enter into royalty arrangements or result in costly litigation and diversion of management personnel. We cannot be certain that any necessary licenses can be obtained or that, if obtainable, can be obtained on terms acceptable to us. Our failure or inability to develop non-infringing technology or license necessary proprietary rights on a timely basis and in a cost-effective manner would harm our business. See "Business--Intellectual property and proprietary rights."

Rapid growth of our business could place a significant strain on our managerial, operational and financial resources and on our internal systems and controls.

   We cannot be certain that we would have adequate resources to effectively manage rapid growth of our business, and our inability to do so could increase our costs and harm our business. Our financial and management controls, reporting systems and procedures are constrained by limited resources. Although some new controls, systems and procedures have been implemented, our growth, if any, will depend on our ability to continue to implement and improve operational, financial and management information and control systems on a timely basis, together with maintaining effective cost controls. Further, we will be required to manage multiple relationships with various customers and other third parties. We cannot be certain that our systems, procedures or controls will be adequate to support our operations or that our management will be able to successfully offer our services and implement our business plan. See "--If we fail to attract and retain qualified management, sales, operations, marketing and technology personnel, our ability to meet our business goals will be impaired and our financial condition and results of operations will suffer," "Business--Employees" and "Management."

If we fail to attract and retain qualified management, sales, operations, marketing and technology personnel, our ability to meet our business goals will be impaired and our financial condition and results of operations will suffer.

   In particular, our success depends on the continued contributions of Stuart
Z. Levin, our Chairman and Chief Executive Officer, and other senior level sales, operations, marketing, technology, financial and legal officers. Our business plan was developed in large part by these senior level officers and requires skills and knowledge they possess in order to implement. In addition, our products and technologies are complex and we are substantially dependent upon the continued service of our existing engineering personnel. We intend to hire a significant number of additional sales, support, marketing, operations and research and development personnel in 1999 and beyond. Competition for qualified personnel is intense, and we cannot be certain that we will be able to attract, assimilate, train or retain additional highly qualified personnel in the future. If we are unable to hire and retain such personnel, particularly those in key positions, our business prospects may be harmed and our results of operations may suffer. See "Management--Executive officers and directors."

A substantial portion of our revenues to date have been generated by pay-per-view fees paid by subscribers of our satellite transmitted analog programming for the large home satellite dish market. These revenues may not be sustainable.

   Revenues from our large home satellite dish business declined in fiscal 1996, in fiscal 1998, in fiscal 1999 and are expected to decline in fiscal 2000. The large home satellite dish market faces severe competition from competing forms of content delivery, including digital content transmitted via small satellite dishes, and has experienced no growth over the past four years. As a result, we cannot be certain that we can continue to generate sustained revenues from the large home satellite dish market. See "Business--Large home satellite dish business."

We may be unable to successfully integrate any new companies, products or technologies we acquire.

   We have made and intend to continue to make investments in complementary companies, products and/or technologies. If we fail to successfully integrate these purchases with our existing operations, our ongoing business could be disrupted, the attention of our management and other employees may be diverted from other important projects, and our expenses may increase. Effective January 1999, we acquired substantially all of the assets of the Panda Shopping Channel. In June 1999, we acquired a majority interest in New Media Network, a company involved in the digital delivery of music via the Internet and retail locations. In July 1999, we acquired substantially all of the assets of Guthy-Renker Television, which purchases media time from cable operators and programmers, service providers and television broadcasters and resells such time in packages to direct response infomercial and product sales companies. Such acquisitions may result in difficulty integrating personnel and operations. In addition, key personnel of the acquired businesses may decide not to work for us. If we make other types of acquisitions, we could have difficulty assimilating the acquired technology or products into our operations.


Morgan Stanley Dean Witter has significant influence over us, and may have an interest in pursuing actions adverse to the interests of the holders of the notes.

   Decisions concerning our operations or financial structure may present conflicts of interest between the owners of capital stock and the holders of the new notes. For example, the holders of capital stock may have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their equity investment, even though such transactions might involve risks to the holders of the new notes. Princes Gate Investors II and its affiliates own 89.3% of our Series B Preferred Stock, which ownership represents 54.8% of our outstanding voting capital stock on an as-converted basis or 45.4% of the voting capital stock on an as-converted, diluted basis including currently outstanding options and warrants exercisable for voting capital stock.

The general partner of Princes Gate Investors II and Morgan Stanley are both wholly owned subsidiaries of Morgan Stanley Dean Witter, and two of our directors are employees of Morgan Stanley. As a result of these relationships, Princes Gate Investors II, Morgan Stanley Dean Witter and its affiliates have, and will continue to have, significant influence over our management policies and our corporate affairs. See "Material transactions and related party transactions," "Principal stockholders" and "Description of capital stock."

Our certificate of incorporation requires us, upon demand, to redeem all of the outstanding shares of our Series B Preferred Stock in August 2002. We may be unable to satisfy this requirement, and our creditworthiness, business condition and value of our equity could be harmed as a result.

   Our certificate of incorporation requires us, upon demand, to redeem all of the outstanding shares of our Series B Preferred Stock in August 2002, the mandatory redemption date, for $54.4 million, unless such shares of Series B Preferred Stock have previously been converted into our common stock at the option of the holders thereof, or automatically converted upon our initial public offering. Notwithstanding this requirement, the terms of the notes significantly limit a redemption by us from available cash, but will permit us to redeem the Series B Preferred Stock with the proceeds of an equity financing. If we fail to redeem the Series B Preferred Stock, we would continue to be in breach under our certificate of incorporation from the redemption date until the date of a refinancing, if any. Although a breach of this type has been excluded from the cross default provisions of the new notes, it may trigger default provisions in other financial instruments to which we may then be a party. We cannot be certain that holders of Series B Preferred Stock will not take legal action against us in an attempt to enforce their redemption right, demand that we renegotiate the terms of the Series B Preferred Stock or sell additional equity to finance the redemption. Although these actions may not directly effect the new notes, they may harm our financial condition and have a dilutive effect on the interests of our equity holders. A substantial majority of our Series B Preferred Stock is held by Princes Gate Investors II. See "Material transactions and related party transactions" and "Description of capital stock--Preferred stock--Redemption."

The notes are subject to original issue discount tax treatment and may be subject to high-yield discount obligation tax rules.

   The notes will be treated as issued with original issue discount for U.S. federal income tax purposes, so that holders of the notes generally will be required to include amounts in gross income for U.S. federal income tax purposes in advance of receipt of the cash payments to which the income is attributable. Furthermore, the notes may be subject to the high yield discount obligation rules, which will defer and may, in part, eliminate our ability to deduct for U.S. federal income tax purposes the original issue discount attributable to the notes. Accordingly, our after-tax cash flow might be less than if the original issue discount on the notes was deductible when it accrued. See "United States federal income tax considerations" for a more detailed discussion of the U.S. federal income tax consequences for us and the beneficial owners of the notes resulting from their purchase, ownership and disposition of the notes.

   If a bankruptcy case were commenced by or against us under the Bankruptcy Code of 1978, as amended, after the issuance of the notes, the claim of a note holder with respect to the principal amount thereof may be limited to an amount equal to the sum of:

  .  the initial offering price and

  . that portion of the original issue discount that is not deemed to constitute "unmatured interest" for purposes of the bankruptcy code.

   Any original issue discount that was not amortized as of the date of any such bankruptcy filing would constitute "unmatured interest."

Our obligations under the notes may be diminished if the transfer of the notes was fraudulent or made us insolvent.

   Under applicable provisions of the federal bankruptcy law or comparable provisions of state fraudulent transfer law, if, at the time we issued the old notes or made any payment in respect of the new notes, either:

     (1) we received less than reasonably equivalent value or fair consideration for such issuance; and

  .  we were insolvent or were rendered insolvent by such issuance; or

  . were engaged or about to engage in a business or transaction for which our assets constituted unreasonably small capital; or

  . intended to incur, or believed that we would incur, debts beyond our ability to pay our debts as they matured; or

     (2) we issued the new notes or made any payment thereunder with intent to hinder, defraud or delay any of our creditors,

then our obligations under some or all of the new notes could be voided or held to be unenforceable by a court or could be subordinated to claims of other creditors, or the new note holders could be required to return payments already received.

   In particular, if we caused a subsidiary to pay a dividend in order to enable us to make payments in respect of the new notes, and such transfer were deemed a fraudulent transfer, the holders of the new notes could be required to return the payment.

   The measure of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, we would be considered insolvent if:

  . the sum of our debts, including contingent liabilities, was greater than all of our assets at a fair valuation; or

  .  we had unreasonably small capital to conduct our business; or

  . the present fair salable value of our assets were less than the amount that would be required to pay the probable liability on our existing debts, including contingent liabilities, as they become absolute and mature.

   We believe that we will not be insolvent at the time of or as a result of the issuance of the new notes, that we will not engage in a business or transaction for which our remaining assets constitute unreasonably small capital, and that we will not incur debts beyond our ability to pay such debts as they mature. We cannot assure you, however, that a court passing on such questions would agree with our analysis.

   Under certain circumstances, our subsidiaries will be required to guarantee our obligations under the indenture and the new notes. If any subsidiary enters into such a guarantee, and bankruptcy or insolvency proceedings are initiated by or against that subsidiary within 90 days or, possibly, one year, after that subsidiary issued a guarantee or after that subsidiary incurred obligations under its guarantee in anticipation of insolvency, then all or a portion of the guarantee could be avoided as a preferential transfer under federal bankruptcy or applicable state law. In addition, a court could require holders of the new notes to return all payments made within any such 90 day or, possibly, one year, period as preferential transfer.

Applicable bankruptcy law is likely to impair the trustee's right to foreclose upon the pledged securities.

   The right of the trustee under the indenture and the pledge agreement relating to the new notes to foreclose upon and sell the pledged securities upon the occurrence of an event of default on the new notes is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy or reorganization case were to be commenced by or against us or one of our subsidiaries. Under applicable bankruptcy law, secured creditors such as the holders of the new notes are prohibited from foreclosing upon or disposing of a debtor's property without prior bankruptcy court approval.

There is no public market for the notes. An active market may not develop, and you may be unable to resell the notes when desired or at a price that reflects their value.

   We are offering the new notes to the holders of the old notes. Prior to this exchange offer, there was no existing trading market for the old notes and there were no existing new notes. We do not intend to apply for listing of the new notes on any securities exchange or on the Nasdaq National Market. Although the new notes will be eligible for trading in the PORTAL Market, the new notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities, our performance and other factors. Prior to the issuance of the old notes, the initial purchaser advised us that it intended to make a market in the old notes following the issuance thereof; however, the initial purchaser is not obligated to do so and any such market-making activities may be discontinued at any time without notice. We cannot be certain, therefore, that an active market for the new notes will develop. In addition, the market price of the old notes has fluctuated significantly since their original issuance, and we anticipate that the market for the new notes may similarly fluctuate. See "Description of the old notes--Registration rights" and "Description of the old notes--Plan of distribution."

   The form and terms of the new notes are substantially identical to the form and terms of the old notes, except that the new notes:

  .  will be registered under the Securities Act;

  .  will not provide for registration rights;

  . will not provide for payment of additional interest upon failure to register or exchange the old notes, which terminates upon completion of the exchange offer; and

  .  will not bear legends containing transfer restrictions.

   The new notes will be issued solely in exchange for an equal principal amount of old notes. As of the date hereof, $166.2 million aggregate principal amount of old notes is outstanding.

The value of your old notes may decline if you fail to exchange your old notes for new notes.

   When the exchange offer is completed, the liquidity of any trading market for old notes which remain outstanding will decrease significantly. You may be unable to sell or transfer your old notes and the value of your old notes may decline.

   The old notes have not been registered under the Securities Act or any state securities laws. When the exchange offer has been completed, we will have no further obligation to register the old notes. Thereafter, if you have not tendered your old notes in the exchange offer, you will continue to hold restricted securities. You may not offer to sell or otherwise transfer your old notes unless the sale complies with the registration requirements of the Securities Act and any other applicable securities laws, or unless there is an exemption from the securities laws for your sale. In addition, to sell your old notes, you must comply with certain other conditions and restrictions, including our and the trustee's right in certain cases to require you to deliver opinions of counsel, certifications and other information prior to any such transfer. If you do not exchange your old notes in the exchange offer, the old notes will continue to bear a legend reflecting such restrictions on transfer. In addition, once the exchange offer has been completed, you will not be entitled to, and we do not expect to, exchange old notes for notes registered under the Securities Act, except for the initial purchaser in certain circumstances.

   The new notes and any old notes which remain outstanding after consummation of the exchange offer will vote together as a single class for purposes of determining whether holders of the requisite percentage in outstanding principal amount thereof have taken certain actions or exercised certain rights under the indenture.

               Special note regarding forward-looking statements

   Some of the statements under "Prospectus summary," "Risk factors," "Management's discussion and analysis of financial condition and results of operations," "Business," and elsewhere in this prospectus constitute forward-looking statements. These statements involve known and unknown risks, uncertainties, and other factors that may cause our or our industry's results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among others, those listed under "Risk factors" and elsewhere in this prospectus.

   In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of such terms or other comparable terminology.

   Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, events, levels of activity, performance, or achievements. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements.

                                Use of proceeds

   This exchange offer is intended to satisfy certain of our obligations under our registration rights agreement. We will not receive any cash proceeds from the issuance of the new notes offered in the exchange offer. In consideration for issuing the new notes as contemplated in this prospectus, we will receive in exchange old notes in like principal amount at maturity, the form and terms of which are the same in all material respects as the form and terms of the new notes except that the new notes:

     (1) will have been registered under the Securities Act and therefore will not be subject to certain restrictions on transfer applicable to the old notes and

     (2) will not be entitled to certain registration or other rights under our registration rights agreement, including the provision in the registration rights agreement for additional interest of up to 0.5% per annum upon our failure to consummate the exchange offer.

   The old notes surrendered in exchange for the new notes will be retired and cancelled and cannot be reissued. Accordingly, issuance of the new notes will not result in any increase in our indebtedness.

   The net proceeds to us from the issuance of the old notes and warrants which we issued in connection with the old notes were approximately $193.3 million, after deducting the selling discounts and commissions and estimated expenses. See "Description of the old notes--General." Approximately $76.7 million of the net proceeds were used to purchase pledged securities in an amount expected to be sufficient to provide for payment in full of the first six scheduled interest payments on the notes. See "Description of the old notes--Security." We are using the remaining net proceeds to fund operating expenses in connection with the roll out and expansion of our TVN Digital Cable Television service and Pay-Per-View Feeds Service, for acquisitions as permitted by the indenture, for working capital and other general corporate purposes. We have contingent notes payable totaling approximately $29.5 million at September 30, 1999. The timing of repayment of the contingent notes payable is uncertain and subject to events outside our control. See "Description of certain indebtedness."

   In October 1999, we used approximately $12.8 million of the net proceeds to repurchase $33.9 million of the old notes and 33,850 of the old warrants. The repurchase generated the release of $8.9 million of the pledged securities that were held in custody to fund the next four scheduled interest payments on the repurchased notes.

   Because of the number and variability of factors that will determine our use of the net proceeds from the issuance of the old notes and the warrants issued in connection therewith, management will retain a significant amount of discretion over the application of such net proceeds. Pending the use of such net proceeds as described above, we intend to invest such funds in short-term, interest bearing, investment grade securities to the extent permitted by the indenture.

                                Dividend policy

   We have not paid any dividends since our inception and do not intend to pay cash dividends on our capital stock in the foreseeable future. We anticipate that we will retain all future earnings, if any, for use in our operations and expansion of the business. In addition, the terms of the indenture will restrict our ability to pay dividends on, or make distributions in respect of, our capital stock. See "Description of the notes--Certain covenants."

                                 Capitalization

   The following table sets forth our total cash and cash equivalents and capitalization as of September 30, 1999. This table should be read in conjunction with the financial statements and related notes thereto included elsewhere in this prospectus.

                                                           September 30, 1999
                                                         ----------------------
                                                         (dollars in thousands)
Cash and cash equivalents...............................       $  51,643
Restricted cash and investments(1)......................          54,450
                                                               =========
Short-term debt:
  Current portion of capitalized leases.................           8,380
  Current portion of notes payable......................           7,262
                                                               ---------
    Total short-term debt...............................          15,642
                                                               ---------
Long-term debt:
  Capitalized leases....................................          83,863
  Notes payable.........................................          19,006
  Senior notes due 2008(2)..............................         187,505
  Contingent notes payable(3)...........................             --
                                                               ---------
    Total long-term debt................................         290,374
Series B redeemable preferred stock, $.001 par value;
 12,648,107 shares authorized; 12,154,771 shares issued
 and outstanding........................................          53,245
                                                               ---------
Stockholders' deficit:
  Series A preferred stock, $.001 par value; 7,600,000
   shares authorized; 7,499,900 shares issued and
   outstanding..........................................               8
  Common stock, $.001 par value; 40,000,000 shares
   authorized; 152,517 shares issued and outstanding....             --
  Additional paid-in capital(2).........................          23,269
  Accumulated deficit...................................        (191,014)
                                                               ---------
    Total stockholders' deficit.........................        (167,737)
                                                               ---------
    Total capitalization................................       $ 191,524
                                                               =========

--------
(1) Reflects the remaining portion of the net proceeds from the issuance of the old notes and warrants issued in connection therewith used to purchase pledged securities to secure the first six scheduled interest payments on the notes. See "Description of the old notes--Security."
(2) Senior notes due 2008 and total stockholders' deficit reflect the value ascribed to the warrants issued in connection with the Senior Notes due 2008 of $14,144,812 which results in additional debt discount that will be amortized as interest expense using the effective interest method over the period that the notes are outstanding. See "Use of proceeds."
(3) We have contingent notes payable totaling approximately $29.5 million at September 30, 1999. Interest on such notes accrues at a rate of prime plus 1%. The timing of the repayment of the contingent notes payable is uncertain and subject to events outside our control. See "Description of certain indebtedness."

                       Selected historical financial data
   The following selected historical financial data of TVN Entertainment Corporation as of March 31, 1998 and 1999 and for each of the three years in the period ended March 31, 1999 have been derived from the TVN Entertainment Corporation financial statements and notes thereto that have been audited by PricewaterhouseCoopers LLP, independent accountants, whose report thereon is included elsewhere in this registration statement. The following selected historical financial data as of March 31, 1995, 1996 and 1997 and for each of the two years in the period ended March 31, 1996 have been derived from the audited TVN Entertainment Corporation financial statements not included herein. The following historical financial data for the six months ended September 30, 1998 and 1999 and the consolidated balance sheet data as of September 30, 1999 have been derived from the unaudited TVN Entertainment Corporation financial statements included elsewhere in this registration statement. The following data set forth below should be read in conjunction with "Management's discussion and analysis of financial condition and results of operations," the financial statements and the notes thereto and the other financial information included elsewhere in this registration statement. The historical financial information does not reflect the significant changes in our financial results that will occur as a result of the ongoing rollout of our digital cable programming and services business. A substantial portion of our revenues to date have been generated by our C-band large home satellite dish business. Our historical expenses have been generated by the large home satellite dish business but have also included substantial operating expenses, lease payments and capital investments to develop our digital cable programming and services business, which was launched in late 1997.

                                                                            Six months ended
                                      Year Ended March 31,                    September 30,
                          ------------------------------------------------  ------------------
                            1995      1996      1997      1998      1999      1998      1999
                          --------  --------  --------  --------  --------  --------  --------
                                        (in thousands, except share data)
Statement of Operations
 Data:
Revenue.................  $ 35,073  $ 33,001  $ 33,380  $ 30,545  $ 39,812  $ 14,118  $ 34,185
Operating expenses:
 Cost of revenue(1)
  (exclusive of
  depreciation shown
  separately below).....    29,300    28,767    18,812    20,426    31,775    11,914    30,856
 Selling................     9,076     8,612     5,998     7,067    14,302     5,939     7,589
 General and
  administrative........     3,424     3,937     5,061     5,619     8,520     3,707     9,983
 Depreciation and
  amortization(1).......       425     1,384    10,534    11,984    12,253     6,071     6,821
 Amortization of
  intangible assets.....      (803)     (803)     (803)     (100)      199       --      1,233
                          --------  --------  --------  --------  --------  --------  --------
Total operating
 expenses...............    41,422    41,897    39,602    44,996    67,049    27,631    56,482
                          --------  --------  --------  --------  --------  --------  --------
Loss from operations....    (6,349)   (8,896)   (6,222)  (14,451)  (27,237)  (13,513)  (22,297)
Interest expense........     1,407     2,248    13,908    15,163    34,195    12,500    22,132
Interest income.........        (6)      (15)      (63)     (223)   (6,472)   (1,797)   (3,484)
Other (income) and
 expense................        25       (10)       54       471       (84)      (33)      138
                          --------  --------  --------  --------  --------  --------  --------
Loss before
 extraordinary gain.....    (7,775)  (11,119)  (20,121)  (29,862)  (54,876)  (24,183)  (41,083)
Extraordinary gain......       --        --      2,454       --      1,113     1,113       --
                          --------  --------  --------  --------  --------  --------  --------
Net loss................  $ (7,775) $(11,119) $(17,667) $(29,862) $(53,763) $(23,070) $(41,083)
                          ========  ========  ========  ========  ========  ========  ========
Per Share Data:
Net loss per share
 applicable to common
 stockholders...........  $    (11) $    (17) $ (6,001) $   (272) $   (355) $   (153) $   (271)
Weighted average common
 shares.................   729,180   663,443     2,944   110,237   152,517   152,517   152,517

                                            March 31,
                          -------------------------------------------------  September 30,
                            1995      1996      1997      1998      1999         1999
                          --------  --------  --------  --------  ---------  -------------
Balance Sheet Data:
Cash and cash
 equivalents............  $    421  $    355  $    765  $ 16,798  $  84,343    $  51,643
Restricted cash.........       --        --        --      1,833      1,903        1,591
Restricted investments..       --        --        --        --      65,218       52,859
Property and equipment,
 net....................       894    70,359   105,271    93,769     84,997       82,541
Total assets............     5,321    74,637   109,072   116,740    254,725      228,436
Total debt:
 Senior notes due
  2008(2)...............       --        --        --        --     186,798      187,505
 Notes payable(3).......    18,844    23,406    33,506    32,287     15,667       26,268
 Capitalized leases.....       --     68,688   105,316   100,859     95,703       92,243
Series B redeemable
 preferred stock........       --        --        --     52,616     53,047       53,245
Total stockholders'
 deficit................   (28,414)  (39,533)  (57,187)  (87,165)  (127,176)    (167,737)


Other Data:
EBITDA(4)...............  $ (6,752) $ (8,305) $  5,909  $ (3,038) $ (13,588)   $ (14,381)
Capital
 expenditures(5)........       444       342       182       308      2,620        3,054
Ratio of earnings to
 fixed charges(6).......       --        --        --        --         --           --
Net cash used for
 operating activities...    (3,681)   (3,646)   (2,937)  (28,091)   (35,423)     (31,358)
Net cash provided by
 (used for) investing
 activities.............      (444)     (342)     (169)     (308)   (68,323)       7,223
Net cash provided by
 (used for) financing
 activities.............     4,041     3,921     3,516    44,432    171,291       (8,565)

--------
(1) Until February 1996, satellite transmission device costs were incurred pursuant to operating leases and were reported as cost of revenue. Since then, new lease agreements have met the criteria for capitalization and the related costs have been recognized as depreciation and interest expense.

(2) Senior Notes due 2008 and total stockholders' deficit reflect the value ascribed to the warrants issued in connection with the old notes which results in additional debt discount that will be amortized as interest expense using the effective interest method over the period that the notes are outstanding.

(3) Notes payable does not include contingent notes payable totaling approximately $29.5 million at September 30, 1999. Interest on the contingent notes payable accrues at a rate of prime plus 1%. The timing of the repayment of the contingent notes payable is uncertain and subject to events outside our control. See "Description of certain indebtedness."

(4) EBITDA consists of loss before depreciation, amortization and net interest expense. It is a measure commonly used in the media industry. EBITDA, and the trends depicted by it, are used by our management and may be used by investors to evaluate our operating results independent of the timing of operating cash flows and cost associated with our investing and financing activities. In evaluating EBITDA, investors should consider the financial impact of our capital commitments and financial obligations and their related effect on our financial condition, results of operations and cash flows. It is not intended to represent cash flows or results of operations in accordance with GAAP for the periods indicated, may not be comparable to similarly titled measures presented by other companies and could be misleading unless all companies and analysts calculate EBITDA in the same manner.

(5) Capital expenditures exclude acquisitions financed through notes payable and capitalized leases of $70.5 million, $45.3 million and $175,000 in fiscal 1996, fiscal 1997 and fiscal 1998, respectively.

(6) In calculating the ratio of earnings to fixed charges, "earnings" consist of net loss before fixed charges. Fixed charges consist of interest expense, including such portion of rental expense that is attributed to interest. Our earnings were insufficient to cover fixed charges for these periods. The amount of the deficiencies were $7.8 million, $11.1 million, $20.1 million, $29.9 million and $54.9 million for each of the five years in the period ended March 31, 1999, and $23.1 million and $41.1 million for the six months ended September 30, 1998 and 1999, respectively.

                    Management's discussion and analysis of
                 financial condition and results of operations

   The following discussion of our financial condition and results of operations should be read in conjunction with the consolidated financial statements and the related notes thereto included elsewhere in this prospectus. See "Special note regarding forward-looking statements."

Overview

   Our company provides a wide variety of new television programming and services that we deliver in digital format to cable operators for their subscribers using existing cable infrastructure. Our TVN Digital Cable Television service enables cable operators to substantially enhance the variety and quality of programming choices through a more efficient use of their cable transmission capacity by utilizing recent industry technology that compresses eight or more digital channels onto one analog channel. We believe our TVN Digital Cable Television service is attractive particularly to smaller and medium size cable systems, including smaller systems owned by large cable operators, which may lack the scale, funding, technical or administrative resources to economically implement a full offering of digital programming on their own. For larger cable systems that do not require all of the features of our TVN Digital Cable Television service, we can deliver our digital satellite feeds of pay-per-view movies and events, known as our Pay-Per-View Feeds Service. We launched our digital cable programming and services business in late 1997.

   Our efforts have historically focused on providing national satellite pay-per-view and related services to large satellite dish owners. A substantial majority of our revenues to date have been generated by pay-per-view fees paid by our C-band subscribers. During the fiscal year ended March 31, 1999, over 260,000 C-band large satellite dish customers purchased pay-per-view programming from us using their home telephone or remote control. During 1997, General Instrument announced the introduction of its "4DTV" technology and receivers that enable large satellite dish owners to receive both digital and analog signals. Although we expected a significant portion of our large satellite dish subscribers to use our digital services through new digital 4DTV receivers, the deployment of these receivers has been slower than projected by General Instrument. General Instrument now plans to sell a lower cost version of its 4DTV receiver, which it expects to be more popular with large satellite dish owners.

   In January 1999, we acquired substantially all of the assets of Panda Shopping Network, a live televised home shopping network. Upon closing, we placed those assets into TVN Shopping, Inc., our wholly owned subsidiary. The Panda Shopping Network currently sells new and vintage watches, new and estate jewelry, gemstones and precious metal coins. We purchase unused broadcast time known as "remnant time" from local and national broadcasters, cable networks and cable operators to distribute the Panda Shopping Network service.

   In June 1999, we acquired 60% of the fully diluted equity of New Media Network, Inc., a start-up company that is developing and plans to deploy a system utilizing state-of-the-art digital downloading technology to deliver and sell entertainment products such as music, movies and games via the Internet and at retail locations.

   In July 1999, we acquired substantially all of the assets of the Guthy-Renker Television Network, Inc., a media buying business. The Guthy-Renker Television Network purchases primarily remnant time from cable operators and packages that time for resale to infomercial programmers and other users of broadcast media time. The infomercial programming is either broadcast via our satellite transponders or sent to cable operators via videotape for insertion into their video transmission.

   Our business plan contemplates that a substantial portion of future revenues will be generated by our digital cable programming and services business which includes our TVN Digital Cable Television service and our Pay-Per-View Feeds Service. Our digital cable programming and services were launched in late 1997 and have generated only modest revenues to date. We believe that our future ability to service our indebtedness and to achieve profitability is dependent upon our success in generating substantial revenues from our digital cable programming and services and home shopping services. We expect to continue experiencing negative operating margins and EBITDA while our TVN Digital Cable Television service and Pay-Per-View Feeds Service are being marketed to cable systems and their subscribers. We expect to realize improved operating margins and EBITDA only as:

  . the number of cable systems offering our TVN Digital Cable Television service and the number of cable systems offering Pay-Per-View Feeds Service increases so as to increase the numbers of homes with access to our digital programming and services;

  . the number of subscribers to TVN Digital Cable Television service increases;

  . recurring purchases of our pay-per-view movies and events increase; and

  . revenues are generated from our home shopping and electronic commerce products and services.

   The continued roll out of our digital cable programming and services requires significant operating expenditures, in particular selling expenses, a large portion of which will be expended before any revenue is generated. We have experienced and expect to continue experiencing negative operating cash flows and significant losses while we continue to market our digital cable television services and until we can establish a customer base of cable operators and their subscribers that will generate revenue sufficient to cover our costs.

 Revenue

   Revenues from our digital cable programming and services are directly related to the number of subscribers in cable systems offering either our TVN Digital Cable Television service or our Pay-Per-View Feeds Service. Revenues are expected to be primarily derived from monthly fees per subscriber to our digital programming package charged to cable operators for TVN Digital Cable Television and from the sale of pay-per-view programming to TVN Digital Cable Television subscribers and subscribers in cable systems offering our Pay-Per-View Feeds Service. Revenues from our digital cable programming and services totaled approximately $40,000 and $10.9 million for the years ended March 31, 1998 and 1999, respectively, and $8.5 million for the six months ended September 30, 1999.

   TVN Digital Cable Television subscriber revenue consists of a monthly fee charged per digital subscriber to the cable operator. A portion of this fee may be rebated to the cable operator based on achieving certain subscriber penetration rates or for the cable system operator agreeing to carry a greater number of channels of our pay-per-view offerings. Pay-per-view revenues are derived from orders by TVN Digital Cable Television subscribers for pay-per-view programming. We remit a percentage of the pay-per-view revenue to the cable operator and the content provider. Pay-per-view orders are generally paid for by credit card with revenue being recognized once the programming is viewed.

   Revenue from the Pay-Per-View Feeds Service is based on a percentage of the cable operators' gross revenue generated by the purchase of our pay-per-view movies and events by their subscribers. Cable operators provide us with monthly reports detailing pay-per-view purchases by their subscribers for the prior month and remit our share of the revenue with such report.

   We expect to realize revenue from both our TVN Digital Cable Television service and our Pay-Per-View Feeds Service pursuant to long-term agreements with cable operators. We recognize revenues under our cable operator agreements only when our TVN Digital Cable Television service or Pay-Per-View Feeds Service is successfully integrated and operating and customer billing commences. Accordingly, the recognition of revenues will lag the announcement of a new cable operator agreement by at least the time necessary to install the service, generally 90 days, and to achieve a meaningful number of subscribers and/or number of pay-per-view purchases. Revenues are expected to increase as our current and future cable operator customers successfully deploy our TVN Digital Cable Television service and our Pay-Per-View Feeds Service and achieve higher subscriber penetration rates.

   Merchandising revenue is generated primarily by sales of merchandise to television viewers and is related to the number of subscribers in cable systems and viewers in television broadcast areas who receive our home shopping service. Consumers generally pay for merchandise orders by credit card with revenue being recognized upon shipment of the goods.

   Media sales are generated by sales of media time primarily to infomercial programmers, and is related to the number of cable subscribers that can potentially view our customers' programming. Programmers pay either a fixed rate in advance or a percentage of the sales generated by their programming.

   In addition to the aforementioned, additional revenues may be generated by providing satellite transmission services to other programmers via the Galaxy III satellite transmitters that we may convert from analog to digital over an extended transition period.

 Operating expenses

   Operating expenses consist of Cost of Revenue; Selling; General and Administrative; Depreciation and Amortization; and Goodwill Amortization expenses. Our historical expenses have been generated by the large satellite dish business but have also included substantial operating expenses, lease payments and capital investments to develop our digital cable programming and services business, which was launched in the third quarter of fiscal 1998.

   Cost of revenue. Cost of revenue for our TVN Digital Cable Television service and Pay-Per-View Feeds Service primarily consists of program license fees, payments to cable operators, satellite transmission and playback service fees, per-subscriber authorization fees for cable television set-top cable box authorization control, communications charges related to orders for pay-per-view movies and events by subscribers, and salaries and related expenses of engineering and field operations personnel. License fees for pay-per-view programming are payable to content providers under the terms of our license agreements and generally vary between 30% and 55% of revenue depending on the type of content.

Payments to cable operators represent the percentage of pay-per-view revenue shared with operators who have entered into TVN Digital Cable Television service agreements and vary by individual agreement. Satellite transmission services are purchased from an outside vendor pursuant to an agreement that provides for a flat monthly fee. With respect to television set-top cable box authorization to enable the box to receive a pay-per-view movie or event, a fee to maintain access control per television set-top cable box is payable to the licensor of the operative software pursuant to its license agreement with us. Cost of revenue related to our digital cable programming and services totaled approximately $2.9 million and $13.1 million for the years ended March 31, 1998 and 1999, respectively, and $9.6 million for the six months ended September 30, 1999. The majority of cost of revenue for our TVN Digital Cable Television service and Pay-Per-View Feeds Service will vary directly with revenues:

  . as subscriber pay-per-view buy rates increase thereby causing us to incur program license fees and access control charges related to orders for pay-per-view movies and events;

  . as we are required to hire additional engineering and field operations personnel in connection with the growth of our digital cable programming and services business; and

  . according to the mix of services provided and their respective costs.

   Cost of revenue for the home shopping service primarily consist of the cost of goods sold, fulfillment costs and the cost of airtime purchased from cable operators, cable networks and broadcast networks. The cost of goods sold are generally between 50% and 60% of the retail price charged. Fulfillment costs include packaging and shipping costs. The majority of cost of revenue for the home shopping service will vary directly with revenue:

  . as we increase airtime purchases to achieve greater distribution;

  . as more consumers purchase our products; and

  . according to the mix of product and airtime and their respective costs.

   Cost of revenue for the media buying service primarily consists of the cost of airtime purchased from cable operators. The cost of airtime varies by hour and varies directly with revenue.

   Selling. Selling expenses for TVN Digital Cable Television service and Pay-Per-View Feeds Service consist of customer acquisition costs, billing expenses, customer service expenses, and salaries and related expenses of our marketing personnel. Customer acquisition costs include expenses associated with our marketing campaign to cable systems and co-op advertising and marketing efforts with affiliated cable systems. These expenses are required to acquire new customers and related revenues but are discretionary and therefore can be increased or decreased by management in accordance with the anticipated growth in new business and revenue. We expect to incur significant customer acquisition costs as we market our TVN Digital Cable Television service and Pay-Per-View Feeds Service.

   Implementing our TVN Digital Cable Television service requires cable operators to acquire digital equipment for their facilities and digital television set-top boxes for their subscribers. The new digital receiving equipment required at an operator's facility to receive

TVN Digital Cable Television costs the operator approximately $50,000. For systems serving in excess of 5,000 subscribers, TVN generally agrees to make monthly financing payments to the operator which approximate the operator's monthly financing payments on 80% of the digital equipment cost for so long as the affiliation agreement remains in effect.

   Billing expenses consist of subscriber maintenance fees and remittance processing fees which vary directly with revenue. Customer service expenses consist of payroll for call center representatives and telephone charges for customer calls. To the extent that our subscriber base increases or decreases, the required costs to support such subscribers would correspondingly change. We expect to continue to incur significant customer service expenses to support our current and future subscribers.

   Selling expenses for the home shopping service consist of customer service expenses and remittance processing costs which generally vary directly with revenue.

   General and administrative. General and administrative expenses consist of executive and administrative staff compensation, office expenses and professional fees. General and administrative expenses cover a broad range of the costs of our operations including corporate functions such as administration, finance, legal, human resources and facilities. We anticipate needing additional office facilities in order to support the expected growth in demand for our services from cable operators and subscribers. We anticipate that we can locate and acquire such additional space when and as it is needed although we cannot be certain that such space can be acquired on terms acceptable to us.

   Depreciation and amortization. Depreciation and amortization expenses consist of depreciation on our capitalized programming transmitter leases and depreciation on equipment necessary for our digital services and are fixed with respect to revenue. Generally, depreciation is calculated using the straight-line method over the useful lives of the associated asset, which range from 5 to 10 years.

   Amortization of intangible assets. Amortization of intangible assets includes the amortization of acquired technology and goodwill generated by our acquisitions.

   Interest income and expense. Interest income will continue to be earned by us from investing the proceeds from the issuance of equity and debt securities until such proceeds are needed to fund the operating expenditures, in particular selling expenses, of our business in connection with the continued roll out of our digital cable programming and services business. Interest income is expected to be highly variable over time. Interest expense will consist primarily of interest accruing under the notes, capitalized leases and other outstanding indebtedness.

 Income taxes and net operating loss carryforwards

   As a result of projected operating losses and the potential inability to recognize a benefit for deferred income tax assets, we do not foresee recording a provision for income tax expense in the near term.

   As of March 31, 1999, we had federal and state net operating loss carryforwards of approximately $141 million and $57 million, respectively, which expire at various times in varying amounts beginning in the years 2004 and 2000, respectively. However, due to the provisions of Section 382, Section 1502 and certain other provisions of the Internal Revenue Code of 1986, as amended, the utilization of a portion of the net operating loss carryforwards may be limited. In addition, we are also subject to certain state income tax provisions which may also limit the utilization of net operating loss carryforwards for state income tax purposes.

   Section 382 of the Code provides annual restrictions on the use of net operating loss carryforwards, as well as other tax attributes, following significant changes in ownership of a corporation's stock, as defined in the Code. Investors are cautioned that future events beyond our control could reduce or eliminate our ability to utilize the tax benefits of our net operating loss carryforwards. Future ownership changes under Section 382 could further restrict the use of the net operating loss carryforwards. In addition, the Section 382 limitation could reduce available net operating loss carryforwards to zero if we fail to satisfy the continuity of business enterprise requirement for the two-year period following an ownership change.

Results of operations

   The table below sets forth for the periods indicated certain data regarding expenses expressed as a percentage of total revenues:

                                                                 Six Months
                                                                   ended
                                    Year ended March 31,        September 30,
                                  -------------------------   ---------------
                                   1997     1998     1999      1998     1999
                                  ------   ------   -------   ------   ------
Revenue..........................  100.0%   100.0%    100.0%   100.0%   100.0%
Operating expenses:
  Cost of revenue (exclusive of
   depreciation shown separately
   below)........................   56.4     66.9      79.8     84.4     90.3
  Selling........................   18.0     23.1      35.9     42.1     22.2
  General and administrative.....   15.2     18.4      21.4     26.3     29.2
  Depreciation and amortization..   31.6     39.2      30.8     43.0     19.9
  Amortization of intangible
   assets........................   (2.4)    (0.3)       .5       --      3.6
                                  ------   ------   -------   ------   ------
Total operating expenses.........  118.6    147.3     168.4    195.8    165.2
                                  ------   ------   -------   ------   ------
Loss from operations.............  (18.6)   (47.3)    (68.4)   (95.8)   (65.2)
Interest expense.................   41.7     49.6      85.9     88.5     64.7
Interest income..................   (0.2)    (0.7)    (16.3)   (12.7)   (10.2)
Other (income) and expense.......    0.2      1.5      (0.2)    (0.2)     0.4
                                  ------   ------   -------   ------   ------
Loss before extraordinary gain...  (60.3)   (97.8)   (137.8)  (171.4)  (120.1)
Extraordinary gain...............    7.4       --       2.8      7.9       --
                                  ------   ------   -------   ------   ------
Net loss.........................  (52.9)%  (97.8)%  (135.0)% (163.5)% (120.1)%
                                  ======   ======   =======   ======   ======

 Six Months Ended September 30, 1999 Compared with Six Months Ended September 30, 1998

   Revenue. Total revenue increased $20.1 million, or 142.1%, to $34.2 million in the six months ended September 30, 1999 from $14.1 million in the six months ended September 30, 1998. Revenue generated by our Digital Cable Television service increased approximately $599,000 or 777.6% to $676,000 in the six months ended September 30, 1999 from $77,000 in the six months ended September 30, 1998. The increase is attributable to an increase in the number of subscribers to the service in the six months ended September 30, 1999 from the six months ended September 30, 1998. Revenue generated by our PPV Feeds Service increased $5.8 million to $7.8 million in the six months ended September 30, 1999 from $2.0 million in the six months ended September 30, 1998. The increase is attributable to the fact that revenue was generated by the Marquee Mix Service for only three of the six months ended September 30, 1998. Transponder service revenue decreased $2.5 million, or 59.5%, to $1.7 million in the six months ended September 30, 1999 from $4.2 million in the six months ended September 30, 1998. The decrease is attributable to revenue generated from sales of transponder time to the Panda Shopping Network and the GRTV Network in 1998 that was not replaced by sales of transponder time to other third parties upon acquiring PSN and GRTV in 1999. Home Satellite services revenue increased $182,000, or 2.3% to $8.0 million in the six months ended September 30, 1999 from $7.8 million in the six months ended September 30, 1998. The increase is primarily attributable to an increase of approximately $1.9 million in special event revenue and professional wrestling events in particular. These increases were offset by a decrease of approximately $1.4 million pay-per-view movie revenue due primarily to a decline in the average number of active home satellite dish subscribers per month during the six months ended September 30, 1999 as compared to the six months ended September 30, 1998. Approximately $9.8 million of the increase in revenues is attributable to merchandising revenues generated by TVN Shopping and $6.0 of the increase in revenues is attributable to media sales generated by GRTN. These entities had not been acquired as of September 30, 1998.

 Operating Expenses

   Cost of Revenue. Cost of revenue increased $18.9 million, or 159.0%, to $30.9 million in the six months ended September 30, 1999 from $11.9 million in the six months ended September 30, 1998 and, as a percentage of revenue, increased to 90.3% in the six months ended September 30, 1999 from 84.4% in the six months ended September 30, 1998. Cost of revenue for our Digital Cable Television service increased $5.5 million, or 133.0% to $9.6 million in the six months ended September 30, 1999 from $4.1 million in the six months ended September 30, 1998 and, as a percentage of revenue, decreased to 112.6% in the six months ended September 30, 1999 from 195.3% in the six months ended September 30, 1998. The decrease as a percentage of revenue is primarily due to an increase in Marquee Mix revenue. Cost of revenue for our Home Satellite Dish service increased $357,000, or 5.1% to $7.3 million in the six months ended September 30, 1999 from $6.9 million in the six months ended September 30, 1998 and, as a percentage of revenue, increased to 91.2% in the six months ended September 30, 1999 from 88.7% in the six months ended September 30, 1998. The increase as a percentage of revenue is primarily due to a slight increase in license fees paid to distributors of special events. Cost of revenue for our transponder services decreased $597,000, or 69.2% to $266,000 in the six months ended September 30, 1999 from $863,000 in the six months ended September 30, 1998 and, as a percentage of revenue, decreased to 15.7% in the six months ended September 30, 1999 from 20.6% in the six months ended September 30, 1998. The decrease as a percentage of revenue is primarily due to a reduction in the cost incurred by the business unit for uplink service. Cost of revenue for TVN Shopping, GRTN and NMN totaled $9.0 million, $4.7 million, and $3,000, respectively, in the six months ended September 30, 1999 and, as a percentage of revenue, totaled 92.4%, 78.3% and 1.4,%, respectively, in the six months ended September 30, 1999. We had not acquired our interests in these business units as of September 30, 1999.

   Selling. Selling expenses increased $1.7 million, or 27.8%, to $7.6 million in the six months ended September 30, 1999 from $5.9 million in the six months ended September 30, 1998 and, as a percentage of revenue, decreased to 22.2% in the six months ended September 30, 1999 from 42.1% in the six months ended September 30, 1998. Approximately $839,000 of the increase is attributable to selling expenses incurred by TVN Shopping, GRTN and NMN. We had not acquired our interest in NMN or the assets of TVN Shopping and GRTN as of September 30, 1998. The decrease as a percentage of revenue is primarily due to $16.0 million in revenue generated by TVN Shopping, GRTN and NMN. For the six months ended September 30, 1999, selling expenses for these business units averaged less than 6% of revenue as compared to an average of 40.9% of revenue for our Digital Cable Television Service, PPV Feeds Service and Home Satellite Dish Service.

   General and Administrative. General and administrative expenses increased $6.3 million, or 169.3%, to $10.0 million in the six months ended September 30, 1999 from $3.7 million in the six months ended September 30, 1998 and, as a percentage of revenue, increased to 29.2% in the six months ended September 30, 1999 from 26.3% in the six months ended September 30, 1998. Approximately 68.2% of the increase, or $4.3 million, is attributable to general and administrative expenses incurred by TVN Shopping, GRTN and NMN. General and administrative expenses of these businesses averaged 27.2% of revenue in the six months ended September 30, 1999. The balance of the increase as a percentage of revenue is primarily attributable to (i) approximately $700,000 in severance benefits paid to an executive upon his resignation, (ii) approximately $458,000 in compensation expense recognized in connection with the cancellation of the executive's options to purchase shares of the Company's common stock and the cancellation of the executive's Put Right, (iii) approximately $638,000 in rent to accommodate our expansion and (iv) approximately $221,000 in professional fees incurred primarily as a result of our acquisition activity during the six months ended September 30, 1999.

   Depreciation and Amortization. Depreciation and amortization increased $750,000, or 12.4%, to $6.8 million in the six months ended September 30, 1999 from $6.1 million in the six months ended September 30, 1998 and, as a percentage of revenue, decreased to 20.0% in the six months ended September 30, 1999 from 43.0% in the six months ended September 30, 1998. The decrease as a percentage of revenue is due to an increase in revenue in the six months ended September 30, 1999 as compared to the six months ended September 30, 1998. The overall increase is attributable to amortization/depreciation recorded on assets acquired since September 30, 1998, including the assets of TVN Shopping, NMN and GRTN.

   Amortization of Intangible Assets. Amortization of intangible assets totaled $1.2 million in the six months ended September 30, 1999 as compared to zero in the six months ended September 30, 1998. The increase is attributable to the amortization of acquired technology and goodwill generated upon the acquisition of our interests in the Panda Shopping Network, New Media Network and GRTV.

   Interest Expense/Interest Income. Interest expense increased $9.6 million, or 77.1%, to $22.1 million in the six months ended September 30, 1999 from $12.5 million in the six months ended September 30, 1998. Approximately $9.2 million of the increase reflects interest expense recognized on the senior notes that were issued by the Company on July 29, 1998. The balance of the increase is due to interest expense associated with obligations incurred upon the acquisition of our interest in New Media Network and of the assets of

GRTV. Interest income increased $1.7 million, or 93.9%, to $3.5 million in the six months ended September 30, 1999 from $1.8 million in the six months ended September 30, 1998. The increase reflects interest earned on the invested proceeds of the senior notes.

   Provision for Income Taxes. As a result of net losses and the Company's inability to recognize a benefit for its deferred income tax assets, the Company did not record a provision for income taxes in the six months ended September 30, 1999 or the six months ended September 30, 1998.

 Fiscal year ended March 31, 1999 compared with fiscal year ended March 31,
 1998

   Revenue. Total revenue increased $9.3 million, or 30.3%, to $39.8 million in the fiscal year ended March 31, 1999 from $30.5 million in the fiscal year ended March 31, 1998. The increase in total revenue was primarily attributable to $10.3 million in revenues generated in fiscal 1999 by the Marquee Mix Service, $3.1 million in revenues generated by Panda Shopping Network and $989,000 generated by the sale of satellite transmission time to third parties. The Marquee Mix Service had not launched and Panda Shopping Network had not been acquired prior to the end of fiscal 1998. The increase was offset by a $5.5 million decrease in pay-per-view programming revenue and programming package revenues generated by our large satellite dish subscribers. The decrease is primarily attributable to the decline in the average number of active large satellite dish subscribers per month, from approximately 105,000 in fiscal 1998 to approximately 80,000 in fiscal 1999.

 Operating expenses

   Cost of revenue. Cost of revenue increased $11.3 million, or 55.6%, to $31.8 million in fiscal 1999 from $20.4 million in fiscal 1998 and, as a percentage of revenue, increased to 79.8% in fiscal 1999 from 66.9% in fiscal 1998. The increase as a percentage of revenue is primarily due to an $8.8 million increase in studio license fees generated by our Marquee Mix Service and $2.6 million in costs incurred by Panda Shopping Network, both of which commenced in fiscal 1999. The increase was also due to increases in the cost of uplink and playback services totaling approximately $1 million and additional operations payroll resulting from the launch of our digital cable programming and services, totaling approximately $1.3 million. These increases were partially offset by decreases resulting from non-recurring satellite programming transmitter costs incurred in fiscal 1998 totaling approximately $902,000, and other operating expenses aggregating approximately $1.5 million.

   Selling. Selling expenses increased $7.2 million, or 102.4%, to $14.3 million in fiscal 1999 from $7.1 million in fiscal 1998 and, as a percentage of revenue, increased to 35.9% in fiscal 1999 from 23.1% in fiscal 1998. The increase as a percentage of revenue is primarily due to an increase in advertising agency fees, trade advertising, on-air marketing costs, and sales department payroll, all associated with the roll out of our digital cable programming and services.

   General and administrative. General and administrative expenses increased $2.9 million, or 51.6%, to $8.5 million in fiscal 1999 from $5.6 million in fiscal 1998 and, as a percentage of revenue, increased to 21.4% in fiscal 1999 from 18.4% in fiscal 1998. The increase as a percentage of revenue is primarily due to additional payroll costs associated with the infrastructure required to support our digital cable programming and services, costs incurred by Panda Shopping Network and to a non-recurring period of free rent in fiscal 1998.

   Depreciation and amortization. Depreciation and amortization increased $268,000 or 2.2%, to $12.3 million in fiscal 1999 from $12.0 million in fiscal 1998. The increase reflects depreciation expense recognized on assets acquired in fiscal 1999.

   Amortization of intangible assets. We recognized approximately $200,000 in goodwill amortization associated with the acquisition of Panda Shopping Network in fiscal 1999. Negative goodwill arising from the acquisition of our company from our predecessor limited partnership was fully amortized in fiscal 1998.

   Interest expense and interest income. Interest expense increased $19.0 million, or 125.5%, to $34.2 million in fiscal 1999 from $15.2 million in fiscal 1998. The increase reflects interest expense recognized on the notes that were issued during fiscal 1999. Interest income increased to $6.5 million in fiscal 1999 from $223,000 in fiscal 1998. The increase reflects interest earned on the invested proceeds from the notes.

   Provision for income taxes. As a result of net losses and our inability to recognize a benefit for our deferred income tax assets, we did not record a provision for income taxes in fiscal 1999 or fiscal 1998.

   Extraordinary gain. During fiscal 1999, $1.1 million of our obligation for satellite transmission service was forgiven upon the early extinguishment of an $8.1 million note payable previously due December 31, 1998. No extraordinary items were recognized by us in fiscal 1998.

 Fiscal year ended March 31, 1998 compared with fiscal year ended March 31,
 1997

   Revenue. Total revenues, which consist of programming and other operating revenues, decreased $2.9 million, or 8.5%, to $30.5 million in fiscal 1998 from $33.4 million in fiscal 1997. Programming revenues decreased $1.5 million to $18.9 million in 1998 from $20.4 million in 1997, which was primarily attributable to a decrease in the number of active large satellite dish subscribers during fiscal 1998. Other operating revenues decreased $1.4 million to $11.6 million in fiscal 1998 from $13.0 million in fiscal 1997 and was primarily attributable to a decline of approximately $576,000 in one-time subscription fees, a decline of approximately $593,000 in merchandising revenue, a decline of approximately $464,000 in third party package revenue and a decline in other operating revenue totaling approximately $493,000 offset by an approximate $631,000 increase in the revenue generated by the sale of satellite transmission service.

 Operating expenses

   Cost of revenue. Cost of revenue increased $1.6 million or 8.6%, to $20.4 million in fiscal 1998 from $18.8 million in fiscal 1997 and, as a percentage of revenue, increased to 66.9% for fiscal 1998 from 56.4% in fiscal 1997. The increase as a percentage of revenue is primarily attributable to an approximate $1.8 million increase in the cost of uplink and playback services and an increase of approximately $502,000 resulting from the amortization of prepaid access control fees resulting from the launch of our digital cable programming and services. These increases were partially offset by a decrease of approximately $774,000 in satellite programming transmitter costs resulting from the termination in fiscal 1998 of certain satellite programming transmitter leases that were not renewed.

   Selling. Selling expenses increased $1.1 million, or 17.8%, to $7.1 million in fiscal 1998 from $6.0 million in fiscal 1997 and, as a percentage of revenue, increased to 23.1% in fiscal 1998 from 18.0% in fiscal 1997. The increase as a percentage of revenue is primarily due to an increase in advertising agency fees and sales department payroll associated with the launch of our digital cable programming and services as well as an increase in on-air production costs and a marketing promotion, both targeted toward the large satellite dish subscriber base. These increases were partially offset by a decrease in bad debt expense.

   General and administrative. General and administrative expenses increased $558,000, or 11.0%, to $5.6 million in fiscal 1998 from $5.1 million in fiscal 1997 and, as a percentage of revenue, increased to 18.4% in 1998 from 15.2% in fiscal 1997. The increase as a percentage of revenue is primarily due to an increase in payroll costs necessary to accommodate the staffing requirements of our digital cable programming and services.

   Depreciation and amortization. Depreciation and amortization increased $1.5 million, or 13.8%, to $12.0 million in fiscal 1998 from $10.5 million in fiscal 1997. The increase reflects a full year's depreciation of the Galaxy IX satellite programming transmitters in fiscal 1998 compared to only nine months' depreciation in 1997; the Galaxy IX satellite lease was capitalized in July 1996.

   Amortization of intangible assets. Negative goodwill amortization decreased $703,000, or 87.6% to $100,000 in fiscal 1998 from $803,000 in fiscal 1997. The decrease is due to the amortization during fiscal 1998 of the remaining negative goodwill balance over a two month period compared to a full year's amortization of negative goodwill in fiscal 1997.

   Interest expense. Interest expense increased $1.3 million, or 9.0%, to $15.2 million in fiscal 1998 from $13.9 million in fiscal 1997. The increase reflects the recognition of twelve months interest on the Galaxy IX satellite programming transmitter lease in fiscal 1998 compared to only nine months of interest in fiscal 1997; the Galaxy IX satellite lease was capitalized in July 1996. The increase was also attributable to the accrual of twelve months of interest in fiscal 1998 on additional indebtedness that was incurred incrementally over the last six months of fiscal 1997. Interest income increased $160,000 or 254%, to $223,000 in fiscal 1998 from $63,000 in fiscal 1997.

   Provision for income taxes. As a result of operating losses and our inability to recognize a benefit for our deferred income tax assets, we did not record a provision for income taxes in fiscal 1998 and fiscal 1997.

   Extraordinary gain. During fiscal 1997, a portion of our obligation for consumer phone charges and transaction processing service was forgiven in consideration for our agreement to terminate the original service contract. No extraordinary gains were realized by us in fiscal 1998.

Liquidity and capital resources

   Our growth has been funded through a combination of equity, debt and lease financing. As of September 30, 1999, we had current assets of $91.1 million, including $51.6 million of cash and cash equivalents and current liabilities of $52.6 million, resulting in working capital of $38.6 million. We invest excess funds in short-term, interest bearing investment grade securities until such funds are needed to fund the capital expenditure and operating needs of our business.

   Since inception, we have incurred operating losses and as of September 30, 1999, have a total deficit of $167.7 million. Our cash on hand and amounts expected to be available through financing arrangements may not provide sufficient funds necessary for us to expand our TVN Digital Cable Television service, Pay-Per-View Feeds service and Home Shopping service as currently planned and to fund our operating deficits beyond the next 8 months. There can be no assurance that we will not require additional capital sooner than anticipated. We are making efforts to reduce expenses and may take steps to raise additional capital in order to allow us to fund our operating deficits for a longer period. We are unable, however, to predict the precise amount of future capital that we will require and we cannot be certain that additional financing will be available to us on acceptable terms or at all.

 Cash provided by/used for operating activities

   Our operating activities used $2.9 million, $28.1 million and $35.4 million in fiscal 1997, fiscal 1998 and fiscal 1999, respectively and $31.4 million during the six months ended September 30, 1999. Cash used for operations is primarily due to net losses of $17.7 million, $29.9 million, $53.8 million and $41.1 million in fiscal 1997, fiscal 1998 fiscal 1999 and during the six months ended September 30, 1999, respectively, as well as increases in accounts receivable, which are partially offset by non-cash expenses, such as depreciation and amortization, and other changes in working capital items such as accounts payable, accrued liabilities and accrued interest. We expect to continue to generate negative cash flow from operating activities while we accelerate the marketing and deployment of our TVN Digital Cable Television service, Pay-Per-View Feeds Service and home shopping service. Consequently, we do not anticipate that cash provided by operations will be sufficient to fund such marketing and deployment and other costs of operations in the near term.

 Cash provided by/used for investing activities

   Cash used for investing activities was $169,000, $308,000 and $68.3 million in fiscal 1997, fiscal 1998 and fiscal 1999, respectively. Cash used for investing activities in fiscal 1999 consists primarily of investments in marketable securities and the proceeds of such investments to secure the first six interest payments on the notes. Cash provided by investing activities was $7.2 million during the six months ended September 30, 1999 and included approximately $12.4 million in proceeds from the maturity of securities purchased as security for the senior notes. Our capital expenditures (including assets acquired under capitalized leases and through the issuance of debt) were $45.5 million, $482,000 and $2.6 million for fiscal 1997, fiscal 1998 and fiscal 1999, respectively and $3.1 million for the six months ended September 30, 1999. We expect to incur approximately $4.5 million in capital expenditures in fiscal 2000 to acquire equipment necessary to develop and deploy video on demand service, to build out production and general office facilities and to acquire additional office equipment to accommodate increases in personnel. We expect that the remaining proceeds from the notes will provide the source of funds for these expenditures.

 Cash provided by/used for financing activities

   Cash provided by financing activities was $3.5 million, $44.4 million and $171.3 million in fiscal 1997, fiscal 1998 and fiscal 1999, respectively. Cash used for financing activities was $8.6 million during the six months ended September 30, 1999. Cash provided by financing activities includes the proceeds of equity financings and debt arrangements that we entered into. During fiscal 1997, we received $8.0 million in proceeds from debt financings from a vendor and certain of our stockholders. During fiscal 1998, we received $45.0 million in proceeds from an equity financing made by Princes Gate Investors II, an affiliate of Morgan Stanley, an investment bank, and $4.5 million in proceeds from debt financings from a vendor and certain of our stockholders. During fiscal 1999, we received $193.3 million in net proceeds from the sale of the notes and warrants. We are required to make payments on notes payable and capitalized leases of $26.8 million, $21.1 million, and $22.0 million during fiscal 2000, fiscal 2001 and fiscal 2002, respectively, and $89.9 million thereafter.

   In October 1999, we repurchased $33.9 million of the Senior Notes and 33,850 of the outstanding warrants to purchase 10.777 shares of our common stock for aggregate consideration of approximately $12.8 million. The repurchase generated the release of $8.9 million of restricted investments that were held in custody to fund the next four scheduled interest payments on the repurchased notes.

Quantitative and qualitative disclosures about market risk

   We do not currently hold any derivative instruments and do not engage in hedging activities. Also, we currently do not hold any variable interest rate debt or lines of credit, and currently do not enter into any transactions denominated in a foreign currency. Thus, our exposure to interest rate and foreign exchange fluctuations is minimal.

Recent accounting pronouncements

   In March 1998, the American Institute of Certified Public Accountants issued Statement of Position No. 98-1, "Software for Internal Use," which provides guidance on accounting for the cost of computer software developed or obtained for internal use. The adoption of SOP 98-1 during the first quarter of fiscal 2000 did not have a material impact on our financial position, results of operations or cash flows.

   In April 1998, the AICPA issued SOP No. 98-5, "Reporting on the Costs of Start-Up Activities." SOP No. 98-5 requires that all start-up costs related to new operations must be expensed as incurred. In addition, start-up costs that were capitalized in the past must be written off when SOP No. 98-5 is adopted. The adoption of SOP No. 98-5 during the first quarter of fiscal 2000 did not have a material impact on our financial position, results of operations or cash flows.

   In June 1998, The Financial Accounting Standards Board issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities." The statement requires the recognition of all derivatives as either assets or liabilities in the balance sheet and the measurement of those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the planned use of the derivative and the resulting designation. Because we do not currently hold any derivative instruments or engage in hedging activities, the impact of the adoption of SFAS No. 133 is not currently expected to have a material impact on our business, results of operations or financial condition. We will be required to implement SFAS No. 133 in the first quarter of fiscal 2001.

Year 2000 compliance

   To date, we have not experienced any disruption of business or key systems as a result of year 2000 problems. Similarly, we have not been informed of any year 2000 problems faced by our key suppliers, our satellite transmission service provider, Four Media Company, our satellite provider, PanAm Sat Corporation, or our cable operator affiliates relating to their products or services. It is possible, however, that we, our customers or service providers may encounter year 2000 problems later in this year. If such problems were to arise, we could incur substantial costs or the interruption in or a failure of certain normal business activities or operations, which could hurt our business.

                                    Business

TVN Entertainment Corporation

   Our company provides a wide variety of new television programming and services that we deliver in digital format to cable operators for their subscribers using existing cable infrastructure. In response to increasing consumer demand for additional entertainment programming and services, the cable industry has begun a large scale conversion from analog transmission, an older technology that can only deliver a limited number of channels, to digital transmission, a newer technology that can deliver a greater number of channels. This conversion has been facilitated by recent advances in the technology used to compress multiple channels of television programming into a single video transmission and to secure that transmission from unauthorized use. In late 1997, we launched TVN Digital Cable Television. This service combines a digital delivery system with programming content and support services to enable cable operators to expand the number of channels they can offer and generate new sources of revenue without the need to rewire or significantly upgrade their existing analog cable systems.

   Our TVN Digital Cable Television service enables cable operators to substantially enhance the variety and quality of programming choices through a more efficient use of their cable transmission capacity by utilizing recent industry technology that compresses eight or more digital channels onto one analog channel. We have long-standing relationships with key content providers, including all the major and leading independent film studios and sports, special event and adult content distributors, that we have developed in connection with our pay-per-view movie and event service for owners of large home satellite dishes, which was our primary business from 1991 until the launch of TVN Digital Cable Television. These relationships allow us to provide a broad range of popular programming.

   We believe our TVN Digital Cable Television service is particularly attractive to smaller and medium size cable systems, including smaller systems owned by large cable operators, which may lack the scale, funding, technical or administrative resources to economically implement a full offering of digital programming on their own. These cable systems typically have fewer than 50,000 subscribers each and currently serve approximately one-third of the estimated 65 million cable television subscribers. For larger cable systems that do not require all of the features of our TVN Digital Cable Television service, we can deliver our digital satellite feeds of pay-per-view movies and events, known as our Pay-Per-View Feeds Service. We transmit programming from two well-located PanAmSat satellites via 15 electronic transmitters, known as transponders, that receive and transmit electronic video and audio signals. We lease fourteen of these transponders on a long-term basis from PanAmSat.

   Digital signal technology adds several important advantages to analog signal cable systems, including:

  . increased channel capacity;

  . high quality video and audio signals; and

  . the ability to remotely authorize a subscriber's compatible television set-top cable box to receive pay-per-view programming each time the subscriber orders a movie or event. This remote authorization is known as addressability.

   Demand for the breadth and quality of digital programming has fueled the dramatic growth of the direct broadcast satellite industry, where television signals are transmitted in digital format directly to a consumer's small 18-inch satellite dish in a transmission format known as Ku-band. Direct broadcast satellite has been the principal vehicle available to consumers who want access to these digital services. We believe that given a choice, most home television viewers will choose to receive pay-per-view and other enhanced digital services via cable rather than direct broadcast satellite because digital cable offers several key advantages including:

  . television programming transmitted in digital format without the need for consumers to incur the up-front costs of purchasing and installing satellite dish equipment;

  . a high-capacity distribution path for a variety of future interactive applications, such as high-speed Internet connectivity; and

  . local broadcast television stations currently unavailable through direct broadcast small dish satellite services.

   Technology advances in the cable industry have made digital transmission possible over cable's existing analog infrastructure without requiring time consuming and expensive upgrades to the cable equipment. By 1997, General Instrument, a leading cable equipment manufacturer, working with CableLabs, a research and development entity funded by a consortium of cable operators, including industry leader TCI, had successfully developed new technology, known as DCII Technology, to compress multiple channels of television programming into a single video transmission and to secure that transmission from unauthorized use. They also developed related equipment that enables cable operators to expand the number of channels they can offer through their existing transmission capacity with digital programming. TCI has been at the forefront in implementing DCII Technology and has installed digital equipment in many of their owned and affiliated systems. Our TVN Digital Cable Television allows smaller and medium size cable systems to implement this digital cable service.

   Our company was founded in 1987 by current Chairman and Chief Executive Officer, Stuart Z. Levin, to provide satellite delivered pay-per-view movies and events to owners of large home satellite dishes that are six to ten feet in diameter and receive television broadcast signals in a transmission format known as C-Band. More than 260,000 such owners purchased programming from us during the fiscal year ended March 31, 1999. In fiscal 1998, we received a $45 million equity investment from Princes Gate Investors II, L.P. and certain of its affiliates. Princes Gate Investors II, L.P. is an affiliate of Morgan Stanley, an investment bank.

The TVN digital solution

   Our digital solution offers two types of service: TVN Digital Cable Television targeted at smaller and medium size cable systems, and Pay-Per-View Feeds Service targeted at larger cable systems.

 TVN Digital Cable Television

   TVN Digital Cable Television can expand the number of video channels delivered by a typical smaller cable system from 60 analog video channels to over 100 combined digital and analog channels for digital subscribers.

   We believe our solution provides an attractive offering for cable subscribers. The incremental price to the subscriber for TVN Digital Cable Television is determined by the cable operator and is generally $10.99 per month. Pay-per-view movies typically cost $3.99

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each and pay-per-view events are priced individually. A typical TVN Digital
Cable Television programming package includes:

  . 32 digital channels of pay-per-view movies and events;

  . a channel showing previews of currently offered films and coming attractions;

  . adult programming;

  . 40 CD quality digital music channels from DMX, a leading provider of digital music services to cable operators for distribution to their subscribers;

  . the TV Guide interactive on-screen program guide which displays comprehensive program listings, including each system's analog channels and local broadcasts, and provides parental control;

  . access to new digital basic and additional premium channels selected by the cable operator; and

  . continued access to the system's analog cable and local channels.

Support services provided for the cable operator include:

  . automated ordering and authorization of pay-per-view movies and events;

  . customer service and billing;

  . engineering and marketing support;

  . studio licensing and fee administration; and

  . the installation of equipment at the cable operator's plant that is capable of receiving television programming in digital format.

   The typical monthly fee charged by the cable operator to subscribers for the digital programming package generally more than covers the monthly TVN Digital Cable Television fee paid to us by the cable operator and the amortized cost of the digital television set-top cable box. Revenues generated from our pay-per-view movies and events are shared by us and the cable operator based on a percentage of the operator's pay-per-view revenue. We believe that cable operators can achieve a meaningful increase in revenue and earn an attractive return on investment by providing TVN Digital Cable Television.

 Pay-Per-View Feeds Service

   Our Pay-Per-View Feeds Service transmits to cable systems the same digital pay-per-view movies and events included in our TVN Digital Cable Television service. Pay-Per-View Feeds Service allows cable systems to receive content from a single source of distribution and avoid the significant capital investment otherwise required for automated playback, storage, scheduling and delivery of pay-per-view programming. Cable operators receiving Pay-Per-View Feeds Service also benefit from our expertise in selecting and scheduling pay-per-view programming to maximize the number of movies and events purchased by subscribers, based on our experience in delivering pay-per-view movies and events to the large home satellite dish market since 1991. We receive from the cable operator a percentage of the revenue generated by cable subscribers' purchases of TVN pay-per-view movies and events. Our Pay-Per-View Feeds Service is a highly attractive opportunity because it generates recurring revenue and cash flow at little incremental cost.

   In addition, we also transmit three digital channels of pay-per-view hit movies and events that cable operators can receive in digital format at their facilities and then convert to

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analog format for delivery to their subscribers who have equipment that enables them to purchase and view encrypted programming. This service is known as our Marquee Mix Service and provides a replacement for the pay-per-view programming formerly offered by Request Television, which ceased operations on June 30, 1998. This service also preserves analog channels for pay-per-view that can be used in the future by cable operators to implement TVN Digital Cable Television or Pay-Per-View Feeds Service. For Marquee Mix Service, we receive from the cable operator a percentage of the revenue generated by cable subscribers' purchases of TVN pay-per-view movies and events.

 Recent cable operator agreements

   Following the completion of comprehensive operational testing and marketing trials in late 1997, we formally launched our television programming and services delivered in digital format in late 1998. As of November 15, 1999, we have entered into agreements with or have received commitments from 62 cable operators for TVN Digital Cable Television, 12 cable operators for Pay-Per-View Feeds Service and 19 cable operators for Marquee Mix Service, as summarized below. As of the same date, 23,000 cable customers were subscribers to our TVN Digital Cable Television service. In addition, we are in active negotiations with 36 cable operators whose systems serve over 936,000 subscribers for TVN Digital Cable Television.

   For the year ended March 31, 1999, approximately 4% of the cable homes passed by our PPV Feeds Service had access to our programming feeds and purchased such programming at the rate of approximately 0.25 buys per subscriber per month. All of the cable homes passed by our Marquee Mix Service had access to our programming feeds and purchased such programming at the rate of approximately 0.11 buys per subscriber per month.

 TVN Digital Cable Television

   Currently, our TVN Digital Cable Television service is offered by:

  . Eleven cable operators with systems serving over 20,000 subscribers, for an aggregate of 558,372 subscribers with access to TVN Digital Cable Television, including 100,000 in various Millennium Digital Cable Systems, 93,500 in various systems belonging to Walter E. Hussman & Co, or WEHCO, and 62,000 in various Moffat International systems;

  . Ten cable operators with systems serving 10,000 to 20,000 subscribers for an aggregate of 136,000 subscribers with access to TVN Digital Cable Television; and

  . Forty-one cable operators with systems serving fewer than 10,000 subscribers, for an aggregate of 96,000 subscribers with access to TVN Digital Cable Television.

 Pay-Per-View Feeds Service

   Currently, our Pay-Per-View Feeds Service is offered by:

  . Time Warner Cable in Honolulu, HI serving 274,000 subscribers;

  . Jones Cable, a cable operator serving 90,000 subscribers;

  . Susquehanna Cable, a cable operator serving 145,000 subscribers; and

  . Five cable operators with systems serving 20,000 subscribers or less, for an aggregate of 24,528 subscribers with access to Pay-Per-View Feeds Service.

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 Marquee Mix Service

   Currently, our Marquee Mix Service is offered by:

  . Three cable operators with systems serving over 20,000 subscribers, for an aggregate of 2.3 million subscribers with access to Marquee Mix Service, including 2.2 million Cablevision System subscribers;

  . One cable operator serving 20,000 subscribers, and

  . Fifteen cable operators with systems serving fewer than 10,000 subscribers, for an aggregate of 42,000 subscribers with access to Marquee Mix Service.

   We have recently created a customized digital programming package for certain Comcast cable systems that carry Viewer's Choice pay-per-view movie service. Our customized package includes pay-per-view movies and events differentiated from those offered by Viewer's Choice, as well as the Spice and Playboy Channels. Comcast will offer this customized digital programming package in twenty of its systems that serve an aggregate of 2.4 million subscribers.

Our digital cable strategy

   Our strategy is to be the leading independent provider of digital pay-per-view programming and services to cable operators. Our digital cable strategy includes the following key elements:

   Expand our cable operator base to maximize potential digital subscribers. To capitalize on being first to market with an economically viable comprehensive digital cable solution, our strategy is to enter into long-term agreements with cable operators to maximize the number of subscribers who have access to our digital cable programming and services. Our digital solution offers cable operators additional revenue sources at modest incremental cost and substantially enhanced programming and services with which to attract and retain subscribers who might otherwise seek alternative sources of digital programming.

   Drive subscriber penetration by providing superior and convenient service. Our strategy is to maximize subscriber penetration by delivering conveniently accessed, superior digital services such as pay-per-view hit movies and events, and CD quality digital music. By using our digital pay-per-view service, cable subscribers can avoid trips to a video rental store, the risk that popular movie rentals are unavailable, late return fees and tape rewind charges. Our digital pay-per-view service also provides customers with flexibility in selecting from a wide range of popular movies and start times and other entertainment offerings versus traditional analog pay-per-view services. Additional advantages for consumers include an on-screen programming and navigational guide with parental control, all accessed by a universal remote control. The high quality digital pictures and CD quality digital sound provide a significantly enhanced viewing experience.

   Maximize purchases of our pay-per-view programming. Based on our experience in providing pay-per-view programming to the large home satellite dish market since 1991, we select movie titles and events and schedule them to maximize purchases of pay-per-view programming. We have learned that the convenience of optimally scheduled start times and automated telephone number identification ordering, known as ANI, or impulse pay-per-view ordering, known as IPPV, using the television set-top cable box, can significantly increase subscribers' purchases of pay-per-view programming. Our pay-per-view schedule offers 32 channels of movies with hit titles conveniently starting approximately every 30 minutes. The combination of this scheduling with automated ordering allows pay-per-view to be an

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impulse buy which increases the number of purchases. Industry data indicates that near-video-on-demand programming is capturing a growing share of the home video rental market. We believe that, on average, cable operators offering our digital programming have the potential to generate pay-per-view purchase rates comparable to those of DirecTV's service, which approximate two purchases per subscriber per month. Our newly developed video-on-demand service, which will begin playing a selected movie or event immediately when the subscriber orders it, is expected to increase the rate of pay-per-view purchases. We are currently conducting an initial field trial of our video-on-demand service in one of our smaller operator's systems.

   Capitalize on long-standing relationships with content providers. We have long-standing relationships with all the major and leading independent film studios and key sports, special event and adult programming distributors. We believe that our proven national distribution channel makes us a very attractive customer for content providers. We believe that the breadth and quality of our pay-per-view programming are valuable to cable operators because together they can lead to growth in penetration and purchase rates.

   Expand our Pay-Per-View Feeds Service. We are one of only two companies offering satellite delivered digital feeds of pay-per-view hit movies and events to cable operators. We market our Pay-Per-View Feeds Service to larger cable systems that do not require all of our digital services but can benefit from our single source distribution of pay-per-view content. Our Pay-Per-View Feeds Service allows cable systems to avoid the significant capital investment required for processing, storage, scheduling and delivery of digital pay-per-view programming, and generates a highly attractive and recurring cash flow stream at little incremental cost to us.

   Leverage our core competencies into new internet and interactive services. Our strategy is to remain at the forefront of implementing the newest technologies and systems that enable us to deliver digital programming and services to cable systems. Our digital delivery system can also be enhanced to provide additional programming and interactive services via the Internet as they become technologically feasible and economically attractive. These services may include:

   . high speed Internet connectivity;

   . Internet telephony and Internet service provider services;

   . in-home shopping, banking and other consumer oriented and informational services; and

   . high definition television.

   For example, we have entered into a memorandum of understanding with Citicorp to jointly develop an interface for the delivery of home banking, electronic commerce and transactional services over our digital cable platform to the television set-top cable box.

Products, markets and customers

 TVN Digital Cable Television

   Our TVN Digital Cable Television service combines a digital delivery system with programming content and support services to enable cable operators to offer a new programming package to their subscribers. TVN Digital Cable Television provides cable operators with:

   Content. Our typical TVN Digital Cable Television programming package features a large selection of content including multiple channels of audio and video programming as well as an interactive on-screen program guide.

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   Automated ordering and authorization. We provide automated ordering and authorization required to process large volumes of pay-per-view orders. Such authorization, known as conditional access, is the process by which subscribers' television set-top cable boxes are authorized by our operations center to receive our encrypted pay-per-view movie or event programming for at least one full showing. This authorization expires upon program completion. Cable operators desiring to implement their own television set-top cable box authorization system face substantial capital and operating expense. The equipment necessary for a cable operator to provide such services typically costs $150,000 and requires ongoing support and maintenance.

   Customer service. Our customer service facilities allow cable operators to meet the customer service demands that accompany the increased capabilities of TVN Digital Cable Television. Subscriber orders for pay-per-view movies and events are received electronically through either automatic telephone number identification or the television set-top cable box. Cable subscriber inquiries are handled by call centers that we operate. Large home satellite dish subscriber inquiries are handled for us by TicketMaster.

   Billing, reporting and subscriber management. The billing, reporting and subscriber management system we use was developed by CSG Systems and has been enhanced in conjunction with us specifically to support TVN Digital Cable Television. We currently bill for most pay-per-view orders via subscribers' authorized credit cards which reduces billing costs and substantially reduces bad debt. For cable operators that wish to provide pay-per-view service for subscribers who do not have or do not wish to use a credit card, we will bill the subscriber for pay-per-view orders via a separate pay-per-view bill. We can also deliver pay-per-view billing data to each cable operator that wishes to include this information on the regular monthly bill sent to subscribers. The billing software provides detailed management and marketing reports which we believe are valuable to our cable operator customers.

   Engineering support. An important aspect of our TVN Digital Cable Television service is our commitment to facilitate its rapid implementation. We are generally able to have our TVN Digital Cable Television service operational in a cable system within 90 days. We arrange for the delivery, testing and installation of preconfigured digital equipment at the cable operator's facility. Either we or our subcontractors' personnel complete and test the installation and remain on site until the digital equipment is fully operational.

   Marketing. We assist cable operators in creating programming packages and related advertising and marketing campaigns in order to maximize penetration, pay-per-view purchase rates and revenues from TVN Digital Cable Television. Working with the Friedland, Jacobs advertising agency, we have developed a complete "Go Digital" campaign to provide cable operator customers with a complete package of marketing materials designed to increase the number of subscribers. In addition, we contribute to cooperative advertising and marketing of TVN Digital Cable Television.

   Studio licensing and fee administration. We have long-standing relationships with all the major and leading independent film studios and key sports, special events and adult programming distributors. We believe that these relationships are essential to obtaining the popular programming that drives subscriber demand for our digital pay-per-view movies and events. In addition, we provide a single source of digital programming for cable operators. We believe that the breadth and quality of our pay-per-view programming are valuable to cable operators because together they can lead to growth in penetration and pay-per-view purchase rates.


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

   Arrangement of financing. Implementing our TVN Digital Cable Television requires cable operators to acquire digital equipment for their facilities and digital television set-top cable boxes for use by their subscribers. To facilitate the acquisition of this equipment, we have an arrangement with a financing entity that offers lease financing to our cable operator customers.

 Financial benefits of TVN Digital Cable Television to cable operators

   We require the cable operator to agree to a multi-year commitment to offer our TVN Digital Cable Television service. During the term of the agreement, the cable operator pays us a monthly fee per digital subscriber based on achieving certain subscriber penetration rates and/or for the cable operator agreeing to carry a greater number of channels of our pay-per-view offerings. For cable operators that do not require the full range of our digital services, we offer these services on an "a la carte" basis, the fees for which are determined on an individual basis according to the services provided.

   To receive TVN Digital Cable Television, a cable subscriber must have a DCII compatible television set-top cable box which costs the cable operator approximately $300. The monthly charge paid by subscribers for the digital programming package is generally more than sufficient to cover the cable operator's amortized cost of DCII television set-top cable boxes over the five year term of our standard cable operator agreement. The new digital equipment required at a cable operator's facility to receive TVN Digital Cable Television costs the cable operator approximately $50,000. For systems serving in excess of 5,000 subscribers, we generally agree for so long as the agreement remains in effect to make monthly payments to the operator which approximate the cable operator's monthly financing payments on 80% of the cost of such digital equipment. We assume no obligation, however, to third-party financing entities.

 Strategic benefits of TVN Digital Cable Television to cable operators

   Rapid upgrade. TVN Digital Cable Television enables cable operators to rapidly upgrade their systems to offer pay-per-view movies and events and other digital programming. TVN Digital Cable Television provides a broad range of digital services that can be managed, delivered, billed and analyzed by us for the cable operator and content providers. We believe that our digital delivery system will also serve as a low cost platform for a wide range of new digital and interactive services for the consumer, such as in-home shopping, banking and bill paying.

   Neutrality. We are the only independent provider of digital cable television programming and services. We believe that many cable operators prefer to work with an independent service provider.

   Flexibility. TVN Digital Cable Television provides a customized and scalable solution. For instance, an operator of multiple cable systems can implement TVN Digital Cable Television in a discrete number of its systems as well as selecting from a range of support levels depending on the needs and sizes of its different systems. Our TVN Digital Cable Television service offers the most comprehensive support and services. Cable operators that desire to manage specific functions for themselves can select from our services on an a la carte basis. For cable operators seeking only a single source of satellite transmitted digital pay-per-view programming, we offer our Pay-Per-View Feeds Service.

   Compatibility. Our digital delivery system works seamlessly with programmers and television set-top cable boxes using industry standard DCII transmission technology. Based

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on tests performed by CableLabs, our digital transmission system will work in more than 95% of the existing cable systems without significant upgrade to the operator's equipment, apart from installing the required digital equipment at the operator's facility and deploying digital television set-top cable boxes to subscribers.

 Benefits of TVN Digital Cable Television to cable subscribers

   TVN Digital Cable Television provides "near-video-on-demand" capability, the primary attribute of which is that pay-per-view movies have multiple start times, at brief intervals. Subscribers can order TVN pay-per-view films either by telephone using our automated number identification system or through the DCII television set-top cable box using the built in impulse pay-per-view purchase system. Movie start times are a function of how many channels are dedicated to telecasting a particular movie and the running time of that movie. For instance, if a two-hour movie is telecast in digital format on four channels, it can start every 30 minutes on one of those channels. Currently, our analog signal pay-per-view movies start approximately every two hours. The bigger the anticipated demand for a particular pay-per-view film, the more digital channels that will be devoted to that film, especially during the opening week. The convenience and attractiveness of near-video-on-demand movies for digital programming subscribers is demonstrated in part by industry experience indicating a typical 5 times improvement in the rate of pay-per-view purchases versus traditional analog pay-per-view. One of the near-video-on-demand features expected for a future generation DCII television set-top cable box is a "virtual pause" function, which allows the customer to push a button for a brief delay in the movie, which can then be restarted at a point just prior to the scene at which the pause occurred. Another anticipated feature is one button VCR recording by which the television set-top cable box will automatically turn on a subscriber's VCR and record programming previously selected by the subscriber using the on-screen navigational guide. Finally, our TVN Digital Cable Television service protects subscribers against technological obsolescence in that digital television set-top cable boxes remain the property of the cable operator and can be redeployed within the cable system as new technologies become available, rather than requiring the consumer to purchase and then replace expensive in-home equipment such as direct broadcast, small dish satellite systems.

 Pay-Per-View Feeds Service

   In systems offering either our Pay-Per-View Feeds Service or Marquee Mix Service, the cable operator is responsible for distributing, authorizing and billing its subscribers for the pay-per-view orders. On a monthly basis, the cable operator provides us with a report of gross pay-per-view revenue and remits the portion payable to us. The Pay-Per-View Feeds Service also helps us to establish relationships with the largest cable operators who own multiple systems and to demonstrate the earning potential of our digital pay-per-view content. Such relationships also provide an opportunity for us to offer our TVN Digital Cable Television service to the smaller systems owned by these large operators.

 Home shopping services

   In January 1999, we acquired substantially all of the assets of the Panda Shopping Network as part of our strategy to use our digital infrastructure and delivery system to offer home shopping programming. The Panda Shopping Network is a live, on-air home televised shopping channel specializing in the offer and sale of merchandise such as jewelry, watches and precious metal collectible coins. The Panda Shopping Network is currently distributed through cable operators, home satellite dish services, broadcast networks and low-power television to approximately 25,000,000 homes during certain non-primetime viewing hours.

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   In July 1999, we acquired substantially all of the assets of Guthy-Renker
Television Network to reach an expanded audience for our home shopping programming. Guthy-Renker Television Network is in the business of acquiring media time from cable operators and programmers, service providers and television broadcasters, and reselling such time in packages to direct response infomerical and product sales companies.

 Video-on-demand service

   Video-on-demand offers cable subscribers the ability to order, start, pause, rewind and fast forward movies on demand. In conjunction with several manufacturers of specialized digital computer servers, we have developed a video-on-demand service for cable operators who install a digital server at their facility to store and deliver our pay-per-view content. Along with our content, we will provide management services in conjunction with the digital servers utilized by the cable operator. We are currently conducting an initial field trial of our video-on-demand service in one of our smaller cable affiliate systems. We expect to commercially offer our video-on-demand service in the first calendar quarter of 2000.

Future products and services

   Electronic commerce services via our digital cable platform and the Internet. We believe that we can leverage our home shopping and other consumer services through their existing means of distribution and across our digital cable platform to drive viewer traffic to a multi-featured Internet site that we are co-developing, which will offer a wide range of consumer oriented electronic commerce services, including home banking and finance, home shopping, downloading of digital music and healthcare information and consulting.

   This co-development effort is an extension of our existing relationship with e-Citi, a unit of Citigroup, whereby we previously agreed to jointly develop an interface for the delivery of home banking, electronic commerce and transactional services over our digital cable platform to television set-top cable boxes equipped with cable modems. A memorandum of understanding:

  . defines the funding, services and technologies to be contributed to this effort by each party;

  . provides for a one-time payment of $250,000 to us by Citicorp, with neither party obligated to contribute additional funds to the effort;

  . sets forth the various transaction fees to be paid to each party, beginning with the launch of the interface; and

  . calls for the parties to enter into a formal agreement specifying each parties' rights, duties and obligations with respect to the co-development of this interface.

  To date, no such agreement has been executed.

   We have also formed a new venture, Chromazone LLC, in which we own a 50% interest, to develop and license e-commerce engine software and related interactive applications. Under the terms of Chromazone's limited liability operating agreement, we made an initial capital contribution of $50,000, we have contributed an additional $1,500,000 and we are required to make further capital contributions only upon the unanimous vote of all members. We are allocated profits and losses according to our ownership percentage and have the right, together with the other 50% owner, to appoint a majority of the board of directors. We anticipate that Chromazone will perform consulting and software development services to create one or more Internet portal sites and integrate them to effect consumer

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transactions via the Internet and our digital cable platform. We are currently testing several of these sites and expect them to become publicly available over the next 12 months. We expect the first such site to be available on the Internet in the first calendar quarter of 2000.

   We have acquired a majority interest in New Media Network, Inc., which is a new company formed to distribute music which is downloaded from the Internet in digital format and to offer such music and other entertainment products at retail locations and via the Internet. We purchased shares of Series B Preferred Stock of New Media Network representing approximately 60% of its outstanding capital stock, for $6.0 million in cash and services, including satellite transmission services. Along with our shares of stock, we have the right to appoint a majority of New Media Network's board of directors and limited rights to register our shares of its stock with the Securities and Exchange Commission. We expect New Media Network to open its first retail location and to commence sales via the Internet during calendar year 2000.

   Premium interactive digital services. We believe that our digital delivery system can be enhanced to provide additional digital programming and interactive services as they become technologically feasible and economically attractive. These services may include high speed Internet connectivity, Internet-based telephony services, other interactive applications and high definition television. Initial commercial releases of these services may be introduced in the fourth calendar quarter of 2000.

   Cable channel satellite transmission services. We may convert some of our satellite transmitted programming from analog to digital transmission over an extended transition period. We believe there may be opportunities to use the infrastructure created for our digital cable service to provide a full range of production, storage, operational, programming and transmission services for new and planned digital cable channels, similar to the services we provide for Guthy-Renker. New programming channels have experienced difficulty obtaining carriage on cable systems in the analog environment, due to transmission capacity constraints. Using digital compression, we now transmit eight channels from one of our satellite programming transmitters that can carry only one channel in analog format, based on the compression ratio we use to deliver clear pictures. We anticipate that we will charge a monthly fee for our digital satellite transmission services, as we do now, and may in certain circumstances negotiate a revenue sharing relationship or obtain an ownership interest in the channel. We may commercially introduce initial releases of one or more of these services over the next twelve months.

   High definition television. To take advantage of the opportunities for satellite delivered digital high definition television programming, we plan to create a digital high definition television infrastructure using high definition television encoding and video server equipment to serve the market as it develops.

Programming

 Pay-Per-View movies

   We license our pay-per-view movies from all the major and leading independent film studios. Since 1991, we have selected our programming on a movie by movie basis. To maximize the viewing audience for their films, the studios have generally not granted exclusive pay-per-view rights to movies in the U.S. market. Major Hollywood movies are usually released simultaneously to all participants in the pay-per-view market, typically 45 to 55 days after they are released to the home video market, and approximately six months before they are released to premium pay subscription movie programmers such as HBO and SHOWTIME.

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   The typical movie license fee arrangement entitles the film studio to receive 50% of pay-per-view revenues from major films, and 40% to 50% from less popular films, without minimum guarantees. Some studios have experimented with earlier pay-per-view release windows for certain movies in return for minimum subscriber purchases guarantees from pay-per-view programmers. In general, these guarantees have been well below the subscriber purchase rates that we have typically experienced in the large dish home satellite market, enabling us to take advantage of the early window opportunity with minimal risk. If movies were released to the pay-per-view market concurrently with or closer to home video market release, we believe that pay-per-view subscriber purchase rates would increase substantially. Although movie studios receive a much higher percentage of pay-per-view revenues than from home video rental revenues, we anticipate that so long as the home video rental market remains a substantially larger source of revenue to the movie studios than the pay-per-view market, movies will continue to be released first to the home video rental market and shortly thereafter to the pay-per-view market.

   We select our movie programming based on a variety of factors, the most important of which is box office gross revenue, followed by the availability of other film releases in the pay-per-view window, potential appeal to our subscriber base and the desired mix of content airing on our channels at any given time.

 Sports and special events

   We obtain nonexclusive rights to telecast special pay-per-view events such as championship boxing and wrestling matches, live concerts, martial arts matches, rodeos and other sports and entertainment events. We enjoy strong relationships with all the major boxing and wrestling promoters, and promoters of other sports events, major live concerts and specialty programming.

 ESPN Game Plan

   In 1996 we entered into a multi-year agreement with ESPN to telecast nationally via satellite a package of regular season college football games under the name ESPN GamePlan. ESPN GamePlan offers more than 100 major college football games each season, with up to 10 telecast each Saturday from all the major college athletic conferences. On Saturday afternoons during the college football season, we telecast college football games selected by ESPN, for a season subscription or as ordered on a pay-per-day basis.

   We retransmit ESPN GamePlan and also perform required transmission and authorization services for a per season fee paid to us by ESPN. Beginning with the fall 1999 football season, we will transmit and distribute a digital version of ESPN GamePlan to the cable market and large home satellite dish owners who have purchased digital reception equipment, for which we will receive satellite programming transmission service fees from ESPN and a share of subscription and pay-per-day revenues.

 Playboy and Spice channels

   The Spice Channel was formerly called AdulTVision, which we distributed to our large dish home satellite subscribers. Spice features non-rated adult movie content created by the Playboy Entertainment Group. Spice is available in analog signal format for $6.99 per day, or on a monthly or quarterly subscription basis. We are the exclusive distributor of the Spice Channel in the large dish satellite market, for which we receive a substantial share of the subscription and pay-per-day revenues. We also transmit and distribute to the cable market

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

and to large home satellite dish owners who have purchased digital reception equipment a digital format version of Spice and the Playboy Channel, for which we receive satellite programming transmission fees and a substantial share of the subscription and pay-per-day revenues.

 Guthy-Renker

   We have a long-standing relationship with Guthy-Renker Corporation, the leading company engaged in direct response "infomercial" home shopping, to transmit its home shopping "infomercials." We are responsible for satellite transmission of this channel programming, which is telecast in analog and digital format. For our services, we receive a monthly fee.

 The National Football League

   Since 1994, we have maintained a close working relationship with the NFL to provide NFL Sunday Ticket programming solely to the large home satellite dish market. We provide the NFL with the use of up to ten of our satellite programming transmitters for our NFL Sunday Ticket subscription package, which provides subscribers access to all of the regular season Sunday afternoon NFL games for a per season price of approximately $159. The satellite programming transmitters that send our programming are uniquely attractive to the NFL because they are contiguously located on a single, well positioned satellite, enabling subscribers to use their satellite remote control to easily click from one NFL game to another. We preempt our regular movie programming during the hours covered by the NFL agreement. In addition to payments for satellite use during the NFL season and distribution fees earned from subscription sales, we benefit from promotional commercials for our movies inserted during NFL games, airing at the conclusion of NFL game telecasts.

Marketing and sales

 Marketing to cable operators

   Our marketing efforts have been focused on highlighting the financial and operational advantages to cable operators of implementing our digital cable solution. To date, our marketing efforts have largely consisted of participation in industry conferences and trade shows, trade advertising and direct contacts with cable operators. To assist in marketing our digital cable programming and services, we have created a database of cable systems throughout the United States that details the number of subscribers served by each discrete system, type of billing system used, current hardware vendor, channel capacity and addressability. This data is supplemented with available knowledge of the cable operator's strategic goals and competitive issues to formulate a proposal as to how our digital cable services best meet the needs of a particular cable operator. Such a proposal draws from the spectrum of our services, ranging from our TVN Digital Cable Television service for smaller cable systems to our Pay-Per-View Feeds Service for larger systems.

 Marketing to cable subscribers

   As part of our TVN Digital Cable Television service, we offer a complete marketing package for cable operators to assist them in developing an effective marketing campaign for promoting the digital programming package to their subscribers. In our experience, a direct mail campaign alone can generate subscriptions for TVN Digital Cable Television from 5% of a system's subscriber base. We have developed a comprehensive marketing plan using all media for the most effective and rapid subscriber penetration. The marketing plan includes a

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

demographic and competitive analysis, with specific marketing recommendations for type of media and duration.

   We also assist cable operators in tailoring programming packages and advertising and marketing campaigns in order to increase the number of subscribers and the number of their pay-per-view purchases and maximize profits from TVN Digital Cable Television. We consult with many of our cable operators on the design, marketing and introduction of digital programming packages for their subscribers. Our goal is to obtain a 12% TVN Digital Cable Television penetration rate and two pay-per-view purchases per subscriber per month within twelve months of launch. Our "Go Digital" campaign, developed with the Friedland, Jacobs Agency, promotes TVN Digital Cable Television through creative 30 and 60 second video spots which can be shown on existing analog cable channels, with direct marketing materials targeted at subscribers most likely to sign up for the digital programming package and become frequent buyers of our pay-per-view movie and event offerings. After launch of TVN Digital Cable Television, our branded print ads, many of which highlight specific, popular pay-per-view movies and events, are designed to increase subscriber penetration and purchase rates. We may also contribute to cooperative advertising and marketing.

   Cable operators who sign up for TVN Digital Cable Television receive our launch marketing kit, which includes:

  . Newspaper advertisements (customizable, camera-ready ad slicks);

  . 30 and 60 second cross-channel video spots that can be customized for each particular operator;

  . Direct response materials that can be customized for each particular operator;

  . Telemarketing scripts;

  . Subscriber channel line-up cards;

  . Radio scripts, message on-hold scripts, Weather Channel crawl scripts and billing messages;

  . Monthly programming promotions;

  . Press releases; and

  . Customer leave-behinds introducing TVN Digital Cable Television.

Technology and operations

 Network operations

   We have developed a sophisticated analog and digital technical infrastructure comprising in-house production, storage, digital processing, television set-top cable box authorization and satellite transmission capabilities. Programming originates from a facility located at our operations center, which is then transmitted to our satellites from an immediately adjacent facility. Our analog production and transmission facilities were custom built to our specifications by Four Media Company, which recently agreed to be acquired by Liberty Media Corp. Similar facilities dedicated to our digital programming are currently under construction by Four Media Company. Four Media Company operates these facilities for us under our direction and control. The production facilities are dedicated to us, while the transmission facility is used for us and other Four Media Company clients such as the Playboy Channel and syndicated television distributors. We own and operate the digital processing equipment.

   Our operations center maintains backup power and redundant equipment on site. We have uninterrupted power supply from commercial batteries sufficient for 20 minutes of operation in the event of a total power failure, and a diesel powered generator sufficient for continuous operation thereafter. We have never gone "off-air" due to a power malfunction or interruption, having maintained continuous uninterrupted service even during the 1994 Los Angeles earthquake, when the backup power supply system was utilized until local power was restored.

   Studio provided film masters are digitally processed, then stored in a digital server for automated playback at multiple start times, which minimizes the number and cost of playback units and personnel required to transmit near-video-on-demand service. Our proprietary automated scheduling software allows each movie to be shown as desired, and schedules all previews, promotions and interstitial material, which plays at the end of a movie until our next start time.

   Electronic ordering by telephone through automatic telephone number identification and through the television set-top cable box via our impulse pay-per-view system is also fully automated. We use a service provided by General Instrument to electronically authorize a subscriber's television set-top cable box to receive a pay-per-view movie or event. Automated telephone orders are placed by the customer calling one of our sequential toll-free 800 numbers specific to that showing. Orders through the television set-top cable box are placed by the subscriber using a remote control. In either case, within approximately four seconds of placing an order, the customer's television set-top cable box is authorized to receive and begins playing the movie on the customer's television screen. The customer receives the remainder of the current showing plus the next complete showing.

 Satellite transmission

   We transmit our programming content via signal transmitters leased on two PanAmSat satellites, Galaxy III and Galaxy IX, both of which have desirable geostationary orbital positions with transmission coverage of the continental United States. Our satellite transmission leases both expire in 2006, prior to the expiration of each satellite's expected useful life. Currently, we transmit our digital pay-per-view programming from five signal transmitters on the Galaxy IX satellite, transmit our analog pay-per-view programming from six signal transmitters on the Galaxy III satellite and provide satellite transmission capacity to third parties on four signal transmitters on the Galaxy III satellite. Our leased transmission capacity is protected in that we are entitled to replacement satellite space if Galaxy III or Galaxy IX is rendered incapable of transmitting our signals. Cable operators receive our digital signals from Galaxy IX via commercial satellite dishes installed at their facilities. Each of our five signal transmitters on the Galaxy IX satellite currently delivers eight channels of programming. These signals are then processed at the operator's facility by equipment known as DCII Integrated Receiver Transcoders, modulators and related digital equipment. These signals are then transmitted via the existing cable wiring and related equipment to each subscriber that has a DCII television set-top cable box. As we transition our large dish home satellite service from analog to digital signal format, we expect to convert several of the signal transmitters on the Galaxy III satellite from analog to digital over a two-year transition period, which will enable each signal transmitter to carry eight or more digital channels of programming.

 Strategic relationship with General Instrument

   We have a long-standing cooperative business relationship with General Instrument, which recently agreed to be acquired by Motorola, Inc. A full complement of General

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

Instrument programming equipment is installed at our operations center which digitally processes our pay-per-view programming. General Instrument also provides the Integrated Receiver Transcoders and other equipment installed at cable operators' facilities and the DCII television set-top cable boxes acquired by cable operators entering into agreements with us.

Large home satellite dish business

   Our company operates the only satellite transmitted, direct-to-home, multi-channel pay-per-view movie and event analog signal programming service for the large home satellite dish market. Marketed as "TVN Satellite Theaters," the service creates a home cineplex for large home satellite dish owners by programming a different movie on multiple analog channels with continuous showings 24-hours a day. We currently telecast from the Galaxy III satellite five channels of pay-per-view movies and events, one pay-per-day channel showing Spice, one preview channel during the day that is used for additional showings of pay-per-view movies during the night, two home shopping channels for which we provide transmission services and one channel subleased to a third party.

   There are an estimated 1.8 million large dish home satellite owners equipped with the secure encryption standard used by the home satellite industry. More than 260,000 such owners purchased programming from us during the fiscal year ended March 31, 1999. The installed base of large dish customers has been relatively static over the past two years. The large dish home satellite market has not grown due to the smaller dish size and digital features offered by direct broadcast, small satellite dish services. We believe, however, that the existing large dish home satellite customer base will continue to represent a viable market for our pay-per-view programming in the near term.

   General Instrument has introduced its new 4DTV technology receivers, designed to serve as a digital/analog replacement for existing analog large dish receivers. This new digital receiver allows large dish home satellite owners to receive:

  . unencrypted analog and digital signals;

  . analog signals encrypted in an industry standard technology called
    VideoCipher II Plus; and

  . digitally compressed signals encrypted in industry standard DCII
    Technology.

   Large dish home satellite owners equipped with 4DTV receivers are able to receive more programming than that offered by direct broadcast small dish satellite services. We expect a portion of the existing large dish home satellite base to acquire 4DTV receivers to access the new digital channels. We are the sole provider of pay-per-view movies licensed from all the major and leading independent studios for both the analog large dish home satellite market and the large dish home satellite market served by 4DTV digital receivers.

Competition

   Our competitors include a broad range of companies engaged in communications and home entertainment, including small dish satellite operators and programming providers, wired and wireless cable operators, broadcast television networks, home video companies featuring videocassette and digital video disk technologies, as well as companies developing new in-home entertainment technologies, such as the video-on-demand service being marketed by a company called DIVA. We expect that competition will increase substantially as a result of these and other new products and services, as well as from

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

industry consolidations and alliances. We expect to compete primarily against other providers of digital pay-per-view programming, including cable and satellite programmers. We compete on the basis of, among other things, the breadth and quality, price, performance and convenience of our programming and services.

   Currently, the only available alternative for cable operators that wish to offer digital services similar to those provided by small dish satellite operators is a satellite transmitted digital programming delivery service commonly known as "HITS," a name derived from the acronym for "Headend-In-The-Sky." Certain telephone companies have announced initiatives and have made significant investments to become digital television providers.

   We compete with companies offering digital programming direct-to-the-home via various small dish satellite systems. Small satellite dishes offer consumers the appeal of significantly expanded channel capacity, features such as an interactive on-screen program guide, digital pictures without the signal disruption often seen in analog video, CD quality digital music channels and many channels of movies and sports available on a pay-per-view basis. Several well capitalized small satellite dish companies pose a substantial threat to cable operators. DirecTV, owned by Hughes Electronics, was the first all-digital small dish satellite company and as of April 1999 had in excess of 4.7 million subscribers to its small dish satellite service according to DBS Digest, an industry publication. Two other small dish satellite companies are currently in operation: EchoStar, which markets its digital television service under the "Dish Network" brand name and USSB, whose small satellite dish programming service operates in tandem with DirecTV, which has agreed to acquire USSB, offering premium subscription programming such as multiple HBO and SHOWTIME channels. A medium satellite dish service, PrimeStar, has also been acquired by DirecTV. Currently, local programming is generally unavailable through small satellite dishes; however, pending legislation would facilitate the ability of small dish satellite companies to include local broadcasts in their digital programming services.

   The television commerce industry is dominated by two established competitors, The Home Shopping Network and the QVC Network. We also compete with ValueVision, another broadly distributed television commerce company. Additionally, we compete with other companies which sell consumer goods on the Internet. We also generally compete with traditional store and catalogue retailers. In the television home shopping market, we compete on the basis of the breadth and quality of merchandise selection, price and customer service.

Intellectual property and proprietary rights

   We consider our proprietary software, program scheduling system, automatic telephone number identification ordering system, trademarks, logos, copyrights, know-how, advertising, and promotion design and artwork to be of substantial value and importance to our business. We rely on a combination of trade secret, copyright and trademark laws, confidentiality and nondisclosure agreements and other such arrangements to protect our proprietary rights and confidential information. Our success will depend in part on our ability to maintain copyright protection for our proprietary information, to preserve our trade secrets and confidential information and to operate without infringing the proprietary rights of third parties. See "Risk factors--We rely on a combination of trade secret, copyright and trademark laws, confidentiality and nondisclosure agreements and other such arrangements to protect our proprietary rights and confidential information. The loss of our proprietary rights or confidential information would have an adverse effect on our competitiveness and the value of our business assets."

   Each trademark, tradename or service mark of any other company appearing in this prospectus belongs to its holder.

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

Employees

   As of November 15, 1999, we had 252 employees, including 46 in sales and marketing, 124 in operations and 82 in finance, legal and administration. None of our employees are currently represented by a labor union. We believe that our relationships with our employees are good.

Properties

   Our main facility, including our operations center, is located in Burbank, California, where we currently lease approximately 10,000 square feet. The term of this lease runs through July 2003. We currently sub-lease approximately 28,000 square feet at the same facility. We also currently sub-lease approximately 13,000 square feet of office space and lease approximately 12,000 square feet of office space in Westwood, California. The terms of this sub-lease and of this lease run through October 31, 2001 and October 31, 2004, respectively. We also lease approximately 6,100 square feet of office space and sub-lease approximately 6,600 square feet of office space in Torrance, California. The terms of these leases run through September 30, 2000 and September 30, 2002, respectively.

   We anticipate that we will need additional facilities in order to support the expected growth in demand for our services from cable operators and subscribers. We anticipate that we can locate and acquire such additional space when and as it is needed, although we cannot be certain that such space can be acquired on terms acceptable to us.

Legal proceedings

   On December 13, 1999, we were served with a lawsuit filed in California state court by TV/COM International, Inc., a company with which we entered into memoranda of understanding (MOU) concerning (i) it obtaining a DCII technology license from General Instrument and (ii) its obligation to utilize such license for the manufacture of DCII compatible television set-top cable boxes for us, once TV/COM demonstrated its ability to do so in quantity and to our specifications. Pursuant to this MOU, TV/COM provided us with a non-refundable advance of $1.0 million and agreed to use its good faith best efforts to provide, or have its parent company provide, a $3.0 million bridge loan to us. This bridge loan was not provided, nor did TV/COM ever obtain the technology license as required, as a result of which it had no ability to manufacture the set-top boxes, in quantity or at all. TV/COM's lawsuit alleges breach of contract, fraud and negligent misrepresentation, along with several related causes of action. It asks the court to award specified damages of $1.0 Million for the alleged non-repayment of its advance to us, an additional $23,950,000 for alleged lost profits and $100,000 of unspecified damages, as well as punitive and other unspecified damages and costs. We have received an extension of time until February 15, 2000 to move, answer or otherwise plead to the complaint. We believe that the claims in the lawsuit are not meritorious and we have retained counsel to provide a vigorous defense and assert our claims against TV/COM and related parties.

   In addition, we have been party to other legal and administrative proceedings relating to claims arising from our operations in the normal course of business. On the advice of counsel, we believe we have adequate legal defenses and believe that the ultimate outcome of these actions will not have a material adverse effect on our consolidated financial position, results of operations or cash flows.

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

                                   Management

Executive officers and directors

   Our executive officers and directors and their ages as of November 15, 1999 are as follows:

 Name                          Age Position
 ----                          --- --------
 Stuart Z. Levin.............   51 Chairman of the Board of Directors and Chief
                                    Executive Officer
 Arthur Fields...............   61 Senior Executive Vice President, General
                                    Counsel, Chief Administrative Officer,
                                    Director and Secretary
 Linda Blazy.................   45 Senior Vice President, Satellite Marketing
 Leo I. Bluestein, Ph.D......   63 Chief Technical Officer
 Anthony Ciesniewski.........   54 Vice President, Network Operations &
                                    Engineering
 Richard Colletto............   47 Vice President, Programming
 John McWilliams.............   36 Senior Vice President, Finance
 Gregory Pasetta.............   34 Senior Vice President
 Stephen C. Rockabrand.......   50 Senior Vice President, New Business
                                    Development
 Dom Stasi...................   56 Vice President, Technology Development
 Gregory A. Thomas...........   35 Chief Operating Officer, GRTV Network, Inc.
 Michael Wex.................   46 Senior Vice President, Shopping Services
 S. Robert Levine, M.D.......   45 Director
 Stephen R. Munger...........   42 Director
 Martin A. Pasetta...........   67 Director
 David R. Powers.............   32 Director
 Michael J. Ritter...........   58 Director
 Jerome H. Turk..............   56 Director

   Stuart Z. Levin founded TVN in 1987 and served as President and Chief Executive Officer from then to September 1997. In September 1997, Mr. Levin became Chairman of the Board of Directors and Chief Executive Officer. Prior to joining TVN, Mr. Levin founded and operated Domesticom Corporation, a company that delivered satellite-fed pay television and pay-per-view programming to hotels and apartment complexes from 1980 to 1984. In 1984, Mr. Levin began work on the initial plan for TVN.

   Arthur Fields, a co-founder of TVN, joined us in January 1989 as Senior Executive Vice President, General Counsel and Chief Administrative Officer. Prior to joining TVN, Mr. Fields was a partner at the law firm of Ervin, Cohen & Jessup in Beverly Hills, California. Mr. Fields received a B.S. in Pharmacy from Columbia University and a J.D. from Loyola Law School.

   Linda Blazy joined TVN in 1991 as our Vice President, Marketing, Sales & Creative Services. From November 1995 to September 1997, Ms. Blazy served as our Senior Vice President, Marketing, Sales & Creative Services. In September 1997, Ms. Blazy became our Senior Vice President, Consumer Marketing and in March 1999 became our Senior Vice President, Satellite Marketing. Prior to joining TVN in 1991, Ms. Blazy held a number of marketing and management positions in the home video industry. Ms. Blazy received a B.S. in Marketing from Arizona State University.

   Anthony Ciesniewski joined TVN in August 1998 as Vice President, Network Operations & Engineering. He oversees all aspects of our Digital Network Operations Center, including day-to-day staff management and the implementation of such technical functions as compression, encryption, access control, automated ordering and transactional

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

services. Mr. Ciesniewski joined TVN from Kelly Broadcasting Co. in Sacramento, where he had been Director of Engineering since August 1996. From September 1997 through March 1998, he was Consulting Engineer for Ziff-Davis Publishing, where he designed their digital cable television broadcast facility in San Francisco. From March 1986 through August 1996 he was Vice President, Engineering & Operations for Fox Tape, a division of 20th Century Fox.
Mr. Ciesniewski won a 1994 Emmy Award for Technical Team/Studio for "NFL on Fox." He belongs to the Society of Broadcast Engineers, the Academy of Television Arts & Sciences, and the Society of Motion Picture and Television Engineers.

   Leo I. Bluestein joined TVN on a full-time basis in April 1996 as our Chief Technical Officer. From April 1989 to April 1996, Dr. Bluestein was a consultant to us and a number of other companies in the areas of encryption and conditional access technology. Dr. Bluestein was a Vice President with responsibilities in the Government Systems and VideoCipher divisions of M/A-Com Linkabit, Inc., a subsidiary of M/A Com, Inc., a diversified electronics company, and was a director of the Advanced Technology Group at Oak Industries, Inc., a pay television product company. Dr. Bluestein received a B.S. in Electrical Engineering from the College of the City of New York, and an M.S. in Electrical Engineering and a Ph.D. in Electrical Engineering from Columbia University.

   Rick Colletto joined TVN in January 1998 as our Vice President, Programming and is responsible for overseeing the programming and scheduling of our digital and analog channels. Prior to joining TVN, Mr. Colletto was Director, Video-On-Demand for Time Warner, Inc.'s Full Service Network in Orlando, Florida from May 1994 to December 1997. Mr. Colletto served as Marketing Director of Oceanic Cable, a Hawaiian affiliate of Time Warner from December 1992 to May 1994. Mr. Colletto received a B.A. in Communications from the University of Hawaii.

   John McWilliams joined TVN in December 1994 as our Controller and was named Vice President, Finance in November 1995. In August 1998, Mr. McWilliams was named Senior Vice President, Finance and is responsible for our accounting, financial reporting and financial planning systems, overseeing risk management and administering our employee benefit plans. Mr. McWilliams was an independent consultant from July 1993 to December 1994. From September 1992 to July 1993, Mr. McWilliams was the Controller for Action Pay-Per-View, a national PPV network. Mr. McWilliams received a B.S. in Accounting from the University of Tennessee, Knoxville, and was certified as a public accountant in California in 1990.

   Gregory Pasetta joined TVN as a Producer in June 1990 and was promoted to Executive Producer in November 1991. From November 1992 to November 1995, Mr. Pasetta served as our Vice President, Production. Mr. Pasetta was named Senior Vice President, Operations & Production in November 1995. In September 1998, Mr. Pasetta was named Senior Vice President. In that capacity, Mr. Pasetta is responsible for oversight and direction of new business development. Prior to joining TVN, Mr. Pasetta worked in live television production and direction. Mr. Pasetta received a B.A. in Communication Arts from Loyola Marymount University.

   Stephen C. Rockabrand joined TVN in January 1996 as our Senior Vice President, Programming and New Business Development and in January 1998 became our Senior Vice President, New Business Development. In September 1998, Mr. Rockabrand was named Senior Vice President for live and special event programming. From 1990 to January 1996, Mr. Rockabrand served as Vice President, Pay Television, Ancillary Markets and New Technologies at Paramount Pictures Corporation, a motion picture and television studio.


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


   Dom Stasi joined TVN in December 1998 as Vice President, Technology Development and is responsible for developing video and data applications for use in video-on-demand and interactive systems. Prior to joining TVN, Mr. Stasi spent seven years as an engineering executive with TCI and its Liberty Media program networks. From July 1997 to October 1998, Mr. Stasi was Vice President, Engineering and Operations for Your Choice TV. From October 1994 to July 1997, Mr. Stasi served as Vice President, Network Video Services for the Technology Ventures division, and from June 1993 to October 1994, Mr. Stasi was Vice President, Technology and Operations for Request TV. Mr. Stasi holds an engineering degree from the State University of New York, and is a member of the NCTA Engineering Committee, the Society of Cable Telecommunications Engineers, and the Society of Motion Picture and Television Engineers.

   Gregory A. Thomas joined TVN as Chief Operating Officer of GRTV Network, Inc. in July 1999 when we acquired substantially all the assets of Guthy-Renker Television Network. Mr. Thomas became Chief Operating Officer of Guthy-Renker Television Network, a satellite-delivered direct response marketing company, in 1998. In 1994, Mr. Thomas founded Coast to Coast Media, LLC, a time buying service for infomercials to service his own productions. Mr. Thomas served as President of Coast to Coast from 1994 until Coast to Coast was acquired by Guthy-Renker Television Network in 1998. Mr. Thomas holds a Bachelor's Degree in History from the University of California at Los Angeles.

   Michael Wex joined TVN in February 1999 as Senior Vice President of TVN and President & Chief Operating Officer of the wholly owned TVN Shopping, Inc. subsidiary. Previously, Mr. Wex was President and CEO of GRTV Network from 1995 through September 1998. From January 1994 through August 1995, he was a member of the start-up management team and consultant to S: The Shopping Network, an interactive home shopping channel launched by Fingerhut. Mr. Wex has won several Cable ACE awards and two Emmy Award nominations. He has a Masters Certificate in International Interactive Communications from New York University and a Bachelor of Arts in Communications from Goddard College.

   S. Robert Levine, M.D. has been a member of TVN's Board of Directors since October 1990. In March of 1983, Dr. Levine established the Cardiac Health and Rehabilitation Program at New York's Mount Sinai Medical Center, and served as its Director until October 1986. In November 1996, Dr. Levine was named Chairman of the Progressive Policy Institute's "Health Priorities Project." Dr. Levine is a member of the National Institute of Health's National Institute of Diabetes, Digestive and Kidney Diseases Advisory Council, and serves as Chairman of Government Relations and member of the Executive Committee and International Board of the Juvenile Diabetes Foundation. Dr. Levine is also a member of the Board of Directors of DayOne Life Management, Inc. Dr. Levine received a B.S. in Human Development and Nutrition from Cornell University in 1975, and an M.D., summa cum laude, from the Loyola-Stritch School of Medicine in 1979.

   Stephen R. Munger has been a member of TVN's Board of Directors since December 1997. Mr. Munger is the Managing Director, Mergers, Acquisitions and Restructuring Department of Morgan Stanley and is Head of its Private Investment Department. Mr. Munger joined Morgan Stanley in 1988 and served in various capacities prior to being named Managing Director in 1993. Mr. Munger is also a member of the Board of Directors of Wright Medical Technology, Inc., EconoPhone, Inc., and ImpSat Corporation. Mr. Munger received a B.A. in Government from Dartmouth College and an M.B.A. from The Wharton School.

   Martin A. Pasetta has been a member of TVN's Board of Directors since October 1988. Mr. Pasetta retired from a 42 year career as a director and producer of television specials and programs, including 17 years directing the Academy Awards from 1972 to 1989. Mr. Pasetta produced and directed Inaugural Galas for Presidents Carter and Reagan, in addition to the first U.S. satellite television entertainment broadcast. Mr. Pasetta received an Honorary Doctorate in Fine Arts from the University of Santa Clara.

   David R. Powers has been a member of our Board of Directors since September 1997. In December 1996, Mr. Powers became a Vice President in the Private Investment Department of Morgan Stanley. From May 1994 to December 1996, Mr. Powers was an Associate in the Private Investment Department. From August 1992 to May 1994 Mr. Powers was an Associate in the Mergers, Acquisitions and Restructuring Department and has served in various capacities at Morgan Stanley since 1989. Mr. Powers received a B.A. in Mathematics and Economics from Amherst College.

   Michael J. Ritter joined our Board of Directors in May 1998. Mr. Ritter has been retired since 1995. From 1991 until 1995, Mr. Ritter served as President and Chief Operating Officer of Continental Cablevision, Inc. Mr. Ritter served as a director of Continental Cablevision, Inc. from 1991 until 1996. Mr. Ritter received a B.S. in Business from California State University, San Jose, and a J.D. from the University of the Pacific, McGeorge School of Law.

   Jerome H. Turk joined our Board of Directors in October 1998. Mr. Turk has been retired since January 1997. From November 1994 to December 1996, Mr. Turk was a member of the Board of Directors of Fitzgeralds Gaming Corporation, most recently as Chairman of the Board. From September 1985 to October 1988, Mr. Turk worked for Oppenheimer & Co., most recently as a Managing Director. Mr. Turk received a B.B.A. from Adelphi University and a J.D. from Brooklyn Law School. Mr. Turk is a certified public accountant and a member of the bar in the State of New York.

Director compensation

   Members of our Board of Directors do not receive compensation for their service as directors.

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

Executive compensation

 Summary of cash and certain other compensation

   The following table sets forth information concerning the compensation received for services rendered to us during fiscal 1999 by our Chief Executive Officer and our four next most highly compensated executive officers whose total compensation in fiscal 1999 equaled or exceeded $100,000:

                           Summary Compensation Table

                                                                    Long-term
                                                                   compensation
                                                                      awards
                                                                   ------------
                                         Annual compensation        Number of
                                    ------------------------------  securities
                                                      Other annual  underlying
Name and principal positions   Year  Salary   Bonus   compensation   options
----------------------------   ---- -------- -------- ------------ ------------
Stuart Z. Levin............... 1999 $474,577 $250,000   $41,509           --
 Chairman and Chief Executive
 Officer
James B. Ramo(1).............. 1999  464,701  250,000    32,813           --
 President and Chief Operating
 Officer
Arthur Fields................. 1999  371,970  125,000    85,978           --
 Senior Executive Vice
 President, General Counsel,
 Chief Administrative Officer
 and Secretary
Gregory Pasetta............... 1999  187,115   35,000        --           --
 Senior Vice President
David Sears................... 1999  175,000   45,000        --       50,000
 Senior Vice President,
 Affiliate Sales & Marketing

--------
(1) In September 1999, James B. Ramo resigned as a director and as President and Chief Operating Officer. In connection with his resignation, we agreed to pay him approximately $700,000 in satisfaction of salary, bonus and severance benefits arising under his employment agreement.

   Other annual compensation represents car allowance and employer paid premiums for life insurance policies. Long-term compensation awards are shares subject to stock options granted under the 1996 Stock Option Plan. See Table entitled "Option Grants in Last Fiscal Year" for an explanation of the vesting provisions of such stock options.

   The following table sets forth certain information for the fiscal year ended March 31, 1999 with respect to options granted to the named executive officers.

                       Option grants in last fiscal year

                                     Individual grants
                         ------------------------------------------
                                                                    Potential realizable value
                                     % of                             at assumed annual rates
                                 Total options                      of stock price appreciation
                                  granted to   Exercise                   for option term
                         Options employees in  price per Expiration ----------------------------
Name                     granted  fiscal year    share      date         5%            10%
----                     ------- ------------- --------- ---------- ------------- --------------
Stuart Z. Levin.........     --        --           --          --             --            --
James B. Ramo(1)........     --        --           --          --             --            --
Arthur Fields...........     --        --           --          --             --            --
Gregory Pasetta.........     --        --           --          --             --            --
David Sears............. 50,000      55.6%       $3.28   5/26/2008        267,139       425,374

--------
(1) James B. Ramo resigned as a director and as President and Chief Operating Officer in September 1999.

   The amounts in the two columns entitled "Potential realizable value at assumed annual rates of stock price appreciation for option term" represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The assumed 5% and 10% rates of stock price appreciation are mandated by the Rules of the Securities and Exchange Commission and do not represent our estimate or projection of future common stock price. Actual gains, if any, on stock option exercises are dependent on our future financial performance, overall conditions and the option holder's continued employment through the vesting period and option term. This table does not take into account any appreciation in the fair market value of the common stock from the date of grant to the date of this prospectus, other than the columns reflecting assumed rates of appreciation of 5% and 10%.

   The following table sets forth certain information with respect to the number and value of stock options held by each named executive officer as of March 31, 1999.

  Aggregate option exercises in fiscal 1999 and option values as of March 31,
                                      1999

                                                   Number of securities      Value of unexercised
                           Number                 underlying unexercised     in-the-money options
                          of shares              options at March 31, 1999     at March 31, 1999
                          acquired      Value    ------------------------- -------------------------
Name                     on exercise realized($) Exercisable Unexercisable Exercisable Unexercisable
----                     ----------- ----------- ----------- ------------- ----------- -------------
Stuart Z. Levin.........      --          --       604,179      287,528    $6,451,168   $2,988,829
James B. Ramo(1)........      --          --       179,933      419,842     1,844,313    4,303,381
Arthur Fields...........      --          --       358,333       41,667     1,934,280      447,920
Gregory Pasetta.........      --          --       100,000            0     1,075,000            0
David Sears.............      --          --        12,500       37,500        96,500      289,500

--------
(1) In connection with his resignation as director and as President and Chief Operating Officer, we paid Mr. Ramo approximately $1.9 million in connection with the cancellation of options to purchase 599,775 shares of the Company's common stock previously granted to Mr. Ramo as well as the satisfaction of other equity participation provisions arising under the employment agreement.

   "Value realized" is calculated on the basis of the fair market value of the common stock on the date of exercise minus the exercise price, despite the fact that none of such shares have been sold. The amounts in the two columns entitled "Value of unexercised in-the-money options at March 31, 1999" are calculated based upon the fair market value of $11.00 per share as of the fiscal year end minus the exercise price.

Benefit plans

   1996 Stock Option Plan. Our 1996 Stock Option Plan was adopted by the Board of Directors and approved by the stockholders in January 1996. In August 1997, the Board and the stockholders approved an increase in the number of shares reserved under the 1996 Option Plan by 600,000 shares for a total of 3,000,000 shares of common stock. In April 1999, the Board approved the reservation of an additional 993,899 shares under the 1996 Option Plan, subject to stockholder approval. The 1996 Option Plan provides for grants of incentive stock options to our employees (including officers and employee directors) and nonstatutory stock options to our employees, directors and consultants. The purpose of the 1996 Option Plan is to attract and retain the best available personnel and to encourage stock ownership by our employees, officers and consultants in order to give them a greater personal stake in our success. The 1996 Option Plan is administered by the Board of Directors, which determines optionees and the terms of options granted, including the

   As of March 31, 1999, 52,417 shares of Common Stock had been issued upon the exercise of options granted under 1996 Option Plan, options to purchase 2,681,482 shares of common stock at a weighted average exercise price of $0.52 per share were outstanding and 266,101 shares remained available for future grant.

   The term of an option granted under the 1996 Option Plan is stated in the option agreement. The terms of options granted under the 1996 Option Plan generally may not exceed ten years, and in the case of an incentive option or nonstatutory option granted to an optionee who, at the time of grant, owns stock representing more than 10% of our outstanding capital stock, the term of such option may not exceed five years. Options granted under the 1996 Option Plan generally vest and become exercisable as set forth in the option agreement. In general, no option may be transferred by the optionee other than by will or the laws of descent or distribution, and each option may be exercised, during the lifetime of the optionee, only by such optionee. An optionee whose relationship with us or any related corporation ceases for any reason (other than by death or permanent and total disability) may exercise options in the 90 day period following such cessation, unless such options terminate or expire sooner (or for nonstatutory options, later), by their terms, but only to the extent the option had vested on such date of cessation. In the event of death or total and permanent disability, the option may be exercised in the twelve month period following the date of death or total and permanent disability unless such options terminate or expire sooner (or for nonstatutory options, later), but only to the extent the option had vested on the date of death or disability.

   In the event we merge with or into another corporation, all outstanding options may either be assumed or an equivalent option may be substituted by the surviving entity or, if such options are not assumed or substituted, such options shall become exercisable as to all of the shares subject to the options, including shares as to which they would not otherwise be exercisable. In the event that options become exercisable in lieu of assumption or substitution, the Board of Directors shall notify optionees that all options shall be fully exercisable for a period of 15 days, after which such options shall terminate.

   The Board of Directors determines the exercise price of options granted under the 1996 Option Plan at the time of grant, provided that the exercise price of all incentive stock options must be at least equal to the fair market value of the shares on the date of grant. With respect to any participant who owns stock possessing more than 10% of the voting rights of our outstanding capital stock, the exercise price of any incentive stock option or any nonstatutory stock option granted must equal at least 110% of the fair market value on the grant date. The consideration for exercising any incentive stock option or any nonstatutory stock option may consist of cash, check, promissory note, delivery of already-owned shares of our common stock subject to certain conditions, a reduction in the amount of any company liability to an optionee or any combination of the foregoing methods of payment or such other consideration or method of payment to the extent permitted under applicable law. No incentive stock options may be granted to a participant, which, when aggregated with all other incentive stock options granted to such participant, would have an aggregate fair market value in excess of $100,000 becoming exercisable in any calendar year. The 1996 Option Plan will terminate in January 2006, unless sooner terminated by the Board of Directors.

   401(k) Plan. We have a 401(k) plan pursuant to which eligible employees may elect to reduce their current salary by up to the statutorily prescribed annual limit and have the amount of such reduction contributed to the 401(k) plan. Any contributions by us to the 401(k) plan are discretionary. The 401(k) plan is intended to qualify under section 401 of the Internal Revenue Code so that contributions by participants to the 401(k) plan, and income earned on those contributions, are not taxed to participants until withdrawn from the 401(k) plan.

Limitation of liability and indemnification matters

   As permitted by the Delaware General Corporation Law, we have included in our certificate of incorporation a provision to eliminate the personal liability of our directors for monetary damages for breach or alleged breach of their fiduciary duties as directors, subject to certain exceptions. In addition, our bylaws provide that we are required to indemnify our officers and directors under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary, and we are required to advance expenses to our officers and directors as incurred in connection with proceedings against them for which they may be indemnified. We believe that our charter provisions are necessary to attract and retain qualified persons as directors and officers. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. At present, we are not aware of any pending or threatened litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification would be required or permitted.

              Material transactions and related party transactions

Related party transactions

   In May 1992, we assumed the obligations of the limited partnership that was our predecessor in interest including specific obligations to repay funds advanced to it by certain stockholders including Stuart Z. Levin, our Chairman and Chief Executive Officer, and S. Robert Levine, M.D., a member of our Board of Directors. Accordingly, we have contingent notes payable to (i) Stuart Z. Levin, in the amount of $54,019, including principal and interest accrued through September 30, 1999; and (ii) S. Robert Levine in the amount of $968,457 including principal and interest accrued through September 30, 1999. See "Description of Certain Indebtedness."

   During the period from fiscal 1993 to fiscal 1999, we have made a series of advances to Stuart Z. Levin, our Chairman and Chief Executive Officer, and Mr. Levin has from time to time made periodic repayments toward such advances. As of September 30, 1999, the outstanding amount of such advances, net of repayments, aggregated $175,000. Such advances are payable to us upon demand and do not bear interest.

   In February 1996, we effected a recapitalization pursuant to which each of the 729,180 shares of then outstanding common stock was exchanged for
10.5948568 shares of Series A Preferred Stock. Prior to the recapitalization, the only outstanding capital stock was common stock. The recapitalization and related exchange of common stock for preferred stock was not a financing transaction and did not generate any proceeds to us.

   During the period from June 1996 through November 1996, we issued and sold convertible promissory notes in the aggregate principal amount of $5.5 million to Storie Partners, L.P., which owns greater than 4% of our voting securities, and to certain other investors. The convertible notes accrued simple interest at the annual rate of 10% and were convertible upon the consummation of a qualified equity financing occurring on or before December 31, 1998 into shares of capital stock issued in connection with the financing. The convertible notes were accompanied by warrants exercisable for the purchase of an aggregate of 500,002 shares of our capital stock issued in connection with the financing.

   In August 1997, we entered into an agreement with Princes Gate Investors II and the holders of the convertible notes to issue and sell an aggregate of 5,714,442 shares of Series B-1 Preferred Stock for $2.6249 per share, 1,290,767 shares of Series B-2 Preferred Stock for $5.8105 per share and warrants exercisable for the purchase of 500,002 shares of Series B-2 Preferred Stock at a per share price of $5.8105, 2,285,727 shares of Series B-3 Preferred Stock for $6.5625 per share and 1,428,584 shares of Series B-4 Preferred Stock for $10.4999 per share.

   Pursuant to the terms of the August 1997 agreement, Princes Gate Investors II was obligated to purchase all the shares of Series B-1 Preferred Stock and was granted an option to purchase all of the shares of Series B-3 Preferred Stock exercisable on or before February 28, 1998 and all of the shares of Series B-4 Preferred Stock exercisable on or before August 29, 1998. In December 1997, we and Princes Gate Investors II amended the terms of the August 1997 agreement to provide that Princes Gate Investors II's options to purchase such shares in February 1998 and August 1998 would become absolute obligations in December 1997 and February 1998, respectively, in consideration for our agreement to issue and sell a greater number of shares of Series B-3 Preferred Stock and Series B-4 Preferred Stock at a lower price per share for each such series. Specifically, the December 1997 amendment to the August 1997 agreement obligated Princes Gate Investors II to purchase 2,857,169 shares of Series B-4 Preferred Stock for $5.25 per share on or before December 31, 1997 and to purchase 2,285,727 shares of Series B-3 Preferred Stock for $6.5625 per share on or before February 15, 1998. Such purchases were subsequently consummated by PGI II. PGI II and its affiliates own more than 5% of our voting securities. Two of our directors, Messrs. Munger and Powers, are employees of Morgan Stanley, an affiliate of Princes Gate Investors II.

   The 1,290,767 shares of Series B-2 Preferred Stock and the warrants receivable for shares of Series B-2 preferred stock were issued to the holders of the convertible notes and warrants issued in connection with the convertible notes. In consideration therefor, all of the convertible notes, including all outstanding principal, were canceled and the warrants issued in connection with the convertible notes were exchanged for the warrants exercisable for Series B-2 Preferred Stock. As a result, 946,563 shares of Series B-2 Preferred Stock and warrants exercisable for the purchase of 366,668 shares of Series B-2 Preferred Stock were acquired by Storie Partners, L.P. On December 31, 1998, warrants exercisable for 493,336 shares of Series B-2 Preferred Stock expired unexercised in accordance with their terms. Warrants exercisable for 6,666 shares of Series B-2 Preferred Stock were exercised prior to December 31, 1998.

Employment agreements

   Stuart Z. Levin. In August 1997, Stuart Z. Levin, our Chairman of the Board and Chief Executive Officer entered into an employment agreement with us pursuant to which he is to receive a base salary of $450,000 for the period September 1, 1997 through August 31, 1998, $475,000 for the period September 1, 1998 through August 31, 1999, and $500,000 for the period September 1, 1999 through August 31, 2000. The agreement provides for a bonus of $250,000 for the fiscal year ended March 31, 1998, and for a bonus of $125,000 to $250,000 for the fiscal years ended March 31, 1999 and March 31, 2000. The agreement is renewable for one additional two-year period at a base salary no less than 110% of Mr. Levin's base salary for the immediately preceding year and with a minimum annual bonus of not less than $250,000. In connection with the employment agreement, we also granted Mr. Levin an option to purchase 291,707 shares of common stock with an exercise price of $0.75 per share, which vests 20% at the end of the first year and monthly thereafter over the following four years. The term of the option is ten years and the vesting of the option is contingent upon Mr. Levin's continued employment with us.

   If we desire to terminate Mr. Levin's employment involuntarily without cause, we are obligated to pay Mr. Levin his base salary for the shorter of (i) two years from the date of termination, or (ii) until the agreement terminates on September 1, 2000. In the event of such termination, we are also obligated to pay Mr. Levin a minimum annual bonus of $125,000 for the fiscal year in which such termination occurs.

   Arthur Fields. In August 1997, Arthur Fields, our Senior Executive Vice President, General Counsel and Chief Administrative Officer entered into an employment agreement with us pursuant to which he is to receive a base salary of $350,000 for the period September 1, 1997 through August 31, 1998, $375,000 for the period September 1, 1998 through August 31, 1999, and $400,000 for the period September 1, 1999 through August 31, 2000. The agreement provides for a bonus of $125,000 for the fiscal year ended March 31, 1998, and for a bonus of $62,500 to $125,000 for the fiscal years ended March 31, 1999 and March 31, 2000. The agreement is renewable for one additional two-year period at a base salary no less than 110% of Mr. Fields' base salary for the immediately preceding year and with a minimum annual bonus not less than $125,000.

   If we desire to terminate Mr. Fields' employment involuntarily without cause, we are obligated to pay Mr. Fields his base salary for the shorter of
(i) two years from the date of termination, or (ii) until the agreement terminates on September 15, 2000. In the event of such termination, we are also obligated to pay Mr. Fields a minimum annual bonus of $62,500 for the fiscal year in which such termination occurs.

   John McWilliams. In January 1996, John McWilliams, our Senior Vice President, Finance, entered into a severance agreement with us pursuant to which he is entitled to receive severance benefits in the form of salary continuation for six months at his then current salary in the event his employment is terminated by us for convenience. Mr. McWilliams' current annual salary is $150,000.

   James B. Ramo. In August 1997, James B. Ramo, our former President and Chief Operating Officer, entered into an employment agreement with us that set forth, among other things, Mr. Ramo's salary and bonus compensation, equity participation and severance benefits. Effective September 15, 1999, we accepted Mr. Ramo's resignation as a director and as President and Chief Operating Officer. In connection with his resignation, we agreed to pay him $700,000 in satisfaction of his salary, bonus and severance benefits arising under the employment agreement and approximately $1.9 million in satisfaction of the equity participation provisions arising under the employment agreement.

   Gregory A. Thomas. In July 1999, Gregory A. Thomas entered into an employment agreement with GRTV Network, Inc., our wholly-owned subsidiary that acquired Guthy-Renker Television Network, to be its Chief Operating Officer. The agreement provides that Mr. Thomas is to receive a base salary at the rate of $200,000 annually during the period July 1, 1999 through March 31, 2000, $225,000 annually during the period April 1, 2000 through March 31, 2001, and $250,000 annually during the period April 1, 2001 through December 31, 2001. The agreement provides for a performance bonus of up to 125% of Mr. Thomas' average salary in effect for each of TVN's fiscal reporting years, with a guaranteed minimum of $100,000 per fiscal year. In addition, pursuant to the agreement, we have granted Mr. Thomas an option to purchase 100,000 shares of common stock with an exercise price of $11.00 per share which option vests as described in the agreement over a five year period.

   Michael Wex. In February 1999, Michael Wex, our Senior Vice President and President and Chief Operating Officer of our wholly owned subsidiary, TVN Shopping, Inc., entered into an employment agreement with us pursuant to which he is to receive a base annual salary of $225,000, $236,250, $248,063, $260,466 and $273,489 for the twelve month periods ending March 31, 2000, 2001, 2002, 2003 and 2004, respectively. The agreement provides for an annual bonus, payable in cash or TVN Shopping, Inc. stock, of no less than $100,000 per fiscal year and up to 150% of his then current annual salary subject to achieving certain milestones as determined by us. The agreement is renewable for one additional two-year period. In April 1999, we granted Mr. Wex an option to purchase 100,000 shares of common stock with an exercise price of $11.00 per share which option vests 20% at the end of Mr. Wex's first year of employment and ratably thereafter on a monthly basis over the following four years.

   Gregory Pasetta. In November 1999, Gregory Pasetta, our Senior Vice President, entered into an employment agreement with us. The agreement provides that Mr. Pasetta is to receive a base salary at the rate of $250,000 annually during the period November 12, 1999 through March 31, 2000, $275,000 annually during the period April 1, 2000 through March 31, 2001 and $300,000 annually during the period April 1, 2001 through December 31, 2001. The agreement provides for a performance bonus of up to 100% of Mr. Pasetta's average salary in effect for each of TVN's fiscal reporting years, with a guaranteed minimum of $250,000 per the first fiscal year, $165,000 per the second fiscal year and $180,000 per the third fiscal year. In addition, pursuant to the agreement, we have agreed to grant Mr. Pasetta an option to purchase 150,000 shares of common stock which option vests as described in the agreement over a five year period.

   We believe that all of the transactions set forth above were made on terms no less favorable than would be obtained for similar services provided to unrelated third parties. Any future transactions between we and our executive officers directors and their affiliates will be on terms no less favorable to us than can be obtained from unaffiliated third parties, and any material transactions with such persons will be approved by a majority of the disinterested members of our Board of Directors.

                             Principal stockholders

   The following table sets forth certain information regarding the beneficial ownership of our capital stock as of November 15, 1999, as adjusted to give effect to the transactions contemplated in this prospectus:

  . by each of our directors and each of the named executive officers,

  . by all directors and executive officers as a group, and

  . by each person who is known by us to own beneficially more than 5% of our common stock on an as-converted basis.

   Applicable percentage of ownership is based on 152,517 shares of common stock and 19,654,671 shares of preferred stock outstanding as of November 15, 1999, together with applicable options and warrants for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder's name. Shares of common stock or preferred stock subject to options or warrants that are presently exercisable or exercisable within 60 days of November 15, 1999, are deemed to be beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such person but are not treated as outstanding for the purpose of computing the percentage of any other person.

                                               Number of Number of   Percent
                                               Shares of Shares of  Ownership
                                                Common   Preferred  of Voting
               Beneficial Owner                  Stock     Stock      Stock
               ----------------                --------- ---------- ---------
Entities affiliated with Princes Gate
 Investors II, L.P.(1)........................        -- 10,857,338   54.8%
 1585 Broadway
 New York, New York 10036
Stuart Z. Levin(2)............................   827,897    938,398    8.6
Arthur Fields(3)..............................   395,833    397,307    3.9
Gregory Pasetta(4)............................   100,000         --      *
David Sears(5)................................    20,833         --      *
S. Robert Levine, M.D.........................        --  3,332,835   16.8
Stephen R. Munger(1)..........................        -- 10,857,338   54.8
Martin A. Pasetta(6)..........................        --    352,883    1.8
David R. Powers(1)............................        -- 10,857,338   54.8
Melvin Rosen..................................        --  1,165,413    5.9
Jerome H. Turk................................        --    172,102      *
All directors and executive officers as a
 group (19 persons)(7)........................ 1,675,063 16,050,863   82.9

--------
  * Less than 1%.
(1) Includes an aggregate of 8,797,318 shares of Series B-1, B-3 and B-4 Preferred Stock held by Princes Gate Investors II, L.P., an aggregate of 592,812 shares of Series B-1, B-3 and B-4 Preferred Stock held by Acorn Partnership II, L.P., an aggregate of 586,883 shares of Series B-1, B-3 and B-4 Preferred Stock held by PGI Investments Limited, an aggregate of 293,442 shares of Series B-1, B-4 and B-4 Preferred Stock held by Gregor von Opel and an aggregate of 586,883 shares of Series B-1, B-3 and B-4 Preferred Stock held by Investor Investments AB. Mr. Munger and Mr. Powers, both of whom are directors of TVN and are also employees of Morgan Stanley, an affiliate of Princes Gate Investors II, L.P. Each disclaims beneficial ownership of the shares held by these funds.

(2) Includes 266,196 shares of Series A Preferred Stock held by Mr. Levin's former wife over which Mr. Levin exercises voting power but as to which Mr. Levin disclaims beneficial ownership. Includes 727,797 shares of common stock which may be acquired upon exercise of stock options which are presently exercisable or will become exercisable within 60 days of November 15, 1999.
(3) Includes 397,307 shares of Series A Preferred Stock held by the Arthur and Soni Fields Family Trust over which Mr. Fields may be deemed to have voting and investment power. Includes 395,833 shares of common stock which may be acquired upon exercise of stock options which are presently exercisable or will become exercisable within 60 days of November 15, 1999.
(4) Includes 100,000 shares of common stock which may be acquired upon exercise of stock options which are presently exercisable or will become exercisable within 60 days of November 15, 1999.
(5) Includes 20,833 shares of common stock which may be acquired upon exercise of stock options which are presently exercisable or will become exercisable within 60 days of November 15, 1999.
(6) Includes 352,883 shares of Series A Preferred Stock held by the Pasetta Family Trust over which Mr. Pasetta may be deemed to have voting and investment power.

(7) Includes 1,574,963 shares of common stock which may be acquired upon exercise of stock options which are presently exercisable or will become exercisable within 60 days of November 15, 1999.

                      Description of certain indebtedness

   On March 16, 1991, we entered into a limited partnership, TVN Entertainment, L.P., with two movie studios, MCA Satellite Services, Inc. and Centurion Broadcast, Inc. The studios were the general partners and we were the sole limited partner. Under the limited partnership agreement, the studios agreed
(1) to make a combined capital contribution of $10.0 million to the limited partnership and (2) to loan up to an additional $20.0 million, of which approximately $16.5 million was loaned to the limited partnership. The limited partnership was terminated by mutual agreement on May 15, 1992, whereupon we:

  . acquired the studios' interests in the limited partnership;

  . received all limited partnership assets; and

  . assumed certain liabilities of the limited partnership, including contingent notes payable to the studios and certain of our stockholders.

   The contingent notes payable to such stockholders, including Stuart Z. Levin, our Chairman and Chief Executive Officer, and S. Robert Levine, M.D., a director and owner of more than 5% of our voting securities, arose from funds advanced to us by such stockholders. These obligations to our stockholders may only be repaid on a pari passu basis with the obligations owing to the studios.

   As of September 30, 1999, the aggregate amounts of principal and interest under the contingent notes payable to the studios and our stockholders will be $27.5 million and $1.9 million, respectively, including $11.0 million and $843,000 of accrued interest on such contingent notes payable, respectively. Interest on the contingent notes payable accrues at the prime rate plus 1% and the contingent notes payable do not have a specified maturity date or repayment schedule.

   According to the restated limited partnership agreement dated March 7, 1991, we are required to repay these obligations out of "Available Cash Flow" as such term is defined in the agreement. Since then, we have experienced negative cash flows from operations and do not believe that we have generated Available Cash Flow that would require us to repay the contingent notes payable. In addition, the contingent notes payable have not been recorded as a liability in accordance with Accounting Principles Board Opinion No. 16, "Business Combinations," because they represent contingent consideration related to the acquisition of net assets and the outcome of the contingency is not determinable beyond a reasonable doubt.

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

                               The exchange offer

Purpose and effect

   We issued the old notes on July 29, 1998 in a private placement. In connection with this issuance, we entered into the indenture and the registration rights agreement. These agreements require that we file a registration statement under the Securities Act for the new notes, the registered notes to be issued in the exchange offer and, upon the effectiveness of the registration statement, offer to you the opportunity to exchange your old notes for a like principal amount of new notes. The new notes will be issued without a restrictive legend and, except as set forth below, may be reoffered and resold by you without registration under the Securities Act. After we complete the exchange offer, our obligations with respect to the registration of the old notes will terminate, except as provided in the last paragraph of this section. A copy of the indenture and the registration rights agreement have been filed as exhibits to the registration statement of which this prospectus is a part. Since we will complete the exchange offer after July 29, 1999, interest on the old notes will accrue at the rate of 0.5% per annum (in addition to interest otherwise accruing on the old notes) and be payable in cash, semiannually in arrears on February 1 and August 1 of each year, commencing February 1, 2000, until the consummation of the exchange offer.

   Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, if you are not our "affiliate" within the meaning of Rule 405 under the Securities Act or a broker-dealer referred to in the next paragraph, we believe that new notes to be issued to you in the exchange offer may be offered for resale, resold and otherwise transferred by you, without compliance with the registration and prospectus delivery provisions of the Securities Act. We have not received our own no-action letter as to this interpretation. This interpretation, however, is based on your representation to us that:

  . the new notes to be issued to you in the exchange offer are acquired in the ordinary course of your business; and

  . you are not engaging in and do not intend to engage in a distribution of the new notes to be issued to you in the exchange offer; and

  . you have no arrangement or understanding with any person to participate in the distribution of the new notes to be issued to you in the exchange offer.

   If you tender in the exchange offer for the purpose of participating in a distribution of the new notes to be issued to you in the exchange offer, you cannot rely on this interpretation by the staff of the Commission. Under those circumstances, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Each broker-dealer that receives new notes in the exchange offer for its own account, in exchange for old notes that were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of those new notes. See "Plan of Distribution."

   If you will not receive freely tradeable registered notes in the exchange offer or are not eligible to participate in the exchange offer, you can elect, by indicating on the letter of transmittal and providing certain additional necessary information, to have your old notes registered in a "shelf" registration statement on an appropriate form pursuant to Rule 415 under the Securities Act. In the event that we are obligated to file a shelf registration statement, we will be required to keep the shelf registration statement effective for a period of two years or such shorter period that will terminate when all of the old notes covered by the shelf registration statement have been sold pursuant to the shelf registration statement.

Other than as set forth in this paragraph, you will not have the right to require us to register your old notes under the Securities Act. See "-- Procedures for tendering."

Consequences of failure to exchange

   After we complete the exchange offer, if you have not tendered your old notes, you will not have any further registration rights, except as set forth above. Your old notes will continue to be subject to certain restrictions on transfer. Therefore, the liquidity of the market for your old notes could be adversely affected upon completion of the exchange offer if you do not participate in the exchange offer. If the liquidity of the trading market for the old notes is adversely affected, you may be unable to sell or transfer your old notes and the value of your old notes may decline.

Terms of the exchange offer

   Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all old notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. We will issue $1,000 principal amount of new notes in exchange for each $1,000 principal amount of old notes accepted in the exchange offer. You may tender some or all of your old notes in the exchange offer. However, old notes may be tendered only in integral multiples of $1,000 in principal amount.

   The form and terms of the new notes are substantially the same as the form and terms of the old notes, except that the new notes to be issued in the exchange offer will have been registered under the Securities Act and will not bear legends restricting their transfer. The new notes will be issued pursuant to, and entitled to the benefits of, the indenture. The indenture also governs the old notes. The new notes and the old notes will be deemed one issue of notes under the indenture.

   As of the date of this prospectus, $166.2 million aggregate principal amount of the old notes were outstanding. This prospectus, together with the letter of transmittal, is being sent to all registered holders of old notes as of June 15, 1999 and to others believed to have beneficial interests in the old notes. You do not have any appraisal or dissenters, rights in connection with the exchange offer under the General Corporation Law of the State of Delaware or the indenture. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission promulgated under the Exchange Act.

   We will be deemed to have accepted validly tendered old notes when, as, and if we have given oral or written notice of our acceptance to the exchange agent. The exchange agent will act as our agent for the tendering holders for the purpose of receiving the new notes from us. If we do not accept any tendered notes because of an invalid tender, the occurrence of certain other events set forth in this prospectus or otherwise, we will return certificates for any unaccepted old notes without expense to the tendering holder as promptly as practicable after the expiration date.

   You will not be required to pay brokerage commissions or fees or, except as set forth below under "--Transfer taxes," transfer taxes with respect to the exchange of your old notes in the exchange offer. We will pay all charges and expenses, other than certain applicable taxes, in connection with the exchange offer. See "--Fees and expenses" below.

Expiration Date; Amendments

   The exchange offer will expire at 5:00 p.m., New York City time, on [      ]
1999, unless we determine, in our sole discretion, to extend the exchange offer. If we extend the exchange offer, it will expire at the later date and time to which it is extended. We do not intend to extend the exchange offer, although we reserve the right to do so.. If we extend the exchange offer, we will give oral or written notice of the extension to the exchange agent and give each registered holder notice by means of a press release or other public announcement of any extension prior to 9:00 a.m., New York City time, on the next business day after the scheduled expiration date.

   We also reserve the right, in our sole discretion,

  . to delay accepting any old notes or, if any of the conditions set forth below under "--Conditions" have not been satisfied or waived, to terminate the exchange offer or

  . to amend the terms of the exchange offer in any manner, by giving oral or written notice of such delay or termination to the exchange agent, and by complying with Rule 14e-l(d) under the Exchange Act to the extent that rule applies.

   We acknowledge and undertake to comply with the provisions of Rule 14e-l(c) under the Exchange Act, which requires us to pay the consideration offered, or return the old notes surrendered for exchange, promptly after the termination or withdrawal of the exchange offer. We will notify you as promptly as we can of any extension, termination or amendment.

Procedures for tendering

 Book-entry interests

   The old notes were issued as global securities in fully registered form without interest coupons. Beneficial interests in the global securities, held by direct or indirect participants in The Depository Trust Company, are shown on, and transfers of these interests are effected only through, records maintained in book-entry form by The Depository Trust Company with respect to its participants.

   If you hold your old notes in the form of book-entry interests and you wish to tender your old notes for exchange pursuant to the exchange offer, you must transmit to the exchange agent on or prior to the expiration date either:

  (1) a written or facsimile copy of a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal, to the exchange agent at the address set forth on the cover page of the letter of transmittal; or

  (2) a computer-generated message transmitted by means of The Depository Trust Company's Automated Tender Offer Program system and received by the exchange agent and forming a part of a confirmation of book-entry transfer, in which you acknowledge and agree to be bound by the terms of the letter of transmittal.

   In addition, in order to deliver old notes held in the form of book-entry interests:

  (A) a timely confirmation of book-entry transfer of your old notes into the exchange agent's account at DTC pursuant to the procedure for book-entry transfers described below under "--Book-entry transfer" must be received by the exchange agent prior to the expiration date; or

  (B) you must comply with the guaranteed delivery procedures described below.

   The method of delivery of old notes and the letter of transmittal and all other required documents to the exchange agent is at your election and risk. Instead of delivery by mail, we recommend that you use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the expiration date. You should not send the letter of transmittal or old notes to us. You may request your broker, dealer, commercial bank, trust company, or nominee to effect the above transactions for you.

Certificated old notes

   Only registered holders of certificated old notes may tender those old notes in the exchange offer. If your old notes are certificated notes and you wish to tender your old notes for exchange pursuant to the exchange offer, you must transmit to the exchange agent on or prior to the expiration date, a written or facsimile copy of a properly completed and duly executed letter of transmittal, including all other required documents, to the address set forth below under "--Exchange agent." In addition, in order to validly tender your certificated old notes:

  (1) the certificates representing your old notes must be received by the exchange agent prior to the expiration date; or

  (2) you must comply with the guaranteed delivery procedures described below.

Procedures applicable to all holders

   If you tender an old note and you do not withdraw the tender prior to the expiration date, you will have made an agreement with us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

   If your old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old notes, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your old notes, either make appropriate arrangements to register ownership of the old notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

   Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible institution unless:

  (A) old notes tendered in the exchange offer are tendered either

    (1) by a registered holder who has not completed the box entitled "Special Registration instructions" or "Special Delivery
        Instructions" on the letter of transmittal or

    (2) for the account of an eligible institution; and

  (B) the box entitled "Special Registration instructions" on the letter of transmittal has not been completed.

   If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantee must be by a financial institution, which includes most banks, savings and loan associations and brokerage houses, that is a participant in the Securities

Transfer Agents medallion Program, the New York Stock Exchange medallion Program or the Stock Exchanges medallion Program.

   If the letter of transmittal is signed by a person other than you, your old notes must be endorsed or accompanied by a properly completed bond power and signed by you as your name appears on those old notes.

   If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, those persons should so indicate when signing. Unless we waive this requirement, in this instance you must submit with the letter of transmittal proper evidence satisfactory to us of their authority to act on your behalf.

   We will determine, in our sole discretion, all questions regarding the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered old notes. This determination will be final and binding. We reserve the absolute right to reject any and all old notes not properly tendered or any old notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular old notes, our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties.

   You must cure any defects or irregularities in connection with tenders of your old notes within the time period we will determine unless we waive that defect or irregularity. Although we intend to notify you of defects or irregularities with respect to your tender of old notes, neither we, the exchange agent nor any other person will incur any liability for failure to give this notification. Your tender will not be deemed to have been made and your notes will be returned to you if:

  (1) you improperly tender your old notes;

  (2) you have not cured any defects or irregularities in your tender; and

  (3) we have not waived those defects, irregularities or improper tender.

   In any such case, the exchange agent will return your old notes, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration of the exchange offer.

   In addition, we reserve the right in our sole discretion to:

  (1) purchase or make offers for, or offer registered notes for, any old notes that remain outstanding subsequent to the expiration of the exchange offer;

  (2) terminate the exchange offer; and

  (3) to the extent permitted by applicable law, purchase old notes or any other notes in the open market, in privately negotiated transactions or otherwise.

   The terms of any of these purchases or offers could differ from the terms of the exchange offer.

   By tendering, you will represent to us that, among other things:

  (1) the new notes to be acquired by you in the exchange offer are being acquired in the ordinary course of your business;

  (2) you are not engaging in and do not intend to engage in a distribution of the new notes to be acquired by you in the exchange offer;

  (3) you do not have an arrangement or understanding with any person to participate in the distribution of the new notes to be acquired by you in the exchange offer; and

  (4) you are not our "affiliate," as defined under Rule 405 of the Securities Act.

   In all cases, issuance of new notes for old notes that are accepted for exchange in the exchange offer will be made only after timely receipt by the exchange agent of certificates for your old notes or a timely book-entry confirmation of your old notes into the exchange agent's account at DTC, a properly completed and duly executed letter of transmittal, or a computer-generated message instead of the letter of transmittal, and all other required documents, if any tendered old notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if old notes are submitted for a greater principal amount than you desire to exchange, the unaccepted or non-exchanged old notes (or old notes in substitution therefor) will be returned without expense to you, or, in the case of old notes tendered by book-entry transfer into the exchange agent's account at DTC pursuant to the book-entry transfer procedures described below, the non-exchanged old notes will be credited to your account maintained with DTC, as promptly as practicable after the expiration or termination of the exchange offer.

Guaranteed delivery procedures

   If you desire to tender your old notes and your old notes are not immediately available or one of the situations described in the immediately preceding paragraph occurs, you may tender if:

  (1) you tender through an eligible financial institution;

  (2) on or prior to 5:00 p.m., New York City time, on the expiration date, the exchange agent receives from an eligible institution, a written or facsimile copy of a properly completed and duly executed letter of transmittal and notice of guaranteed delivery, substantially in the form provided by us; and

  (3) the certificates for all certificated old notes, in proper form for transfer, or a book-entry confirmation, and all other documents required by the letter of transmittal, are received by the exchange agent within three NYSE trading days after the date of execution of the notice of guaranteed delivery.

   The notice of guaranteed delivery may be sent by facsimile transmission, mail or hand delivery. The notice of guaranteed delivery must set forth:

  (1) your name and address;

  (2) the principal amount of old notes you are tendering; and

  (3) a statement that your tender is being made by the notice of guaranteed delivery and that you guarantee that within three New York Stock Exchange trading days after the execution of the notice of guaranteed delivery, the eligible institution will deliver the following documents to the exchange agent:

    (A) the certificates for all certificated old notes being tendered, in proper form for transfer or a book-entry confirmation of tender;

    (B) a written or facsimile copy of the letter of transmittal, or a book-entry confirmation instead of the letter of transmittal; and

    (C) any other documents required by the letter of transmittal.

Book-entry transfer

   The exchange agent will establish an account with respect to the book-entry interests at DTC for purposes of the exchange offer promptly after the date of this prospectus. You must deliver your book-entry interest by book-entry transfer to the account maintained by the exchange agent at DTC. Any financial
institution that is a participant in       may make book-entry delivery of
book-entry interests by causing DTC to transfer the book-entry interests into the exchange agent's account at DTC in accordance with DTC's procedures for transfer.

   If one of the following situations occur:

  (1) you cannot deliver a book-entry confirmation of book-entry delivery of your book-entry interests into the exchange agent's account at DTC; or

  (2) you cannot deliver all other documents required by the letter of transmittal to the exchange agent prior to the expiration date,

then you must tender your book-entry interests according to the guaranteed delivery procedures discussed above.

Withdrawal rights

   You may withdraw tenders of your old notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

   For your withdrawal to be effective, the exchange agent must receive a written or facsimile transmission notice of withdrawal at its address set forth below under "--Exchange agent" prior to 5:00 p.m., New York City time, on the expiration date.

   The notice of withdrawal must:

  (1) state your name;

  (2) identify the specific old notes to be withdrawn, including the certificate number or numbers and the principal amount of withdrawn old notes;

  (3) be signed by you in the same manner as you signed the letter of transmittal when you tendered your old notes, including any required signature guarantees or be accompanied by documents of transfer sufficient for the exchange agent to register the transfer of the old notes into your name; and

  (4) specify the name in which the old notes are to be registered, if different from yours.

   We will determine all questions regarding the validity, form, and eligibility, including time of receipt, of withdrawal notices, our determination will be final and binding on all parties. Any old notes withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes which have been tendered for exchange but which are not exchanged for any reason will be returned to you without cost as soon as practicable after withdrawal, rejection of tender, or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described under "--Procedures for tendering" above at any time on or prior to 5:00 p.m., New York City time, on the expiration date.

Conditions

   Notwithstanding any other provision of the exchange offer and subject to our obligations under the registration rights agreement, we will not be required to accept for exchange, or to issue new notes in exchange for, any old notes and may terminate or amend the exchange offer, if at any time before the acceptance of any old notes for exchange any of the following events shall occur:

  (1) any injunction, order or decree shall have been issued by any court or any governmental agency that would prohibit, prevent or otherwise materially impair our ability to proceed with the exchange offer; or

  (2) the exchange offer shall violate any applicable law or any applicable interpretation of the staff of the Commission.

   These conditions are for our sole benefit and we may assert them regardless of the circumstances giving rise to any condition, subject to applicable law. We also may waive in whole or in part at any time and from time to time any particular condition in our reasonable discretion. If we waive a condition, we may be required in order to comply with applicable securities laws, to extend the expiration date of the exchange offer. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of these rights and these rights will be deemed ongoing rights which may be asserted at any time and from time to time.

   In addition, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for any of those old notes, if at the time the old notes are tendered any stop order shall be threatened by the Commission or be in effect with respect to the registration statement of which this prospectus is a part or the qualification of the indenture under the Trust Indenture Act of 1939.

   The exchange offer is not conditioned on any minimum principal amount of old notes being tendered for exchange.

Exchange agent

   We have appointed The Bank of New York as exchange agent for the exchange offer. Questions, requests for assistance and requests for additional copies of the prospectus, the letter of transmittal and other related documents should be directed to the exchange agent addressed as follows:

 By Registered or Certified mail, by Hand or by overnight Courier:

  The Bank of New York
  101 Barclay Street-7E
  Corporate Trust Services Window
  Ground Floor
  New York, New York 10286
  Attn: Reorganization Section

   By Facsimile:       By Telephone:
   (212) 571-3080      (212) 815-5942

   The exchange agent also acts as trustee under the indenture.

Fees and expenses

   We will not pay brokers, dealers, or others soliciting acceptances of the exchange offer. The principal solicitation is being made by mail. Additional solicitations, however, may be made in person or by telephone by our officers and employees.

   We will pay the cash expenses to be incurred in connection with the exchange
offer. These are estimated in the aggregate to be approximately $      which
includes fees and expenses of the exchange agent, accounting, legal, printing and related fees and expenses.

Transfer taxes

   You will not be obligated to pay any transfer taxes in connection with a tender of your old notes for exchange unless you instruct us to register new notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder, in which event the registered tendering holder will be responsible for the payment of any applicable transfer tax.

Accounting treatment

   We will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer, we will amortize the expense of the exchange offer over the term of the new notes under generally accepted accounting principles.

                          Description of the new notes

   The terms of the new notes will be identical in all material respects to those of the old notes described below, except that the new notes (i) will have been registered under the Securities Act and therefore will not be subject to certain restrictions on transfer applicable to the old notes and (ii) will not be entitled to certain registration rights under the registration rights agreement, including the provision for Additional Interest of up to 0.5% on the old notes. Holders of old notes should review the information set forth under "Description of the old notes."

   Upon consummation of the exchange offer, TVN will have no further obligation to register the old notes. Thereafter, any holder of old notes who does not tender its old notes in the exchange offer, including any holder which is an "affiliate" (as that term is defined in Rule 405 of the Securities Act) of TVN which cannot tender its old notes in the exchange offer, will continue to hold restricted securities which may not be offered, sold or other wise transferred, pledged or hypothecated except pursuant to Rule 144 and Rule 144A under the Securities Act or pursuant to any other exemption from registration under the Securities Act relating to the disposition of securities, provided that an opinion of counsel is furnished to TVN that such an exemption is available.

   The new notes are 14% Senior Notes and have a principal amount of $166.2 million. The new notes will mature on August 1, 2008. The new notes will pay interest in cash at the rate of 14% per annum, payable on February 1 and August 1 of each year, commencing February 1, 2000.

   We have purchased and pledged to The Bank of New York, as trustee under the indenture governing the old notes, as security for the benefit of the holders of the notes, a portfolio of U.S. government securities in an amount expected to be sufficient to provide for payment in full of the first six scheduled interest payments on the notes. A portion of the pledged securities has already been used to make the first two interest payments on the old notes. We believe that the remaining amount of the pledged securities is sufficient to make the first four interest payments on the new notes. Except for the pledged securities, the new notes will be unsecured.

                               Form of new notes

   The certificates representing the new notes will be issued in fully registered form, without coupons. Except as described in the next paragraph, the new notes will be deposited with The Bank of New York, as custodian for The Depository Trust Company, and registered in the name of Cede & Co., as The Depository Trust Company's nominee in the form of one or more global notes. Holders of the new notes will own book-entry interests in the global note evidenced by records maintained by The Depository Trust Company.

   Book-entry interests may be exchanged for certificated notes of like tenor and equal aggregate principal amount, if:

    (1) The Depository Trust Company notifies us that it is unwilling or unable to continue as depositary or we determine that The
        Depository Trust Company is unable to continue as depositary and we fail to appoint a successor depositary within 90 days;

    (2) we provide for the exchange pursuant to the terms of the indenture;
        or

    (3) we determine that the book-entry interests will no longer be represented by global notes and we execute and deliver to the Trustee instructions to that effect.

   As of the date of this prospectus, no certificated notes are issued and outstanding.

                          Description of the old notes

   We issued old notes under an indenture between our company, as issuer, and The Bank of New York, as trustee (the "Trustee"). The following is a summary of the material provisions of the indenture. For a complete statement of the terms, we refer you to the indenture. We will provide you a copy of the indenture upon request. Certain provisions of the indenture are made a part thereof by the Trust Indenture Act of 1939, as amended. Definitions or particular terms in the indenture supplement this summary. For definitions of certain capitalized terms used in the following summary, see "--Certain definitions" below.

General

   The old notes are unsecured (except to the extent described under "-- Security" below), unsubordinated obligations of our company, initially limited to $200 million aggregate principal amount, and will mature on August 1, 2008. Interest on the old notes accrues at the rate of 14% per annum and is payable semiannually in arrears (to holders of record at the close of business on January 15 or July 15 immediately preceding the Interest Payment Date) on February 1 and August 1 of each year commencing February 1, 1999. Interest is computed on the basis of a 360-day year of twelve 30-day months.

   If by the date that is one year after the Closing Date, our company has not consummated the exchange offer or any other registered exchange offer for the old notes or caused a shelf registration statement with respect to resales of the old notes to be declared effective, interest on the old notes (in addition to interest otherwise accruing on the old notes) will accrue at the rate of 0.5% per annum and be payable in cash semiannually in arrears on February 1 and August 1 of each year, commencing February 1, 2000, until the consummation of a registered exchange offer or the effectiveness of a shelf registration statement. See "--Registration rights" below.

   Principal of, premium, if any, and interest on the old notes is payable, and the old notes may be exchanged or transferred, at the office or agency of our company in the Borough of Manhattan, the City of New York (which initially will be the corporate trust office of the Trustee at 101 Barclay Street, 21 West, New York, New York 10286; Attention: Corporate Trust Trustee Administration); provided that, at our option, payment of interest may be made by check mailed to the holders at their addresses as they appear in the security register maintained by the Trustee.

   The old notes were issued only in fully registered form, without coupons, in denominations of $1,000 of principal amount and any integral multiple thereof. See "The exchange offer--Book-entry transfer." No service charge will be made for any registration of transfer or exchange of old notes, but we may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

   Subject to the covenants described below under "--Covenants" and applicable law, we may issue additional Notes under the indenture. Any old notes which remain outstanding, the new note, offered hereby, and any additional new notes subsequently issued would be treated as a single class for all purposes under the indenture.

   The old notes were issued in connection with the Warrants, where one old note and one Warrant constituted a single unit. Each Warrant entitled its holder to purchase 10.777 shares of common stock, par value $.001, of TVN. The old note and Warrant included in each unit automatically became separately transferable upon the date six months after the Closing Date.

Optional redemption

   We may redeem the old notes, at our option, in whole or in part, at any time or from time to time, on or after August 1, 2003. We may also redeem the old notes prior to maturity, upon not less than 30 nor more than 60 days' prior notice mailed by first class mail to each holder's last address as it appears in the Security Register, at the following Redemption Prices (expressed in percentages of principal amount), plus accrued and unpaid interest, if any, to the Redemption Date (subject to the right of holders of record on the relevant Regular Record Date that is on or prior to the Redemption Date to receive interest due on an Interest Payment Date). The chart below shows Redemption Prices if the old notes are redeemed during the 12-month period commencing August 1, of the years set forth below:

       Year                                                           Percentage
       ----                                                           ----------
       2003..........................................................  108.000%
       2004..........................................................  105.333
       2005..........................................................  102.667
       2006 and thereafter...........................................  100.000

   In addition, at any time prior to August 1, 2001, we may use proceeds of one or more Public Equity Offerings, following which there is a Public Market, to redeem up to 35% of the principal amount of the old notes, at any time or from time to time in part, at a Redemption Price (expressed as a percentage of principal amount thereof) of 114%; provided that

    . Old notes representing at least $130.0 million aggregate principal amount remain outstanding after each such redemption and

    . notice of such redemption is mailed within 60 days after the consummation of the related Public Equity Offering.

   In the case of any partial redemption, the Trustee will select old notes for redemption in compliance with the requirements of the principal national securities exchange, if any, on which the old notes are listed. If the old notes are not listed on a national securities exchange, the Trustee will select old notes for redemption on a pro rata basis by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate. However, no note of $1,000 in principal amount or less shall be redeemed in part. If any note is to be redeemed in part only, the notice of redemption relating to such note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the principal amount of the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note.

Sinking Fund

   There are no sinking fund payments for the old notes.

Security

   Pursuant to the indenture, on the Closing Date, we purchased and pledged to the Trustee, as security for the benefit of the holders of the old notes, Pledged Securities in an amount then expected to be sufficient to provide for payment in full of the first six scheduled interest payments on the old notes when due. We used approximately $76.7 million of the net proceeds of issuance of the old notes to acquire the Pledged Securities. We currently anticipate that the remaining amount of Pledged Securities will be sufficient to make the first four interest payments on the new notes.

   Pursuant to the Pledge Agreement, the Pledged Securities have been pledged by us to the Trustee for your benefit as holders of the notes. The Trustee has agreed to hold the Pledged Securities in the Pledge Account. The Pledge Agreement provides that, immediately prior to an Interest Payment Date, we may either deposit with the Trustee, from funds otherwise available to us, cash in an amount sufficient to pay all or a part of the interest scheduled to be paid on such date, or we may notify the Trustee that we do not intend to make such a deposit. Upon receipt of such deposit or notice, the Trustee is required to release from the Pledge Account, if and to the extent necessary, proceeds sufficient to pay the interest then due on the old notes. A failure by us to pay any of the first six scheduled interest payments on the notes will constitute an immediate Event of Default under the indenture, with no cure or grace period. The Pledged Securities and the Pledge Account will also provide partial security for the repayment of principal, premium and interest on the old notes.

   The Pledge Agreement will provide that, upon payment by us of the first six scheduled interest payments on the notes, all of the remaining Pledged Securities, if any, will be released as collateral and the notes will thereafter be unsecured.

Registration Rights

   We have agreed with the Placement Agent, for your benefit as holder of the Notes, to use our best efforts, at our cost, to file and cause to become effective, a registration statement with respect to a registered offer (the "exchange offer"). In the exchange offer, we will exchange the old notes for an issue of unsubordinated notes of our company (the "new notes") with terms identical to the old notes (except that the new notes will not bear legends restricting the transfer thereof or provide for registration rights or additional interest). Upon such registration statement being declared effective, our company shall offer the new notes in return for surrender of the old notes. When the exchange offer is completed, we will have no further obligation to register or exchange old notes.

Ranking

   The Indebtedness evidenced by the old notes ranks equally in priority of payment with all future unsubordinated indebtedness of our company and senior in right of payment to all existing and future subordinated indebtedness of our company. As of September 30, 1999, we had $306.0 million of indebtedness outstanding including the old notes but excluding contingent notes payable of $29.5 million. In addition, all existing and future liabilities, including trade payables and indebtedness, including any subordinated indebtedness, of our subsidiaries and all of our secured indebtedness will be effectively senior to the old notes. We and our subsidiaries may incur substantial additional Indebtedness, including secured Indebtedness, under the indenture.

Certain Definitions

   Set forth below is a summary of certain of the defined terms used in the covenants and other provisions of the indenture.

   "Acquired Indebtedness" means Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or assumed in connection with an Asset Acquisition by a Restricted Subsidiary and not Incurred in connection with, or in anticipation of, such Person becoming a Restricted Subsidiary or such Asset Acquisition; provided that

Indebtedness of such Person which is redeemed, defeased, retired or otherwise repaid at the time of or immediately after consummation of the transactions by which such Person becomes a Restricted Subsidiary or such Asset Acquisition shall not be Acquired Indebtedness.

   "Adjusted Consolidated Net Income" means, for any period, the aggregate net income (or loss) of the Company and its Restricted Subsidiaries for such period determined in conformity with GAAP; provided that the following items shall be excluded in computing Adjusted Consolidated Net Income (without duplication):

  (1) the net income of any Person that is not a Restricted Subsidiary, except to the extent of the amount of dividends or other distributions actually paid to the Company or any of its Restricted Subsidiaries by such Person during such period;

  (2) solely for the purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of item (4) of the first paragraph of the "Limitation on restricted payments" covenant described below (and in such case, except to the extent includable pursuant to item (1) above), the net income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary, or is merged into or consolidated with the Company or any of its Restricted Subsidiaries, or all or substantially all of the property and assets of such Person are acquired by our company or any of its Restricted Subsidiaries;

  (3) the net income of a Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary, except to the extent that such net income could be paid to our company or a Restricted Subsidiary to loans, advances, intercompany transfers, principal repayments or otherwise;

  (4) any gains or losses (on an after-tax basis) attributable to Asset
      Sales;

  (5) except for purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of item (4) of the first paragraph of the "Limitation on restricted payments" covenant described below, any amount paid or accrued as dividends on Preferred Stock of our company or any Restricted Subsidiary owned by Persons other than our company and any of its Restricted Subsidiaries; and

  (6) without duplication of item (4) above, all extraordinary gains and extraordinary losses.

   "Adjusted Consolidated Net Tangible Assets" means the total amount of assets of our company and its Restricted Subsidiaries, less applicable depreciation, amortization and other valuation reserves, except to the extent resulting from write-ups of capital assets, excluding write-ups in connection with accounting for acquisitions in conformity with GAAP, after deducting therefrom:

    (1) all current liabilities of our company and its Restricted
        Subsidiaries, excluding intercompany items, and

    (2) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the most recent quarterly or annual consolidated balance sheet of our company and its Restricted Subsidiaries, prepared in conformity with GAAP and filed with the Commission or provided to the Trustee pursuant to the "Commission reports and reports to holders" covenant below.

   "Affiliate" means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, "control," including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with," as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

   "Asset Acquisition" means:

    (1) an Investment by our company or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged into or consolidated with our company or any of its Restricted Subsidiaries; provided that such Person's primary business is related, ancillary or complementary to the businesses of our company and its Restricted Subsidiaries on the date of such Investment or

    (2) an acquisition by our company or any of its Restricted Subsidiaries of the property and assets of any Person other than our company or any of its Restricted Subsidiaries that constitute substantially all of such Person, or of a division or line of business of such Person; provided that the property and assets acquired are related, ancillary or complementary to the businesses of our company and its Restricted Subsidiaries on the date of such acquisition.

   "Asset Disposition" means the sale or other disposition by our company or any of its Restricted Subsidiaries, other than to our company or another Restricted Subsidiary, of:

    (1) all or substantially all of the Capital Stock of any Restricted Subsidiary or

    (2) all or substantially all of the assets that constitute a division or line of business of our company or any of its Restricted Subsidiaries.

   "Asset Sale" means any sale, transfer or other disposition (including by way of merger or consolidation) in one transaction or a series of related transactions by our company or any of its Restricted Subsidiaries to any Person other than our company or any of its Restricted Subsidiaries of:

    (1) all or any of the Capital Stock of any Restricted Subsidiary,

    (2) all or substantially all of the property and assets of an operating unit or business of our company or any of its Restricted
        Subsidiaries, or

    (3) any other property and assets (other than the Capital Stock or other Investment in an Unrestricted Subsidiary) of our company or any of its Restricted Subsidiaries outside the ordinary course of business of our company or such Restricted Subsidiary and, in each case that is not governed by the provisions of the Indenture applicable to mergers, consolidations and sales of all or substantially all of the assets of our company; provided that "Asset Sale" shall not include:

      (a) sales or other dispositions of inventory, receivables and other current assets,

      (b) sales or other dispositions of assets for consideration at least equal to the fair market value of the assets sold or disposed of, to the extent that the consideration received would constitute property or assets of the kinds described in clause
          (i) (B) of the "Limitation on Asset Sales" covenant,

      (c) sales, transfers or other dispositions of assets constituting Restricted Payments permitted to be made under the "Limitation on Restricted Payments" covenant,

      (d) transfers consisting of granting of Liens permitted under the "Limitation on Liens" covenant and dispositions of such assets in accordance with such Liens, or

      (e) Sale and Leaseback Transactions permitted under the "Limitation on Sale and Leaseback Transactions" and "Limitation on Indebtedness" covenants.

   "Attributable Debt" means, with respect to an operating lease included in any Sale and Leaseback Transaction at the time of determination, the present value (discounted at the interest rate implicit in the lease or, if not known, at our company's incremental borrowing rate) of the obligations of the lessee of the property subject to such lease for rental payments during the remaining term of the lease included in such transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended, or until the earliest date on which the lessee may terminate such lease without penalty or upon payment of penalty (in which case the rental payments shall include such penalty), after excluding from such rental payments all amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water, utilities and similar charges.

   "Average Life" means, at any date of determination with respect to any debt security, the quotient obtained by dividing:

    (1) the sum of the products of (a) the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security and (b) the amount of such principal payment by

    (2) the sum of all such principal payments.

   "Capital Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in the equity of such Person, whether outstanding on the Closing Date or issued thereafter, including, without limitation, all Common Stock and Preferred Stock.

   "Capitalized Lease" means, as applied to any Person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.

   "Capitalized Lease Obligations" means the discounted present value of the rental obligations under a Capitalized Lease.

   "Change of Control" means such time as:

    (1) prior to the occurrence of a Public Market, a person- or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange
        Act) becomes the ultimate "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of Voting Stock representing a greater percentage of the total voting power of the Voting Stock of our company, on a fully diluted basis, than is held by the

       Existing Stockholders on such date and (b) after the occurrence of a Public Market, a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) becomes the ultimate "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 35% of the total voting power of the Voting Stock of our company on a fully diluted basis, and such ownership is greater than the percentage of the total voting power of the Voting Stock of our company, on a fully diluted basis, than is held by the Existing Stockholders on such date; or

    (2) individuals who on the Closing Date constitute the Board of Directors (together with any new directors whose election by the Board of Directors or whose nomination by the Board of Directors for election by our company's stockholders was approved by a vote of at least two-thirds of the members of the Board of Directors then in office who either were members of the Board of Directors on the Closing Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors then in office.

   "Closing Date" means the date on which the old notes are originally issued under the indenture.

   "Collateral Agent" means the securities intermediary with which the Pledged Account is maintained, initially the Trustee.

   "Consolidated EBITDA" means, for any period, Adjusted Consolidated Net Income for such period plus, to the extent such amount was deducted in calculating such Adjusted Consolidated Net Income:

    (1) Consolidated Interest Expense;

    (2) income taxes (other than income taxes (either positive or negative) attributable to extraordinary, and non-recurring gains or losses or sales of assets);

    (3) depreciation expense;

    (4) amortization expense; and

    (5) all other non-cash items reducing Adjusted Consolidated Net Income (other than items that will require cash payments and for which an accrual or reserve is, or is required by GAAP to be, made), less all non-cash items increasing Adjusted Consolidated Net Income, all as determined on a consolidated basis for our company and its Restricted Subsidiaries in conformity with GAAP, provided that, if any Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, Consolidated EBITDA shall be reduced (to the extent not otherwise reduced in the calculation of Adjusted Consolidated Net Income) by an amount equal to:

      (A) the amount of the Adjusted Consolidated Net Income attributable to such Restricted Subsidiary multiplied by

      (B) the percentage ownership interest in the income of such Restricted Subsidiary not owned on the last day of such period by our company or any of its Restricted Subsidiaries.

   "Consolidated Interest Expense" means, for any period, the aggregate amount of interest in respect of Indebtedness (including, without limitation, amortization of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation, calculated in accordance with the effective interest method of accounting; all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing; the net costs associated with Interest Rate Agreements; and interest expenses actually paid during such period in respect of Indebtedness that is Guaranteed or secured by our company or any of its Restricted Subsidiaries) and all but the principal component of rentals in respect of Capitalized Lease Obligations paid, accrued or scheduled to be paid or to be accrued by our company and its Restricted Subsidiaries during such period; excluding, however:

    (1) any amount of such interest of any Restricted Subsidiary if the net income of such Restricted Subsidiary is excluded in the calculation of Adjusted Consolidated Net Income pursuant to item (3) of the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Adjusted Consolidated Net Income pursuant to item
        (3) of the definition thereof) and

    (2) any premiums, fees and expenses (and any amortization thereof) payable in connection with the offering of the old notes, all as determined on a consolidated basis (without taking into account Unrestricted Subsidiaries) in conformity with GAAP.

   "Consolidated Leverage Ratio" means, on any Transaction Date, the ratio of

    (1) the aggregate amount of Indebtedness of our company and its Restricted Subsidiaries on a consolidated basis outstanding on such Transaction Date (provided that, if any Restricted Subsidiary is not a Wholly-Owned Restricted Subsidiary, such Indebtedness of such Restricted Subsidiary shall be reduced by an amount equal to:

      (A) the amount of the Indebtedness attributable to such Restricted Subsidiary multiplied by

      (B) the percentage ownership interest in the income of such Restricted Subsidiary not owned on such Transaction Date by our company or any of its Restricted Subsidiaries) to

    (2) the aggregate amount of Consolidated EBITDA for the then most recent fiscal quarter for which financial statements of our company have been filed with the Commission or provided to the Trustee pursuant to the "Commission Reports and Reports to Holders" covenant described below (such fiscal quarter period being the "Quarter") multiplied by four, provided that, in making the foregoing calculation:

      (A) pro forma effect shall be given to any Indebtedness to be Incurred or repaid on the Transaction Date;

      (B) pro forma effect shall be given to Asset Dispositions and Asset Acquisitions (including giving pro forma effect to the application of proceeds of any Asset Disposition) that occur from the beginning of the Quarter through the Transaction Date (the "Reference Period"), as if they had occurred and such proceeds had been applied on the first day of such Reference Period; and

      (C) pro forma effect shall be given to asset dispositions and asset acquisitions (including giving pro forma effect to the application of proceeds of any asset disposition) that have been made by any Person that has become a Restricted Subsidiary or has been merged with or into our company or any Restricted Subsidiary during such Reference Period and that would have constituted Asset Dispositions or Asset Acquisitions had such transactions occurred when such Person was a Restricted Subsidiary as if such asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions that occurred on the first day of such Reference Period; provided that to the extent that item (B) or (C) of this sentence requires that pro forma effect be given to an Asset Acquisition or Asset Disposition, such pro forma calculation shall be based upon the full fiscal quarter immediately preceding the Transaction Date of the Person, or division or line of business of the Person, that is acquired or disposed of for which financial information is available.

   "Consolidated Net Worth" means, at any date of determination, stockholders' equity as set forth on the most recently available quarterly or annual consolidated balance sheet of our company and its Restricted Subsidiaries (which shall be as of a date not more than 90 days prior to the date of such computation, and which shall not take into account Unrestricted Subsidiaries), less any amounts attributable to Disqualified Stock or any equity security convertible into or exchangeable for Indebtedness, the cost of treasury stock and the principal amount of any promissory notes receivable from the sale of the Capital Stock of our company or any of' its Restricted Subsidiaries, each item to be determined in conformity with GAAP (excluding the effects of foreign currency exchange adjustments under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 52).

   "Currency Agreement" means any foreign exchange contract, currency swap agreement, currency option or other similar agreement or arrangement.

   "Debt Securities" means any Indebtedness (including any Guarantee) issued in connection with a public offering (whether or not underwritten) or a private placement (provided such private placement is underwritten for resale pursuant to Rule 144A, Regulation S or other exemption from registration under the Securities Act or sold on an agency basis by a broker-dealer or one of its Affiliates to 10 or more beneficial holders); it being understood that "Debt Securities" shall not include commercial bank borrowings or similar borrowings, recourse transfers of financial assets, capital leases, Attributable Debt arising from Sale and Leaseback Transactions, issuances of Disqualified Stock to the extent permitted to be Incurred (treating the Disqualified Stock as if it were Indebtedness for this purpose) under the "Limitation on Indebtedness" covenant or other types of borrowings incurred in a manner not customarily viewed as a "securities offering" or Guarantees in respect of the foregoing.

   "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

   "Disqualified Stock" means any class or series of Capital Stock of any Person that by its terms or otherwise is:

    (1) required to be redeemed prior to the Stated Maturity of the old notes,

    (2) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the Stated Maturity of the old notes or

    (3) convertible into or exchangeable for Capital Stock referred to in item (1) or (2) above or Indebtedness having a scheduled maturity prior to the Stated Maturity of the old notes,

provided that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the Stated Maturity of the old notes shall not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in "Limitation on asset sales" and "Repurchase of old notes upon a Change of Control" covenants described below and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to the Company's repurchase of such old notes as are required to be repurchased pursuant to the "Limitation on asset sales" and "Repurchase of old notes upon a change of control" covenants described below.

   "Existing Stockholders" means Princes Gate Investors II, L.P. and its Affiliates, Stuart Z. Levin and S. Robert Levine.

   "fair market value" means the price that would be paid in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Board of Directors, whose determination shall be conclusive if evidenced by a resolution of the Board of Directors; provided that for purposes of the eighth item of the second paragraph of the "Limitation on indebtedness" covenant:

    (x) the fair market value of any security registered under the Exchange Act shall be the average of the closing prices, regular way, of such security for the 20 consecutive trading days immediately preceding the sale of Capital Stock and

    (y) in the event the aggregate fair market value of any other property (other than cash or cash equivalents) received by the Company exceeds $10 million, the fair market value of such property shall be determined by a nationally recognized investment banking firm and set forth in their written opinion a copy of which shall be delivered to the Trustee.

   "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Closing Date, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations contained or referred to in the indenture shall be computed in conformity with GAAP applied on a consistent basis, except that calculations made for purposes of determining compliance with the terms of the covenants and with other provisions of the indenture shall be made without giving effect to:

    (1) the amortization of any expenses incurred in connection with the offering of the old notes and

    (2) except as otherwise provided, the amortization of any amounts required or permitted by Accounting Principles Board Opinion Nos. 16 and 17.

   "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person:

    (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm's-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise) or

    (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of me payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

   "Incur" means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness, including an "Incurrence" of Acquired Indebtedness, provided that neither the accrual of interest nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness.

   "Indebtedness" means, with respect to any Person at any date of determination (without duplication);

     (1) all indebtedness of such Person for borrowed money;

     (2) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

     (3) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto);

     (4) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except Trade Payables;

     (5) all Capitalized Lease Obligations of such Person;

     (6) all Attributable Debt of such Person with respect to any Sale and Leaseback Transaction to which such Person is a lessee;

     (7) the maximum fixed redemption or repurchase price of Disqualified Stock of such Person at the date of determination;

     (8) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness;

     (9) all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person; and

    (10) to the extent not otherwise included in this definition, net obligations of such Person under Currency Agreements and Interest Rate Agreements. For purposes of the preceding sentence, the maximum fixed repurchase price of any Disqualified Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were repurchased on any date on which Indebtedness shall be required to be determined pursuant to the indenture; provided that if such Disqualified Stock is not then permitted to be repurchased, the repurchase price shall be the book value of such Disqualified Stock. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation; provided that:

           (A) the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at the time of its issuance as determined in conformity with GAAP,

           (B) money borrowed and set aside at the time of the Incurrence of any Indebtedness in order to prefund the payment of the interest on such Indebtedness shall not be deemed to be "Indebtedness" and

           (C) Indebtedness shall not include any liability for federal, state, local or other taxes.

   "Interest Payment Date" means each semiannual interest payment date on February 1 and August 1 of each year, commencing February 1, 1999.

   "Interest Rate Agreement" means interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement.

   "Investment" in any Person means any direct or indirect advance, loan or other extension of credit (including, without limitation, by way of Guarantee or similar arrangement; but excluding:

  (x) advances to customers (including distributors) in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable on the balance sheet of our company or its Restricted Subsidiaries and

  (y) advances to suppliers in the ordinary course of business that are, in conformity with GAAP, recorded as prepaid expenses on the balance sheet of our company or its Restricted Subsidiaries)

or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such Person and shall include:

  (1) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary; and

  (2) the fair market value of the Capital Stock (or any other Investment), held by our company or any of its Restricted Subsidiaries, of (or in) any Person that has ceased to be a Restricted Subsidiary, including without limitation, by reason of any transaction permitted by item (3) of the "Limitation on the issuance and sale of capital stock of restricted subsidiaries" covenant; provided that the fair market value of the Investment remaining in any Person that has ceased to be a Restricted Subsidiary shall not exceed the aggregate amount of Investments previously made in such Person valued at the time such Investments were made less the net reduction of such Investments. For purposes of the definition of "Unrestricted Subsidiary," and the "Limitation on Restricted Payments" covenant described below,

      (A) "Investment" shall include the fair market value of the assets (net of liabilities (other than liabilities to the Company or any of its Restricted Subsidiaries)) of any Restricted
          Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary,

      (B) the fair market value of the assets (net of liabilities (other than liabilities to our company or any, of its Restricted Subsidiaries)) of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary shall be considered a reduction in outstanding Investments and

      (C) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer.

   "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to give any security interest).

   "Moody's" means Moody's Investors Service, Inc. and its successors.

   "Net Cash Proceeds" means:

    (1) with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to our company or any Restricted Subsidiary) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of:

      (A) brokerage commissions and other fees and expenses (including fees and expenses of counsel, accountants and investment bankers and other professionals) related to such Asset Sale,

      (B) provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale without regard to the consolidated results of operations of our company and its Restricted Subsidiaries, taken as a whole;

      (C) payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (i) is secured by a Lien on the property or assets sold or (ii) is required to be paid as a result of such sale; and

      (D) appropriate amounts to be provided by our company or any Restricted Subsidiary as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with GAAP and

    (2) with respect to any issuance or sale of Capital Stock, the proceeds of such issuance or sale in the form of cash or cash equivalents, including payments in

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

       respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to our company or any Restricted Subsidiary) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of attorney's fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

   "Offer to Purchase" means an offer to purchase notes by our company from the holders commenced by mailing a notice to the Trustee and each holder stating:

    (1) the covenant pursuant to which the offer is being made and that all old notes validly tendered in accordance with the terms of the Offer to Purchase will be accepted for payment on a pro rata basis;

    (2) the purchase price and the date of purchase (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "Payment Date");

    (3) that any note not tendered will continue to accrue interest pursuant to its terms;

    (4) that, unless our company defaults in the payment of the purchase price, any note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest on and after the Payment Date;

    (5) that holders electing to have a note purchased pursuant to the Offer to Purchase will be required to deliver the note, together with the form entitled "Option of the Holder to Elect Purchase" on the reverse side of the note completed, to the Paying Agent at the address specified in the notice no later than the close of business on the Business Day immediately preceding the Payment Date;

    (6) that holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Payment Date, a telegram, facsimile transmission or letter setting forth the name of such holder, the principal amount of old notes delivered for purchase and a statement that such holder is withdrawing its election to have such old notes purchased; and

    (7) that holders whose old notes are being purchased only in part will be issued new old notes equal in principal amount to the principal amount of the unpurchased portion of the old notes surrendered; provided that each note purchased and each new note issued shall be in a principal amount of $1,000 or integral multiples thereof. On or prior to the Payment Date, the Company shall:

      (A) accept for payment on a pro rata basis old notes or portions thereof tendered pursuant to an Offer to Purchase;

      (B) deposit with the Paying Agent money sufficient to pay the purchase price of all old notes or portions thereof so accepted; and

      (C) deliver, or cause to be delivered, to the Trustee all old notes or portions thereof so accepted together with an Officers' Certificate specifying the old notes or portions thereof accepted for payment by our company. The Paying Agent shall promptly mail to the holders of old notes so accepted payment each in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail to such holder a new Note equal in principal amount to any unpurchased portion of the Note surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or integral multiples thereof. Our company will publicly announce the results of an Offer to Purchase as soon as practicable after the Payment Date. The Trustee shall act as the Paying Agent for an Offer to Purchase. Our company will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, in the event that our company is required to repurchase old notes pursuant to an Offer to Purchase.

   "Permitted Investment" means:

    (1) an Investment in our company or a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary or be merged or consolidated with or into or transfer or convey all or substantially all its assets to, our company or a Restricted Subsidiary; provided that such Person's primary business is related, ancillary or complementary to the businesses of our company and its Restricted Subsidiaries on the date of such Investment;

    (2) Temporary Cash Investments;

    (3) payroll, travel, relocation and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP;

    (4) loans or advances to employees made in the ordinary course of business that do not in the aggregate exceed $1.0 million at any time outstanding;

    (5) Investments in Unrestricted Subsidiaries in an aggregate amount not to exceed $10.0 million; provided each such Unrestricted
        Subsidiary's primary business is related, ancillary or complementary to the businesses of our company and its Restricted Subsidiaries on the dates of such Investments; and

    (6) Investments received in satisfaction of judgments or as part of or in connection with the bankruptcy, winding up or liquidation of a Person, except if such Investment is received in consideration for an Investment made in such Person in connection with or in anticipation of such bankruptcy, winding up or liquidation.

   "Permitted Liens" means:

    (1) Liens for taxes, assessments, governmental charges or claims that are being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

    (2) statutory and common law Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

     (3) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security;

     (4) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, bankers' acceptances, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money);

     (5) easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of business of the Company or any of its Restricted Subsidiaries;

     (6) Liens (including extensions and renewals thereof) upon real or personal property acquired after the Closing Date; provided that:

           (a) such Lien is created solely for the purpose of securing Indebtedness Incurred, in accordance with the "Limitation on indebtedness" covenant described below, to finance the cost (including, without limitation, the cost of design, development, construction, acquisition, transportation, installation, improvement or integration) of the real or personal property subject thereto and such Lien is created prior to, at the time of or within six months after the later of the acquisition, the completion of construction or the commencement of full operation of such property,

           (b) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such cost, and

           (c) any such Lien shall not extend to or cover any property other than such item of property and any improvements on such property and any proceeds (including insurance proceeds) and products thereof and attachments and accessions thereto;

     (7) leases or subleases granted to others that do not materially interfere with the ordinary course of business of our company and its Restricted Subsidiaries, taken as a whole;

     (8) Liens encumbering property or assets under construction arising from progress or partial payments by a customer of our company or its Restricted Subsidiaries relating to such property or assets;

     (9) any interest or title of a lessor in the property subject to any Capitalized Lease or operating lease;

    (10) Liens arising from filing Uniform Commercial Code financing statements regarding leases or other Uniform Commercial Code financing statements for precautionary purposes relating to arrangements not constituting Indebtedness;

    (11) Liens on property of, or on shares of Capital Stock or Indebtedness of, any Person existing at the time such Person becomes, or becomes a part of, any Restricted Subsidiary; provided that such Liens do not extend to or cover any property or assets of our company or any Restricted Subsidiary other than the property or assets acquired and any proceeds (including insurance proceeds) and products thereof and attachments and accessions thereto;

    (12) Liens in favor of our company or any Restricted Subsidiary;

    (13) Liens arising from the rendering of a final judgment or order against our company or any Restricted Subsidiary that does not give rise to an Event of Default;

    (14) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

    (15) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

    (16) Liens encumbering customary initial deposits and margin deposits, and other Liens that are within the general parameters customary in the industry and incurred in the ordinary course of business, in each case, securing Indebtedness under Interest Rate Agreements and Currency Agreements and forward contracts, options, future contracts, futures options or similar agreements or arrangements designed solely to protect our company or any of its Restricted Subsidiaries from fluctuations in interest rates, currencies or the price of commodities;

    (17) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by our company or any of its Restricted Subsidiaries in the ordinary course of business in accordance with the past practices of the Company and is Restricted Subsidiaries prior to the Closing Date;

    (18) Liens on or sales of receivables;

    (19) any interest or title of licensor in the property subject to a license;

    (20) Liens in favor of the Trustee arising under the indenture;

    (21) Liens on the Capital Stock of Unrestricted Subsidiaries; and

    (22) Liens that secure Indebtedness with an aggregate principal amount not in excess of $10 million at any time outstanding.

   "Person" means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

   "Placement Agent" means Morgan Stanley & Co. Incorporated.

   "Pledge Account" means an account established and maintained with the Trustee for the deposit of the Pledged Securities pursuant to the terms of the Pledge Agreement.

   "Pledge Agreement" means the Collateral Pledge and Security Agreement dated as of the Closing Date, by and among our company, the Trustee and the Collateral Agent, governing the pledge of the Pledged Securities and the disbursement of funds from the Pledged Account as such agreement may be amended, restated, supplemented or otherwise modified from time to time.

   "Pledged Securities" means the U.S. Government Obligations to be purchased by the Company and held in the Pledge Account in accordance with the Pledge Agreement.

   "Public Equity Offering" means an underwritten primary public offering of Common Stock of our company pursuant to an effective registration statement under the Securities Act.

   A "Public Market" shall be deemed to exist if:

    (1) a Public Equity Offering has been consummated and

    (2) at least 15% of the total issued and outstanding Common Stock of our company has been distributed by means of an effective registration statement under the Securities Act or sales pursuant to Rule 144 under the Securities Act.

   "Redemption Date" means, when used with respect to any note to be redeemed, the date fixed for such redemption by or pursuant to the indenture.

   "Redemption Price" means, when used with respect to any note to be redeemed, the price at which such note is to be redeemed under the indenture.

   "Regular Record Date" for the interest payable on any Interest Payment Date means the July 15 or January 15 (whether or not a business day), as the case may be, immediately preceding such Interest Payment Date.

   "Repurchase Offer" means our obligation to offer to repurchase all of the Warrants if:

    (1) we merge, consolidate or sell all or substantially all of our assets;

    (2) we receive consideration in the transaction which is less than all cash; and

    (3) as a result, the Warrants become exercisable for common stock that is not registered.

   "Restricted Subsidiary" means any Subsidiary of our company other than an Unrestricted Subsidiary.

   "Sale and Leaseback Transaction" means any direct or indirect arrangement pursuant to which our company or any of its Restricted Subsidiaries sells or transfers any of its assets or properties (whether owned on the Closing Date or acquired thereafter) and then or thereafter leases such assets or properties or any part thereof or any other assets or properties which our company, or its Restricted Subsidiaries, intends to use for substantially the same purpose or purposes as the assets or properties sold or transferred.

   "Security Register" is a register of the Notes and of their transfer and exchange which TVN has caused its registrar to keep.

   "Significant Subsidiary" means, at any date of determination, any Restricted Subsidiary that, together with its Subsidiaries:

    (1) for the most recent fiscal year of our company, accounted for more than 10% of the consolidated revenues of our company and its Restricted Subsidiaries or

    (2) as of the end of such fiscal year, was the owner of more than 10% of the consolidated assets of our company and its Restricted
        Subsidiaries, all as set forth on the most recently available consolidated financial statements of our company for such fiscal year.

   "Specified Date" means any Redemption Date, any Payment Date for an Offer to Purchase or any date on which the Old Notes first become due and payable after an Event of Default.

   "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc, and its successors.

   "Stated Maturity" means:

    (1) with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable and

    (2) with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.

   "Subsidiary" means, with respect to any Person:

    (1) any corporation, association or other business entity of which more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person,

    (2) any limited partnership of which such Person is a general partner, or

    (3) any other Person over which any combination of such Person and its other Subsidiaries, directly or indirectly, has the power, by contract or otherwise, to direct or cause the direction of policies, management and affairs generally.

   "Temporary Cash Investment" means any of the following:

    (1) direct obligations of the United States of America or any agency thereof or obligations fully and unconditionally guaranteed by the United States of America or any agency thereof,

    (2) time deposit accounts, certificates of deposit and money market deposits maturing within 360 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50.0 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or an equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor,

    (3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in the first item above entered into with a bank meeting the qualifications described in the second item above,

    (4) commercial paper, maturing not more than 270 days after the date of acquisition, issued by a corporation (other than an Affiliate of our company) organized and in existence under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P,

    (5) auction-rate preferred stocks of any corporation maturing not later than 45 days after the acquisition thereof, with a rating at the time of acquisition of not less than "AAA" according to S&P or "Aaa" according to Moody's,

    (6) corporate debt obligations maturing within 12 months after the date of acquisition, with a rating on the date of acquisition not less than "AAA" or "A-1" according to S&P or "Aaa" or "P-l" according to Moody's,

    (7) securities with maturities of one year or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by S&P or Moody's, and


    (8) mutual funds required to invest at least 90% of their funds in investments of the types described in the first and second items above.

   "Trade Payables" means, with respect to any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services.

   "Transaction Date" means, with respect to the Incurrence of any Indebtedness by our company or any of its Restricted Subsidiaries, the date such Indebtedness is to be Incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

   "Unrestricted Subsidiary" means:

    (1) any Subsidiary of our company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and

    (2) any Subsidiary of an Unrestricted Subsidiary.

   The Board of Directors may designate any Restricted Subsidiary (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien (other than a Permitted Lien) on any property of, our company or any Restricted Subsidiary, provided that:

    (A) any Guarantee by the Company or any Restricted Subsidiary of any Indebtedness of the Subsidiary being so designated shall be deemed an "Incurrence" of such Indebtedness and an "Investment" by our company or such Restricted Subsidiary (or both, it applicable) at the time of such designation;

    (B) either (I) the Subsidiary to be so designated has total assets of $1,000 or less or (II) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the "Limitation on restricted payments" covenant described below; and

    (C) if applicable, the Incurrence of Indebtedness and the Investment referred to in clause (A) of this proviso would be permitted under the "Limitation on indebtedness" and "Limitation on restricted payments" covenants described below.

   The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that:

    (1) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such designation and

    (2) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately after such designation would, if Incurred at such time, have been permitted to be Incurred (and shall be deemed to have been Incurred) for all purposes of the indenture.

   Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.


   "U.S. Government Obligations" means securities that are:

    (1) direct obligations of the United States of America for the payment of which the full faith and credit of the United States of America is pledged or;

    (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, of America, which, in either case, are not callable or redeemable at the option of the issuer thereof at any time prior to the Stated Maturity of the old notes, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation.

   "Voting Stock" means with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

   "Warrants" mean warrants issued in connection with, and as single units with, the old notes, which have become separately transferable, and which entitle the holder of each to purchase 10.777 shares of common stock, par value $.001, of TVN.

   "Wholly Owned" means, with respect to any Subsidiary of any Person, the ownership of all of the outstanding Capital Stock of such Subsidiary (other than any director's qualifying shares or Investments by foreign nationals mandated by applicable law) by such Person or one or more Wholly Owned Subsidiaries of such Person.

Covenants

   We have undertaken certain covenants in the indenture. We describe several of these covenants below.

 Limitation on Indebtedness

   We will not, and will not permit any of our Restricted Subsidiaries to, Incur any Indebtedness (other than the old notes and Indebtedness existing on the Closing Date). However, we may Incur Indebtedness, and any Restricted Subsidiary may Incur Acquired Indebtedness if, after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Consolidated Leverage Ratio would be greater than zero and less than 6:1.

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   Notwithstanding the foregoing, we and any Restricted Subsidiary (except as specified below) may Incur each and all of the following:

    (1) Indebtedness (including any Indebtedness under one or more revolving credit or working capital facilities) of the Company in an aggregate principal amount outstanding at any time not to exceed the greater of:

      (A) the sum of (I) 80% of the consolidated book value of the accounts receivable of our company and its Restricted Subsidiaries and (II) 60% of the consolidated book value of the inventory of the Company and its Restricted Subsidiaries in each case as determined from the financial statement of our company for the then most recent fiscal quarter which has been filed with the Commission or provided to the Trustee pursuant to the "Commission reports and reports to holders" covenant described below and

      (B) $25.0 million;

    (2) Indebtedness owed:

      (A) to our company evidenced by a promissory note or

      (B) to any Restricted Subsidiary;

provided that any event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to our company or another Restricted Subsidiary) shall be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this item;

    (3) Indebtedness issued in exchange for, or the net proceeds of which are used to refinance or refund, then outstanding Indebtedness (other than Indebtedness Incurred under the first, second, fourth, sixth, ninth or tenth item of this paragraph) and any refinancings thereof in a principal amount not to exceed the principal amount so refinanced or refunded (plus premiums, accrued interest, fees and expenses) unless the Incurrence of such excess is otherwise permitted by this covenant; provided that Indebtedness the proceeds of which are used to refinance or refund the old notes or Indebtedness that is pari passu with, or subordinated in right of payment to, the old notes shall only be permitted under this item (3) if:

      (A) in case the old notes are refinanced in part or the Indebtedness to be refinanced is pari passu with the old notes, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is outstanding, is expressly, made pari passu with, or subordinate in right of payment to, the remaining old notes,

      (B) in case the Indebtedness to be refinanced is subordinated in right of payment to the old notes, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to the old notes at least to the extent that the Indebtedness to be refinanced is subordinated to the old notes and

      (C) such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the Stated Maturity of the Indebtedness to be refinanced or refunded, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or refunded;


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and provided further that in no event may Indebtedness of our company, be refinanced by means of any Indebtedness of any Restricted Subsidiary, pursuant to this item;

    (4) Indebtedness;

      (A) in respect of performance; surety or appeal bonds provided in the ordinary course of business;

      (B) under Currency Agreements and Interest Rate Agreements, provided that such agreements (a) are designed solely to protect our company or its Restricted Subsidiaries against fluctuations in foreign currency exchange rates or interest rates and (b) do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder; and

      (C) arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of our company or any of its Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), in a principal amount not to exceed the gross proceeds actually received by our company or any Restricted Subsidiary in connection with such disposition;

    (5) Indebtedness of our company or any Restricted Subsidiary, to the extent the net proceeds thereof are promptly:

      (A) used to purchase old notes tendered in an Offer to Purchase made as a result of a Change in Control or

      (B) deposited to defease the old notes as described below under "Defeasance";

    (6) Guarantees of the old notes and Guarantees of Indebtedness of our company by any Restricted Subsidiary, provided the Guarantee of such Indebtedness is permitted by and made in accordance with the "Limitation on issuances of guarantees by restricted subsidiaries" covenant described below;

    (7) Indebtedness Incurred to finance the cost (including the cost of design, development, acquisition, construction, installation, improvement, transportation or integration) to acquire equipment, inventory or network assets (including acquisitions by way of Capitalized Lease and acquisitions of the Capital Stock of a Person that becomes a Restricted Subsidiary to the extent of the fair market value of the equipment, inventory or network assets so acquired) by the Company or a Restricted Subsidiary after the Closing Date;

    (8) Indebtedness of our company not to exceed, at any one time outstanding, two times the sum of:

      (A) the Net Cash Proceeds received by our company after the Closing Date from the issuance and sale of its Capital Stock (other than Disqualified Stock) to a Person that is not a Restricted Subsidiary of our company, to the extent such Net Cash Proceeds have not been used pursuant to clause (C)(ii) of the fourth item of the first paragraph or the third, fourth, sixth or seventh item of the second paragraph of the "Limitation on restricted payments" covenant described below to make a Restricted Payment and

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           (B) 80% of the fair market value of property (other than cash and cash equivalents) received by the Company after the Closing Date from the sale of its Capital Stock (other than Disqualified Stock) to a Person that is not a Restricted Subsidiary of the Company, to the extent such sale of Capital Stock has not been used pursuant to the third, fourth, sixth or seventh item of the second paragraph of the "Limitation on restricted payments" covenant described below to make a Restricted Payment;

provided that such Indebtedness does not mature prior to the Stated Maturity of the Old Notes and has an Average Life longer than the Old Notes;

     (9) Indebtedness of our company, in an aggregate principal amount outstanding at any time not to exceed $1.0 million, incurred in connection with the repurchase of shares of Capital Stock of the Company, options on any such shares or related stock appreciation rights held by employees, former employees, directors or former directors (or their estates or beneficiaries under their estates), upon death, disability, retirement or termination of employment; provided that such Indebtedness, by its terms, (A) is expressly made subordinate in right of payment to the old notes, and (B) provides that no payments of principal (including by way of sinking fund, mandatory redemption or otherwise (including defeasance)), may be made while any of the Old Notes are outstanding; and

    (10) Indebtedness of our company (in addition to Indebtedness permitted under the preceding clauses, in an aggregate principal amount outstanding at any time not to exceed $55.0 million, less any amount of such Indebtedness permanently repaid as provided under the "Limitation on asset sales" covenant described below.

   Notwithstanding any other provision of this "Limitation on indebtedness" covenant, the maximum amount of Indebtedness that our company or a Restricted Subsidiary may Incur pursuant to this "Limitation on indebtedness" covenant shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, due solely to the result of fluctuations in the exchange rates of currencies.

   For purposes of determining any particular amount of Indebtedness under this "Limitation on Indebtedness" covenant:

    (1) Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included and

    (2) any Liens granted pursuant to the equal and ratable provisions referred to in the "Limitation on liens" covenant described below shall not be treated as Indebtedness.

   For purposes of determining compliance with this "Limitation on indebtedness" covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses, our company, in its sole discretion, shall classify and may, from time to time, reclassify, such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses.


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

 Limitation on Restricted Payments

   Our company will not, and will not permit any Restricted Subsidiary to, directly or indirectly,

    (1) declare or pay any dividend or make any distribution on or with respect to its Capital Stock (other than (A) dividends or distributions payable solely in shares of its Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to acquire shares of such Capital Stock and (B) pro rata dividends or distributions on Common Stock of Restricted Subsidiaries held by minority stockholders) held by Persons other than our company or any of its Restricted Subsidiaries,

    (2) purchase, redeem, retire or otherwise acquire for value any shares of Capital Stock of (A) our company or an Unrestricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Person or (B) a Restricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Affiliate of our company (other than a Wholly Owned Restricted Subsidiary) or any holder (or any Affiliate of such holder) of 5% or more of the Capital Stock of our company,

    (3) make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value, of Indebtedness of our company that is subordinated in right of payment to the old notes, or

    (4) make any Investment, other than a Permitted Investment, in any Person (such payments or any other actions described in items (1) through (4) above being collectively "Restricted Payments") if, at the time of, and after giving effect to, the proposed Restricted
        Payment:

      (A) a Default or Event of Default (see "Events of Default" below shall have occurred and be continuing,

      (B) our company could not Incur at least $1.00 of Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant or

      (C) the aggregate amount of all Restricted Payments (the amount, if other than in cash, to be determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a resolution of the Board of Directors) made after the Closing Date shall exceed the sum of:

              (1) the aggregate amount of the Consolidated EBITDA (or, if
                  Consolidated EBITDA is negative, minus the amount by which Consolidated EBITDA is less than zero) less 1.5 times Consolidated Interest Expense, in each case accrued on a cumulative basis during the period (taken as one accounting period) beginning on the first day of the fiscal quarter immediately following the Closing Date and ending on the last day of the last fiscal quarter preceding the Transaction Date for which reports have been filed with the Commission or provided to the Trustee pursuant to the "Commission reports and reports to holders" covenant plus

              (2) the aggregate Net Cash Proceeds received by our company after the Closing Date from the issuance and sale permitted by the indenture of its Capital Stock (other than Disqualified Stock) to a Person who is not a Restricted Subsidiary of our company, including an issuance or sale

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                 permitted by the indenture of Indebtedness of our company for cash subsequent to the Closing Date upon the conversion of such Indebtedness into Capital Stock (other than Disqualified Stock) of our company, or from the issuance to a Person who is not a Restricted Subsidiary of our company of any options, warrants or other rights to acquire Capital Stock of our company (in each case, exclusive of any Disqualified Stock or any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to the Stated Maturity of the old notes), in each case except to the extent such Net Cash Proceeds are used to Incur Indebtedness pursuant to item (8) of the second paragraph under the "Limitation on indebtedness" covenant plus

              (3) an amount equal to the net reduction in Investments (other than reductions in Permitted Investments) in any Person resulting from payments of interest on Indebtedness, dividends, distributions, repayments of loans or advances, or other transfers of assets, in each case to our company or any Restricted Subsidiary or from the Net Cash Proceeds from the sale of any such Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Adjusted Consolidated Net Income), or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investments"), not to exceed, in each case, the amount of Investments previously made by our company or any Restricted Subsidiary in such Person or Unrestricted Subsidiary.

   The foregoing provision shall not be violated by reason of:

     (1) the payment of any dividend within 60 days after the date of declaration thereof if, at said date of declaration, such payment would comply with the foregoing paragraph;

     (2) the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the old notes, including premium, if any, and accrued and unpaid interest, with the proceeds of, or in exchange for, Indebtedness Incurred under item (3) of the second paragraph of the "Limitation on indebtedness" covenant;

     (3) the repurchase, redemption or other acquisition of Capital Stock of our company or an Unrestricted Subsidiary (or options, warrants or other rights to acquire such Capital Stock) in exchange for, or out of the proceeds of, a substantially concurrent offering of, shares of Capital Stock (other than Disqualified Stock) of the Company (or options, warrants or other rights to acquire such Capital Stock);

     (4) the making of any principal payment or the repurchase, redemption, retirement, defeasance or other acquisition for value of Indebtedness of our company which is subordinated in right of payment to the old notes in exchange for, or out of the proceeds of a substantially concurrent offering of shares of the Capital Stock (other than Disqualified Stock) of our company (or options, warrants or other rights to acquire such Capital Stock);

     (5) payments or distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the indenture applicable to mergers,

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

        consolidations and transfers of all or substantially all of the property and assets of our company;

     (6) Investments in any Person the primary business of which is related, ancillary or complementary to the business of our company and its Restricted Subsidiaries on the date of such Investments, provided that the aggregate amount of Investments made pursuant to this item
         (6) does not exceed the sum of

       (A) $30.0 million plus

       (B) the amount of Net Cash Proceeds received by our company after the Closing Date from the sale of its Capital Stock (other than Disqualified Stock) to a Person who is not a Restricted Subsidiary of the Company, except to the extent such Net Cash Proceeds are used to Incur Indebtedness pursuant to the eighth clause under the "Limitation on indebtedness" covenant or to make Restricted Payments pursuant to item (4), clause (C)(2) of the first paragraph, or the third or fourth clause of this paragraph, of this "Limitation on restricted payments" covenant, plus

       (C) the net reduction in Investments made pursuant to this item (6) resulting from distributions on or repayments of such Investments or from the Net Cash Proceeds from the sale of any such Investment (except in each case to the extent any such payment or proceeds is included in the calculation of Consolidated EBITDA) or from such Person becoming a Restricted Subsidiary (valued in each case as provided in the definition of "Investments"); provided that the net reduction in any Investment shall not exceed the amount of such Investment;

     (7) Investments acquired in exchange for Capital Stock (other than Disqualified Stock) of our company;

     (8) the declaration or payment of dividends on the Common Stock of the Company following a Public Equity Offering of such Common Stock of up to 6.0% per annum of the Net Cash Proceeds received by our company in such Public Equity Offering;

     (9) repurchases of Warrants pursuant to a Repurchase Offer;

    (10) any purchase of any fractional share of Common Stock of our company in connection with an exercise of the Warrants; or

    (11) repurchases of Capital Stock of our company from employees, former employees, directors, former directors, consultants or former consultants of our company (or their estates or beneficiaries under their estates) upon their death, disability, retirement, or termination of employment;

provided that the aggregate amount of such repurchases shall not exceed $1.0 million in any calendar year or $5.0 million in the aggregate; provided that, except in the case of items (1) and (3), no Default or Event of Default shall have occurred and be continuing or occur as a consequence of the actions or payments set forth therein.

   Each Restricted Payment permitted pursuant to the preceding paragraph (other than the Restricted Payment referred to in item (2) thereof, an exchange of Capital Stock for Capital Stock or Indebtedness referred to in item (3) or (4) thereof and an Investment referred to in item (6) thereof), and the Net Cash Proceeds from any issuance of Capital Stock referred to in items (3) and (4) thereof, shall be included in calculating whether the condition of clause (C) of item (4) of the first paragraph of this "Limitation on restricted payments" covenant

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

have been met with respect to any subsequent Restricted Payments. In the event the proceeds of an issuance of Capital Stock of the Company are used for the redemption, repurchase or other acquisition of the old notes, or Indebtedness that is pari passu with the old notes, then the Net Cash Proceeds of such issuance shall be included in clause (C) of item (4) of the first paragraph of this "Limitation on restricted payments" covenant only to the extent such proceeds are not used for such redemption, repurchase or other acquisition of Indebtedness.

 Limitation on dividend and other payment restrictions affecting Restricted Subsidiaries

   The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to:

    (1) pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by our company or any other Restricted Subsidiary,

    (2) pay any Indebtedness owed to our company or any other Restricted Subsidiary,

    (3) make loans or advances to our company or any other Restricted Subsidiary or

    (4) transfer any of its property or assets to our company or any other Restricted Subsidiary.

   The foregoing provisions shall not restrict any encumbrances or restrictions:

    (1) existing on the Closing Date in the indenture or any other agreements in effect on the Closing Date, and any extensions, refinancings, renewals or replacements of such agreements, provided that the encumbrances and restrictions in any such extensions, refinancings, renewals or replacements are no less favorable in any material respect to the holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced;

    (2) existing under or by reason of applicable law;

    (3) existing with respect to any Person or the property or assets of such Person acquired by our company or any Restricted Subsidiary, existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired, and any extensions, refinancings, renewals or replacements of agreements of such Person existing at the time of such acquisition; provided, that the encumbrances and restrictions in any such extensions, refinancings, renewals or replacements do not extend to any Person or the property or assets of any Person other than such Person or the property and assets of such Person so acquired;

    (4) in the case of the fourth clause of the first paragraph of this "Limitation on dividend and other payment restrictions affecting restricted subsidiaries" covenant:

      (A) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license, conveyance or contract or similar property or asset,


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      (B) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of our company or any Restricted Subsidiary not otherwise prohibited by the indenture or

      (C) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to our company or any Restricted Subsidiary;

    (5) with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary; or

    (6) contained in the terms of any Indebtedness or any agreement pursuant to which such Indebtedness was issued if:

      (A) the encumbrance or restriction is not materially more disadvantageous to the holders of the old notes than is customary in comparable financings (as determined by our company) and

      (B) our company determines that any such encumbrance or restriction is not reasonably expected to materially affect our company's ability to make principal or interest payments on the old notes.

   Nothing contained in this "Limitation on dividend and other payment restrictions affecting restricted subsidiaries" covenant shall prevent our company or any Restricted Subsidiary from (i) creating, incurring, assuming or suffering to exist any Liens otherwise permitted in the "Limitation on liens" covenant or (ii) restricting the sale or other disposition of property or assets of the Company or any of its Restricted Subsidiaries that secure Indebtedness of our company or any of its Restricted Subsidiaries.

 Limitation on the issuance and sale of capital stock of Restricted
 Subsidiaries

   Our company will not sell, and will not permit any Restricted Subsidiary, directly or indirectly, to issue or sell, any shares of Capital Stock of a Restricted Subsidiary (including options, warrants or other rights to purchase shares of such Capital Stock) except:

    (1) to our company or a Wholly Owned Restricted Subsidiary;

    (2) issuances of director's qualifying shares or sales to foreign nationals of shares of Capital Stock of foreign Restricted Subsidiaries, to the extent required by applicable law;

    (3) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made under the "'Limitation on restricted payments" covenant if made on the date of such issuance or sale;

    (4) issuances or sales of Common Stock of a Restricted Subsidiary; provided that the Company or such Restricted Subsidiary applies the Net Cash Proceeds, if any, of any such sale in accordance with clause (A) or (B) of the "Limitation on asset sales" covenant described below; or

    (5) issuances or sales of Disqualified Stock if the "Limitation on indebtedness" covenant would permit the Disqualified Stock to be issued or sold (treating the Disqualified Stock as Indebtedness for such purpose).

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 Limitation on issuances of Guarantees by Restricted Subsidiaries

   Our company will not permit any Restricted Subsidiary to:

    (x) directly or indirectly Guarantee any Indebtedness of our company which is pari passu with or subordinate in right of payment to the old notes ("Guaranteed Indebtedness") or

    (y) issue any Debt Securities (other than Indebtedness Incurred pursuant to the fifth clause of the "Limitation on Indebtedness" covenant), unless:

      (1) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the indenture providing for a Guarantee (a "Subsidiary Guarantee") of payment of the old notes by such Restricted Subsidiary and

      (2) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against our company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee;

provided that this paragraph shall not be applicable to any Guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary. If the Guaranteed Indebtedness is:

      (A) pari passu with the old notes, then the Guarantee of such Guaranteed Indebtedness shall be pari passu with, or subordinated to, the Subsidiary Guarantee or

      (B) subordinated to the old notes,

then the Guarantee of such Guaranteed Indebtedness shall be subordinated to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the old notes.

   Notwithstanding the foregoing, any Subsidiary Guarantee by a Restricted Subsidiary may provide by its terms that it shall be automatically and unconditionally released and discharged upon:

    (i) any sale, exchange or transfer, to any Person not an Affiliate of our company, of all of our company's and each Restricted
         Subsidiary's Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the indenture) or

    (ii) the release or discharge of the Guarantee which resulted in the creation of such Subsidiary Guarantee, except a discharge or release by or as a result of payment under such Guarantee.

 Limitation on transactions with Stockholders and Affiliates

   We will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any holder (or any Affiliate of such holder) of 5.0% or more of any class of Capital Stock of our company or with any Affiliate of our company or any Restricted Subsidiary, except upon fair and reasonable terms no less favorable to our company or such Restricted Subsidiary than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm's-length transaction with a Person that is not such a holder or an Affiliate.

   The foregoing limitation does not limit, and shall not apply to:

    (1) transactions (A) approved by a majority of the disinterested members of the Board of Directors or (B) for which the Company or a Restricted Subsidiary delivers to the Trustee a written opinion of a nationally recognized investment banking firm (including, without limitation, the Placement Agent and its Affiliates) stating that the transaction is fair to our company or such Restricted Subsidiary from a financial point of view;

    (2) any transaction solely between our company and any of its Wholly Owned Restricted Subsidiaries or solely between Wholly Owned Restricted Subsidiaries;

    (3) the payment of reasonable and customary regular fees to directors of our company who are not employees of our company;

    (4) any payments or other transactions pursuant to any tax-sharing agreement between our company and any other Person with which our company files a consolidated tax return or with which our company is part of a consolidated group for tax purposes;

    (5) transactions between our company or any of its Restricted Subsidiaries and a non-Wholly Owned Restricted Subsidiary or an Unrestricted Subsidiary on a cost, rather than fair market value, basis, or on other terms of the kind customarily employed to allocate charges among members of a consolidated group of entities, in any such case that are fair and reasonable to our company or such Restricted Subsidiary; provided that the aggregate fair market value of the consideration subject to such transactions does not exceed $1.0 million in any calendar year;

    (6) payment of fees to the Placement Agent or its Affiliates for financial, advisory, consulting or investment banking services that the Board of Directors deems to be advisable or appropriate (including, without limitation, the payment of any underwriting discounts or commissions or placement agency fees in connection with the issuance and sale of securities); or

    (7) any Restricted Payments not prohibited by the "Limitation on restricted payments" covenant. Notwithstanding the foregoing, any transaction or series of related transactions covered by the first paragraph of this "Limitation on transactions with stockholders and affiliates" covenant and not covered by the second and third items of this paragraph, (a) the aggregate amount of which exceeds $5.0 million in value, must be approved or determined to be fair in the manner provided for in subclause (A) or (B) of the first item above and (b) the aggregate amount of which exceeds $10.0 million in value, must be determined to be fair in the manner provided for in item (1)(B) above.

 Limitation on Liens

   We will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Lien on any of its assets or properties of any character, or any shares of Capital Stock or Indebtedness of any Restricted Subsidiary, without making effective

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provision for all of the old notes and all other amounts due under the indenture to be directly secured equally and ratably with (or, if the obligation or liability to be secured by such Lien is subordinated in right of payment to the old notes, prior to) the obligation or liability secured by such Lien.

   The foregoing limitation does not apply to:

    (1) Liens existing on the Closing Date;

    (2) Liens granted after the Closing Date on any assets or Capital Stock of our company or its Restricted Subsidiaries created in favor of the holders;

    (3) Liens with respect to the assets of a Restricted Subsidiary granted by such Restricted Subsidiary to our company or a Wholly Owned Restricted Subsidiary to secure Indebtedness owing to our company or such other Restricted Subsidiary;

    (4) Liens securing Indebtedness which is Incurred to refinance secured Indebtedness which is permitted to be Incurred under the third clause of the second paragraph of the "Limitation on indebtedness" covenant; provided that such Liens do not extend to or cover any property or assets of our company or any Restricted Subsidiary other than the property or assets securing the Indebtedness being refinanced;

    (5) Liens on the Capital Stock of, or any property or assets of, a Restricted Subsidiary securing Indebtedness of such Restricted Subsidiary permitted under the "Limitation on indebtedness" covenant;

    (6) Liens securing (A) obligations under revolving credit, working capital or similar facilities Incurred under clause (i), or (B) Indebtedness Incurred under the seventh clause of the second paragraph of the "Limitation on indebtedness" covenant; or

    (7) Permitted Liens.

 Limitation on Sale and Leaseback Transactions

   We will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction.

   The foregoing restriction does not apply to any Sale and Leaseback Transaction if:

    (1) the lease is for a period, including renewal rights, of not in excess of three years;

    (2) the lease secures or relates to industrial revenue or pollution control bonds;

    (3) the transaction is solely between our company and any Wholly Owned Restricted Subsidiary or solely between Wholly Owned Restricted Subsidiaries; or

    (4) our company or such Restricted Subsidiary, within 12 months after the sale or transfer of any assets or properties is completed, applies an amount not less than the net proceeds received from such sale in accordance with clause (A) or (B) of the first paragraph of the "Limitation on asset sales" covenant described below.


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 Limitation on Asset Sales

   The Company will not, and will not permit any Restricted Subsidiary to, consummate any Asset Sale, unless:

    (1) the consideration received by our company or such Restricted Subsidiary is at least equal to the fair market value of the assets sold or disposed of and

    (2) at least 75% of the consideration received consists of any combination of cash or Temporary Cash Investments or the assumption of unsubordinated Indebtedness of our company or Indebtedness of any Restricted Subsidiary, provided that our company or such Restricted Subsidiary is irrevocably and unconditionally released from all liability under such Indebtedness.

   In the event and to the extent that the Net Cash Proceeds received by our company or any of its Restricted Subsidiaries from one or more Asset Sales occurring on or after the Closing Date in any period of 12 consecutive months exceed 10% of Adjusted Consolidated Net Tangible Assets (determined as of the date closest to the commencement of such 12-month period for which a consolidated balance sheet of the Company and its Subsidiaries has been filed with the Commission or provided to the Trustee pursuant to the "Commission reports and reports to holders" covenant), then our company shall or shall cause the relevant Restricted Subsidiary to:

    (1) within 12 months after the date Net Cash Proceeds so received exceed 10% of Adjusted Consolidated Net Tangible Assets:

      (A) apply an amount equal to such excess Net Cash Proceeds to permanently repay unsubordinated Indebtedness of the Company, or any Restricted Subsidiary providing a Subsidiary Guarantee pursuant to the "Limitation on issuances of guarantees by restricted subsidiaries" covenant described above or Indebtedness of any other Restricted Subsidiary, in each case owing to a Person other than our company or any of its Restricted Subsidiaries or

      (B) invest an equal amount, or the amount not so applied pursuant to clause (A) (or enter into a definitive agreement committing to so invest within 12 months after the date of such agreement), in property or assets (other than current assets) of a nature or type or that are used in a business (or in a Person having property and assets of a nature or type, or engaged in a business) similar or related to the nature or type of the property and assets of, or the business of, and its Restricted Subsidiaries existing on the date of such investment and

    (2) apply (no later than the end of the 12-month period referred to in clause (1)) such excess Net Cash Proceeds (to the extent not applied (or committed to be applied) pursuant to clause (i)) as provided in the following paragraph of this "Limitation on asset sales" covenant.

   The amount of such excess Net Cash Proceeds required to be applied (or to be committed to be applied) during such 12-month period as set forth in clause (1) of the preceding sentence and not applied as so required by the end of such period shall constitute "Excess Proceeds."

   If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Offer to Purchase pursuant to this "Limitation on asset sales" covenant totals at least $5.0 million, our company must commence, not later than the fifteenth Business Day of such month, and consummate an Offer to Purchase from the

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holders on a pro rata basis an aggregate principal amount of old notes equal to the Excess Proceeds on such date, at a purchase price equal to 100% of the principal amount of the old notes on the relevant payment date, plus, in each case, accrued interest, if any, to the payment date.

Repurchase of old notes upon a Change of Control

   Our company must commence, within 30 days of the occurrence of a Change of Control, and thereafter consummate an Offer to Purchase for all old notes then outstanding, at a purchase price equal to 101% of the principal amount thereof on the relevant Payment Date, plus accrued interest, if any, to the Payment Date.

   There can be no assurance that our company will have sufficient funds available at the time of any Change of Control to make any debt payment (including repurchases of old notes) required by the foregoing covenant (as well as may be contained in other securities of our company which might be outstanding at the time). The above covenant requiring our company to repurchase the old notes will, unless consents are obtained, require our company to repay all indebtedness then outstanding which by its terms would prohibit such Note repurchase, either prior to or concurrently with such Note repurchase.

Commission reports and reports to Holders

   At all times from and after the earlier of:

    (1) the date of the commencement of an exchange offer or the effectiveness of the Shelf Registration Statement (the
        "Registration") and

    (2) the date that is one year after the Closing Date, in either case, whether or not the Company is then required to file reports with the Commission, our company shall file with the Commission all such reports and other information as it would be required to file with the Commission by Sections 13(a) or 15(d) under the Exchange Act if it were subject thereto. Our company shall supply the Trustee and each holder or shall supply to the Trustee for forwarding to each such holder, without cost to such holder, copies of such reports and other information. At all times prior to the earlier of the date of the Registration and the date that is one year after the Closing Date, our company shall supply the Trustee and each holder or shall supply to the Trustee for forwarding to each such holder, without cost to such holder, quarterly and annual reports substantially equivalent to those which would be required by the Exchange Act. In addition, at all times prior to the sale of the old notes pursuant to an effective registration statement, upon the request of any holder or any prospective purchaser of the old notes designated by a holder, the Company shall supply to such holder or such prospective purchaser the information required under Rule 144A under the Securities Act.

Events of Default

   The following events are defined as "Events of Default" in the indenture:

  (a) default in the payment of principal of (or premium, if any, on) any Note when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise;

  (b) default in the payment of interest on any Note when the same becomes due and payable, and such default continues for a period of 30 days or a failure by our

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     company to make any of the first six scheduled interest payments on the old notes on the applicable Interest Payment Date;

  (c) default in the performance or breach of the provisions of the indenture applicable to mergers, consolidations and transfers of all or substantially all of the assets of our company or the failure to make or consummate an Offer to Purchase in accordance with the "Limitation on Asset Sales" or "Repurchase of Notes upon a Change of Control" covenant;

  (d) our company defaults in the performance of or breaches any other covenant or agreement of our company in the indenture or under the old notes (other than a default specified in clause (a), (b) or (c) above) and such default or breach continues for a period of 30 consecutive days after written notice by the Trustee or the holders of 25% or more in aggregate principal amount of the old notes;

  (e) there occurs with respect to any issue or issues of Indebtedness of our company or any Significant Subsidiary having an outstanding principal amount of $10.0 million or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or shall hereafter be created,

    (1) an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration and/or

    (2) the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default;

  (f) any final judgment or order (not covered by insurance) for the payment of money in excess of $10.0 million in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not so covered) shall be rendered against our company or any Significant Subsidiary and shall not be paid or discharged, and there shall be any period of 30 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $10.0 million during which a stay of enforcement of such final judgment or order by reason of a pending appeal or otherwise, shall not be in effect;

  (g) a court having jurisdiction in the premises enters a decree or order for:

    (A) relief in respect of our company or any Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect,

    (B) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of our company or any Significant Subsidiary or for all or substantially all of the property, and assets of our company or any Significant Subsidiary or

    (C) the winding up or liquidation of the affairs of our company or any Significant Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 60 consecutive days;

  (h) our company or any Significant Subsidiary:


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

    (A) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law,

    (B) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of our company or any Significant Subsidiary or for all or substantially all of the property and assets of our company or any Significant Subsidiary or

    (C) effects any general assignment for the benefit of creditors or

  (i) the Pledge Agreement shall cease to be in full force and effect or to be enforceable in accordance with its terms, except as provided therein.

   If an Event of Default (other than an Event of Default specified in clause
(g) or (h) above that occurs with respect to our company) occurs and is continuing under the indenture, the Trustee or the holders of at least 25% in aggregate principal amount of the old notes then outstanding, by written notice to our company (and to the Trustee if such notice is given by the holders), may, and the Trustee at the request of such holders shall, declare the aggregate principal amount of, premium, if any, and accrued interest on the old notes to be immediately due and payable. Upon a declaration of acceleration, such principal amount, premium, if any, and accrued interest shall be immediately due and payable. In the event of a declaration of acceleration because an Event of Default set forth in clause (e) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (e) shall be remedied or cured by our company or the relevant Significant Subsidiary or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto. If an Event of Default specified in clause (g) or (h) above occurs with respect to our company, the principal amount of, premium, if any, and accrued interest on the old notes then outstanding shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder. The holders of at least a majority in aggregate principal amount of the outstanding old notes, by written notice to our company and to the Trustee, may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if (i) all existing Events of Default, other than the nonpayment of the principal amount of, premium, if any, and interest on the old notes that have become due solely by such declaration of acceleration, have been cured or waived and (ii) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. For information as to the waiver of defaults, see "--Modification and waiver" below.

   The holders of at least a majority in aggregate principal amount of the outstanding old notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of holders of old notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from holders of old notes. A holder may not pursue any remedy with respect to the indenture or the old notes unless:

  (1) the holder gives the Trustee written notice of a continuing Event of Default;

  (2) the holders of at least 25% in aggregate principal amount of outstanding old notes make a written request to the Trustee to pursue the remedy;


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

  (3) such holder or holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense;

  (4) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

  (5) during such 60-day period, the holders of a majority in aggregate principal amount of the outstanding old notes do not give the Trustee a direction that is inconsistent with the request.

   However, such limitations do not apply to the right of any holder of a Note to receive payment of the principal amount of, premium, if any, or interest on, such Note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the old notes, which right shall not be impaired or affected without the consent of such holder.

   The indenture requires certain officers of our company to certify, on or before a date not more than 90 days after the end of each fiscal year, that a review has been conducted of the activities of our company and its Restricted Subsidiaries and our company's and its Restricted Subsidiaries' performance under the indenture and that our company has fulfilled all obligations thereunder, or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof. Our company will also be obligated to notify the Trustee of any default or defaults in the performance of any covenants or agreements under the indenture.

Consolidation, Merger and Sale of Assets

   Our company will not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person or permit any Person to merge with or into our company unless:

    (1) our company shall be the continuing Person, or the Person (if other than our company) formed by such consolidation or into which our company is merged or that acquired or leased such property, and assets of our company shall be a corporation organized and validly existing under the laws of the United States of America or any jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all of the obligations of our company on all of the old notes and under the indenture;

    (2) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

    (3) immediately after giving effect to such transaction on a pro forma basis, our company or any Person becoming the successor obligor of the old notes (including any Person which would, after giving effect to the merger or consolidation, properly classify our company as a subsidiary in accordance with GAAP, and which expressly guarantees the obligations of our company under the old notes through a supplemental indenture) shall have a Consolidated Net Worth equal to or greater than 90% of the Consolidated Net Worth of our company immediately prior to such transaction;

    (4) immediately after giving effect to such transaction on a pro forma basis, our company, or any Person becoming the successor obligor of the old notes (including any Person which would, after giving effect to the merger or consolidation, properly classify our company as a subsidiary in accordance with

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

       GAAP, and which expressly guarantees the obligations of our company under the old notes through a supplemental indenture) as the case may be, shall have a Consolidated Leverage Ratio not greater than 110% of the Consolidated Leverage Ratio of our company immediately prior to the transaction, provided, however, that the fourth item shall not apply to a consolidation or merger with or into a Wholly Owned Restricted Subsidiary with a positive net worth; and

    (5) our company delivers to the Trustee an officers' certificate (attaching the arithmetic computations to demonstrate compliance with the third and fourth items above) and an opinion of counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture comply with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with; provided, however, that the third and fourth items above do not apply if, in the good faith determination of the Board of Directors of our company, whose determination shall be evidenced by a resolution of the Board of Directors, the principal purpose of such transaction is to change the state of incorporation of the Company; provided further that, in connection with any such merger or consolidation, no consideration (other than Capital Stock (other than Disqualified Stock) in the surviving Person or our company) shall be issued or distributed to the stockholders of our company; and provided further that any such transaction shall not have as one of its purposes the evasion of the foregoing limitations.

Defeasance

   Defeasance and Discharge. The indenture provides that our company will be deemed to have paid and will be discharged from any and all obligations in respect of the old notes on the 123rd day after the deposit referred to below, and the provisions of the indenture will no longer be in effect with respect to the old notes (except for, among other matters, certain obligations to register the transfer or exchange of the old notes, to replace stolen, lost or mutilated old notes, to maintain paying agencies and to hold monies for payment in trust) if, among other things,

  (A) our company has deposited with the Trustee, in trust, money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the old notes on the Stated Maturity of such payments in accordance with the terms of the indenture and the old notes,

  (B) our company has delivered to the Trustee:

    (1) either (x) an opinion of counsel to the effect that holders will not recognize income, gain or loss for federal income tax purposes as a result of our company's exercise of its option under this "Defeasance" provision and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, which opinion of counsel must be based upon (and accompanied by a copy of) a ruling of the Internal Revenue Service to the same effect unless there has been a change in applicable federal income tax law after the Closing Date such that a ruling is no longer required or (y) a ruling directed to the Trustee received from the Internal Revenue Service to the same effect as the aforementioned opinion of counsel; and


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    (2) an opinion of counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940 and after the passage of 123 days following the deposit (assuming that none of the holders of the old notes are insiders of our company within the meaning of Section 101(31) of the United States Bankruptcy Code) the trust fund will not be subject to the effect of Section 547 of the United States Bankruptcy Code or
        Section 15 of the New York Debtor and Creditor Law,

  (C) immediately after giving effect to such deposit on a pro forma basis, no Event of Default, or event that after the giving of notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing on the date of such deposit or during the period ending on the 123rd day after the date of such deposit, and such deposit shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which our company or any of its Subsidiaries is a party or by which our company or any of its Subsidiaries is bound and

  (D) if at such time the old notes are listed on a national securities exchange, our company has delivered to the Trustee an Opinion of Counsel to the effect that the old notes will not be delisted as a result of such deposit, defeasance and discharge.

   Defeasance of Certain Covenants and Certain Events of Default. The indenture further provides that the provisions of the indenture will no longer be in effect with respect to the third and fourth clauses under "Consolidation, Merger and Sale of Assets" and all the covenants described herein under "Covenants," clause (c) under "Events of Default" with respect to such the third and fourth items under "Consolidation, Merger and Sale of Assets," clause
(d) under "Events of Default" with respect to such other covenants and clauses
(e) and (f) under "Events of Default" shall be deemed not to be Events of Default upon, among other things, the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the old notes on the Stated Maturity of such payments in accordance with the terms of the indenture and the old notes, the satisfaction of the provisions described in clauses (B)(2), (C) and (D) of the preceding paragraph and the delivery by our company to the Trustee of an Opinion of Counsel to the effect that, among other things, the holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.

   Defeasance and Certain Other Events of Default. In the event our company exercises its option to omit compliance with certain covenants and provisions of the indenture with respect to the old notes as described in the immediately preceding paragraph and the old notes are declared due and payable because of the occurrence of an Event of Default that remains applicable, the amount of money and/or U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the old notes at the time of their Stated Maturity but may not be sufficient to pay amounts due on the old notes at the time of the acceleration resulting from such Event of Default. However, our company will remain liable for such payments.


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Modification and waiver

   Modifications and amendments of the indenture may be made by our company and the Trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding old notes; provided, however, that no such modification or amendment may, without the consent of each holder affected thereby:

  (1) change the Stated Maturity of the principal of, or any installment of interest on, any Note,

  (2) reduce the principal amount of, or premium, if any, or interest on, any Note,

  (3) change the place or currency of payment of principal of, or premium, if any, or interest on, any Note,

  (4) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the Redemption Date) of any Note,

  (5) reduce the above-stated percentage of outstanding old notes the consent of whose holders is necessary to modify or amend the indenture,

  (6) waive a default in the payment of principal of, premium, if any, or interest on the old notes, or

  (7) reduce the percentage or aggregate principal amount of outstanding old notes the consent of whose holders is necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults.

No personal liability of incorporators, stockholders, officers, directors, or employees

   The indenture provides that:

  (1) no recourse for the payment of the principal of, premium, if any, or interest on any of the old notes or for any claim based thereon or otherwise in respect thereof, and

  (2) no recourse under or upon any obligation, covenant or agreement of our company in the indenture, or in any of the old notes or because of the creation of any Indebtedness represented thereby,

shall be had against any incorporator, stockholder, officer, director, employee or controlling person of our company or of any successor Person thereof. Each holder, by accepting the old notes, waives and releases all such liability.

Concerning the Trustee

   The indenture provides that, except during the continuance of a Default, the Trustee will not be liable for the performance of such duties as are specifically set forth in such indenture. If an Event of Default has occurred and is continuing, the Trustee will use the same degree of care and skill in its exercise of the rights and powers vested in it under the indenture as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

   The indenture and provisions of the Trust indenture Act of 1939, as amended, incorporated by reference therein, contain limitations on the rights of the Trustee, should it become a creditor of our company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions, but if the Trustee acquires any conflicting interest, it must eliminate such conflict or resign.

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

                          Description of capital stock

   The following is a summary of the terms of our capital stock and is qualified in its entirety by reference to the actual terms of the capital stock contained in our amended and restated certificate of incorporation.

   Our certificate of incorporation, as amended to date authorizes the issuance of 40,000,000 shares of common stock, $.001 par value per share, and 20,248,107 shares of preferred stock, $.001 par value per share. The following series of preferred stock have been designated in the Certificate of Incorporation:
Series A Preferred Stock, Series B-1 Preferred Stock, Series B-2 Preferred, Series B-3 Preferred Stock and Series B-4 Preferred. The Series B-1 Preferred, Series B-2 Preferred, Series B-3 Preferred and the Series B-4 Preferred are collectively referred to herein as the "Series B Preferred."All shares of preferred stock are currently convertible into common stock on a one-for-one basis. As of November 15, 1999, there were four holders of record of common stock and twenty-six holders of record of preferred stock. The following table sets forth, with respect to each series of preferred stock and the common stock as of November 15, 1999, the number of shares designated, the number of shares outstanding, the number of shares subject to outstanding options and warrants and our total fully diluted capitalization:

                                                                  Common stock
                                                                  outstanding
                                                      Shares          on a
                                                     issuable     diluted, as
                            Authorized Outstanding under options   converted
   Class/Series               shares     shares    and warrants      basis
   ------------             ---------- ----------- -------------  ------------
   Preferred Stock
   Series A Preferred......  7,600,000  7,499,900           --      7,499,900
   Series B-1 Preferred....  5,714,442  5,714,442           --      5,714,442
   Series B-2 Preferred....  1,790,769  1,297,433           --      1,297,433
   Series B-3 Preferred....  2,285,727  2,285,727           --      2,285,727
   Series B-4 Preferred....  2,857,169  2,857,169           --      2,857,169
                            ---------- ----------    ---------     ----------
   Total Preferred Stock... 20,248,107 19,654,671           --     19,654,671
   Common Stock............ 40,000,000    152,517    5,118,106(1)   5,270,623
                            ---------- ----------    ---------     ----------
   Total Common and Pre-
    ferred Stock........... 60,248,107 19,807,188    5,118,106     24,925,294
                            ========== ==========    =========     ==========

--------
(1) Includes warrants to purchase 2,355,400 shares of common stock at an exercise price of $0.01, 2,762,706 shares issuable in connection with options granted under the 1996 Stock Option Plan with a weighted average exercise price of $3.48 per share but excludes 1,178,776 shares issuable in connection with options available for future grant under the 1996 Stock Option Plan.

Common stock

   The holders of our common stock are entitled to receive dividends when and if declared by the Board of Directors, provided that no dividend or distribution may be declared or paid on any shares of common stock unless all dividend preferences of the preferred stock have been declared and set aside or paid. Upon a liquidation, dissolution, merger or sale of substantially all of our assets, all assets remaining after the payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock will be distributed ratably among the holders of common stock based upon the number of shares of common stock then held by each holder. The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Our common

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

stock has no preemptive or other subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock.

   As of November 15, 1999, there were 152,517 shares of common stock outstanding held by four stockholders of record. As of November 15, 1999, options to purchase an aggregate of 2,762,706 shares of common stock were also outstanding. See "Management--1996 Stock Option Plan."

Preferred stock

   Dividends. The holders of Series B Preferred are entitled to receive dividends when, as and if dividends are declared by the Board of Directors out of funds legally available for the payment of dividends on each outstanding share of common stock or Series A Preferred Stock in an amount equal to the dividends paid on each share of the common stock or Series A Preferred Stock multiplied by a fraction equal to the liquidation preference of each share of Series B Preferred Stock, divided by the liquidation preference of the Series A Preferred or common stock (assumed to be $.001), as the case may be. Dividends on the Series B Preferred Stock are not cumulative. The holders of the Series A Preferred Stock are entitled to dividends at the rate of $0.25 per annum per share, payable prior and in preference to any payment of any dividend on the common stock, when and as declared by the Board of Directors. Dividends on the Series A Preferred are not cumulative. Dividends must be paid in order of preference to the Series B Preferred (on a pari passu basis), to the Series A Preferred and common stock.

   Liquidation. A liquidation event is defined as any voluntary or involuntary liquidation, dissolution or winding up of the corporation. The sale, lease, conveyance, exchange or transfer of all or substantially all of our property or assets or a merger or consolidation of the corporation are not liquidation events with respect to the Series B Preferred. Payments made pursuant to a liquidation must be made in full to each series of Preferred Stock in the following order of preference: Series B-1 Preferred, Series B-2 Preferred, Series B-3 Preferred and Series B-4 Preferred (on a pari passu basis) and then the Series A Preferred. Thereafter, any remaining assets shall be distributed ratably among the holders of common stock.

   Redemption. The Series B Preferred Stock is subject to mandatory redemption on August 29, 2002 or, at the option of the holder, upon a change in control of our company. A change in control with respect to redemption means such time as a person or group becomes the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of our capital stock having voting power that is more than the voting power of the Series B Preferred Stock on that date. There are no sinking fund provisions applicable to the preferred stock. The Series A Preferred Stock is not redeemable.

   Conversion. The preferred stock is convertible by the holder at any time into common stock at the rate of our initial conversion price divided by the conversion price then in effect. The initial conversion prices of the Series A Preferred, Series B-1 Preferred, Series B-2 Preferred, Series B-3 Preferred and Series B-4 Preferred are $2.50, $2.7343, $5.8105, $6.8359 and $5.4687 per
share, respectively. The conversion price of the preferred stock is subject to adjustment for stock splour, stock dividends, consolidations, combinations, reclassifications and other like events. The conversion prices of the Series B-1 Preferred, Series B-2 Preferred, Series B-3 Preferred and Series B-4 Preferred Stock may also be subject to adjustment for certain dilutive issues of stock at a price per share below the applicable conversion price of such respective series of preferred stock, based on the weighted average dilution to such series. The Series A Preferred and Series B Preferred are automatically convertible into common stock in the event of the closing of a registered public offering of common stock with aggregate gross proceeds of at least $7.5 million in the case of the Series A Preferred and $25 million in the case of the Series B Preferred.

   Voting. The holders of preferred stock are entitled to notice of any stockholders' meeting in accordance with our bylaws and are entitled to vote together with the holders of common stock as a class. The holders of preferred stock are entitled to the number of votes equal to the number of shares of common stock into which such shares are convertible.

   Other Restrictive Covenants. Our certificate of incorporation provides that so long as shares of the Series B Preferred are outstanding, we may not (i) declare or pay any dividend on any other class or series of shares of our capital stock or (ii) purchase or redeem shares of our capital stock, except the repurchase of common stock from employees in an amount less than $250,000. Further, our certificate of incorporation provides that, without the approval of the directors elected by the holders of the Series B-1 Preferred Stock, Series B-3 Preferred Stock and Series B-4 Preferred Stock Series B-1 Preferred Stock, Series B-3 Preferred Stock and Series B-4 Preferred Stock, we may not create, authorize or issue any securities or reclassify any shares of capital stock into any securities that rank senior to or on a parity with the Series B Preferred Stock with respect to dividends or upon our liquidation or dissolution. Without the approval of holders of at least a majority of the shares of Series B-1 Preferred Stock, Series B-3 Preferred Stock and Series B-4 Preferred Stock then outstanding, we may not amend, modify or appeal the terms of the Series B Preferred Stock in our certificate of incorporation.

   Board representation rights. In any election of directors, our certificate of incorporation provides that the holders of the Series B-1 Preferred, Series B-3 Preferred and B-4 Preferred are entitled to elect one director as long as any such shares are outstanding. If the Series B-1 Preferred, Series B-3 Preferred and Series B-3 Preferred outstanding have an aggregate liquidation preference of at least $7.5 million, $15.0 million or $30.0 million, the holders of such shares leave the right to elect two directors, three directors and four directors, respectively. All other directors will be elected by the holders of the preferred stock and common stock voting together as one class on an as-converted basis.

   In the event of a Special Trigger Event (as defined below) when any Series B-1 Preferred Stock, Series B-3 Preferred Stock and Series B-4 Preferred Stock is outstanding, the number of directors constituting the Board of Directors shall be immediately adjusted to permit the holders of a majority of the shares of Series B-1 Preferred Stock, Series B-3 Preferred Stock and Series B-4 Preferred Stock then outstanding to immediately appoint a majority of the directors. Such rights shall continue until such time as all Special Trigger Events shall be cured and no longer of any force or effect. A "Special Trigger Event" shall be deemed to occur if:

  . we have not, prior to August 29, 2000, completed an initial public offering generating gross proceeds to us in excess of $25 million;

  . we are in default with a creditor or trade partner with respect to a liability or obligation of at least $50,000 for thirty days;

  . we breach any covenant or agreement contained in our certificate of incorporation or the operative agreements pursuant to which the Series B Preferred Stock were issued; or

  . we becomes the subject of a voluntary or involuntary bankruptcy, insolvency or similar proceeding.

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

   Registration rights. Pursuant to the Securityholders' Agreement dated as of August 29, 1997, between us and the holders of Series B Preferred Stock, such holders are entitled to certain rights with respect to the registration of the common stock issuable upon conversion of their shares under the Securities Act. If we propose to register any of our securities under the Securities Act, the Series B holders are entitled to notice of such proposed registration and the opportunity to include shares of registrable securities therein; provided, however, that we and the underwriter of any such offering have the right to limit or completely exclude shares proposed to be registered. At any time, if Series B holders holding at least 20% of the registrable securities which constitutes at least 1% of our then outstanding Common Stock request that we file a registration statement for the sale of shares having an anticipated sale price of at least $10.0 million, we are required to use our best efforts to cause such shares to be registered, subject to certain conditions and limitations. Series B holders are limited to one such demand registration in any six month period. In the event of any limitation by the underwriter, the number of securities that may be included in such registration will be allocated on a pro rata basis. Further, the Series B holders may require us to register all or a portion of their registrable securities pursuant to Rule 415 promulgated under the Securities Act, provided that the request is made by the holders of at least 20% of the registrable securities and subject to other conditions and limitations specified in the agreement.

   Other rights. Any holder of at least 150,000 shares of the Series B Preferred Stock is entitled to certain annual and quarterly financial information from us and also has certain rights of access and inspection. The information rights terminate upon the earlier of (i) a registered public offering of our common stock, or (ii) an acquisition of our company where the surviving corporation is subject to the reporting requirements of the Exchange Act.

Transfer agent and registrar

   The transfer agent and registrar for our common stock and preferred stock is Wilson Sonsini Goodrich & Rosati, P.C.

Delaware law and certain charter provisions

   Our certificate of incorporation provides for cumulative voting for the election of directors. Cumulative voting provides that each share of stock normally having one vote is entitled to a number of votes equal to the number of directors to be elected. A stockholder may then cast all such votes for a single candidate or may allocate them among as many candidates as the stockholder may choose. In the absence of cumulative voting, the holders of a majority of the shares present or represented at a meeting in which directors are to be elected would have the power to elect all the directors to be elected at such meeting, and no person could be elected without the support of holders of a majority of the shares present or represent at such meeting. Section 141 of the Delaware General Corporation Law provides that a director elected by cumulative voting generally may not be removed without cause if the number of votes cast against removal would be sufficient to elect such director under cumulative voting.

   Under Delaware law, a special meeting of stockholders may be called by the Board of Directors or by any other person authorized to do so in the certificate of incorporation or the bylaws. Our bylaws authorize the Board of Directors, the Chairman of the Board or the President (or any Vice President in the Chairman's or President's absence) or stockholders holding in the aggregate a majority of our outstanding shares to call a special meeting of stockholders.

   Under Delaware law and our bylaws, stockholders may execute an action by written consent in lieu of a stockholder meeting. Delaware law permits a corporation to eliminate such actions by written consent. Elimination of written consents of stockholders may lengthen the amount of time required to take stockholder actions since certain actions by written consent are not subject to the minimum notice requirement of a stockholders' meeting. The elimination of stockholders' written consents, however, deters hostile takeover attempts. Without the availability of stockholder's actions by written consent, a holder or group of holders controlling a majority in interest of our capital stock would not be able to amend our bylaws or remove directors pursuant to a stockholder's written consent. Any such holder or group of holders would have to call a stockholders' meeting and wait until the notice periods determined by the Board of Directors pursuant to our bylaws prior to taking any such action.

Provisions of Delaware law

   We are subject to Section 203 of the Delaware General Corporation Law, a provision that, in general, prohibits a publicly held Delaware corporation from engaging in various "business combination" transactions with any "interested stockholder" for a period of three years after the date of the transaction in which the person became an "interested stockholder," unless:

  . prior to such date, the Board of Directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder,

  . upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by:

   . persons who are directors and also officers and

   . employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

   . on or subsequent to such date the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

   Section 203 defines business combination to include:

    . any merger or consolidation involving the corporation and the interested stockholder;

    . any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

    . subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

    . any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

    . the receipt of the interested stockholder of the benefit of any loans, advances guarantees, pledges or other financial Benefits provided by or through the corporation. In general, Section 203 defines an interested stockholder as an entity or person who, together with affiliates and associates, beneficially owns (or within three years did beneficially own) 15% or more of a corporation's voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us.

                United States federal income tax considerations

   The following discussion is a general summary of the material U.S. federal income tax considerations resulting from the exchange offer and to the ownership of the new notes. The discussion of the federal income tax consequences set forth below is based upon the Internal Revenue Code of 1986, as amended (the "Code"), and judicial decisions and administrative interpretations thereunder, as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in federal income tax consequences different from those discussed below. There can be no assurance that the Internal Revenue Service (the "IRS") will not successfully challenge one or more of the tax consequences described herein, and we have not obtained, nor does it intend to obtain, a ruling from the IRS or an opinion of counsel with respect to the U.S. federal income tax consequences of acquiring or holding new notes. The discussion below pertains only to U.S. Holders, except as described below under the caption "Tax treatment of the ownership and disposition of new notes by non-U.S. holders." As used herein, a U.S. holder means

  . citizens or residents (within the meaning of Section 7701 (b) of the Code) of the U.S.

  . corporations, partnerships or other entities created in or under the laws of the U.S. or any political subdivision thereof,

  . estates the income of which is subject to U.S. federal income taxation regardless of its source,

  . trusts subject to the primary supervision of a court within the U.S. and the control of a U.S. person as described in Section 7701 (a)(30) of the Code, and

  . any other person whose income or gain from the new notes is effectively connected with the conduct of a U.S. trade or business. In addition, the discussion relies upon the description provided to us by the DTC, Euroclear and Cedel of their depository procedures and the procedures of their participants and Indirect Participants in maintaining a book entry system reflecting the beneficial ownership of the new notes.

   This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a particular Holder in light of the Holder's circumstances (for example, persons subject to the alternative minimum tax provisions of the Code). Also, it is not intended to be wholly applicable to all categories of investors, some of which (such as dealers in securities, banks, insurance companies, tax-exempt organizations, and persons holding new notes as part of a hedging or conversion transaction or straddle or persons deemed to sell new notes under the constructive sale provisions of the Code) may be subject to special rules. The discussion below is premised upon the assumption that the new notes and old notes are held (or would be held if acquired) as capital assets within the meaning of Section 1221 of the Code and constitute indebtedness for tax purposes. This summary does not discuss the tax considerations applicable to subsequent purchasers. The discussion also does not discuss any aspect of state, local or foreign law.

   Each holder tendering old notes or prospective purchasers of new notes are strongly urged to consult its own tax advisor with respect to its particular tax situation including the tax effects of any state, local, foreign, or other tax laws and possible changes in the tax laws.

Exchange of notes

   The exchange of old notes for new notes pursuant to the exchange offer should not be a taxable exchange for U.S. federal income tax purposes. Accordingly, a holder should have the same adjusted issue price, adjusted basis and holding period in the new notes as it had in the old notes immediately before the exchange.

The new notes

 Original issue discount

   The new notes will be treated as issued with original issue discount, which each holder will be required to include in its gross income as described below. Except as provided below in the section entitled "Applicable High-Yield Discount Obligations," a holder must include original issue discount (to the extent there is not offsetting acquisition or bond premium) in income as ordinary interest income as it accrues on the basis of a constant yield to maturity. Generally, original issue discount must be included in income in advance of the receipt of cash representing such income.

   The amount of original issue discount with respect to a new note will be equal to the excess of the stated redemption price at maturity over the issue price of the old note exchanged for such new note. The stated redemption price at maturity of a new note will equal the sum of all payments other than any "qualified stated interest" payments. Qualified stated interest is stated interest that is unconditionally payable in cash or in property (other than debt instruments of the issuer) at least annually at a single fixed rate. Because interest on the new notes will not be payable prior to August 1, 2003, none of the payments on the new notes will constitute qualified stated interest. Accordingly, all payments on the new notes will be treated as part of their stated redemption price at maturity.

   Because the old notes were issued as part of an investment unit, the issue price of each investment unit was allocated between the old note and the warrant constituting an investment unit based on their relative fair market values on the issue date. Although our allocation is not binding on the IRS, a holder of a unit must use our allocation unless the holder discloses on its federal income tax return for the year in which the unit was acquired that it plans to use an allocation that is inconsistent with our allocation.

   A holder must include in gross income, for all days during its taxable year in which it holds such new note, the sum of the "daily portions" of original issue discount. The "daily portions" are determined by allocating to each day in an "accrual period" (generally the period between interest payments or compounding dates) a pro rata portion of the original issue discount that accrued during such accrual period. The amount of original issue discount that will accrue during an accrual period is the product of the "adjusted issue price" of the new note at the beginning of the accrual period and its yield to maturity (determined on the basis of compounding at the end of each accrual period and properly adjusted for the length of the particular accrual period). The adjusted issue price of a new note is the sum of the issue price of an old note, plus prior accruals of original issue discount, reduced by the total payments made with respect to such new note in all prior periods and on the first day of the current accrual period. Each payment on a new note will be treated as a payment of original issue discount to the extent that original issue discount has accrued as of the date such payment is due and has not been allocated to prior payments, and any excess will be treated as a payment of principal.

   There are several circumstances under which we could make a payment on a new note that would affect the yield to maturity of a new note, including the redemption or repurchase of a new note (as described under "Description of the old notes"). According to Treasury Regulations, the possibility of a change in the yield will not be treated as affecting the amount of interest income (including original issue discount) recognized by a holder (or the timing of such recognition) if the likelihood of the change, as of the date the debt obligations are issued, is remote. We intend to report on the basis that the likelihood of any change in the yield on the new notes is remote.

   We are required to furnish certain information to the IRS, and will furnish annually to record holders of a new note, information with respect to original issue discount accruing during the calendar year. That information will be based upon the adjusted issue price of the new note as if the holder were the original holder of the new note.

 Election to treat all interest as original issue discount

   A holder may elect to treat all "interest" on any new note as original issue discount and calculate the amount includable in gross income under the method described above. For this purpose, "interest" includes stated and unstated interest, original issue discount, acquisition discount, market discount and de minimis market discount, as adjusted by any acquisition premium. The election is to be made for the taxable year in which the holder acquired the note and may not be revoked without the consent of the IRS.

 Acquisition premium

   To the extent a holder had acquisition premium with respect to an old note, the holder generally will have acquisition premium with respect to a new note. A holder will reduce the original issue discount otherwise includable for each accrual period by an amount equal to the product of (i) the amount of such original issue discount otherwise includable for such period, and (ii) a fraction, the numerator of which is the acquisition premium and the denominator of which is the excess of the amounts payable on the new note after the purchase date over the adjusted issue price.

 Sale, exchange or retirement of the new notes

   Upon the sale, exchange or retirement of a new note, the holder generally will recognize gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (which does not include any amount attributable to accrued but unpaid interest including market discount) and the holder's adjusted tax basis in the new note. A holder's adjusted tax basis in the new note will equal the holder's cost for the old note exchanged therefor or the holder's cost for the new note itself increased by any original issue discount included in income by such holder with respect to such new note and decreased by any payments received thereon other than qualified stated interest.

   Gain or loss realized on the sale, exchange or retirement of a new note will be capital, and will be long-term if at the time of sale, exchange or retirement the new note has been held for more than one year (including the holding period of the old note exchanged therefor by the holder). The maximum rate of tax on long-term capital gains on most capital assets held by an individual for more than one year is 20%. The deductibility of capital losses is subject to limitations.

 Market discount

   As described above, any gain or loss on a disposition of a new note would generally be capital gain or loss. However, a subsequent purchaser of a new note who did not acquire the new note (or an old note exchanged for a new note) at its original issue, and who acquires such new note (or such old note, as the case may be) at a price that is less than the adjusted issue price (as determined under the original issue discount rules described above), may be required to treat the new note as a "market discount bond". Any recognized gain on a disposition of the new note would then be treated as ordinary income to the extent that it does not exceed the "accrued market discount" on the new note which has not previously been included in income.

   In general, any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the new note. In addition, there are rules deferring the deduction of all or part of the interest expense on indebtedness incurred or continued to purchase or carry such bond, and permitting a holder to elect to include accrued market discount in income on a current basis.

 Applicable high-yield discount obligations

   The new notes will be subject to the "applicable high yield discount obligation" provisions of the tax code. Because the yield of the new notes is at least five percentage points above the applicable federal rate and the new notes are issued with "significant original issue discount," otherwise deductible interest and original issue discount will not be deductible with respect thereto until such interest is actually paid. In addition, because the yield of the new notes is more than six percentage points above the applicable federal rate, (i) a portion of such interest corresponding to the yield in excess of six percentage points above the applicable federal rate will not be deductible by TVN at any time, and (ii) a corporate holder may be entitled to treat the portion of the interest that is not deductible by TVN as a dividend for purposes of qualifying for the dividends received deduction provided for by the tax code, subject to applicable limitations. In such event, corporate holders should consult with their own tax advisors as to the applicability of the dividends received deduction and the relevant exceptions.

Tax treatment of the ownership and disposition of new notes by non-U.S. holders

   The following discussion is a general summary of certain U.S. federal income and estate tax considerations of the ownership and disposition of new notes by non-U.S. holders. As used herein, a Non-U.S. holder means any holder other than a U.S. holder.

 Withholding tax on payments of principal and interest on new notes

   The payment of principal and interest on a new note to a non-U.S. holder will not be subject to U.S. federal withholding tax pursuant to the "portfolio interest exception," provided that (i) the non-U.S. holder does not actually or constructively own 10% or more of the total voting power of all voting stock of TVN and is not a controlled foreign corporation that is related to TVN within the meaning of the tax code and (ii) the beneficial owner of the new notes certifies to TVN or its agent, under penalties of perjury, that it is not a U.S. holder and provides its name and address on U.S. Treasury Form W-8 (or a suitable substitute form) or a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds the new notes certifies under penalties of perjury that such a Form W-8 (or suitable substitute form) has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof. Treasury Regulations that will be effective January 1, 2001 (the "Withholding Regulations") provide alternative methods for satisfying the certification requirement described in (ii) above. The Withholding Regulations will generally require, in the case of new notes held by a foreign partnership, that the certificate described in (ii) above be provided by the partners rather that by the foreign partnership, and that the partnership provide certain information including a U.S. tax identification number. Holders of notes should consult their top advisors concerning the possible application of the Withholding Regulations to any payments made on or with respect to the notes.

 Gain on disposition of the notes

   Non-U.S. holders generally will not be subject to U.S. federal income tax on gain realized on the sale, exchange or redemption of new notes, unless in the case of an individual non-U.S. holder (i) such holder is present in the U.S. for 183 days or more in the year of such sale, exchange or redemption and certain other conditions are met, or (ii) such holder is a former citizen or resident of the United States subject to certain rules relating to that status.

 Federal estate tax

   New notes held by an individual who is not a citizen or resident of the United States for federal estate tax purposes at the time of his or her death will not be subject to U.S. federal estate tax if the interest on the new notes qualifies for the portfolio interest exemption under the rules described above.

Information reporting and backup withholding

   In general, information reporting requirements will apply to payments of principal and interest on a new note and payments on the proceeds of the sale of a new note to certain noncorporate U.S. holders, and a 31% backup withholding tax may apply to such payments if the holder (i) fails to furnish or certify its correct taxpayer identification number to the payor in the manner required, (ii) is notified by the IRS that it has failed to report payments of interest and dividends properly, or (iii) under certain circumstances, fails to certify that it has not been notified by the IRS that it is subject to backup withholding for failure to report interest and dividend payments. Certain holders (including, among others, all corporations) are not subject to the backup withholding and reporting requirements.

   We must report annually to the IRS and to each non-U.S. holder any interest that is subject to withholding, or that is exempt from U.S. withholding tax pursuant to a tax treaty, or interest that is exempt from U.S. tax under the portfolio interest exception. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides.

   The backup withholding and additional information reporting requirements also apply to non-corporate non-U.S. holders. Treasury Regulations, however, provide that backup withholding and additional information reporting will not apply to payments of principal on the new notes by TVN to a non-U.S. holder if the holder certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption (provided that neither TVN nor its Paying Agent has actual knowledge that the holder is a U.S. person or that the conditions of any other exception are not, in fact, satisfied).

   The payment of portfolio interest and of the proceeds from the disposition of new notes to or through the U.S. office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the owner certifies as to its non-U.S. holder status under penalty of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of portfolio interest and of the proceeds from the disposition of a new note to or through a non-U.S. office of a broker that is either a U.S. person or a "U.S. related person" will be subject to information reporting (but currently not backup withholding) unless the broker has documentary evidence in the files that the owner is a non-U.S. holder and the broker has no knowledge to the contrary. Backup withholding and information reporting will not apply to payments made through foreign offices of a broker that is not a U.S. person or a U.S. related person (absent actual knowledge that the payee is U.S. person). For purposes of this paragraph, a "U.S. related person" is (i) a "controlled foreign corporation" for U.S. federal income tax purposes, or (ii) a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment (or for such part of the period that the broker has been in existence) is effectively connected with the conduct of a U.S. trade or business. Effective for payments after December 31, 2000 the Withholding Regulations expand the number of foreign intermediaries that are potentially subject to information reporting, modify certain of the documentation requirements and provide certain presumptions under which a non-U.S. holder will be subject to backup withholding and information reporting unless the non-U.S. holder provides a certification as to its non-U.S. holder status. Holders of the new notes should consult their tax advisors concerning the application of the Withholding Regulations to their particular situations.

   Any amounts withheld under the backup withholding rules from a payment to a U.S. or non-U.S. holder will be allowed as a refund or a credit against such holder's U.S. federal income tax liability, provided that the requisite procedures are followed.

                              Plan of distribution

   Each broker-dealer that receives new notes in the exchange offer for its own account must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of such notes. We reserve the right in our sole discretion to purchase or make offers for, or to offer new notes for, any old notes or any other notes that remain outstanding subsequent to the expiration of the exchange offer pursuant to this prospectus or otherwise and, to the extent permitted by applicable law, purchase old notes or any other notes in the open market, in privately negotiated transaction or otherwise. This prospsectus or otherwise and, to the extent permitted by applicable law, purchase old notes or any other notes in the open market, in privately negotiated transactions or otherwise. This prospectus, as it may be amended or supplemented from time to time, may be used by all persons subject to the Prospectus delivery requirements of the Securities Act, including broker-dealers in connection with resales of new notes received in the exchange offer, where such notes were acquired as a result of market-making activities or other trading activities and may be used by us to purchase any notes outstanding after expiration of the exchange offer. We have agreed that, for a period of 180 days after the expiration of the exchange offer, it will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

   We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers in the exchange offer for their own account may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissons or concessions from any such broker-dealer and/or the purchasers of any such new notes. Any broker-dealer that resells new notes received by it in the exchange offer for its own account and any broker or dealer that participates in a distribution of any such new notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of such new notes and any commissions or concessions received by any such Persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

   For a period of 180 days after the expiration of the exchange offer, we will promptly send additional copies of this Prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, other than commissions or concessions of any brokers or dealers.

                                 Legal matters

   The validity of the new notes offered hereby will be passed upon for us by special bond counsel Irell & Manella, LLP, Los Angeles, California.

                                    Experts

   The consolidated financial statements of TVN Entertainment Corporation and subsidiaries as of March 31, 1998 and 1999 and for each of the three years in the period ended March 31, 1999 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      Where you can find more information

   A registration statement on Form S-4, including amendments thereto, relating to the new notes offered by this prospectus has been filed by us with the Securities and Exchange Commission. This prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to us and the new notes offered by this prospectus, reference is made to the registration statement, exhibits and schedules. A copy of the registration statement may be inspected by anyone without charge at the Public Reference Room maintained by the Securities and Exchange Commission at 450 Fifth Street, NW, Judiciary Plaza, Washington, D.C. 20549, and copies of all or any part thereof maybe obtained from the Securities and Exchange Commission upon payment of certain fees prescribed by the Securities and Exchange Commission. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information filed electronically with the Securities and Exchange Commission. The address of the site is http://www.sec.gov.

                         TVN ENTERTAINMENT CORPORATION

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
Report of Independent Accountants.......................................... F-2

Financial Statements:

  Consolidated Balance Sheets as of March 31, 1998 and 1999................ F-3

  Consolidated Statements of Operations for the Three Years Ended March 31,
   1999.................................................................... F-4

  Consolidated Statements of Stockholders' Deficit for the Three Years
   Ended March 31, 1999.................................................... F-5

  Consolidated Statements of Cash Flows for the Three Years Ended March 31,
   1999.................................................................... F-6

  Notes to the Consolidated Financial Statements........................... F-8

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders
TVN Entertainment Corporation:

In our opinion, the accompanying balance sheets and the related statements of operations, of stockholders' deficit and of cash flows present fairly, in all material respects, the financial position of TVN Entertainment Corporation and subsidiaries (the "Company") at March 31, 1998 and 1999 and the results of their operations and their cash flows for each of the three years in the period ended March 31, 1999 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Los Angeles, California
May 12, 1999

                         TVN ENTERTAINMENT CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                       (In thousands, except share data)

                                                        March 31,        September
                                                    ------------------      30,
                                                      1998      1999       1999
                                                    --------  --------  -----------
                                                                        (unaudited)
                      ASSETS
Current assets:
  Cash and cash equivalents........................ $ 16,798  $ 84,343   $ 51,643
  Restricted short-term investments................       --    25,909     25,885
  Trade and other accounts receivable, less
   allowance for doubtful accounts of $159 and $426
   at March 31, 1998 and March 31, 1999,
   respectively, and $330 at September 30, 1999
   (unaudited).....................................    2,699     5,615      9,790
  Inventory........................................       --       807      2,041
  Prepaid expenses and other current assets........    1,502       656      1,787
                                                    --------  --------   --------
    Total current assets...........................   20,999   117,330     91,146
Restricted cash....................................    1,833     1,903      1,591
Restricted investments.............................       --    39,309     26,974
Property and equipment, net........................   93,769    84,997     82,541
Intangible assets, net.............................       --     4,585     16,934
Other assets, net..................................      139     6,601      9,250
                                                    --------  --------   --------
    Total assets................................... $116,740  $254,725   $228,436
                                                    ========  ========   ========
       LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND
                        STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable................................. $  2,039  $  4,496   $  7,560
  Accrued liabilities..............................    3,790     9,445     10,461
  License fees payable.............................    6,900     8,321      9,953
  Deferred revenue and advances....................    1,521     1,140      2,345
  Accrued interest.................................    3,893     7,284      6,593
  Current portion of capitalized leases............    5,583     7,444      8,380
  Current portion of notes payable.................   23,187     8,228      7,262
                                                    --------  --------   --------
    Total current liabilities......................   46,913    46,358     52,554
Capitalized leases.................................   95,276    88,259     83,863
Notes payable......................................    9,100     7,439     19,006
Senior notes due 2008..............................       --   186,798    187,505
                                                    --------  --------   --------
    Total liabilities..............................  151,289   328,854    342,928
Commitments and contingencies......................       --        --         --
Series B redeemable convertible preferred stock;
 liquidation value: $54,413,732....................   52,616    53,047     53,245
Stockholders' deficit:
  Series A convertible preferred stock, liquidation
   value: $18,750; 7,600,000 shares authorized;
   7,499,900 shares issued and outstanding at March
   31, 1998, March 31, 1999 and September 30, 1999
   (unaudited).....................................        8         8          8
  Common stock, $.001 par value, 40,000,000 shares
   authorized; 152,517 shares issued and
   outstanding at March 31, 1998, March 31, 1999
   and September 30, 1999 (unaudited)..............      --        --         --
  Additional paid-in-capital.......................    8,995    22,747     23,269
  Accumulated deficit..............................  (96,168) (149,931)  (191,014)
                                                    --------  --------   --------
    Total stockholders' deficit....................  (87,165) (127,176)  (167,737)
                                                    --------  --------   --------
    Total liabilities & stockholders' deficit...... $116,740  $254,725   $228,436
                                                    ========  ========   ========

    The accompanying notes are an integral part of the financial statements.

                         TVN ENTERTAINMENT CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                       (In thousands, except share data)

                                                            Six months ended
                                 Year ended March 31,         September 30,
                              ----------------------------  ------------------
                                1997      1998      1999      1998      1999
                              --------  --------  --------  --------  --------
                                                               (unaudited)
Revenue.....................  $ 33,380  $ 30,545  $ 39,812  $ 14,118  $ 34,185

Operating expenses:
  Cost of revenue (exclusive
   of depreciation shown
   separately below)........    18,811    20,426    31,775    11,914    30,856
  Selling...................     5,998     7,067    14,302     5,939     7,589
  General and
   administrative...........     5,061     5,619     8,520     3,707     9,983
  Depreciation and
   amortization.............    10,534    11,984    12,253     6,071     6,821
  Amortization of intangible
   assets...................      (802)     (100)      199        --     1,233
                              --------  --------  --------  --------  --------
Total operating expenses....    39,602    44,996    67,049    27,631    56,482
                              --------  --------  --------  --------  --------
Loss from operations........    (6,222)  (14,451)  (27,237)  (13,513)  (22,297)

Interest expense............    13,908    15,163    34,195    12,500    22,132
Interest income.............       (63)     (223)   (6,472)   (1,797)   (3,484)
Other (income) and expense..        54       471       (84)      (33)      138
                              --------  --------  --------  --------  --------
Loss before extraordinary
 gain.......................   (20,121)  (29,862)  (54,876)  (24,183)  (41,083)
Extraordinary gain..........     2,454        --     1,113     1,113        --
                              --------  --------  --------  --------  --------
Net loss....................   (17,667)  (29,862)  (53,763)  (23,070)  (41,083)

Accretion of Series B
 redeemable convertible
 preferred stock............        --      (116)     (393)     (197)     (198)
                              --------  --------  --------  --------  --------
Net loss applicable to
 common stockholders........  $(17,667) $(29,978) $(54,156) $(23,267) $(41,281)
                              ========  ========  ========  ========  ========
Basic and diluted net loss
 per share applicable to
 common stockholders:
Net loss applicable to
 common stockholders before
 extraordinary gain.........  $ (6,835) $   (272) $   (362) $   (160) $   (271)
Extraordinary gain..........       834        --         7         7        --
                              --------  --------  --------  --------  --------
Net loss applicable to
 common stockholders........  $ (6,001) $   (272) $   (355) $   (153) $   (271)
                              ========  ========  ========  ========  ========
Weighted average shares.....     2,944   110,237   152,517   152,517   152,517
                              ========  ========  ========  ========  ========


    The accompanying notes are an integral part of the financial statements.

                         TVN ENTERTAINMENT CORPORATION

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT

                                 (In thousands)

                              Series A
                            Convertible
                          Preferred Stock      Common Stock    Additional
                         ------------------ ------------------  Paid-in   Accumulated
                         Outstanding Amount Outstanding Amount  Capital     Deficit     Total
                         ----------- ------ ----------- ------ ---------- ----------- ---------
Balance as of March 31,
 1996...................    7,600     $  8      --      $ --    $ 9,098    $ (48,639) $ (39,533)
Exercise of stock
 options................      --       --        50       --         13          --          13
Net loss................      --       --       --        --        --       (17,667)   (17,667)
                            -----     ----      ---     -----   -------    ---------  ---------
Balance as of March 31,
 1997...................    7,600        8       50       --      9,111      (66,306)   (57,187)
Conversion of preferred
 stock..................     (100)     --       100       --        --           --         --
Exercise of stock
 options................      --       --         2       --        --           --         --
Accretion of Series B
 redeemable convertible
 preferred stock........      --       --       --        --       (116)         --        (116)
Net loss................      --       --       --        --        --       (29,862)   (29,862)
                            -----     ----      ---     -----   -------    ---------  ---------
Balance as of March 31,
 1998...................    7,500        8      152       --      8,995      (96,168)   (87,165)
Accretion of Series B
 redeemable convertible
 preferred stock........      --       --       --        --       (393)         --        (393)
Issuance of warrants in
 connection with senior
 notes..................      --       --       --        --     14,145          --      14,145
Net loss................      --       --       --        --        --       (53,763)   (53,763)
                            -----     ----      ---     -----   -------    ---------  ---------
Balance as of March 31,
 1999...................    7,500     $  8      152     $ --    $22,747    $(149,931) $(127,176)
                            =====     ====      ===     =====   =======    =========  =========


    The accompanying notes are an integral part of the financial statements.

                         TVN ENTERTAINMENT CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (In thousands)

                                                             Six months ended
                                       March 31,               September 30,
                               ----------------------------  ------------------
                                 1997      1998      1999      1998      1999
                               --------  --------  --------  --------  --------
                                                                (unaudited)
Cash flows from operating
 activities:
Net loss.....................  $(17,667) $(29,862) $(53,763) $(23,070) $(41,083)

Adjustments to reconcile net
 loss to net cash used for
 operating activities:
  Depreciation and
   amortization..............    10,534    11,984    12,253     6,070     6,821
  Amortization of intangible
   assets....................      (802)     (100)      199        --     1,234
  Provision for doubtful
   accounts..................       851       120       753       158       182
  Debt forgiveness...........    (2,454)       --    (1,113)   (1,113)       --
  Gain on sale of asset......       (22)       --        --        --        --
  Accretion of discount on
   debt......................        --        --       943       236       828
  Amortization of debt
   issuance costs............        --        --       446       110       366
  Other non-cash charges.....        --        --        --        --       138
  Change in assets and
   liabilities, net of
   acquisition:
   Restricted cash...........        --    (1,833)      (70)      (40)      312
   Accounts receivable.......        (8)     (425)   (4,456)     (354)   (4,118)
   Inventory.................        --        --      (422)      (43)   (1,233)
   Prepaid expenses and other
    current assets...........      (326)   (1,034)    1,066       623      (583)
   Other assets..............        29        35      (197)       24       (23)
   Accounts payable..........     2,812      (515)     (606)    1,231     2,670
   Accrued liabilities.......     1,717       491     5,112       830       336
   License fees payable......    (1,366)   (4,279)    1,421    (1,882)    1,632
   Deferred revenue and
    advances.................     2,317    (3,763)     (380)      826     1,854
   Accrued interest..........     1,448     1,090     3,391     4,867      (691)
                               --------  --------  --------  --------  --------
Net cash used for operating
 activities..................    (2,937)  (28,091)  (35,423)  (11,527)  (31,358)

Cash flows from investing
 activities:
  Purchases of property and
   equipment.................      (182)     (308)   (2,621)     (718)   (3,054)
  Disposals of property and
   equipment.................        13        --        --        --        --
  Purchases of restricted
   investments...............        --        --   (76,745)  (76,745)       --
  Proceeds from maturities of
   restricted investments....        --        --    11,528      (704)   12,358
  Acquisition of Panda
   Shopping Network, net of
   cash acquired.............        --        --      (485)       --        --
  Acquisition of New Media
   Network, net of cash
   acquired..................        --        --        --        --      (165)
  Acquisition of GRTV
   Network, net of cash
   acquired..................        --        --        --        --      (216)
  Investment in joint
   ventures..................        --        --        --        --    (1,700)
                               --------  --------  --------  --------  --------
Net cash provided by (used
 for) investing activities...      (169)     (308)  (68,323)  (78,167)    7,223
Cash flows from financing
 activities:
  Net proceeds from issuance
   of preferred stock........        --    45,000        39        --        --
  Additions to notes
   payable...................     8,000     4,500        --        --        --
  Repayments of capitalized
   leases....................    (3,473)   (4,456)   (5,608)   (2,637)   (3,460)
  Repayments of notes
   payable...................    (1,024)     (612)  (16,428)   (8,660)   (5,105)
  Exercise of stock options..        13        --        --        --        --
  Net proceeds from issuance
   of senior notes...........        --        --   193,288   193,400        --
                               --------  --------  --------  --------  --------
Net cash provided by (used
 for) financing activities...     3,516    44,432   171,291   182,103    (8,565)
                               --------  --------  --------  --------  --------
Net increase (decrease) in
 cash and cash equivalents...       410    16,033    67,545    92,409   (32,700)
Cash and cash equivalents at
 the beginning of year.......       355       765    16,798    16,798    84,343
                               --------  --------  --------  --------  --------
Cash and cash equivalents at
 the end of year.............  $    765  $ 16,798  $ 84,343  $109,207  $ 51,643
                               ========  ========  ========  ========  ========


    The accompanying notes are an integral part of the financial statements.

                         TVN ENTERTAINMENT CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                       (In thousands, except share data)

Supplemental disclosures of cash flow information:

                                                                    Six months
                                                                      ended
                                           Year ended March 31,   September 30,
                                          ----------------------- --------------
                                           1997    1998    1999    1998   1999
                                          ------- ------- ------- ------ -------
                                                                   (unaudited)
Cash paid for:
  Interest............................... $12,331 $14,173 $30,012 $7,628 $21,586

Supplemental schedule of noncash investing and financing activities:

   During 1997, the Company incurred a capital lease obligation of $40,101 for property and equipment (see note 10).

   During 1997 and 1998, the Company incurred notes payable of $5,213 and $175, respectively for property and equipment (see note 7).

   Additions to notes payable in 1998 include $1,884 previously classified as trade accounts payable and $333 previously classified as accrued interest (see note 7).

   During 1998, the Company converted notes payable of $7,500 to Series B Redeemable Convertible Preferred Stock (see note 11).

   During 1999, the Company completed a private placement of 200,000 Units, each of which consists of one 14% Senior Note (the "Notes") due 2008 and one warrant to purchase initially 10.777 shares of the Company's common stock. The warrants were recorded at a value of $14,145 and were deducted from the face value of the Notes (see note 8).

   Additions to other assets in 1999 include $6,711 of capitalized closing costs deducted from the proceeds related to the private placement of the Notes (see note 8).

   During 1999, the Company assumed $3.4 million in net liabilities and forgave $948 in trade receivables in connection with an acquisition (see note 5).

   During 2000, the Company incurred a $1.7 million discounted note obligation and assumed $1.4 million in net liabilities in connection with an acquisition (see note 5).

   During 2000, the Company incurred $10.4 million in discounted note obligations and assumed $100 in net assets in connection with an acquisition (see note 5).

                         TVN ENTERTAINMENT CORPORATION

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

                       (In thousands, except share data)

1. Organization and Business

   TVN Entertainment Corporation (the "Company") owns and operates a national, satellite transmitted, multi-channel, pay-per-view television programming network, providing analog and digital entertainment programming to C-band satellite dish owners and to cable system operators and their subscribers. The Company's analog service currently consists of nine channels of programming, featuring five encrypted pay-per-view channels, one unencrypted promotional channel and three channels utilized for third party programming. The Company's digital service currently consists of thirty-two encrypted pay-per-view channels, one unencrypted promotional channel, forty digital music channels, an interactive on-screen programming guide and complementary transactional services including billing, collection, customer service, remittance processing and studio license fee administration. Analog and digital subscribers order movies and events for a pay-per-view fee, using either an automatic number identification (ANI) phone ordering system or an electronic impulse store and forward ordering system.

   The Company also owns and operates a national, satellite transmitted, home shopping television network, providing an analog and digital home shopping service to subscribers of cable operators and cable networks and viewers of broadcast networks (see note 5). The Company's home shopping service primarily sells collectibles.

   The Company also owns a majority interest in a start-up company that is developing and plans to deploy a system utilizing state-of-the-art digital downloading technology to deliver and sell entertainment products such as music, movies and games via the Internet and at retail locations.

   The Company also owns and operates a national, satellite transmitted television broadcast network that primarily purchases remnant time from cable operators and packages that time for resale to infomercial programmers and other users of broadcast media time.

   The Company was a development stage enterprise from its incorporation in 1987 until March 5, 1991. On March 6, 1991 the Company entered into a limited partnership, TVN Entertainment L. P. (the "Partnership"), comprised of itself as a limited partner and two general partners. The Partnership was an operating entity and was accounted for on the equity basis during the period from March 6, 1991 to May 15, 1992.

   On May 15, 1992, the Company acquired the general partners' interests in the Partnership, which was dissolved pursuant to a partnership dissolution agreement which provided that the Company receive all partnership assets and assume certain liabilities as of the dissolution date for an effective purchase price of $1. These liabilities include notes payable to the former general partners and certain Company stockholders totaling $16,503 and $1,080, respectively. Interest accrues on these obligations at prime plus 1% and totaled $10,313 and $795, respectively at March 31, 1999. Repayment of these loans and related accrued interest (collectively the "Contingent Debt") will be made on a pari passu basis out of "available cash flow," as defined in the Restated Limited Partnership Agreement dated March 7, 1991. The dissolution agreement provides that the Company will not make any distributions or pay any dividends in respect of its capital stock or other equity interests prior to the payment in full to TVN's former general partners and will not subordinate these obligations to other debt.

                         TVN ENTERTAINMENT CORPORATION

                       (In thousands, except share data)


   Because payment of these liabilities is dependent upon "available cash flow," this debt represents contingent consideration related to the acquisition of net assets. The Company has had negative operating cash flows and payment of these liabilities does not appear to be probable at this time. Accordingly, these amounts have not been recorded as a liability in accordance with Accounting Principles Board Opinion No. 16, "Business Combinations", because the outcome of the contingency is not determinable beyond a reasonable doubt. The Company will record these liabilities when the contingency is resolved.

   The acquisition of the former general partners' interests is accounted for under the purchase method of accounting. The purchase method required the recognition of negative goodwill of $4,013 which was amortized on a straight line basis over a five year period.

2. Summary of Significant Accounting Policies

 Basis of Presentation

   Since inception, the Company has incurred operating losses. In addition, although the Company has working capital of approximately $70,972, it has a total stockholders' deficit of approximately $127,176 at March 31, 1999. Management intends to fund future losses, if any, through the offering of additional debt and/or equity securities and ultimately, through the attainment of positive operating cash flows.

   The Company plans to attain positive operating cash flows with the rollout of TVN Digital Cable Television, a comprehensive package of turn-key digital services, TVN Shopping, a home shopping television network, GRTV, a national, satellite transmitted infomercial network and New Media Network, a distributor of entertainment products via the Internet and at retail locations.

   The ability of the Company to ultimately achieve positive operating cash flows is uncertain. The accompanying financial statements have been prepared assuming that the Company will continue as a going concern and do not include any adjustments that might result from the outcome of this uncertainty.

 Unaudited Interim Financial Information

   The interim consolidated financial information of the Company for the six months ended September 30, 1998 and 1999 is unaudited. The unaudited interim financial information has been prepared on the same basis as the annual consolidated financial statements and, in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial position, results of operations and cash flows as of September 30, 1999 and for the six months ended September 30, 1998 and 1999.

 Consolidation

   The consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

                         TVN ENTERTAINMENT CORPORATION

                       (In thousands, except share data)

 Use of Estimates

   The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash, Cash Equivalents and Restricted Cash

   The Company considers all highly liquid temporary investments (money market, certificates of deposit, commercial paper and government issued securities) with original maturities of three months or less to be cash equivalents. Restricted cash consists of amounts held in escrow to fund certain of the Company's obligations under an employment agreement (see note 10) and amounts held on deposit pursuant to a credit card processing agreement.

 Restricted short-term and long-term investments

   Restricted short-term and long-term investments consist of marketable securities (see note 4) held in custody to fund the next five scheduled interest payments on the Notes due 2008 (see note 8). The marketable securities consist principally of federal agency notes with original maturity dates greater than three months. All marketable securities are classified as held to maturity securities under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities" and are stated at amortized cost plus accrued interest.

 Concentration of Credit Risk

   The Company's financial instruments that are exposed to concentrations of credit risk consist primarily of cash and trade receivables.

   The Company's cash is deposited in major financial institutions, thereby limiting credit risk. However, the Company's deposits with a single financial institution as of the respective balance sheet dates exceed the maximum amount of $100 insured by the FDIC.

   The Company's trade accounts receivable are routinely assessed for collectability from its pay-per-view subscribers. As a consequence, concentration of credit risk is limited.

 Fair Value of Financial Instruments

   The carrying amount of cash and cash equivalents, short and long-term investments, accounts receivable, accounts payable, and accrued expenses, approximate fair values because of the short maturities of these instruments. The fair value of the Company's long-term debt approximates its carrying value based on the current borrowing rates for similar instruments.

                         TVN ENTERTAINMENT CORPORATION

                       (In thousands, except share data)

 Inventory

   Inventory is stated at the lower of cost (using first-in, first-out method) or market.

 Property and Equipment

   Property and equipment are stated at cost. Depreciation and amortization is recorded using the straight-line method over the useful lives, estimated at between five and seven years for office furniture and equipment, seven years for digital equipment, and ten years for assets under capitalized leases. Upon retirement or other disposal, the asset cost and related accumulated depreciation and amortization are removed from the accounts and the net amount, less any proceeds, is charged or credited to operations. Repairs and maintenance are charged to operations when incurred. The carrying value of property and equipment is periodically reviewed by management, and impairment losses, if any, are recognized when the expected nondiscounted future operating cash flows derived from such assets are less than their carrying value.

 Intangible Assets

   Intangible assets, which represent acquired technology and goodwill, represent the excess of the purchase price over the fair value of assets acquired in connection with the acquisitions of Panda Shopping Network ("PSN"), New Media Networks ("NMN") and Guthy-Renker Television ("GRTV"). The Company amortizes intangible assets on a straight-line basis over the estimated period of benefit, currently between three and five years. On an annual basis the Company reviews the recoverability of intangible assets based primarily upon cash flow forecasts. The Company has not recognized any impairment losses as of March 31, 1999.

 Revenue Recognition

   Programming revenues consist of revenue generated directly from subscribers and cable operators and are recognized when movies and events are viewed. Fees paid by cable operators for digital cable television service are recognized as such services are provided and reduced for estimated rebates earned by cable operators which achieve certain customer acquisition milestones. Sign-up revenues in excess of direct costs are recognized over the related customer usage period for the related service. Merchandising revenues are recognized when products are shipped, at which point reserves are established for estimated returns. Revenue received from subscription sales, advances against merchandising revenue and amounts received from other programmers for uplink/playback and transponder services is deferred and recognized as earned.

   License fees payable to producers are accrued on the basis of the contractual license terms and are charged to expense as the related revenues are recorded.

 Research and Development

   Research and development costs are expensed as incurred and totaled $1,172 during the year ended March 31, 1999. Expenses were not significant for each of the years ended March 31, 1997 and 1998.

                         TVN ENTERTAINMENT CORPORATION

                       (In thousands, except share data)


 Advertising

   The Company reports the cost of all advertising as expenses in the period in which those costs are incurred. The Company shares portions of certain distributors' advertising expenses through co-op advertising arrangements.

   Advertising expense was $496, $849 and $1,380 for the years ended March 31, 1997, 1998 and 1999, respectively.

 Stock-based Compensation

   The Company grants incentive stock options for a fixed number of common shares to employees, with an exercise price equal to or greater than the fair value of the shares at the date of grant. The Company has elected to measure compensation expense related to employee stock options in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", and has provided the additional required disclosures as if the fair value based method of accounting, as defined by SFAS No. 123, "Accounting for Stock-Based Compensation", had been applied.

 Net Loss Applicable to Common Stockholders

   Basic and diluted net loss applicable to common stockholders is computed using the weighted average number of shares of common stock outstanding. Common equivalent shares related to stock options, warrants and preferred stock are excluded from the computation when their effect is antidilutive.

 Income Taxes

   Income tax expense, if any, represents the taxes payable for the year and the changes during the year in deferred tax assets and liabilities. Deferred income taxes are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted rates in effect during the year in which the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

 Reclassifications

   Certain reclassifications have been made to the prior year financial statements to conform to the 1999 presentation.

 Comprehensive Income

   Effective April 1, 1998, the Company adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive income, as defined, includes all changes in equity (net assets) during a period from non-owner sources. To date, the Company has not had any transactions that are required to be reported in comprehensive income.

                         TVN ENTERTAINMENT CORPORATION

                       (In thousands, except share data)

 Segments

   Effective April 1, 1998, the Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 supersedes SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise," replacing the "industry segment" approach with the "management" approach. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the Company's reportable segments. SFAS No. 131 also requires disclosures about products and services, geographic areas and major customers. The adoption of SFAS No. 131 did not affect results of operations or financial position but did affect the disclosure of segment information (see note 15).

3. Concentrations of Business Risk

   The Company leases its transponders from one supplier under the terms of two ten year capital leases (see note 10). Although there are a limited number of transponders available for the Company's use in the event of default by this supplier, management believes that other suppliers could provide similar transponder service. A change in suppliers, however, could result in less favorable terms for the service and/or could cause a delay in distribution, either of which would have an adverse affect on the Company's financial condition, results of operations and cash flows.

   The Company receives uplink and playback service from one supplier under the terms of a five year service agreement. While several other suppliers could provide similar service, an abrupt termination of this service could result in less favorable terms for the service and/or could cause a delay in distribution, either of which would have an adverse affect on the Company's financial condition, results of operations and cash flows.

   The Company receives transaction processing service from one supplier under the terms of a long term service agreement (see note 10). While several other suppliers could provide similar service, an abrupt termination of this service could result in a billing delay which would have an adverse affect on the Company's financial condition, results of operations and cash flows.

   For the year ended March 31, 1999 and the six months ended September 30, 1999, one customer accounted for 24.6% and 26.6% of revenue, respectively.

4. Investments

   Investments are comprised primarily of U.S. Treasury securities with maturities of up to 3 years and are stated at amortized cost plus accrued interest. Securities classified on the balance sheet as restricted short-term and long-term investments have been placed in escrow to fund the next five scheduled interest payments on the Notes (see note 8) and are invested in compliance with the Company's bond indenture which restricts the type, quality and maturity of these investments.

5. Acquisitions

   On January 18, 1999, the Company acquired certain assets of PSN, a 24 hour home shopping video network, for aggregate consideration of $500 in cash, the forgiveness of

                         TVN ENTERTAINMENT CORPORATION

                       (In thousands, except share data)

$948 in trade accounts receivable and the assumption of $3.4 million in net liabilities. The acquisition has been accounted for as a purchase. The excess of purchase consideration over net tangible assets acquired of approximately $4.8 million has been allocated to goodwill which is being amortized on a straight-line basis over 5 years.

   The following summarized unaudited pro forma financial information assumes the PSN acquisition occurred at the beginning of each period:

                                                               March 31,
                                                           ------------------
                                                             1998      1999
                                                           --------  --------
Revenue................................................... $ 44,690  $ 50,981
Net loss applicable to common stockholders................ $(32,798) $(57,557)
Basic and diluted net loss per share applicable to common
 stockholders:
Net loss applicable to common stockholders................ $   (298) $   (377)
Weighted average shares ..................................  110,237   152,517

 Acquisitions (unaudited)

   On June 30, 1999, the Company acquired 60% of the fully diluted equity of NMN, a start-up company that is developing and plans to deploy a system utilizing state-of-the-art digital downloading technology to deliver and sell entertainment products such as music, movies and games via the Internet and at retail locations. The aggregate consideration included a cash commitment totaling $2 million, a commitment to render $4 million of Company services to NMN over a three-year period and an obligation to purchase a portion of the outstanding stock of NMN for $2.68 million subject to certain conditions. The acquisition has been accounted for as a purchase. The excess of purchase consideration over net tangible assets acquired of approximately $3.3 million has been allocated to acquired technology and is being amortized over a three year period.

   In July 1999, the Company acquired from Guthy-Renker Corporation ("GRC") substantially all of the assets of Guthy-Renker Television Network, Inc. ("GRTV"), a media buying business and a wholly owned subsidiary of GRC, for consideration consisting of: (i) $302 in cash; (ii) $4 million payable in cash per the terms of a promissory note, payable at 6% interest in two equal annual installments commencing one year from the closing date; (iii) $9 million payable in cash or TVN stock per the terms of the promissory note, payable at 9% interest on the earlier to occur of the fifth anniversary of the closing date or the consummation of an initial public offering by the Company; and (iv) a warrant to purchase 200,000 shares of the Company's common stock (see Note
12). The acquisition was accounted for as a purchase. The excess of purchase consideration, after adjustment to the discount rate on the notes, over net tangible assets acquired of approximately $10.2 million has been allocated to goodwill and is being amortized over a period of five years.

                         TVN ENTERTAINMENT CORPORATION

                       (In thousands, except share data)


   The following summarized unaudited pro forma financial information assumes the NMN and GRTV acquisitions occurred at the beginning of each period and that the PSN acquisition occurred on April 1, 1998:

                                                             September 30,
                                                           ------------------
                                                             1998      1999
                                                           --------  --------
Revenue................................................... $ 29,657  $ 40,494
Net loss applicable to common stockholders................ $(28,006) $(42,138)
Basic and diluted net loss per share applicable to common
 stockholders:
Net loss applicable to common stockholders................ $   (184) $   (276)
Weighted average shares ..................................  152,517   152,517

6. Property and Equipment

   Property and equipment consist of the following:

                                                                  September 30,
                                                1998      1999        1999
                                              --------  --------  -------------
                                                                   (unaudited)
Equipment.................................... $  8,573  $ 11,405    $ 15,224
Assets under capitalized leases..............  110,608   111,052     111,052
Office furniture and fixtures................      167       372         702
                                              --------  --------    --------
Total........................................  119,348   122,829     126,978
Less, accumulated depreciation including
 capital lease amortization of $22,000,
 $33,061 and $38,694 (unaudited) at March 31,
 1998 and 1999, and September 30, 1999,
 respectively................................  (25,579)  (37,832)    (44,437)
                                              --------  --------    --------
                                              $ 93,769  $ 84,997    $ 82,541
                                              ========  ========    ========

                         TVN ENTERTAINMENT CORPORATION

                       (In thousands, except share data)


7. Notes Payable

   Notes payable at March 31, consist of the following:

                                                             1998     1999
                                                           --------  -------
     Notes payable collateralized by equipment with a net
      book value of $3,371 at March 31, 1999. Principal
      and interest at 10% payable in eighty four equal
      installments beginning June 1, 1997................. $  6,261  $ 5,457
     Notes payable, collateralized by a right to use the
      Company's customer list on a limited basis.
      Principal and accrued interest at 10% was due but
      unpaid on March 31, 1999............................    5,000    5,000
     Refinanced trade payable. Principal and interest at
      10% payable monthly in sixty equal installments
      beginning March 31, 1998............................    4,658    4,290
     Notes payable. Principal and accrued interest
      averaging 7.84% payable in the first quarter of
      fiscal 2000.........................................       --      920
     Refinanced trade payable. Principal and interest at
      5% payable in $50 monthly installments through
      November 1, 1998 with the unpaid balance payable
      December 31, 1998...................................    8,251       --
     Debt agreement with former general partners,
      unsecured. Principal and interest at 8% payable in
      $50 monthly installments through December 15, 1998
      with the unpaid balance payable December 31, 1998...    6,417       --
     Note payable, unsecured. Interest payable at a
      variable rate not to exceed 10%. Accrued and unpaid
      interest payments due December 31, 1996 and 1997,
      with the unpaid principal and interest payable
      December 31, 1998...................................    1,700       --
                                                           --------  -------
     Total notes payable.................................. $ 32,287  $15,667
     Current portion of notes payable.....................  (23,187)  (8,228)
                                                           --------  -------
     Total long term notes payable........................ $  9,100  $ 7,439
                                                           ========  =======

   The note payable for $5,457 represents a refinancing of the purchase of one video scrambling system and the original financing to purchase five digital encoding systems and related equipment.

   The notes payable for $5,000 represent a cash financing for the Company and will become immediately due and payable in the event that the Company raises any equity capital or receives any cash infusion outside the ordinary course of business.

   The refinanced trade payables for $4,290 represent the Company's obligations for uplink, playback and other services rendered through August 19, 1997. To the extent that any portion of this obligation is unpaid at the time of an initial public offering (IPO) by the Company, it shall either be paid in full upon the closing of an IPO of the Company's stock in excess of $50 million or converted to equity at a price equal to the IPO price, concurrently with and as part of such IPO.

   The notes payable totalling $920 represent bank financing for the Company to fund operations that were assumed upon acquisition of the assets of PSN (see note 5).

                         TVN ENTERTAINMENT CORPORATION

                       (In thousands, except share data)


   The refinanced trade payable for $8,251 represented the unpaid portion of the Company's obligation for the use of eleven satellite transponders through February 1996. In August 1998, the Company realized an extraordinary gain of $1.1 million upon the early extinguishment of this note previously due December 31, 1998 (see note 9).

   The note payable for $1,700 represented the unpaid portion of the Company's obligation for consumer phone charges and transaction processing services rendered through August 31, 1996. A portion of the obligation was forgiven upon execution of the note. The principal and accrued interest were paid in full during the fiscal year ended March 31, 1999.

   The weighted average interest rate on notes payable was 8.37%, 8.32% and 9.87% for the years ended March 31, 1997, 1998 and 1999, respectively.

   Maturities of the Company's notes payable at March 31, are as follows:

     2001............................................................... $ 1,835
     2002...............................................................   2,027
     2003...............................................................   2,141
     2004...............................................................   1,220
     Thereafter.........................................................     216
                                                                         -------
                                                                         $ 7,439
                                                                         =======

8. Senior Notes due 2008

   In July 1998, the Company completed a private placement of 200,000 Units at a price of $1,000 per unit, each of which consists of one 14% Senior Note (the "Notes") due 2008 and one warrant to purchase initially 10.777 shares of the Company's common stock, $0.001 par value, at an exercise price of $0.01 per share, subject to adjustment. Interest on the Notes accrues at the rate of 14% per annum and is payable semiannually in arrears on February 1 and August 1 each year, commencing February 1, 1999.

   The Notes are not collateralized except to the extent of the first six scheduled interest payments (see note 2) and rank equally in right of payment with all existing and future unsubordinated indebtedness and senior in right of payment to all existing and future subordinated indebtedness of the Company. The indenture contains certain convenants including limitations on future indebtedness, payments of dividends and other distributions, liens, transactions with affiliates, mergers and acquisitions, sales of assets and conditions of borrowing.

   The Notes are redeemable at the option of the Company, in whole or in part, at any time on or after August 1, 2003, at redemption prices defined by the indenture, plus accrued and unpaid interest. In addition, at any time prior to August 1, 2001, the Company may redeem up to 35% of the aggregate principal amount of the Notes, with the net proceeds of one or more public equity offerings at 114% of the principal amount thereof plus accrued interest.

   The Company estimated the fair value of the warrants at $14,145 which was recorded as a discount to the face amount of the Notes and is being amortized as additional interest

                         TVN ENTERTAINMENT CORPORATION

                       (In thousands, except share data)

expense using the effective interest method over the term of the Notes. The warrants may be exercised at any time commencing July 1999 and prior to the maturity date of the Notes.

   In October 1999, the Company repurchased $33,850 of the notes and 33,850 warrants (see note 16).

9. Extraordinary Gain

   During 1997, a portion of the Company's obligation for consumer phone charges and transaction processing service was forgiven in consideration of the Company's agreement to terminate the original service contract.

   During 1999, a portion of the Company's obligation for the use of transponder service through February 1996 was forgiven upon the early extinguishment of the remaining debt.

10. Commitments and Contingencies

 Capitalized Leases

   In October 1994, the Company entered into a noncancelable capital lease agreement for eight primary C-Band transponders and one reserve C-Band transponder commencing February 1996, at escalating rates throughout its term. The future minimum lease payments are discounted using an interest rate of 12% over the ten year lease term.

   In November 1995, the Company entered into a noncancelable capital lease agreement for five primary C-Band transponders commencing July 1996, at escalating rates throughout its term. The future minimum lease payments are discounted using an interest rate of 12% over the ten year lease term.

   In January 1999, the Company assumed certain noncancelable lease obligations for operating equipment and software upon acquiring the assets of PSN (see note
5).

   The future minimum lease payments at March 31, are as follows:

     2000............................................................. $ 18,542
     2001.............................................................   19,222
     2002.............................................................   19,930
     2003.............................................................   20,761
     2004.............................................................   21,593
     Thereafter.......................................................   43,937
                                                                       --------
     Total minimum obligations........................................  143,985
     Less interest....................................................  (48,282)
                                                                       --------
     Present value of minimum obligations.............................   95,703
     Less current portion.............................................   (7,444)
                                                                       --------
     Long-term obligations at March 31, 1999.......................... $ 88,259
                                                                       ========

                         TVN ENTERTAINMENT CORPORATION

                       (In thousands, except share data)

 Operating Leases

   Rent expense was $6,001, $6,987 and $6,858 for the years ended March 31, 1997, 1998 and 1999, respectively.

 Office

   The Company leases its Burbank headquarters under an operating lease that expired August 1, 1998. The Company has the option to extend the lease for an additional five years on the same terms and conditions, except that the base rent for the option period shall be fair rental or as mutually agreed upon by the lessor and the Company, provided the Company is not in default on the existing lease. The Company has exercised its option to extend the lease and is in negotiations with its landlord regarding the amount of the base rent.

 Commitments

   In June 1997, the Company entered into an agreement to obtain certain services and a license for digital set-top authorizations of cable affiliate subscribers. Fees for such services are calculated on a monthly basis at varying rates throughout the seven year term. The minimum license fee during the remaining term of the agreement is $1,200 per year, payable in advance on or before the first day of each such license term year.

   In June 1997, the Company entered into an agreement to obtain transaction processing and print and mail services. The minimum fee for these services aggregates approximately $1,600, payable monthly over the remaining 39 months of the agreement.

   The Company's minimum commitments and contingencies under its employment agreements aggregated approximately $4,200 and $3,800, respectively at March 31, 1999. The Company has set aside restricted cash totaling approximately $1,900 as of March 31, 1999 to meet a portion of these commitments, and is required to do so through September 2002 unless the contingency is eliminated prior to that date.

   The Company's cable operator affiliates usually must purchase digital equipment to receive the Company's digital services. The Company generally agrees for so long as the affiliation agreement remains in effect to make monthly payments to its affiliates which approximate the affiliates' monthly financing payments on 80% of the cost of such digital equipment. As of March 31, 1999, the Company's contingent commitment under such agreements totaled approximately $1.1 million.

   Under the terms of an agreement between the Company and one of its employees, 336,459 option shares are subject to the employee's right to require the Company to cancel all or a portion of such shares in return for a cash payment to the employee of up to $2.3 million (the "Put Right"). The Put Right may be exercised by the employee only if he has not terminated his employment or been terminated involuntarily for cause prior to September 15, 2000. The Put Right may not be exercised if prior to September 15, 2000, the Company has either been acquired, consummated an initial public offering or arranged a private resale transaction, any of which would provide the employee with an opportunity to sell his shares at a per share price of $7.59. The contingent liability of $2.3 million related to

                         TVN ENTERTAINMENT CORPORATION

                       (In thousands, except share data)

the Put Right is being recognized as compensation expense over the three year term of the related employment agreement.

 Commitments (unaudited)

   On May 28, 1999, the Company entered into an agreement with Four Media Company ("4MC") to purchase certain uplink, downlink, programming origination and other services to be rendered to the Company by 4MC and for 4MC to finance the acquisition of equipment and software to be used by 4MC to provide such services, commencing on the execution date of the agreement and continuing through November 30, 2004. The Company has the right to renew the agreement for two additional two-year terms. Commencing on approximately November 1, 1999, the Company has agreed to pay 4MC $479 per month as consideration for such services during the term of the agreement. The Company also entered into an agreement with 4MC to sublease an additional 14,883 square feet of office space in the building where the Company has its principal offices, commencing April 1, 1999 and expiring on March 31, 2005. The minimum commitment over the term of the sublease totals approximately $3.1 million.

   In June 1999, the Company entered into a sub-lease agreement for approximately 13,000 square feet of office space. The term of the agreement runs through October 31, 2001, and the future minimum lease payments under the agreement total $848.

   In July 1999, the Company entered into a media access, consulting and services agreement to purchase $15 million of such services to be rendered by Guthy-Renker Corporation ("GRC") over a five year period and paid for by the Company to GRC in equal monthly installments of $250. Such services include (i) the right to broadcast infomercial programming provided by GRC on a priority basis, (ii) consulting services regarding product selection, infomercial production, worldwide operations, merchandising procurement and order fulfilment, (iii) access to GRC's library of infomercials and (iv) the availability of products distributed by or through GRC, for distribution by the Company's home shopping network.

   In September 1999, in connection with the resignation of an executive of the Company, the Company paid the executive approximately $700 in satisfaction of the salary, bonus and severance benefits arising under the executive's employment agreement. In addition, the Company paid the executive approximately $1.9 million in connection with the cancellation of options to purchase 599,775 shares of the Company's common stock previously issued to the executive as well as the termination of the executive's Put Right.

   In September 1999, the Company entered into a sub-lease agreement for approximately 15,000 square feet of office space. The term of the agreement runs through February 28, 2003, and the future minimum lease payments total $1.5 million.

   The Company's minimum commitments and contingencies under employment agreements entered into after March 31, 1999 aggregated approximately $3,011 and $848, respectively.

                         TVN ENTERTAINMENT CORPORATION

                       (In thousands, except share data)


 Contingencies

   See note 1 for a discussion of the Contingent Debt.

   The Company has been party to legal and administrative proceedings relating to claims arising from its operations in the normal course of business. On the advice of counsel, the Company believes it has adequate legal defenses and believes that the ultimate outcome of these actions will not have a material adverse effect on the Company's consolidated financial position, results of operations or cash flows.

11. Redeemable Convertible Preferred Stock

   At March 31, 1999, the Company had authorized 12,648,107 shares of Series B Redeemable Convertible Preferred Stock with a par value of $.001 per share, 12,154,771 of which are issued and outstanding. The Series B Preferred was issued in four subseries, with original liquidation preferences equal to:
$2.7343 per share for the 5,714,442 shares of Series B1 Preferred; $5.8105 per share for the 1,297,433 shares of Series B2 Preferred; $6.8359 per share for the 2,285,727 shares of Series B3 Preferred; and $5.4687 per share for 2,857,169 shares of Series B4 Preferred.

   The Series B Preferred is a senior security and shall rank, with respect to dividends and distribution upon the liquidation, dissolution or winding-up of the Company, senior to all classes or series of Common Stock and any other Capital Stock of the Company, including, without limitation, any series of Preferred Stock hereafter authorized by the Board of Directors and the Series A Convertible Preferred Stock.

   The Series B Preferred is entitled to dividends, if earned and declared, in an amount equal to the dividends paid on each share of Common or Series A Preferred, respectively, multiplied by a fraction equal to the liquidation preference of each share of Series B Preferred divided by the liquidation preference of the Series A Preferred or the Common Stock, respectively. The liquidation preference with respect to the Common Stock shall be deemed to equal $.001 per share. All such dividends are payable on any date that dividends are paid on the Common or Series A Preferred.

   The Series B Preferred is convertible, at the option of the holder, into Common Stock subject to a conversion ratio that may be adjusted from time to time, as defined by the Certificate of Designations of the Series B Preferred. The Series B Preferred is not permitted to vote on matters required or permitted to be voted upon by the stockholders of the Company subject to certain exceptions.

   The Company is required to redeem the Series B Preferred on August 27, 2002 or, at the option of the holders of the Series B Preferred upon a change of control of the Company at a price equal to the liquidation preference of the shares, all as defined in the Certificate of Designations of the Series B Preferred.

                         TVN ENTERTAINMENT CORPORATION

                       (In thousands, except share data)


12. Stockholders' Equity

 Common Stock

   In August 1997, the Company's Board of Directors (the "Board") , through an amendment and restatement of the Company's Certificate of Incorporation, increased the number of authorized shares of common stock from 10,000,000 to 40,000,000 and increased the number of shares reserved for issuance under its stock option plan from 2,400,000 to 3,000,000.

 Preferred Stock

   The total number of shares of Preferred Stock that the Company has the authority to issue is 20,248,107 shares, $.001 par value. The Board of Directors of the Company is authorized to determine the rights, preferences, privileges and restrictions granted to or imposed upon any undesignated shares of Preferred, and to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series. The Board of Directors is authorized to determine the designation and par value of any series and to fix the number of shares of any series.

 Series A Convertible Preferred Stock

   At March 31, 1999, the Company had authorized 7,600,000 shares of Series A Preferred Stock, 7,499,900 of which are issued and outstanding. The Series A Preferred is entitled to noncumulative annual dividends, if earned and declared, commencing February 28, 1996 at the rate of $.25 per share payable prior and in preference to any payment or any dividend on the Common Stock. After dividends in the total amount of $.25 per share on the Series A Preferred have been declared and paid or set apart in any year, if the Board of Directors elects to declare additional dividends in that year, such additional dividends shall be declared equally on the Common and Series A Preferred, with the holders of the Series A Preferred to receive amounts equal to the dividends declared on the Common into and to which the Series A is convertible. The Series A Preferred is convertible, at the option of the holder, into Common Stock at the rate of one share of Common Stock for each share of Series A Preferred, has voting rights equal to those of the Common Stockholders, and votes with the Common Stock. Seven million six hundred thousand shares of Common Stock are reserved for conversion of the Series A Preferred Stock.

 Warrants

   In August 1997, the Company amended and substituted warrants originally issued in June 1996, for warrants to purchase 500,002 shares of Series B2 Convertible Preferred Stock, 6,666 of which were exercised at $5.8105 per share. The remaining warrants to purchase 493,336 shares expired on December 31, 1998.

 Warrants (unaudited)

   In July 1999, the Company amended and substituted a warrant originally issued in December 1996, for a warrant to purchase 200,000 shares of Common Stock. The warrant is exercisable at $0.01 per share and expires on July 1, 2009. The fair value of the warrant has been accounted for as additional purchase consideration for the Company's acquisition of Guthy-Renker Television Network, Inc. (see note 5).

                         TVN ENTERTAINMENT CORPORATION

                       (In thousands, except share data)


 Employee Stock Option Plan

   The Company adopted a stock option plan (the "Plan") in 1996 that provides for awards to be made in respect to a maximum of 3,941,482 shares of the Company's Common Stock. Awards may be made as grants of incentive stock options and nonstatutory stock options. Participants in the Plan who own stock representing more than 10% of the voting power of all classes of stock at the date of grant, may be issued an incentive or a nonstatutory stock option having an exercise price that shall be no less than 110% of the fair market per share at the date of grant. Participants in the Plan who own stock representing 10% or less of the voting power of all classes of stock at the date of grant, may be issued an incentive or a nonstatutory stock option having an exercise price that shall be no less than 100% of the fair market per share at the date of grant. Options granted under the Plan vest ratably over five years and have a maximum term of ten years unless terminated sooner in accordance with the Plan.

   The following table summarizes activity under the Plan for the years ended March 31, 1997, 1998 and 1999 and the six months ended September 30, 1999:

                                                                    Wgtd. Avg.
                                                          Shares    Exer. Price
                                                         ---------  -----------
   Outstanding at March 31, 1996........................ 1,875,000    $ 0.25
   Granted--price greater than fair value...............    75,000      0.25
   Exercised............................................   (50,417)     0.25
   Canceled.............................................  (149,583)     0.25
                                                         ---------    ------
   Outstanding at March 31, 1997........................ 1,750,000    $ 0.25
   Granted--price greater than fair value...............   891,482      0.75
   Exercised............................................    (2,000)     0.25
   Canceled.............................................   (28,000)     0.25
                                                         ---------    ------
   Outstanding at March 31, 1998........................ 2,611,482    $ 0.42
   Granted--price greater than fair value...............    90,000      3.28
   Exercised............................................        --        --
   Canceled.............................................   (20,000)     0.25
                                                         ---------    ------
   Outstanding at March 31, 1999........................ 2,681,482    $ 0.52
   Granted-price greater than fair value (unaudited)....   340,000     11.00
   Exercised (unaudited)................................        --        --
   Canceled (unaudited).................................  (599,775)     0.75
                                                         ---------    ------
   Outstanding at September 30, 1999 (unaudited)........ 2,421,701    $ 1.93
                                                         =========    ======

                                                      1997     1998      1999
                                                     ------- --------- ---------
   Options exercisable at year end.................. 847,500 1,207,500 1,755,528
   Options available for future grants.............. 599,583   336,101   266,101

   The compensation expense associated with the Plan did not result in a material difference from the reported net loss for the years ended December 31, 1997, 1998, and 1999. The fair value for these awards was estimated at the date of grant using a minimum value option pricing model with the following assumptions for 1997, 1998 and 1999: risk free interest rate of between 5.8% and 6.5%, no dividend yield, no volatility factor, and an

                         TVN ENTERTAINMENT CORPORATION

                       (In thousands, except share data)

expected average life of 5 years. The effects of applying SFAS No. 123 are not indicative of future amounts and additional awards in future years are anticipated.

   The following table summarizes information about stock options outstanding at March 31, 1999:

                       Options Outstanding                    Options Exercisable
                    -----------------------------             -------------------------
                                    Wgtd. Avg.      Wgtd.                       Wgtd.
       Range of                      Remaining      Avg.                        Avg.
       Exercise       Number        Contractual     Exer.        Number         Exer.
        Price       Outstanding        Life         Price     Outstanding       Price
       --------     -----------     -----------     -----     -----------       -----
     $0.25--$0.75    2,591,482         7.38          0.42      1,734,028         0.33
            $3.28       90,000         9.16         $3.28         21,500        $3.28

13. Earnings Per Share

   The following table sets forth the computation of basic and diluted net loss per share applicable to common stockholders for the periods indicated:

                                                           Six months ended
                                Year ended March 31,         September 30,
                             ----------------------------  ------------------
                               1997      1998      1999      1998      1999
                             --------  --------  --------  --------  --------
                                                              (unaudited)
Numerator:
  Net loss.................. $(17,667) $(29,862) $(53,763) $(23,070) $(41,083)
  Accretion of redeemable
   Series B preferred
   stock....................       --      (116)     (393)     (197)     (198)
                             --------  --------  --------  --------  --------
  Net loss applicable to
   common stockholders...... $(17,667) $(29,978) $(54,156) $(23,267) $(41,281)
                             ========  ========  ========  ========  ========
Denominator:
  Weighted average shares...    2,944   110,237   152,517   152,517   152,517
                             ========  ========  ========  ========  ========
Basic and diluted net loss
 applicable to common
 stockholders............... $ (6,001) $   (272) $   (355) $   (153) $   (271)
                             ========  ========  ========  ========  ========

   The computation for diluted number of shares excludes preferred stock, unexercised stock options and warrants which are antidilutive. The number of such shares were 9,916,568, 22,959,489 and 24,691,553 for the years ended March 31, 1997, 1998 and 1999, respectively, and 25,184,889 (unaudited) and 24,431,778 (unaudited) for the six months ended September 30, 1998 and 1999, respectively.

                         TVN ENTERTAINMENT CORPORATION

                       (In thousands, except share data)


14. Income Taxes

   As a result of net operating losses, the Company has not recorded a provision for income taxes. The primary components of temporary differences which give rise to deferred taxes at March 31, are as follows:

                                                               1998      1999
                                                             --------  --------
     Deferred tax assets:
       Net operating loss carryforward...................... $ 28,487  $ 51,347
       Allowance for doubtful amounts.......................       64       171
       Deferred revenue.....................................      208       176
       Refinanced trade payables............................    5,755     1,716
       Accrued license fees.................................    2,413     1,664
       Accrued liabilities..................................      142       153
       Depreciation and amortization........................       --       421
                                                             --------  --------
     Deferred tax asset.....................................   37,069    55,648
       Less: valuation allowance............................  (36,530)  (55,648)
                                                             --------  --------
       Net deferred tax asset...............................      539        --
     Deferred tax liabilities:
       Depreciation and amortization........................     (539)       --
                                                             --------  --------
     Deferred tax liabilities...............................     (539)       --
                                                             --------  --------
     Net deferred tax....................................... $     --  $     --
                                                             ========  ========

   Due to the uncertainty surrounding the realization of net operating loss carryforwards and other net deferred tax assets resulting from continued operating losses, the Company provided a full valuation allowance against its deferred tax assets.

   At March 31, 1999, the Company had available federal and state net operating loss carryforwards of approximately $141 million and $57 million, which begin to expire in the years 2004 and 2000, respectively. Because the Company experienced a change in ownership during 1998 within the meaning of Section 382 of the Internal Revenue Code, the Company's ability to utilize its net operating loss carryforwards may be limited.

15. Operating Segments

   The Company's operating segments are strategic operating units that are managed separately due to their different products and/or services. The Digital Cable operating segment markets and sells the Company's DCTV service, a turnkey digital delivery system with programming content, including 32 channels of pay-per-view movies and events, and support services which enables cable operators to expand their existing channel capacity and the PPV Feeds service, a pay-per-view programming service without support services. The Home Satellite Dish operating segment markets and sells the Company's home satellite dish service, an analog pay-per-view delivery service transmitted directly to C-band home satellite dish consumers. The Transponder operating segment markets and sells transponder capacity and uplinking services to the Company's other operating segments and to third parties. The Home Shopping Services operating segment broadcasts the Panda Shopping Network, a live on-air home televised shopping channel which markets and sells

                         TVN ENTERTAINMENT CORPORATION

                       (In thousands, except share data)

merchandise such as jewelry, watches and precious metal collectibles. The Media Time Sales operating segment, GRTV Network, Inc., sells media time on its 24-hour broadcast network. The Music Marketing Services operating segment is a start-up company, New Media Network, Inc., that markets and sells entertainment products such as music, movies and games via the internet and at retail locations.

   The Company's measure of profit or loss for its operating segments reviewed by the chief operating decision maker and executive management is operating loss, excluding depreciation and amortization (and also excludes interest and other income and expense). Revenue and operating losses for the Company's operating segments are as follows (in thousands):

                                                            Six months ended
                                 Year ended March 31,         September 30,
                              ----------------------------  ------------------
                                1997      1998      1999      1998      1999
                              --------  --------  --------  --------  --------
   Revenue:
     Home satellite dish
      service...............  $ 26,137  $ 22,631  $ 17,154  $  7,823  $  8,005
     Digital cable service..        --        40    10,947     2,104     8,508
     Transponder
      service(1)............    22,147    23,102    22,836    11,319     9,694
     Home shopping service..        --        --     3,131        --     9,757
     Media time sales.......        --        --        --        --     6,001
     Music marketing
      services..............        --        --        --        --       215
     Intersegment
      eliminations(1).......   (14,904)  (15,228)  (14,256)   (7,128)   (7,995)
                              --------  --------  --------  --------  --------
       Total revenue........  $ 33,380  $ 30,545  $ 39,812  $ 14,118  $ 34,185

   Operating income/(loss):
     Home satellite dish
      service...............  $(12,768) $(10,194) $(12,749) $ (6,136) $ (7,446)
     Digital cable service..   (4,860)   (14,343)  (23,396)  (11,762)  (12,158)
     Transponder
      service(1)............    21,138    21,970    21,364    10,456     9,428
     Home shopping service..        --        --        (4)       --    (2,928)
     Media time sales.......        --        --        --        --      (426)
     Music marketing
      services..............        --        --        --        --      (715)
                              --------  --------  --------  --------  --------
       Operating
        profit/(loss)
        excluding
        depreciation and
        amortization........  $  3,510  $ (2,567) $(14,785) $ (7,442) $(14,243)

   Depreciation and
    amortization............     9,732    11,884    12,452     6,071     8,054
                              --------  --------  --------  --------  --------
   Operating loss...........  $ (6,222) $(14,451) $(27,237) $(13,513) $(22,297)
                              ========  ========  ========  ========  ========

(1) Includes charges to the Company's other operating segments for the use of transponder time.

16. Subsequent Events (unaudited)

   In October 1999, the Company repurchased $33,850 of its 14% Senior Notes due 2008 and 33,850 warrants to purchase 10.777 shares of the Company's common stock for aggregate consideration of approximately $12.8 million in cash. The repurchase resulted in the release of approximately $8.9 million of restricted investments that were held in custody to fund the next four scheduled interest payments on the repurchased notes.

                         TVN ENTERTAINMENT CORPORATION

                       (In thousands, except share data)


   In November 1999, the Company entered into a lease agreement for approximately 12,000 square feet of office space. The term of the agreement runs through October 31, 2004, and the future minimum lease payments total $2.0 million.

   In November 1999, the Company amended its agreement for transaction processing and print and mail services and is no longer committed to pay a minimum fee for such services.

Pending Litigation

   On December 13, 1999, the Company was served with a lawsuit filed in California state court by TV/COM International, Inc., a company with which we entered into memoranda of understanding (MOU) concerning (i) it obtaining a Digicipher II encryption technology license from General Instrument and (ii) its obligation to utilize such license for the manufacture of Digicipher II encryption compatible television set-top cable boxes for us, once TV/COM demonstrated its ability to do so in quantity and to our specifications. The lawsuit alleges breach of contract, fraud and negligent misrepresentation along with several related causes of action and asks the court to award specified damages of $25,050,000 as well as other unspecified damages and costs. We have received an extension of time until February 15, 2000 to file our answer to the lawsuit. We have also scheduled meetings with TV/COM in an attempt to negotiate a settlement of the lawsuit. We believe that the claims in the lawsuit are not meritorious and we have retained counsel to provide a vigorous defense.

                                                          [ALTERNATE COVER PAGE]

               Subject to completion, dated February 7, 2000

                                      TVN
                           Entertainment Corporation

                14% Senior Notes due 2008, Series B (Registered)

   We have exchanged old unregistered 14% Senior Notes due 2008, Series A (referred to in this prospectus as the "old notes") for new registered 14% Senior Notes due 2008, Series B (referred to in this prospectus as the "new notes").

   This prospectus is to be used by Morgan Stanley & Company Incorporated and Dean Witter Reynolds Incorporated and together with Morgan Stanley, Morgan Stanley Dean Witter, in connection with offers and sales of the new notes in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. Morgan Stanley Dean Witter may act as principal or as agent in such transactions. We will receive no portion of the proceeds of the sales of such new notes and will bear the expenses incident to the registration thereof. If Morgan Stanley Dean Witter conducts any market-making activities, it may be required to deliver this "market-making prospectus" when effecting offers and sales in the new notes because of the equity ownership of our company by certain private investment partnerships which are affiliates of Morgan Stanley Dean Witter. As of Novermber 15, 1999, these investment partnerships owned in the aggregate approximately 89.3% of our Series B Preferred Stock, which ownership represents 54.8% of our outstanding voting capital stock on an as-converted basis or 45.4% of the voting capital stock on an as-converted, diluted basis including currently outstanding options and warrants exercisable for voting capital stock. For as long as a market-making prospectus is required to be delivered, the ability of Morgan Stanley Dean Witter to make a market in the new notes may, in part, be dependent on our ability to maintain a current market-making prospectus.

                               ----------------

   No public market currently exists for the new notes. We do not expect that an active public market in the new notes will develop. We do not intend to list the new notes on any securities exchange or on the Nasdaq National Market.

                               ----------------

   See the "Risk factors" section on page 11 for information that you should consider before you decide to participate in this exchange offer.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the new notes or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

              The date of this prospectus is          , 2000.

                               Table of contents   [Alternate table of contents]

                                                                            Page
                                                                            ----
Summary..................................................................     1
Summary consolidated financial data......................................     9
Risk factors.............................................................    11
Special note regarding forward-looking statements........................    31
Use of proceeds..........................................................    32
Dividend policy..........................................................    32
Capitalization...........................................................    33
Selected historical financial data.......................................    34
Management's discussion and analysis of financial condition and results
 of operations...........................................................    36
Business.................................................................    50
Management...............................................................    68
Material transactions and related party transactions.....................    76

                                                                            Page
                                                                            ----
Principal stockholders...................................................    80
Description of certain indebtedness......................................    82
Description of the new notes.............................................    92
Form of new notes........................................................    92
Description of the old notes.............................................    93
Description of capital stock.............................................   133
United States federal income tax considerations..........................   138
Plan of distribution.....................................................   144
Legal matters............................................................   144
Experts..................................................................   145
Where you can find more information......................................   145
Index to financial statements............................................   F-1

                               ----------------

   You should rely only on the information provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or the prospectus supplement is accurate as of any date other than the date on the front of the document.

                                                                [Alternate Page]

                               The exchange offer

   We issued the old notes on July 29, 1998. In connection with the issuance of the old notes, we entered into an indenture and a registration rights agreement. These agreements required us to offer to holders of the old notes the opportunity to exchange their old notes for a like principal amount of new notes and to file a registration statement under the Securities Act for registration of the new notes in connection therewith. The exchange offer was
commenced on [    ], 1999.

   The form and terms of the notes are substantially identical to the form and terms of the old notes, except that the new notes:

  .  will be registered under the Securities Act;

  .  will not provide for registration rights;

  . will not provide for payment of additional interest upon failure to register or exchange the old notes, which terminates upon completion of the exchange offer; and will not bear legends containing transfer restrictions.

   See "Description of the new notes."

                                                                [Alternate Page]

                     Summary of the terms of the new notes

 The new notes....................  $166.2 million principal amount of 14%
                                    Senior Notes due 2008, Series B.

 Maturity.........................  August 1, 2008.

 Interest.........................  The new notes pay interest in cash at the rate of 14% per annum, payable on February
                                    1 and August 1 of each year, commencing
                                    February 1, 2000.

 Security.........................  We have purchased and pledged to The Bank of New York, as trustee under the indenture
                                    governing the old notes, as security for
                                    the benefit of the holders of the notes, a
                                    portfolio of U.S. government securities in
                                    an amount expected to be sufficient to
                                    provide for payment in full of the first
                                    six scheduled interest payments on the
                                    notes. A portion of the pledged securities
                                    has been used to make the first two
                                    interest payments on the old notes. We
                                    believe that the remaining amount of the
                                    pledged securities will be sufficient to
                                    make the first four interest payments on
                                    the new notes. Except for the pledged
                                    securities, the new notes will be
                                    unsecured. See "Description of the old
                                    notes--Security."

 Optional redemption..............  At our option, we may redeem any or all of the new notes, at any time on or after
                                    August 1, 2003, for a redemption price
                                    initially equal to 108% of their principal
                                    amount, plus any accrued and unpaid
                                    interest. The redemption price will
                                    decrease by equal amounts each year to 100%
                                    of the principal amount of the notes, plus
                                    any accrued and unpaid interest on and
                                    after August 1, 2006.

                                    In addition, at any time prior to August 1, 2001, we may redeem new notes representing up to 21.8% of the aggregate principal amount of the new notes at 114% of the principal amount thereof on the date of redemption with the net proceeds of one or more underwritten primary public offerings of our common stock; provided

                                    .  that new notes representing at least
                                       $130.0 million aggregate principal
                                       amount remain outstanding after each
                                       such redemption, and

                                    .  notice of such redemption is mailed
                                       within 60 days after the consummation of the related public offerings.

                                    See "Description of the old notes--optional
                                       redemption."

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                                                                [Alternate Page]

 Change of control................  Upon a change of control, you will have the right to require us to make an offer to
                                    repurchase the new notes at a purchase
                                    price equal to 101% of their principal
                                    amount, plus any accrued and unpaid
                                    interest. There can be no assurance that we
                                    will have sufficient funds available at the
                                    time of any change of control to repurchase
                                    the new notes. We cannot otherwise redeem
                                    the new notes. See "Description of the old
                                    notes--Repurchase of old notes upon a
                                    change of control."

 Ranking..........................  The new notes are our unsubordinated, unsecured indebtedness, except to the
                                    extent described under "--Security" above.
                                    The new notes rank equally in priority of
                                    payment with all of our other existing and
                                    future unsubordinated indebtedness and are
                                    senior in right of payment to all of our
                                    future subordinated indebtedness. As of
                                    September 30, 1999, we had $306.0 million
                                    of indebtedness outstanding, including the
                                    old notes and $13.8 million of indebtedness
                                    incurred by our subsidiaries, but excluding
                                    contingent notes payable of $29.5 million.
                                    The new notes are effectively subordinated
                                    to all of our secured indebtedness and all
                                    of our subsidiaries' existing and future
                                    liabilities, including trade payables and
                                    subordinated debt. As of September 30,
                                    1999, $111.0 million of our indebtedness
                                    was secured indebtedness. We and our
                                    subsidiaries may incur substantial
                                    additional indebtedness, including secured
                                    indebtedness, under the terms of the
                                    indenture. See "Risk factors--We have
                                    substantial existing debt and will incur
                                    substantial additional debt which could
                                    adversely affect our financial health and
                                    prevent us from fulfilling our obligations
                                    under the notes."

 Certain covenants................  The indenture contains certain covenants for your benefit as holders of the new
                                    notes which, among other things, restrict
                                    our ability and the ability of some of our
                                    subsidiaries:

                                    .  to incur or guarantee certain kinds of
                                       additional indebtedness;

                                    .  to create liens;

                                    .  to engage in arrangements where we sell
                                       or transfer an asset and then lease the
                                       asset back to use for substantially the
                                       same purposes;

                                    .  to pay dividends or make distributions
                                       in respect of our capital stock, redeem
                                       capital stock, make investments or
                                       certain other restricted payments;

                                    .  to sell assets;


                                                                [Alternate Page]


                                    .  to issue or sell stock of some of our
                                       subsidiaries;

                                    .  to enter into transactions with
                                       stockholders or affiliates; or

                                    .  to merge, consolidate, or dispose of
                                       substantially all of our assets.

                                    We are not currently in default of any of the covenants in the old notes or the new notes. These covenant limitations are subject to significant qualifications and exceptions. See "Description of the old notes-- Covenants."

 Form of new notes................  The new notes were issued in fully registered form, without coupons. The new
                                    notes are deposited with The Bank of New
                                    York, as custodian for The Depository Trust
                                    Company, and registered in the name of
                                    Cede & Co. in the form of one or more
                                    global notes. Holders of the new notes own
                                    book-entry interests in the global note,
                                    and evidence of these interests are kept in
                                    the records maintained by The Depository
                                    Trust Company. See "Form of new notes."

 Use of proceeds..................  We will not receive any proceeds from the exchange offer.

                                                               [Alternate Page]

There is no public market for the notes. An active market may not develop, and you may be unable to resell the notes when desired or at a price that reflects their value.

   We are offering the new notes to the holders of the old notes. Prior to the exchange offer, there was no existing trading market for the old notes and there were no existing new notes. We do not intend to apply for listing of the new notes on any securities exchange or on the Nasdaq National Market. Although the new notes are eligible for trading in the PORTAL Market, the new notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities, our performance and other factors. Prior to the issuance of the old notes, the initial purchaser advised us that it intended to make a market in the old notes following the issuance thereof; however, the initial purchaser is not obligated to do so and any such market-making activities may be discontinued at any time without notice. We cannot be certain, therefore, that an active market for the new notes will develop. In addition, the market price of the old notes has fluctuated significantly since their original issuance, and we anticipate that the market for the new notes may similarly fluctuate. See "Description of the old notes--Registration rights" and "Description of the old notes--Plan of distribution."

   The form and terms of the new notes are substantially identical to the form and terms of the old notes, except that the new notes:

  .  are registered under the Securities Act;

  .  do not provide for registration rights;

  . do not provide for payment of additional interest upon failure to register or exchange the old notes, which terminates upon completion of the exchange offer; and

  .  do not bear legends containing transfer restrictions.

   The new notes were issued solely in exchange for an equal principal amount of old notes.

               Special note regarding forward-looking statements

   Some of the statements under "Prospectus summary," "Risk factors," "Management's discussion and analysis of financial condition and results of operations," "Business," and elsewhere in this prospectus constitute forward-looking statements. These statements involve known and unknown risks, uncertainties, and other factors that may cause our or our industry's results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among others, those listed under "Risk factors" and elsewhere in this prospectus.

   In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of such terms or other comparable terminology.

   Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, events, levels of activity, performance, or achievements. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements. We do not intend to update any of the forward-looking statements after the date of this prospectus to conform them to actual results.

                                                                [Alternate Page]

                                Use of proceeds

   We did not receive any cash proceeds from the issuance of the new notes.

   The net proceeds to us from the issuance of the old notes and warrants which we issued in connection with the old notes were approximately $193.3 million, after deducting the selling discounts and commissions and estimated expenses. See "Description of the old notes--General." Approximately $76.7 million of the net proceeds were used to purchase pledged securities in an amount expected to be sufficient to provide for payment in full of the first six scheduled interest payments on the notes. See "Description of the old notes--Security." We are using the remaining net proceeds to fund operating expenses in connection with the roll out and expansion of our TVN Digital Cable Television service and Pay-Per-View Feeds Service, for acquisitions as permitted by the indenture, for working capital and other general corporate purposes. We have contingent notes payable totaling approximately $29.5 million at September 30, 1999. The timing of repayment of the contingent notes payable is uncertain and subject to events outside our control. See "Description of certain indebtedness."

   In October 1999, we used approximately $12.8 million of the net proceeds to repurchase $33.9 million of the old notes and 33,850 of the old warrants. The repurchase generated the release of $8.9 million of the pledged securities that were held in custody to fund the next four scheduled interest payments on the repurchased notes.

   Because of the number and variability of factors that will determine our use of the net proceeds from the issuance of the old notes and the warrants issued in connection therewith, management will retain a significant amount of discretion over the application of such net proceeds. Pending the use of such net proceeds as described above, we intend to invest such funds in short-term, interest bearing, investment grade securities to the extent permitted by the indenture.

                                Dividend policy

   We have not paid any dividends since our inception and do not intend to pay cash dividends on our capital stock in the foreseeable future. We anticipate that we will retain all future earnings, if any, for use in our operations and expansion of the business. In addition, the terms of the indenture will restrict our ability to pay dividends on, or make distributions in respect of, our capital stock. See "Description of the notes--Certain covenants."

                                                                [Alternate Page]

                               Plan of distribution

   This Prospectus is to be used by Morgan Stanley Dean Witter in connection with offers and sales of the new notes in market-making transactions at negotiated prices relating to prevailing market prices at the time of sale. Morgan Stanley may act as principal or agent in such transactions. Morgan Stanley Dean Witter has no obligation to make a market in the new notes, and may discontinue its market-making activities at any time without notice, at its sole discretion.

   There is currently no established public market for the new notes. We do not currently intend to apply for listing of the new notes on any securities exchange. Therefore, any trading that does develop will occur on the over-the-counter market. We have been advised by Morgan Stanley Dean Witter that it intends to make a market in the new notes but it has no obligation to do so and any market-making may be discontinued at any time. No assurance can be given that an active public market for the new notes will develop.

   Morgan Stanley Dean Witter acted as placement agent in connection with the original private placement of the old notes and received a placement fee of $6.0 million in connection therewith. Morgan Stanley Dean Witter is affiliated with entities that beneficially own approximately 89.3% of our Series B Preferred Stock, which ownership represents 54.8% of our outstanding voting capital stock on an as-converted basis or 45.4% of the voting capital stock on an as-converted, diluted basis including currently outstanding options and warrants exercisable for voting capital stock as of November 15, 1999.

   Although there are no agreements to do so, Morgan Stanley Dean Witter, as well as others, may act as broker or dealer in connection with the sale of the new notes contemplated by this prospectus and may receive fees or commissions in connection therewith.

   We have agreed to indemnify Morgan Stanley Dean Witter against certain liabilities under the Securities Act or to contribute to payments that Morgan Stanley Dean Witter may be required to make in respect of such liabilities.

                                                                [Alternate Page]

                          Description of the new notes

   The terms of the new notes are identical in all material respects to those of the old notes described below, except that the new notes (i) have been registered under the Securities Act and therefore are not subject to certain restrictions on transfer applicable to the old notes and (ii) are not entitled to certain registration rights under the registration rights agreement, including the provision for Additional Interest of up to 0.5% on the old notes. Holders of old notes should review the information set forth under "Description of the old notes."

   The new notes are 14% Senior Notes and have a principal amount of $166.2 million. The new notes will mature on August 1, 2008. The new notes will pay interest in cash at the rate of 14% per annum, payable on February 1 and August 1 of each year, commencing February 1, 2000.

   We have purchased and pledged to The Bank of New York, as trustee under the indenture governing the old notes, as security for the benefit of the holders of the notes, a portfolio of U.S. government securities in an amount expected to be sufficient to provide for payment in full of the first six scheduled interest payments on the notes. A portion of the pledged securities has already been used to make the first two interest payments on the old notes. We believe that the remaining amount of the pledged securities is sufficient to make the first four interest payments on the new notes. Except for the pledged securities, the new notes are unsecured.

                               Form of new notes

   The certificates representing the new notes were issued in fully registered form, without coupons. Except as described in the next paragraph, the new notes are deposited with The Bank of New York, as custodian for The Depository Trust Company, and registered in the name of Cede & Co., as The Depository Trust Company's nominee in the form of one or more global notes. Holders of the new notes own book-entry interests in the global note evidenced by records maintained by The Depository Trust Company.

   Book-entry interests may be exchanged for certificated notes of like tenor and equal aggregate principal amount, if:

    (1) The Depository Trust Company notifies us that it is unwilling or unable to continue as depositary or we determine that The
        Depository Trust Company is unable to continue as depositary and we fail to appoint a successor depositary within 90 days;

    (2) we provide for the exchange pursuant to the terms of the indenture;
        or

    (3) we determine that the book-entry interests will no longer be represented by global notes and we execute and deliver to the Trustee instructions to that effect.

   As of the date of this prospectus, no certificated notes are issued and outstanding.

                                                                [Alternate Page]

                United States federal income tax considerations

   The following discussion is a general summary of the material U.S. federal income tax considerations resulting from the purchase, ownership and disposition of the new notes. The discussion of the federal income tax consequences set forth below is based upon the Internal Revenue Code of 1986, as amended (the "Code"), and judicial decisions and administrative interpretations thereunder, as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in federal income tax consequences different from those discussed below. There can be no assurance that the Internal Revenue Service (the "IRS") will not successfully challenge one or more of the tax consequences described herein, and we have not obtained, nor does it intend to obtain, a ruling from the IRS or an opinion of counsel with respect to the U.S. federal income tax consequences of acquiring or holding new notes. The discussion below pertains only to U.S. Holders, except as described below under the caption "Tax treatment of the ownership and disposition of new notes by non-U.S. holders." As used herein, a U.S. holder means

  . citizens or residents (within the meaning of Section 7701 (b) of the Code) of the U.S.

  . corporations, partnerships or other entities created in or under the laws of the U.S. or any political subdivision thereof,

  . estates the income of which is subject to U.S. federal income taxation regardless of its source,

  . trusts subject to the primary supervision of a court within the U.S. and the control of a U.S. person as described in Section 7701 (a)(30) of the Code, and

  . any other person whose income or gain from the new notes is effectively connected with the conduct of a U.S. trade or business. In addition, the discussion relies upon the description provided to us by the DTC, Euroclear and Cedel of their depository procedures and the procedures of their participants and Indirect Participants in maintaining a book entry system reflecting the beneficial ownership of the new notes.

   This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a particular Holder in light of the Holder's circumstances (for example, persons subject to the alternative minimum tax provisions of the Code). Also, it is not intended to be wholly applicable to all categories of investors, some of which (such as dealers in securities, banks, insurance companies, tax-exempt organizations, and persons holding new notes as part of a hedging or conversion transaction or straddle or persons deemed to sell new notes under the constructive sale provisions of the Code) may be subject to special rules. The discussion below is premised upon the assumption that the new notes and old notes are held (or would be held if acquired) as capital assets within the meaning of Section 1221 of the Code and constitute indebtedness for tax purposes. This summary does not discuss the tax considerations applicable to subsequent purchasers. The discussion also does not discuss any aspect of state, local or foreign law.

   Prospective purchasers of new notes are strongly urged to consult its own tax advisor with respect to its particular tax situation including the tax effects of any state, local, foreign, or other tax laws and possible changes in the tax laws.

                                                                [Alternate Page]

The new notes

 Original issue discount

   The new notes are treated as issued with original issue discount, which each holder will be required to include in its gross income as described below. Except as provided below in the section entitled "Applicable High-Yield Discount Obligations," a holder must include original issue discount (to the extent there is not offsetting acquisition or bond premium) in income as ordinary interest income as it accrues on the basis of a constant yield to maturity. Generally, original issue discount must be included in income in advance of the receipt of cash representing such income.

   The amount of original issue discount with respect to a new note equals the excess of the stated redemption price at maturity over the issue price of the old note exchanged for such new note. The stated redemption price at maturity of a new note equals the sum of all payments other than any "qualified stated interest" payments. Qualified stated interest is stated interest that is unconditionally payable in cash or in property (other than debt instruments of the issuer) at least annually at a single fixed rate. Because interest on the new notes will not be payable prior to August 1, 2003, none of the payments on the new notes will constitute qualified stated interest. Accordingly, all payments on the new notes will be treated as part of their stated redemption price at maturity.

   Because the old notes were issued as part of an investment unit, the issue price of each investment unit was allocated between the old note and the warrant constituting an investment unit based on their relative fair market values on the issue date. Although our allocation is not binding on the IRS, a holder of a unit must use our allocation unless the holder discloses on its federal income tax return for the year in which the unit was acquired that it plans to use an allocation that is inconsistent with our allocation.

   A holder must include in gross income, for all days during its taxable year in which it holds such new note, the sum of the "daily portions" of original issue discount. The "daily portions" are determined by allocating to each day in an "accrual period" (generally the period between interest payments or compounding dates) a pro rata portion of the original issue discount that accrued during such accrual period. The amount of original issue discount that will accrue during an accrual period is the product of the "adjusted issue price" of the new note at the beginning of the accrual period and its yield to maturity (determined on the basis of compounding at the end of each accrual period and properly adjusted for the length of the particular accrual period). The adjusted issue price of a new note is the sum of the issue price of an old note, plus prior accruals of original issue discount, reduced by the total payments made with respect to such new note in all prior periods and on the first day of the current accrual period. Each payment on a new note will be treated as a payment of original issue discount to the extent that original issue discount has accrued as of the date such payment is due and has not been allocated to prior payments, and any excess will be treated as a payment of principal.

   There are several circumstances under which we could make a payment on a new note that would affect the yield to maturity of a new note, including the redemption or repurchase of a new note (as described under "Description of the old notes"). According to Treasury Regulations, the possibility of a change in the yield will not be treated as affecting the amount of interest income (including original issue discount) recognized by a holder (or the timing of such recognition) if the likelihood of the change, as of the date the debt obligations

                                                                [Alternate Page]

are issued, is remote. We intend to report on the basis that the likelihood of any change in the yield on the new notes is remote.

   We are required to furnish certain information to the IRS, and will furnish annually to record holders of a new note, information with respect to original issue discount accruing during the calendar year. That information will be based upon the adjusted issue price of the new note as if the holder were the original holder of the new note.

 Election to treat all interest as original issue discount

   A holder may elect to treat all "interest" on any new note as original issue discount and calculate the amount includable in gross income under the method described above. For this purpose, "interest" includes stated and unstated interest, original issue discount, acquisition discount, market discount and de minimis market discount, as adjusted by any acquisition premium. The election is to be made for the taxable year in which the holder acquired the note and may not be revoked without the consent of the IRS.

 Acquisition premium

   To the extent a holder had acquisition premium with respect to an old note, the holder generally will have acquisition premium with respect to a new note. A holder will reduce the original issue discount otherwise includable for each accrual period by an amount equal to the product of (i) the amount of such original issue discount otherwise includable for such period, and (ii) a fraction, the numerator of which is the acquisition premium and the denominator of which is the excess of the amounts payable on the new note after the purchase date over the adjusted issue price.

 Sale, exchange or retirement of the new notes

   Upon the sale, exchange or retirement of a new note, the holder generally will recognize gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (which does not include any amount attributable to accrued but unpaid interest including market discount) and the holder's adjusted tax basis in the new note. A holder's adjusted tax basis in the new note will equal the holder's cost for the old note exchanged therefor or the holder's cost for the new note itself increased by any original issue discount included in income by such holder with respect to such new note and decreased by any payments received thereon other than qualified stated interest.

   Gain or loss realized on the sale, exchange or retirement of a new note will be capital, and will be long-term if at the time of sale, exchange or retirement the new note has been held for more than one year (including the holding period of the old note exchanged therefor by the holder). The maximum rate of tax on long-term capital gains on most capital assets held by an individual for more than one year is 20%. The deductibility of capital losses is subject to limitations.

 Market discount

   As described above, any gain or loss on a disposition of a new note would generally be capital gain or loss. However, a subsequent purchaser of a new note who did not acquire the new note (or an old note exchanged for a new note) at its original issue, and who acquires such new note (or such old note, as the case may be) at a price that is less than the adjusted

                                                                [Alternate Page]

issue price (as determined under the original issue discount rules described above), may be required to treat the new note as a "market discount bond". Any recognized gain on a disposition of the new note would then be treated as ordinary income to the extent that it does not exceed the "accrued market discount" on the new note which has not previously been included in income.

   In general, any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the new note. In addition, there are rules deferring the deduction of all or part of the interest expense on indebtedness incurred or continued to purchase or carry such bond, and permitting a holder to elect to include accrued market discount in income on a current basis.

 Applicable high-yield discount obligations

   The new notes are subject to the "applicable high yield discount obligation" provisions of the tax code. Because the yield of the new notes is at least five percentage points above the applicable federal rate and the new notes are issued with "significant original issue discount," otherwise deductible interest and original issue discount will not be deductible with respect thereto until such interest is actually paid. In addition, because the yield of the new notes is more than six percentage points above the applicable federal rate, (i) a portion of such interest corresponding to the yield in excess of six percentage points above the applicable federal rate will not be deductible by TVN at any time, and (ii) a corporate holder may be entitled to treat the portion of the interest that is not deductible by TVN as a dividend for purposes of qualifying for the dividends received deduction provided for by the tax code, subject to applicable limitations. In such event, corporate holders should consult with their own tax advisors as to the applicability of the dividends received deduction and the relevant exceptions.

Tax treatment of the ownership and disposition of new notes by non-U.S. holders

   The following discussion is a general summary of certain U.S. federal income and estate tax considerations of the ownership and disposition of new notes by non-U.S. holders. As used herein, a Non-U.S. holder means any holder other than a U.S. holder.

 Withholding tax on payments of principal and interest on new notes

   The payment of principal and interest on a new note to a non-U.S. holder will not be subject to U.S. federal withholding tax pursuant to the "portfolio interest exception," provided that (i) the non-U.S. holder does not actually or constructively own 10% or more of the total voting power of all voting stock of TVN and is not a controlled foreign corporation that is related to TVN within the meaning of the tax code and (ii) the beneficial owner of the new notes certifies to TVN or its agent, under penalties of perjury, that it is not a U.S. holder and provides its name and address on U.S. Treasury Form W-8 (or a suitable substitute form) or a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds the new notes certifies under penalties of perjury that such a Form W-8 (or suitable substitute form) has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof. Treasury Regulations that will be effective January 1, 2001 (the "Withholding Regulations") provide alternative methods for satisfying the certification requirement described in (ii) above. The Withholding Regulations will generally require, in the case of

                                                                [Alternate Page]

new notes held by a foreign partnership, that the certificate described in (ii) above be provided by the partners rather that by the foreign partnership, and that the partnership provide certain information including a U.S. tax identification number. Holders of notes should consult their top advisors concerning the possible application of the Withholding Regulations to any payments made on or with respect to the notes.

 Gain on disposition of the notes

   Non-U.S. holders generally will not be subject to U.S. federal income tax on gain realized on the sale, exchange or redemption of new notes, unless in the case of an individual non-U.S. holder (i) such holder is present in the U.S. for 183 days or more in the year of such sale, exchange or redemption and certain other conditions are met, or (ii) such holder is a former citizen or resident of the United States subject to certain rules relating to that status.

 Federal estate tax

   New notes held by an individual who is not a citizen or resident of the United States for federal estate tax purposes at the time of his or her death will not be subject to U.S. federal estate tax if the interest on the new notes qualifies for the portfolio interest exemption under the rules described above.

Information reporting and backup withholding

   In general, information reporting requirements will apply to payments of principal and interest on a new note and payments on the proceeds of the sale of a new note to certain noncorporate U.S. holders, and a 31% backup withholding tax may apply to such payments if the holder (i) fails to furnish or certify its correct taxpayer identification number to the payor in the manner required, (ii) is notified by the IRS that it has failed to report payments of interest and dividends properly, or (iii) under certain circumstances, fails to certify that it has not been notified by the IRS that it is subject to backup withholding for failure to report interest and dividend payments. Certain holders (including, among others, all corporations) are not subject to the backup withholding and reporting requirements.

   We must report annually to the IRS and to each non-U.S. holder any interest that is subject to withholding, or that is exempt from U.S. withholding tax pursuant to a tax treaty, or interest that is exempt from U.S. tax under the portfolio interest exception. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides.

   The backup withholding and additional information reporting requirements also apply to non-corporate non-U.S. holders. Treasury Regulations, however, provide that backup withholding and additional information reporting will not apply to payments of principal on the new notes by TVN to a non-U.S. holder if the holder certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption (provided that neither TVN nor its Paying Agent has actual knowledge that the holder is a U.S. person or that the conditions of any other exception are not, in fact, satisfied).

   The payment of portfolio interest and of the proceeds from the disposition of new notes to or through the U.S. office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the owner certifies as to its non-U.S.

                                                                [Alternate Page]

holder status under penalty of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of portfolio interest and of the proceeds from the disposition of a new note to or through a non-U.S. office of a broker that is either a U.S. person or a "U.S. related person" will be subject to information reporting (but currently not backup withholding) unless the broker has documentary evidence in the files that the owner is a non-U.S. holder and the broker has no knowledge to the contrary. Backup withholding and information reporting will not apply to payments made through foreign offices of a broker that is not a U.S. person or a U.S. related person (absent actual knowledge that the payee is U.S. person). For purposes of this paragraph, a "U.S. related person" is (i) a "controlled foreign corporation" for U.S. federal income tax purposes, or (ii) a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment (or for such part of the period that the broker has been in existence) is effectively connected with the conduct of a U.S. trade or business. Effective for payments after December 31, 2000 the Withholding Regulations expand the number of foreign intermediaries that are potentially subject to information reporting, modify certain of the documentation requirements and provide certain presumptions under which a non-U.S. holder will be subject to backup withholding and information reporting unless the non-U.S. holder provides a certification as to its non-U.S. holder status. Holders of the new notes should consult their tax advisors concerning the application of the Withholding Regulations to their particular situations.

   Any amounts withheld under the backup withholding rules from a payment to a U.S. or non-U.S. holder will be allowed as a refund or a credit against such holder's U.S. federal income tax liability, provided that the requisite procedures are followed.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

   Article XI of our Amended and Restated Certificate of Incorporation provides for the indemnification of our directors to the fullest extent permissible under Delaware law.

   Article VI of our Bylaws provides for the indemnification of our officers, directors, employees and agents if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding the indemnified party had no reason to believe his conduct was unlawful.

   Section 145 of the Delaware General Corporation Law permits us to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

   We maintain liability insurance coverage for our directors and officers.

Item 21. Exhibits and Financial Statement Schedules

   (a) Exhibits.

   Exhibit
   Number  Description
   ------- -----------
    1.1*   Placement Agreement dated July 24, 1998 by and between TVN and
           Morgan Stanley & Co. Incorporated.
    3.1*   Amended and Restated Certificate of Incorporation, as amended, of
           TVN, as currently in effect.
    3.2*   Bylaws, as currently in effect.
    4.1*   Securityholder Agreement dated as of August 29, 1997 among TVN,
           Princes Gate Investors II, L.P., Storie Partners, L.P., Wenonah
           Development Corp., Jerome H. Turk and Carole Turk. Family Trust and
           PG Investors II, Inc. as Agent.
    4.2*   Amendment to Securityholders Agreement dated as of December 19, 1997 among TVN, Princes Gate Investors II, L.P., Storie Partners, L.P.,
           Wenonah Development Corp., Jerome H. Turk and Carole Turk Family
           Trust and PG Investors II, Inc. as Agent.
    4.3*   Indenture dated as of July 29, 1998, by and between TVN and The Bank of New York, including form of 14% Senior Discount Note Due 2008.
    4.4*   Warrant Agreement dated as of July 29, 1998 between TVN and The Bank of New York.
    4.5*   Warrant registration rights agreement dated as of July 29, 1998 among TVN and Morgan Stanley & Co. Incorporated.
    4.6*   Specimen 14% Senior Discount Note Due 2008.
    4.7*   Notes registration rights agreement dated as of July 29, 1998 between TVN and Morgan Stanley & Co. Incorporated.
    5.1    Opinion of Irell & Manella LLP.
   10.1*+  Transponder Lease Agreement for Galaxy IIIR dated as of October 21,
           1994 between Hughes Communications Galaxy, Inc. and TVN.
   10.2*   Galaxy IIIR Transponder Service Agreement dated October 21, 1994 between Hughes Communications Satellite Services, Inc. and TVN.
   10.3*+  Transponder Lease Agreement for Galaxy IX dated as of November 29,
           1995 between Hughes Communications Galaxy, Inc. and TVN and First
           Amendment to Galaxy IX Transponder Lease Agreement dated May 10,
           1996.

   10.4* Galaxy IX Transponder Service Agreement dated November 29, 1995 between Hughes Communications Satellite Services, Inc. and TVN.
   10.5* 1996 Stock Option Plan and related option agreement, as currently in effect.
   10.6*+ Service and License Agreement dated June 9, 1997 between National
          Digital Television, Inc., doing business as Headend in the Sky(R)
          ("HITS") and TVN.
   10.7* CSG Master Subscriber Management System Agreement dated June 30, 1997 between CSG Systems, Inc. and TVN.
   10.8*  Employment Agreement entered into between TVN and Stuart Z. Levin.
   10.9*  Employment Agreement entered into between TVN and James Ramo.
   10.10* Employment Agreement entered into between TVN and Arthur Fields.
   10.11* Employment Agreement entered into between TVN and Michael Wex.
   10.12* Employment Agreement entered into between TVN and John McWilliams.
   10.14* Employment Agreement entered into between Guthy-Renker Television
          Network, Inc. and Gregory A. Thomas.
   10.15* Assumption of and First Amendment to Employment Agreement between
          GRTV Network, Inc. and Gregory A. Thomas.
   10.16* Series B Preferred Stock Purchase Agreement dated June 30, 1999, by and between New Media Network, Inc. and TVN together with all exhibits thereto.
   10.17* Agreement for Purchase and Sale of Assets effective January 18, 1999 by and among TVN, W&K Pharmacy, Inc., d/b/a PandaAmerica Corp. and
          Martin D. Weiss, together with all exhibits thereto.
   10.18* Asset Acquisition Agreement by and among TVN, GRTV Network, Inc., a wholly-owned subsidiary of TVN, Guthy-Renker Corporation, and Guthy-
          Renker Television Network, Inc., dated July 30, 1999, together with all exhibits thereto.
   10.19* Organization, Uplink and Post-Production Services Agreement dated May
          28, 1999 by and between 4MC-Burbank, Inc. and TVN Entertainment
          Corporation.
   10.20* Employment Agreement entered into between TVN and Gregory Pasetta.
   21.1*  Subsidiaries of TVN.
   23.1   Consent of PricewaterhouseCoopers LLP.
   23.2   Consent of Irell & Manella LLP (Included in Exhibit 5.1).
   24.1*  Power of Attorney.
   25.1*  Statement of Eligibility of Trustee.
   27.1*  Financial Data Schedules.
   99.1*  Form of Letter of Transmittal with respect to exchange offer.
   99.2*  Form of Notice of Guaranteed Delivery.
   99.3*  Form of Exchange Agent Agreement.

--------
 * Previously filed.

 + Confidential treatment has been requested for portions of these agreements.
   Omitted portions have been filed separately with the Commission.

   (b) Financial Statement Schedules

   Schedules not listed above have been omitted because the information to be set forth therein is not applicable or is shown in the financial statements or Notes thereto.

Item 22. Undertaking

   1. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   2. We hereby undertake to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

   3. We hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

   4. We hereby undertake:

     (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (d) If we are a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by (S)210.3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that we include in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (d) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statement. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or (S)210.3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by us pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

                                   Signatures

   In accordance with the requirements of the Securities Act of 1933, we have duly caused this Amendment No. 3 to Registration Statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of Burbank, State of California on February 7, 2000.

                                          TVN Entertainment corporation

                                          By:    /s/ Stuart Z. Levin
                                            -----------------------------------
                                            Stuart Z. Levin
                                            Chairman of the Board, Chief
                                             Executive Officer (Principal
                                             Executive Officer)

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 3 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

              Signature                        Title                    Date
              ---------                        -----                    ----

         /s/ Stuart Z. Levin           Chairman of the Board     February 7, 2000
 ____________________________________  of Directors and Chief
           Stuart Z. Levin             Executive Officer
                                       (Principal Executive
                                       Officer)

            Arthur Fields*             Senior Executive Vice     February 7, 2000
 ____________________________________  President, General
            Arthur Fields              Counsel, Chief
                                       Administrative
                                       Officer, Director and
                                       Secretary

         /s/ John McWilliams           Senior Vice President,    February 7, 2000
 ____________________________________  Finance (Principal
           John McWilliams             Financial and
                                       Accounting Officer)

          S. Robert Levine*            Director                  February 7, 2000
 ____________________________________
        S. Robert Levine, M.D.

          Stephen R. Munger*           Director                  February 7, 2000
 ____________________________________
          Stephen R. Munger

          Martin A. Pasetta*           Director                  February 7, 2000
 ____________________________________
          Martin A. Pasetta

              Signature                 Title             Date
              ---------                 -----             ----

           David R. Powers*            Director    February 7, 2000
 ____________________________________
           David R. Powers

          Michael J. Ritter*           Director    February 7, 2000
 ____________________________________
          Michael J. Ritter

           Jerome H. Turk*             Director    February 7, 2000
 ____________________________________
            Jerome H. Turk

     /s/ Stuart Z. Levin
*By:___________________________
    (Stuart Z. Levin)
    ATTORNEY-IN-FACT

                                 Exhibit Index

   Exhibit
   Number  Description
   ------- -----------
    1.1*   Placement Agreement dated July 24, 1998 by and between TVN and
           Morgan Stanley & Co. Incorporated.
    3.1*   Amended and Restated Certificate of Incorporation, as amended, of
           TVN, as currently in effect.
    3.2*   Bylaws, as currently in effect.
    4.1*   Securityholder Agreement dated as of August 29, 1997 among TVN,
           Princes Gate Investors II, L.P., Storie Partners, L.P., Wenonah
           Development Corp., Jerome H. Turk and Carole Turk. Family Trust and
           PG Investors II, Inc. as Agent.
    4.2*   Amendment to Securityholders Agreement dated as of December 19, 1997 among TVN, Princes Gate Investors II, L.P., Storie Partners, L.P.,
           Wenonah Development Corp., Jerome H. Turk and Carole Turk Family
           Trust and PG Investors II, Inc. as Agent.
    4.3*   Indenture dated as of July 29, 1998, by and between TVN and The Bank of New York, including form of 14% Senior Discount Note Due 2008.
    4.4*   Warrant Agreement dated as of July 29, 1998 between TVN and The Bank of New York.
    4.5*   Warrant registration rights agreement dated as of July 29, 1998 among TVN and Morgan Stanley & Co. Incorporated.
    4.6*   Specimen 14% Senior Discount Note Due 2008.
    4.7*   Notes registration rights agreement dated as of July 29, 1998 between TVN and Morgan Stanley & Co. Incorporated.
    5.1    Opinion of Irell & Manella LLP.
   10.1*+  Transponder Lease Agreement for Galaxy IIIR dated as of October 21,
           1994 between Hughes Communications Galaxy, Inc. and TVN.
   10.2*   Galaxy IIIR Transponder Service Agreement dated October 21, 1994 between Hughes Communications Satellite Services, Inc. and TVN.
   10.3*+  Transponder Lease Agreement for Galaxy IX dated as of November 29,
           1995 between Hughes Communications Galaxy, Inc. and TVN and First
           Amendment to Galaxy IX Transponder Lease Agreement dated May 10,
           1996.
   10.4*   Galaxy IX Transponder Service Agreement dated November 29, 1995 between Hughes Communications Satellite Services, Inc. and TVN.
   10.5*   1996 Stock Option Plan and related option agreement, as currently in effect.
   10.6*+  Service and License Agreement dated June 9, 1997 between National
           Digital Television, Inc., doing business as Headend in the Sky(R)
           ("HITS") and TVN.
   10.7*   CSG Master Subscriber Management System Agreement dated June 30,
           1997 between CSG Systems, Inc. and TVN.
   10.8*   Employment Agreement entered into between TVN and Stuart Z. Levin.
   10.9*   Employment Agreement entered into between TVN and James Ramo.
   10.10*  Employment Agreement entered into between TVN and Arthur Fields.
   10.11*  Employment Agreement entered into between TVN and Michael Wex.
   10.12*  Employment Agreement entered into between TVN and John McWilliams.
   10.14*  Employment Agreement entered into between Guthy-Renker Television
           Network, Inc. and Gregory A. Thomas.
   10.15*  Assumption of and First Amendment to Employment Agreement between
           GRTV Network, Inc. and Gregory A. Thomas.

   Exhibit
   Number  Description
   ------- -----------
   10.16*  Series B Preferred Stock Purchase Agreement dated June 30, 1999, by and between New Media Network, Inc. and TVN together with all exhibits thereto.
   10.17*  Agreement for Purchase and Sale of Assets effective January 18, 1999 by and among TVN, W&K Pharmacy, Inc., d/b/a PandaAmerica Corp. and
           Martin D. Weiss, together with all exhibits thereto.
   10.18*  Asset Acquisition Agreement by and among TVN, GRTV Network, Inc., a wholly-owned subsidiary of TVN, Guthy-Renker Corporation, and Guthy-
           Renker Television Network, Inc., dated July 30, 1999, together with all exhibits thereto.
   10.19*  Organization, Uplink and Post-Production Services Agreement dated
           May 28, 1999 by and between 4MC-Burbank, Inc. and TVN Entertainment
           Corporation.
   10.20*  Employment Agreement entered into between TVN and Gregory Pasetta.
   21.1*   Subsidiaries of TVN.
   23.1    Consent of PricewaterhouseCoopers LLP.
   23.2    Consent of Irell & Manella LLP (Included in Exhibit 5.1).
   24.1*   Power of Attorney.
   25.1*   Statement of Eligibility of Trustee.
   27.1*   Financial Data Schedules.
   99.1*   Form of Letter of Transmittal with respect to exchange offer.
   99.2*   Form of Notice of Guaranteed Delivery.
   99.3*   Form of Exchange Agent Agreement.

--------
 * Previously filed.

 + Confidential treatment has been requested for portions of these agreements.
   Omitted portions have been filed separately with the Commission.